             As filed with the Securities and Exchange Commission
                              on November 18, 1996
                                                    Registration No. 333-
                                                                         -------
================================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549
                      ----------------------------------
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                      ----------------------------------

                            NEWSOUTH BANCORP, INC.
            (Exact name of registrant as specified in its charter)


    Delaware                                        6035                              [Applied for]
(State or other jurisdiction             (Primary standard  industrial             (I.R.S. employer
of incorporation or organization)        classification code number)             identification number)

                             1311 Carolina Avenue
                       Washington, North Carolina  27889
                                (919) 946-4178
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                THOMAS A. VANN
                                   President
                            NewSouth Bancorp, Inc.
                             1311 Carolina Avenue
                       Washington, North Carolina  27889
                                (919) 946-4178
           (Name, address, including zip code, and telephone number,
                  including area code, of agent for service)

                                  Copies to:
                          Gary R. Bronstein, Esquire
                          Joel E. Rappoport, Esquire
                      Housley Kantarian & Bronstein, P.C.
                       1220 19th Street, N.W., Suite 700
                            Washington, D.C.  20036

          Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

          The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 of the Securities Act of 1933, check the following box: [x]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[_]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[_]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.[_]



=====================================================================================================

    Title of Each Class        Amount     Proposed Maximum    Proposed Maximum         Amount of
        of Securities           to be      Offering Price     Aggregate Offering      Registration
     to be Registered         Registered   Per Security        Offering Price (1)         Fee
-----------------------------------------------------------------------------------------------------
Common Stock, par value        2,777,250      $15.00           $41,658,750             $12,623.86
 $.01 per share........
=====================================================================================================

(1)  Estimated solely for purposes of calculating the registration fee.

Page 1 of      pages                                Exhibit Index at page
          ----                                                            -----

                             NEWSOUTH BANCORP, INC.
                             CROSS REFERENCE SHEET


               Item and Caption                                                   Prospectus Heading
               ----------------                                                   ------------------
1.  Forepart of the Registration Statement and
    Outside Front Cover Page of Prospectus.........              Forepart of Registration Statement; Front Cover
                                                                 Page

2.  Inside Front and Outside Back Cover Pages
      of Prospectus................................              Front Cover Page; Back Cover Page; Additional
                                                                 Information

3.  Summary Information, Risk Factors and Ratio
      of Earnings to Fixed Charges.................              Prospectus Summary; Risk Factors

4.  Use of Proceeds................................              Use of Proceeds

5.  Determination of Offering Price................              Cover Page; The Conversion -- Stock Pricing and
                                                                 Number of Shares to be Issued

6.  Dilution.......................................              Not applicable

7.  Selling Security Holders.......................              Not applicable

8.  Plan of Distribution...........................              Front Cover Page; The Conversion -- General;
                                                                 -- Offering of Common Stock; -- Community
                                                                 Offering; --Syndicated Community Offering;
                                                                 -- Plan of Distribution and Marketing Agent

9.  Description of Securities to be
      Registered...................................              Description of Capital Stock

10.  Interests of Named Experts and Counsel........              Legal Opinions; Tax Opinions; Experts

11.  Information with Respect to the Registrant
     (a)  Description of Business..................              NewSouth Bancorp, Inc.; Home Savings Bank, SSB,
                                                                 NewSouth Bank; Business of the Company; Business of
                                                                 the Bank
     (b)  Description of Property..................              Business of the Bank -- Offices and Other Material
                                                                 Properties
     (c)  Legal Proceedings........................              Business of the Bank -- Legal Proceedings
     (d)  Market Price and Dividends...............              Front Cover Page; Dividend Policy; Market for the
                                                                 Common Stock
     (e)  Financial Statements.....................              Index to Consolidated Financial Statements
     (f)  Selected Financial Data..................              Selected Consolidated Financial Information and
                                                                 Other Data
     (g)  Supplementary Financial Information......              Not applicable
     (h)  Management's Discussion and Analysis of
          Financial Condition and Results of
          Operations...............................              Management's Discussion and Analysis of Financial
                                                                  Condition and Results of Operations
     (i)  Changes in and Disagreements with
          Accountants on Accounting and
          Financial Disclosure.....................              Not applicable
     (j)  Directors and Executive Officers.........              Management of the Company; Management of the Bank
     (k)  Executive Compensation...................              Management of the Bank -- Executive
                                                                 Compensation; -- Director Compensation; -- Certain
                                                                 Benefit Plans and Agreements

     (l)  Security Ownership of Certain Beneficial
          Owners and Management....................              Proposed Management Purchases

     (m)  Certain Relationships and Related
          Transactions.............................              Management of the Bank -- Transactions with
                                                                 Management

12.  Disclosure of Commission Position on
       Indemnification for Securities Act
       Liabilities.................................              Not applicable

PROSPECTUS

                            NEWSOUTH BANCORP, INC.
                             (Holding Company For
                         Home Savings Bank, Inc., SSB,
                           To Become NewSouth Bank)
                    Up to 2,415,000 Shares of Common Stock
                               $15.00 Per Share

       NewSouth Bancorp, Inc., a Delaware corporation (the "Company"), is offering up to 2,415,000 shares, subject to adjustment, of its common stock, par value $.01 per share (the "Common Stock"), in connection with the conversion of Home Savings Bank, SSB, Washington, North Carolina (the "Bank"), from a North Carolina-chartered mutual savings bank to a North Carolina-chartered stock savings bank to be known as Home Savings Bank, Inc., SSB (the "Converted Bank") and the issuance of the Converted Bank's capital stock to the Company pursuant to the Bank's Plan of Conversion (the "Plan"). The conversion of the Bank to the Converted Bank, the acquisition of control of the Converted Bank by the Company and the
                                                   (continued on following page)

                  For information on how to subscribe, call
                the Stock Information Center at (919)___-____.


          PROSPECTIVE INVESTORS SHOULD CAREFULLY REVIEW AND CONSIDER THE DISCUSSION UNDER "RISK FACTORS" BEGINNING ON PAGE ___.

       THE SHARES OF COMMON STOCK OFFERED BY THIS PROSPECTUS ARE NOT SAVINGS ACCOUNTS OR DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE BANK INSURANCE FUND, THE SAVINGS ASSOCIATION INSURANCE FUND OR ANY OTHER GOVERNMENTAL AGENCY, INVOLVE INVESTMENT RISK, INCLUDING THE POSSIBLE LOSS OF PRINCIPAL, AND ARE NOT GUARANTEED BY THE COMPANY OR THE BANK.

       THESE SHARES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, THE ADMINISTRATOR, SAVINGS INSTITUTIONS DIVISION, NORTH CAROLINA DEPARTMENT OF COMMERCE (THE "ADMINISTRATOR"), THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY STATE SECURITIES COMMISSION, NOR HAS SUCH COMMISSION, ADMINISTRATOR OR CORPORATION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

================================================================================
                                                Estimated Fees
                                                 and Expenses,
                                                   Including
                                                 Underwriting
                                    Purchase     Discounts and   Estimated Net
                                   Price (1)    Commissions (2)   Proceeds (3)
--------------------------------------------------------------------------------
Per Share (4)                     $15.00            $.50           $14.50
--------------------------------------------------------------------------------
Total Minimum                     $26,775,000       $  979,000     $25,796,000
--------------------------------------------------------------------------------
Total Midpoint                    $31,500,000       $1,060,000     $30,440,000
--------------------------------------------------------------------------------
Total Maximum                     $36,225,000       $1,140,000     $35,085,000
--------------------------------------------------------------------------------
Total Maximum, as adjusted (5)    $41,658,750       $1,233,000     $40,425,750
==============================================================================

(1) The estimated aggregate value of the Common Stock is based on an independent appraisal by Ferguson & Co., LLP ("Ferguson") as of October 18, 1996. Based on such appraisal, the Company has determined to offer 2,415,000 shares, subject to adjustment, at a purchase price of $15.00 per share (the "Purchase Price"). The final aggregate value will be determined at the time of closing of the Stock Conversion and is subject to change due to changing market conditions and other factors.
(2) Includes estimated printing, postage, legal, accounting and miscellaneous expenses which will be incurred in connection with the Conversion. Also includes estimated fees, sales commissions and reimbursable expenses to be paid to Trident Securities, Inc. ("Trident Securities") in connection with the Subscription and Community Offerings, estimated to be $521,000 assuming the sale of 2,100,000 shares at the midpoint of the Estimated Valuation Range (defined herein). The actual fees and expenses may vary from the estimates. See "Pro Forma Data" for the assumptions used to arrive at these estimates. Trident Securities may be deemed to be an underwriter, and certain amounts to be paid to Trident Securities may be deemed to be underwriting compensation for purposes of the Securities Act of 1933, as amended. The Company and the Bank have agreed to indemnify Trident Securities against certain liabilities arising out of its services as financial and sales advisor.
(3) Includes the ESOP's expected purchase of 8% of the shares sold in the Stock Conversion with funds borrowed from the Company. Does not reflect a possible purchase by a management recognition plan of a number of additional newly issued shares equal to up to 4% of the shares to be issued in the Stock Conversion with funds contributed by the Converted Bank. See "Capitalization" and "Pro Forma Data."
(4) Based on the midpoint of the Estimated Valuation Range. At the minimum, maximum and 15% above the maximum of the Estimated Valuation Range, estimated fees and expenses, including underwriting discounts and commissions, are expected to be $.55, $.47 and $.44, respectively, and the estimated net proceeds per share are expected to be $14.45, $14.53 and $14.56, respectively.
(5) Gives effect to an increase in the number of shares which could occur without a resolicitation of subscribers or any right of cancellation due to an increase in the Estimated Valuation Range of up to 15% above the maximum of the Estimated Valuation Range to reflect changes in market and financial conditions or to fill in whole or in part the order of the ESOP. See "The Conversion -- Stock Pricing and Number of Shares to be Issued."

                            TRIDENT SECURITIES, INC.
               The date of this Prospectus is ____________, 1997

(continued from preceding page)

issuance and sale of up to 2,415,000 shares of Common Stock are collectively referred to herein as the "Stock Conversion." Immediately following completion of the Stock Conversion, the Bank intends to convert from a North Carolina-chartered stock savings bank to a North Carolina commercial bank (the "Bank Conversion") to be known as "NewSouth Bank" (the "Commercial Bank"). The Stock Conversion and the Bank Conversion are referred to collectively herein as the "Conversion."

   The shares of the Common Stock are being offered pursuant to nontransferable subscription rights ("Subscription Rights") in the following order of priority:
(i) depositors of the Bank as of June 30, 1992 with a $50.00 minimum deposit at that date ("Eligible Account Holders"); (ii) the Company's Employee Stock Ownership Plan (the "ESOP") (a tax-qualified employee stock benefit plan of the Company, as defined in the Plan); (iii) depositors of the Bank with $50.00 or more on deposit as of ____________ __, 1996 ("Supplemental Eligible Account Holders"); and (iv) certain depositors and borrowers as of ____________, 1997 ("Other Members") in a subscription offering (the "Subscription Offering"). Subscription Rights received in any of the foregoing categories will be subordinated to the Subscription Rights received by those in a prior category, with the exception that any shares of Common Stock sold in excess of the maximum of the Estimated Valuation Range, as defined herein, may first be sold to the ESOP. SUBSCRIPTION RIGHTS ARE NOT TRANSFERABLE, AND PERSONS WHO ATTEMPT TO TRANSFER OR SELL THEIR SUBSCRIPTION RIGHTS MAY LOSE THE RIGHT TO SUBSCRIBE FOR STOCK IN THE STOCK CONVERSION AND MAY BE SUBJECT TO OTHER SANCTIONS AND PENALTIES. The Company may offer any shares of Common Stock not subscribed for in the Subscription Offering in a community offering (the "Community Offering") to certain members of the general public to whom the Company delivers a copy of this Prospectus and a stock order form (the "Stock Order Form"), with preference given to natural persons and trusts of natural persons who are permanent "residents" of Beaufort, Craven, Lenoir, Nash, Pasquotank and Pitt Counties in North Carolina (the "Local Community"). For information regarding the term "resident," as used in relation to the preference afforded natural persons and trusts of natural persons in the Local Community, see "The Conversion -- Offering of Common Stock." The Bank and the Company may, in their absolute discretion, reject orders in the Community Offering in whole or in part. It is anticipated that shares of the Common Stock not otherwise subscribed for in the Subscription and Community Offerings may be offered at the discretion of the Company to certain members of the general public as part of a community offering on a best efforts basis by a selling group of selected broker-dealers to be managed by Trident Securities (the "Syndicated Community Offering"). Neither Trident Securities nor any selected broker-dealers will have any obligation to purchase any shares of the Common Stock. See "The Conversion -- Offering of Common Stock," " -- Subscription Rights," " -- Community Offering," and " -- Syndicated Community Offering."

   The total number of shares to be issued in the Stock Conversion may be significantly increased or decreased to reflect market and financial conditions at the completion of the Stock Conversion. The aggregate purchase price of all shares of the Common Stock will be based on the estimated pro forma market value of the Bank, as converted, as determined by an independent appraisal. All shares of the Common Stock will be sold for $15.00 per share (the "Purchase Price"). Except for the ESOP, which intends to purchase 8% of the total number of shares of Common Stock issued in the Stock Conversion, no Eligible Account Holder, Supplemental Eligible Account Holder or Other Member, including individuals on a joint account, may purchase in their capacity as such in the Subscription Offering more than 20,000 shares, or $300,000, of Common Stock. No person, including associates of and persons acting in concert with such person, may purchase in the Community Offering more than 20,000 shares, or $300,000, of Common Stock. No person or entity, together with associates or persons acting in concert, may purchase more than 40,000 shares, or $600,000, of the Common Stock in the Stock Conversion. No person may purchase fewer than 25 shares.
The maximum purchase limitation may be increased to up to 5% of the total number of shares of Common Stock offered in the Stock Conversion.

(continued on following page)

(continued from preceding page)


   THE SUBSCRIPTION OFFERING WILL EXPIRE AT 12:00 NOON, EASTERN TIME, ON _____________, 1997, UNLESS EXTENDED BY THE COMPANY FOR UP TO AN ADDITIONAL 45 DAYS. THE COMMUNITY OFFERING, IF ANY, MAY COMMENCE WITHOUT NOTICE AT ANY TIME AFTER THE COMMENCEMENT OF THE SUBSCRIPTION OFFERING AND MAY TERMINATE AT ANY TIME WITHOUT NOTICE, BUT MAY NOT TERMINATE LATER THAN __________, 1997. Subscription Rights are exercisable by completing and returning to any office of the Bank a Stock Order Form, together with full payment, or appropriate instructions authorizing withdrawal of such an amount from existing accounts at the Bank. An executed Stock Order Form, once received by the Bank, may not be modified, amended or rescinded without the consent of the Bank. Subscriptions paid by check, cash or money order will be held in a separate account at the Bank established specifically for this purpose, and interest will be paid at the Bank's passbook rate from the date payment is received until the Stock Conversion is completed or terminated. In the case of payments to be made through withdrawal from deposit accounts at the Bank, all sums authorized for withdrawal will continue to earn interest at the contract rate until the date of the completion of the Stock Conversion. If the Stock Conversion is not completed within 45 days after the last day of the Subscription Offering (which date will be no later than __________, 1997) and the Administrator consents to an extension of time to complete the Stock Conversion, subscribers will be required to affirmatively reconfirm their subscriptions prior to the expiration of the resolicitation offering or their subscription funds will be promptly refunded with interest, or subscribers will be permitted to modify or cancel their subscriptions. If the Stock Conversion is not completed within such period or extended period, all funds held will be promptly returned together with accrued interest, and all withdrawal authorizations will be terminated. Such extensions may not go beyond __________ __, 1999. See "The Conversion -- Purchases in Subscription and Community Offerings."

   The Bank has retained Trident Securities, a broker-dealer registered with the Securities and Exchange Commission ("SEC") and a member of the National Association of Securities Dealers, Inc. ("NASD") to provide financial and sales assistance in connection with the Subscription and Community Offerings. Trident Securities has agreed to use its best efforts to assist the Company and the Bank with the sale of the Common Stock in the Subscription Offering and the Community Offering, if any.

                              [MAP APPEARS HERE]

                               PROSPECTUS SUMMARY

   The following summary does not purport to be complete and is qualified in its entirety by the more detailed information and the Financial Statements and accompanying Notes appearing elsewhere in this Prospectus.

NewSouth Bancorp, Inc.   The Company was incorporated under the laws of the
                         State of Delaware in October 1996 at the direction of the Board of Directors of the Bank for the purpose of serving as a holding company of the Converted Bank upon its conversion from mutual to stock form, and of the Commercial Bank following the Bank Conversion. The
                         Company has received approval from the Administrator and the Board of Governors of the Federal Reserve
                         System ("Federal Reserve Board") to acquire control of the Converted Bank and the Commercial Bank subject to satisfaction of certain conditions. Prior to the Conversion, the Company has not engaged and will not engage in any material operations. Upon consummation of the Stock Conversion, the Company will have no significant assets other than the outstanding capital stock of the Converted Bank (or, following the Bank
                         Conversion, the Commercial Bank), a portion of the net proceeds of the Stock Conversion and a note receivable from the ESOP. Upon consummation of the Conversion, the Company's principal business will be overseeing and directing the business of the Commercial Bank and investing the net Stock Conversion proceeds retained by it.

                         Following the Conversion, the Board of Directors intends to manage the Company to promote the long-term best interests of the Company and its stockholders. Initially following the Conversion, the Company will have capital in excess of the level required to support its current asset size and level of operations, and the Bank's business plan is to pursue a strategy of conservative, long-term growth through competing for loans and deposits in its market area, establishing new branch offices or making selective acquisitions of other financial institutions or branches of other institutions. The Boards of Directors of the Company and the Bank currently have no specific plans regarding new branch offices or acquisitions of other financial institutions or branches. With respect to the evaluation of any business combination or tender or exchange offer that may be presented in the future, the Company's Certificate of Incorporation directs the Board of Directors to consider, in addition to the adequacy of the amount to be paid in connection with any such transaction, certain specified factors and any other factors the Board deems relevant, including (i) the social and economic effects of the transaction on the Company and its subsidiaries, employees, depositors, loan and other customers, creditors and other elements of the communities in which the Company and its subsidiaries operate or are located; (ii) the business and financial condition and earnings prospects of the acquiring person or entity; and (iii) the competence, experience and integrity of the acquiring person or entity and its or their management. See "Risk Factors -- Uncertainty as to Existence of Growth Opportunities" and "Certain Anti-Takeover Provisions in the Certificate of Incorporation and Bylaws -- Board Consideration of Certain Nonmonetary Factors in the Event of an Offer by Another Party."

Home Savings Bank, SSB

                         The Bank is a North Carolina-chartered mutual savings bank headquartered in Washington, North Carolina and serving northeastern North Carolina. The Bank was chartered by the State of North Carolina in 1902 under the name The Home Building and Loan Association. The Bank received federal insurance of its deposit accounts in 1959. In 1992, the Bank converted to a North Carolina-chartered savings bank, at which time it adopted its present name of Home Savings Bank, SSB. At September 30, 1996, the Bank had total assets of $194.1 million, total deposits of $171.2 million and retained income, substantially restricted, of $18.3 million.

                         Historically, the Bank operated as a traditional savings and loan association, emphasizing the origination of loans secured by one- to four-family ("single-family") residences. Beginning in the early 1980's, the Board of Directors determined that the Bank's market area was not adequately served by the existing financial institutions and there was local demand for commercial real estate, commercial business and consumer loans. As a result, the Board of Directors determined to refocus the Bank's strategy. Pursuant to this strategy, while continuing to pursue its existing business of originating single-family residential mortgage loans, the Bank took advantage of the business opportunities identified by the Board of Directors by gradually expanding into commercial real estate, commercial business and consumer lending. In furtherance of this strategy, the Bank recruited experienced commercial real estate, commercial business and consumer lending officers and developed commercial real estate, commercial business and consumer loan products. As a result of these efforts over the years, at September 30, 1996, the Bank had commercial real estate, commercial business and consumer loans totaling $31.2 million, $10.3 million and $37.4 million, respectively, which represented 17.9%, 6.0% and 21.5%, respectively, of total loans. At September 30, 1996, $94.8 million, or 54.6% of total loans, consisted of residential real estate mortgage loans .

                         In addition, since the late 1980's, mortgage banking activities have constituted an increasingly significant business activity for the Bank. The Bank's mortgage banking activities consist of originating single-family residential mortgage loans and primarily selling those loans for cash to the Federal Home Loan Mortgage Corporation ("FHLMC"), with servicing retained. On occasion, the Bank also will swap single-family residential mortgage loans with the FHLMC, while retaining servicing, in exchange for mortgage-backed securities backed by those loans. At September 30, 1996, the Bank had $21.6 million of loans available for sale and $253.7 million of loans serviced for others. The Bank earned servicing income of $632,000 on its portfolio of loans serviced for others for the year ended September 30, 1996.

                         Following the Conversion, management intends to continue to follow its current strategy of seeking growth opportunities through increasing its portfolio of commercial real estate, commercial business and consumer loans while continuing to pursue single-family residential mortgage loan origination and mortgage banking activities.

                         The Bank is subject to examination and comprehensive regulation by the Federal Deposit Insurance Corporation ("FDIC") and the Administrator, and the Bank's savings deposits are insured up to applicable limits by the Savings Association Insurance Fund ("SAIF"), which is administered by the FDIC. The Bank is a member of and owns capital stock in the Federal Home Loan Bank ("FHLB") of Atlanta, which is one of 12 regional banks in the FHLB System. The Bank is further subject to regulations of the Federal Reserve Board governing reserves to be maintained and certain other matters. Regulations significantly affect the operations of the Bank. See "Regulation -- Depository Institution Regulation."

NewSouth Bank

                         Upon consummation of the Bank Conversion, the Commercial Bank will succeed to all of the assets and liabilities of the Converted Bank (which, pursuant to the Stock Conversion, will have succeeded to all of the assets and liabilities of the Bank). Following the Conversion, management intends to continue to follow the Bank's current strategy of seeking growth opportunities through increasing its portfolio of commercial real estate, commercial business and consumer loans while continuing to pursue single-family residential mortgage loan origination and mortgage banking activities.

                         The deposits of the Commercial Bank will continue to be insured by the SAIF of the FDIC, and, as such, the Commercial Bank will continue to be subject to regulation and supervision by the FDIC. The Commercial Bank will not be subject to regulation and supervision by the Administrator. Rather, the primary regulator of the Commercial Bank will be the State Banking Commission of North Carolina (the "Commission"; as used herein, the Commission refers to the State Banking Commission of North Carolina as well as the State Banking Commissioner of North Carolina, whose powers are exercised under the supervision of the Commission.) In addition, the Commercial Bank will remain a member of the FHLB of Atlanta. For information regarding regulations applicable to the Converted Bank and the Commercial Bank, see "Regulation."

The Conversion

                         The Board of Directors of the Bank adopted the Plan, which provides for both the Stock Conversion and the Bank Conversion. Pursuant to the Stock Conversion, the Bank will convert from a North Carolina-chartered mutual savings bank to a North Carolina-chartered stock savings bank, and the Converted Bank will operate as a wholly owned subsidiary of a newly organized holding company formed by the Bank. Upon consummation of the Stock Conversion, the Converted Bank will issue all of its outstanding capital stock to the Company in exchange for a portion of the net proceeds from the sale of the Common Stock in the Stock Conversion. Thereafter, pursuant to the Bank Conversion, the Converted Bank will convert to a North Carolina commercial bank.

                         The Administrator has approved the Plan, subject to member approval and satisfaction of certain other conditions. The Administrator has also approved the Company's application to acquire all of the capital stock of the Converted Bank, and thereby become a savings and loan holding company, as part of the Stock Conversion. The FDIC has issued a notification that it does not intend to object to the Stock Conversion, subject to the satisfaction of certain conditions. The Commission has approved the conversion of the Converted Bank to the Commercial Bank, and the Federal Reserve Board has conditionally approved the Company's application to own all of the capital stock of the Commercial Bank and thereby become a bank holding company following completion of the Bank Conversion.

                         The Conversion is subject to certain conditions, including the prior approval of the Plan at a special meeting of members to be held on _____________, 1997 (the "Special Meeting").

                         The portion of the net proceeds from the sale of Common Stock in the Stock Conversion to be distributed to the Converted Bank by the Company will substantially increase the Converted Bank's (and the Commercial Bank's) capital position, which will in turn increase the amount of funds available for lending and investment and provide greater resources to support the Bank's operations. The holding company structure will provide greater flexibility than the Bank alone would have for diversification of business activities and expansion. Management believes that this increased capital will enable the Converted Bank (and the Commercial Bank) to compete more effectively with other types of financial services organizations. In addition, the Conversion will enhance the future access of the Company and the Converted Bank (and the Commercial
                         Bank) to the capital markets and will afford depositors and others the opportunity to become stockholders of the Company and thereby participate in any future growth of the Converted Bank and the Commercial Bank.

Stock Pricing and        Federal regulations require that the aggregate purchase
Number of Shares         price of the Common Stock to be issued in the Stock
to be Issued             Conversion be consistent with an independent appraisal
                         of the estimated pro forma market value of the Common
                         Stock following the Stock Conversion. Ferguson, a firm experienced in valuing savings institutions, has made an independent appraisal of the estimated aggregate pro forma market value of the Common Stock to be issued in the Stock Conversion. Ferguson has determined that as of October 18, 1996 such estimated pro forma market value was $31,500,000. The resulting valuation range in Ferguson's appraisal, which under applicable regulations extends 15% below and above the estimated value, is from $26,775,000 to $36,225,000 (the
                         "Estimated Valuation Range"). The Company, in consultation with its advisors, has determined to offer the shares of Common Stock in the Stock Conversion at the Purchase Price of $15.00 per share. SUCH APPRAISAL
                         IS NOT INTENDED AND MUST NOT BE CONSTRUED AS A
                         RECOMMENDATION OF ANY KIND AS TO THE ADVISABILITY OF
                         PURCHASING SUCH SHARES OR AS ANY FORM OF ASSURANCE
                         THAT, AFTER THE STOCK CONVERSION, SUCH SHARES MAY BE
                         RESOLD AT OR ABOVE THE PURCHASE PRICE. The appraisal considered a number of factors and was based upon estimates derived from those factors, all of which are subject to change from time to time. In preparing the valuation, Ferguson relied upon and assumed the accuracy and completeness of financial and statistical information provided by the Bank and the Company.
                         Ferguson did not verify the financial statements provided or independently value the assets of the Bank.
                         The appraisal will be further updated immediately prior to the completion of the Stock Conversion and could be increased to up to $41,658,750 without a resolicitation of subscribers based on market and financial conditions at the completion of the Stock Conversion. Ferguson received a fee of $35,000 for its appraisal and for assisting in the preparation of the Company's business plan.

                         The total number of shares to be issued in the Stock Conversion may be increased or decreased without a resolicitation of subscribers so long as the aggregate purchase price is not less than the minimum or more than 15% above the maximum of the Estimated Valuation Range. Based on the Purchase Price of $15.00 per share, the total number of shares which may be issued without a resolicitation of subscribers is from 1,785,000 to 2,777,250. For further information, see "The
                         Conversion -- Stock Pricing and Number of Shares to be Issued."

The Subscription,        The shares of Common Stock to be issued in the Stock
 Community and           Conversion are being offered at the Purchase Price of
 Syndicated Community    $15.00 per share in the Subscription Offering pursuant
 Offerings               to nontransferable Subscription Rights in the following
                         order of priority: (i) Eligible Account Holders (i.e., depositors whose accounts in the Bank totaled $50.00 or more on June 30, 1992); (ii) the ESOP (i.e., the
                         Company's tax-qualified stock benefit plan); (iii)
                         Supplemental Eligible Account Holders (i.e., depositors whose accounts in the Bank totaled $50.00 or more on __________, 1996, other than Eligible Account Holders);
                         and (iv) Other Members (i.e., certain depositors and borrower members of the Bank as of ____________, 1997, other than Eligible Account Holders and Supplemental
                         Eligible Account Holders). Subscription Rights received in any of the foregoing categories will be subordinated to the Subscription Rights received by those in a prior category, with the exception that any shares of Common
                         Stock sold in excess of the maximum of the Estimated
                         Valuation Range may first be sold to the ESOP. The
                         Company may offer any shares of Common Stock not subscribed for in the Subscription Offering at the same price in the Community Offering to members of the general public to whom the Company delivers a copy of this Prospectus and the Stock Order Form. In the Community Offering, preference will be given to natural persons and trusts of natural persons who are permanent residents of the Local Community. Subscription Rights will expire if not exercised by 12:00 Noon, Eastern Time, on
                         _____________, 1997, unless extended (the "Expiration
                         Date"). THE COMPANY AND THE BANK RESERVE THE ABSOLUTE
                         RIGHT TO ACCEPT OR REJECT ANY ORDERS IN THE COMMUNITY
                         OFFERING, IN WHOLE OR IN PART, EITHER AT THE TIME OF
                         RECEIPT OF AN ORDER OR AS SOON AS PRACTICABLE FOLLOWING
                         THE EXPIRATION DATE.

                         It is anticipated that shares of Common Stock not otherwise subscribed for in the Subscription Offering and Community Offering, if any, may be offered at the discretion of the Company to certain members of the general public as part of a Syndicated Community Offering on a best efforts basis by a selling group of selected broker-dealers to be managed by Trident Securities. See "The Conversion -- Syndicated Community Offering." The Subscription and Community Offerings and Syndicated Community Offering are referred to collectively herein as the "Offerings."

                         The Bank and the Company have engaged Trident Securities to consult with and advise the Company and the Bank with respect to the Offerings, and Trident Securities has agreed to solicit subscriptions for shares of Common Stock in the Offerings. Trident Securities will receive sales commissions with respect to shares sold in the Subscription Offering and the Community and Syndicated Community Offerings, if any. The Company and the Bank have agreed to indemnify Trident Securities against certain liabilities, including certain liabilities under the Securities Act of 1933, as amended (the "Securities Act"). See "The Conversion -- Plan of Distribution and Marketing Agent."

                         The Bank has established a Stock Information Center, which will be managed by Trident Securities, to coordinate the Offerings, including tabulation of orders and answering questions about the Offerings by telephone. All subscribers will be instructed to mail payment to the Stock Information Center or deliver payment directly to any full-service office of the Bank. Payment for shares of Common Stock may be made by cash (if delivered in person), check or money order or by authorization of withdrawal from deposit accounts maintained with the Bank (without penalty for early withdrawal). Such funds will not be available for withdrawal and will not be released until the Stock Conversion is completed or terminated. See "The Conversion -- Subscriptions for Stock in Subscription and Community Offerings."

Non-transferability of   Applicable federal regulations provide that prior to
Subscription Rights      the completion of the Stock Conversion, no person shall
                         transfer or enter into any agreement or understanding to transfer the legal or beneficial ownership of the Subscription Rights issued under the Plan or the shares of Common Stock to be issued upon their exercise.
                         PERSONS VIOLATING SUCH PROHIBITION MAY LOSE THEIR RIGHT
                         TO SUBSCRIBE FOR STOCK IN THE STOCK CONVERSION AND MAY
                         BE SUBJECT TO SANCTIONS BY THE ADMINISTRATOR OR THE
                         FDIC. EACH PERSON EXERCISING SUBSCRIPTION RIGHTS WILL
                         BE REQUIRED TO CERTIFY THAT HIS OR HER PURCHASE OF
                         COMMON STOCK IS SOLELY FOR THE PURCHASER'S OWN ACCOUNT
                         AND THAT THERE IS NO AGREEMENT OR UNDERSTANDING
                         REGARDING THE SALE OR TRANSFER OF SUCH SHARES.

Purchase Limitations     No person may purchase fewer than 25 shares in the
                         Offerings. The ESOP may purchase up to an aggregate of 10% of the shares of the Common Stock to be issued in the Stock Conversion and is expected to purchase 8% of such shares. With the exception of the ESOP, no Eligible Account Holder, Supplemental Eligible Account Holder or Other Member, including individuals on a joint account, may purchase in their capacity as such in the Subscription Offering more than 20,000 shares, or $300,000, of Common Stock.
                         No person, including associates of and persons acting in concert with such person, may purchase in the Community Offering more than 20,000 shares, or $300,000, of Common Stock. The maximum number of shares that may be purchased in the Stock Conversion by any person, together with associates or a group of persons acting in concert, currently is 40,000 shares, or $600,000, of the Common Stock offered in the Stock
                         Conversion. The Board of Directors may increase or decrease the purchase limitation at any time, subject to any required regulatory approval. In the event of an oversubscription, shares will be allocated as provided in the Plan. See "The Conversion -- Subscription
                         Rights," --Community Offering" and " -- Syndicated
                         Community Offering." In the event of an increase in the total number of shares up to 15% above the maximum of the Estimated Valuation Range, the additional shares may be distributed and allocated without the resolicitation of subscribers. See "The Conversion --
                         Limitations on Purchase of Shares."

Insider Participation    General. The directors and executive officers of the
and Potential Benefits   Bank have indicated their intention to purchase an
of Conversion to         aggregate of approximately $3.0 million of Common Stock
Management               (202,000 shares, or 11.3%, 9.6%, 8.4% and 7.3%,
                         respectively, of the shares to be issued in the Stock
                         Conversion at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Valuation Range).
                         There is no agreement among the officers and directors and their affiliates regarding their purchases of Common Stock.

                         ESOP. The ESOP intends to purchase an aggregate of 8% of the shares of Common Stock issued in the Stock Conversion ($2.1 million and $2.9 million of Common Stock based on the issuance of the minimum of 1,785,000 shares and the maximum of 2,415,000 shares, respectively, or $3.3 million based on the issuance of 2,777,250 shares at 15% above the maximum of the Estimated Valuation Range). For additional information, see "Management of the Bank -- Certain Benefit Plans and Agreements -- Employee Stock Ownership Plan."

                         Employment and Change-in-Control Protective Agreements. Employment and change-in-control protective agreements with certain management officials provide for benefits and cash payments in the event of a change in control of the Company or the Bank. These provisions may have the effect of increasing the cost of acquiring the Company, thereby discouraging future attempts to take over the Company or the Bank. See "Management of the Bank -- Certain Benefit Plans and Agreements -- Employment Agreements" and "-- Change-in-Control Protective Agreements."

                         Option Plan. Following consummation of the Stock Conversion, the Company intends to submit for stockholder consideration a stock option and incentive plan for the benefit of the directors, officers and key employees of the Company and the Bank (the "Option Plan"), pursuant to which the Company intends to reserve a number of authorized but unissued shares of Common Stock equal to an aggregate of 10% of the Common Stock issued in the Stock Conversion (241,500 shares at the maximum of the Estimated Valuation Range; 277,725 shares at 15% above the maximum of the Estimated Valuation Range) for issuance pursuant to stock options and stock appreciation rights. While no consideration has been given to the amount of shares granted to any employee under the Option Plan, consistent with applicable regulations, if the Option Plan is to be implemented within one year following completion of the Stock Conversion, no employee will receive grants exceeding 25% of the shares available under the Option Plan, and non-employee directors will not receive grants individually exceeding 5% of the shares available under the Option Plan or 30% in the aggregate. The value of any options granted under the Option Plan will be determined based on the increase, if any, in the market value of the Common Stock compared to the exercise price of the options. The exercise price of any options granted under the Option Plan will be not less than fair market value on the date of grant. If the Option Plan is to be implemented within one year following completion of the Stock Conversion, all awards under the Option Plan will vest over a period of time at a rate not greater than 20% per year. If the Option Plan is implemented more than one year after completion of the Stock Conversion, awards under the Option Plan would vest over a period of time at a rate not greater than 33.3% per year. The Company currently intends to submit the Option Plan to stockholders at a meeting to be held not earlier than six months after the Stock Conversion. See "Management of the Bank -- Certain Benefit Plans and Agreements -- Stock Option and Incentive Plan." At any time following consummation of the Stock Conversion, the Bank or the Company may contribute sufficient funds to a grantor trust to purchase, and such trust may purchase, a number of shares of Common Stock equal to 10% of the shares issued in the Stock Conversion. Such shares would be held by the trust for issuance to option holders upon the exercise of options in the event the Option Plan is implemented. Whether such shares are purchased, and the timing of such purchases, will depend on market and other conditions and the alternative uses of capital available to the Company.

                         Management Recognition Plan. Following consummation of the Stock Conversion, the Company intends to submit for stockholder consideration a Management Recognition Plan for the benefit of the directors and officers of the Company and the Bank (the "MRP"). It is expected that the MRP will be submitted to stockholders for approval at the same time as the Option Plan.

                         At any time following consummation of the Stock Conversion, the MRP is expected to purchase a number of shares of Common Stock either from the Company or in the open market equal to an aggregate of 4% of the Common Stock issued in the Stock Conversion (96,600 shares at the maximum of the Estimated Valuation Range; 111,090 at 15% above the maximum of the Estimated Valuation Range). Whether such shares purchased will be purchased in the open market or newly issued by the Company, and the timing of such purchases, will depend on market and other conditions and the alternative uses of capital available to the Company. While no consideration has been given to the number of shares to be awarded to any employee under the MRP, consistent with applicable regulations, if the MRP is to be implemented within one year following completion of the Stock Conversion, no employee will receive grants exceeding 25% of the shares available under the MRP, and no non-employee director will receive grants individually exceeding 5% of the shares available under the MRP or 30% in the aggregate. The actual value of any awards made under the MRP will depend upon, among other factors, the market value of the Common Stock at the time of award and upon payment. At the minimum, midpoint, maximum and 15% above the maximum of the Estimated Valuation Range, the reduction to stockholders' equity to fund the MRP would be $1.1 million, $1.3 million, $1.4 million and $1.7 million, respectively, assuming purchases were made at the $15.00 per share Purchase Price. If the MRP is to be implemented within one year following completion of the Stock Conversion, all awards under the MRP will be payable over a period of time, at a rate not greater than 20% per year. See

                         "Management of the Bank --Certain Benefit Plans and Agreements -- Management Recognition Plan."

Prospectus Delivery and  To ensure that each subscriber receives a Prospectus at
Procedure for            least 48 hours prior to the Expiration Date in
Purchasing Shares        accordance with Rule 15c2-8 of the Securities Exchange
                         Act of 1934, as amended (the "Exchange Act"), no
                         Prospectus will be mailed any later than five days prior to the Expiration Date or hand delivered any later than two days prior to such date. Execution of a Stock Order Form will confirm receipt or delivery in accordance with Rule 15c2-8. Stock Order Forms will be distributed only with a Prospectus. The executed Stock
                         Order Form must be accompanied by payment by check, money order, bank draft or withdrawal authorization to an existing account at the Bank. No photocopies or faxes of Stock Order Forms or payment by wire transfer will be accepted.

                         To ensure that Eligible Account Holders, Supplemental Eligible Account Holders and Other Members are properly identified as to their stock purchase priorities, as well as for purposes of allocating shares based on subscribers' deposit balances in the event of oversubscription, such persons must list all of their deposit accounts at the Bank on the Stock Order Form. Failure to list all such deposit accounts may result in the inability of the Company or the Bank to fill all or part of a subscription order. Neither the Company, the Bank nor any of their agents shall be responsible for any order on which all deposit accounts of the subscriber have not been fully and accurately disclosed.

Use of Proceeds          The amount of proceeds from the sale of the Common
                         Stock in the Stock Conversion will depend upon the total number of shares actually sold, the numbers of shares of Common Stock sold in the Subscription
                         Offering and the Community Offering and Syndicated
                         Community Offering, if any, and the actual expenses of the Conversion. As a result, the actual net proceeds from the sale of the Common Stock cannot be determined until the Stock Conversion is completed. Based on the sale of $31.5 million of Common Stock at the midpoint of the Estimated Valuation Range, the net proceeds are estimated to be approximately $30.4 million. It is anticipated, however, that the net proceeds will be between approximately $25.8 million and $35.1 million if the aggregate purchase price is within the Estimated
                         Valuation Range and that the net proceeds will be approximately $40.4 million if the aggregate purchase price is increased to 15% above the maximum of the Estimated Valuation Range. See "Pro Forma Data."

                         The Company has received Administrator approval to purchase all of the capital stock of the Converted Bank to be issued in the Stock Conversion in exchange for at least 50% of the net proceeds after deducting the cost of the ESOP loan. Assuming the sale of 2,100,000 shares of the Common Stock at the midpoint of the Estimated Valuation Range and the purchase of 8% of such shares by the ESOP, the Bank would receive $14.0 million in cash, and the Company would retain approximately $14.0 million in cash and $2.5 million in the form of a note receivable from the ESOP. The ESOP note receivable will be for a ten year term and carry an interest rate, which adjusts annually, equal to the prime rate as published in The Wall Street Journal.
                                      --- ---- ------ -------

                         The proceeds retained by the Company after funding the ESOP initially will be invested in short-term and intermediate-term securities (less than ten years to maturity), including cash and cash equivalents and U.S. government and agency obligations. Also, such proceeds will be available for a variety of corporate purposes, including funding the MRP, if the MRP is implemented, future acquisitions and diversification of business, additional capital contributions, dividends to stockholders and future repurchases of the Common Stock to the extent permitted by applicable regulations. The Company currently has no specific plans, intentions, arrangements or understandings regarding any acquisitions or repurchases. In addition, such funds will be available to be loaned to the Bank if necessary in the event and to the extent loan growth exceeds deposit growth or for other corporate purposes. Subject to regulatory and other considerations, the Company intends to establish a quarterly cash dividend following the Conversion at an initial quarterly rate of approximately $0.10 per share (or an annual rate of $0.40 per share, or approximately 2.7% based on the $15.00 per share Purchase Price), commencing during the first full calendar quarter subsequent to the Stock Conversion. See "--Dividends" and "Dividend Policy." A portion of the net proceeds may be used to acquire shares of Common Stock pursuant to the MRP or to purchase shares to be held by a grantor trust for issuance to option holders upon the exercise of options in the event the Option Plan is implemented. See "Management of the Bank -- Certain Benefit Plans and Agreements -- 1996 Stock Option Plan" and "--Management Recognition Plan."

                         The Company has filed a private letter ruling request with the Internal Revenue Service ("IRS") regarding the tax-free nature of a possible one-time cash distribution to Company stockholders. The Company currently has no plans as to the possible amount of such a distribution or as to whether such a distribution will be made, and filed the private letter ruling request solely to obtain a determination by the IRS as to whether under IRS regulations such a distribution, if it were to be made, would be tax-free to Company stockholders. The Company has agreed with the FDIC not to make a tax-free cash distribution to stockholders for a period of one year following consummation of the Stock Conversion. Prospective investors should not conclude from the fact that a private letter ruling request has been filed that a portion of the net proceeds from the Stock Conversion ever would be used to effect a tax-free return of capital. Further, whether a cash distribution would be tax free to stockholders depends on numerous facts and circumstances surrounding the distribution. As a result, there can be no assurance that the IRS would rule that a distribution would be tax free to stockholders, even if the Company desired to make such a distribution.

                         The proceeds contributed to the Converted Bank (and the Commercial Bank) will substantially increase the capital of the Converted Bank (and the Commercial
                         Bank). The Converted Bank (and the Commercial Bank) ultimately intends to use such funds for general corporate purposes, including the origination of loans and other investments. It is expected that in the interim all or part of the proceeds will be invested in short-term and intermediate-term securities, including cash and cash equivalents and U.S. government and agency obligations.

Market for the           The Company, as a newly organized company, has never
Common Stock             issued capital stock, and consequently there is no
                         current established market for its Common Stock. The
                         Company has received approval to have the Common Stock listed on the Nasdaq National Market under the symbol
                         "______," conditioned upon completion of the Stock
                         Conversion and satisfaction of Nasdaq National Market entry requirements. Trident Securities has advised the Company that it intends to act as a market maker for the Common Stock, but is not obligated to do so. No assurance can be given, however, that an active and liquid market for the Common Stock will develop.
                         Further, no assurance can be given that an investor will be able to sell the Common Stock at or above the Purchase Price after the Stock Conversion. See "Market for Common Stock."

Dividends                Subject to regulatory and other considerations, the
                         Company intends to establish a quarterly cash dividend following the Conversion at an initial quarterly rate of approximately $0.10 per share (or an annual rate of $0.40 per share, or approximately 2.7% based on the $15.00 per share Purchase Price), commencing during the first full calendar quarter subsequent to the Stock
                         Conversion. However, declarations of dividends by the Board of Directors will depend upon a number of factors, including investment opportunities available to the Company or the Bank, capital requirements, regulatory limitations, including the liquidation account, the Company's and the Bank's financial condition and results of operations, tax considerations and general economic conditions. No assurance can be given that dividends will in fact be paid on the Common
                         Stock or that, if paid, such dividends will not be reduced or eliminated in future periods. See "Dividend
                         Policy." In addition, from time to time in an effort to manage capital to a reasonable level, the Board may determine if it is prudent to pay periodic special cash dividends. Periodic special cash dividends, if paid, may be paid in addition to, or in lieu of, regular cash dividends. Like all possible dividends, there can be no assurance that periodic special cash dividends will be paid or that, if paid, will continue to be paid.


Risk Factors             See "Risk Factors" for a discussion of certain factors
                         that should be considered by prospective investors.

           SELECTED CONSOLIDATED FINANCIAL INFORMATION AND OTHER DATA

Selected Financial Condition Data

          The following summary of selected consolidated financial information and other data does not purport to be complete and is qualified in its entirety by reference to the detailed information and Consolidated Financial Statements and accompanying Notes appearing elsewhere in this Prospectus.

                                                At September 30,
                                ------------------------------------------------
                                  1996      1995      1994      1993      1992
                                --------  --------  --------  --------  --------
                                                 (In thousands)

Total assets..................  $194,139  $177,704  $165,996  $146,012  $121,227
Loans receivable, net.........
   Held for sale..............    21,627    19,507    16,095    55,031    41,667
   Held for investment........   134,054   125,034   119,584    63,505    54,815
Cash..........................     8,577     1,786     4,813     5,473     3,318
Investment securities:
   Available for sale.........     8,107        --        --        --        --
   Held to maturity...........        --     3,002     1,004     1,004     3,997
Mortgage-backed securities:
   Available for sale.........    14,797     9,072     9,194    16,083    13,447
   Held to maturity...........        --    13,213     9,341        --        --
Deposits......................   171,213   153,457   131,592   103,645    92,444
Borrowed money (1)............     1,040     4,000    16,500    26,500    15,500
Retained income, substantially
  restricted (2)..............    18,347    17,688    15,620    13,383    10,791

--------------------
(1) Consists of retail repurchase agreements at September 30, 1996 and FHLB advances at September 30, 1995, 1994, 1993 and 1992.
(2) Consists of retained earnings, substantially restricted, and, at September 30, 1996 and 1995, net unrealized gains on securities available for sale.


Selected Operations Data

                                                Year Ended September 30,
                                ------------------------------------------------
                                 1996          1995     1994     1993     1992
                                -------       -------  -------  -------  -------
                                                 (In thousands)

Interest income...............  $15,349       $14,385  $11,811  $10,462  $10,245
Interest expense..............    8,105         7,344    5,204    4,524    5,412
                                -------       -------  -------  -------  -------
Net interest income before
  provision for loan losses...    7,244         7,041    6,607    5,938    4,833
Provision for loan losses.....      511            20      210      548      914
                                -------       -------  -------  -------  -------
Net interest income...........    6,733         7,021    6,397    5,390    3,919
Noninterest income............    1,833         1,502    1,652    3,006    1,754
Noninterest expenses..........    7,295(1)      5,660    4,801    3,738    2,837
                                -------       -------  -------  -------  -------
Income before income taxes and
  cumulative effect of change
  in method of accounting for
  income taxes................    1,271         2,863    3,248    4,658    2,836
Income taxes..................      451           998    1,261    2,065    1,347
                                -------       -------  -------  -------  -------
Income before cumulative
  effect of change in method
  of accounting for income
  taxes.......................      820         1,865    1,987    2,593    1,489
Cumulative effect of change
  in method of accounting for
  income taxes................       --            --      250       --       --
                                -------       -------  -------  -------  -------
Net income....................  $   820       $ 1,865  $ 2,237  $ 2,593  $ 1,489
                                =======       =======  =======  =======  =======

--------------------
(1)  Includes a charge of $946,000 representing a special FDIC assessment of
     65.7 basis points on the Bank's deposits held as of March 31, 1995 pursuant to legislation enacted to recapitalize the SAIF.

Selected Financial Ratios and Other Data

                                                                            At or for the
                                                                      Year Ended September 30,
                                                  -------------------------------------------------------------
                                                    1996            1995         1994         1993       1992
                                                  --------        --------      -------     --------   --------
Performance Ratios:
 Return on average assets (net income divided
   by average total assets).....................       .45%(1)       1.07%           1.28%(2)   1.93%      1.29%
 Return on average retained income
   (net income divided by average
   retained income).............................      4.45 (1)      11.17           13.38 (2)  19.17      13.86
 Interest rate spread (combined weighted
   average interest rate earned less
   combined weighted average interest
   rate cost)...................................      3.72           3.84            4.25       4.67       4.12
 Net interest margin (net interest income
   divided by average interest-earning assets)..      4.12           4.21            4.48       4.46       4.16
 Ratio of average interest-earning assets
   to average interest-bearing liabilities......    108.52         108.40          106.58     107.44     107.26
 Ratio of noninterest expense to average
   total assets.................................      3.97 (1)       3.26            3.08       2.56       2.34

Asset Quality Ratios:
 Nonperforming assets to total assets
   at end of period.............................       .62            .42             .31        .62        .69
 Nonperforming loans to total loans
   at end of period.............................       .66            .47             .25        .77        .86
 Allowance for loan losses to total
   loans at end of period.......................      1.51           1.30            1.46       1.56       1.40
 Allowance for loan losses to nonperforming
   loans at end of period.......................    227.37         275.62          583.19     202.30     162.22
 Provision for loan losses to total loans.......       .32            .01             .15        .46        .95
 Net charge-offs to average loans
   outstanding..................................       .02            .09             .06         --         --

Capital Ratios:
 Retained income to total assets at
   end of period................................      9.45           9.95            9.41       9.17       8.90
 Average retained income to average total
   assets.......................................     10.05           9.61            9.54       9.10       8.85

                                                                            At September 30,
                                                    -------------------------------------------------------------
                                                      1996           1995            1994       1993       1992
                                                    --------       --------        --------   --------   --------
                                                                        (Dollars in thousands)
Number of:
 Loans outstanding (3)..........................     6,093          4,911           4,473      4,235      4,157
 Deposit accounts...............................    15,404         13,794          11,377      9,276      8,482
 Offices open:
  Full service..................................         8              8               6          6          5
  Loan production...............................         3              2               2          2          1
Loans serviced for others.......................  $253,682       $229,635        $205,141   $161,674   $112,767

--------------------
(1) Includes a charge of $946,000 ($582,000 after taxes) representing a special FDIC assessment of 65.7 basis points on the Bank's deposits held as of March 31, 1995 pursuant to legislation enacted to recapitalize the SAIF. Without such charge, for the year ended September 30, 1996, return on average assets, return on average retained income and ratio of noninterest expense to average total assets would have been .76%, 7.60% and 3.46%, respectively.
(2) Before cumulative effect of change in method of accounting for income taxes.
(3) Includes real estate mortgage loans, secured and unsecured consumer and commercial loans and credit card loans.

                                 RISK FACTORS

     Before investing in the shares of the Common Stock offered by this Prospectus, prospective investors should carefully consider the matters presented below.

Anticipated Low Return on Equity Following Conversion

     For the year ended September 30, 1996, the Bank's ratio of average retained income to average assets was 10.1%. On a pro forma basis, for the year ended September 30, 1996, assuming the sale of the midpoint of 2,100,000 shares of Common Stock in the Stock Conversion at the beginning of the year, the Bank's ratio of average retained earnings to average assets would have been 21.5%.
With such a high capital position as a result of the Stock Conversion, it is doubtful that the Company will be able to quickly deploy the capital raised in the Stock Conversion by increasing its deposits and loans and thereby generate earnings to support its high level of capital, and, as a result, it is expected that the Company's return on equity initially will be lower than historical levels and will be below industry norms. Consequently, investors expecting a return on equity which will meet or exceed industry standards for the foreseeable future should carefully evaluate and consider the risk of a subpar return on equity.

Risks Related to Commercial Real Estate, Commercial Business and Consumer
Lending

     Historically, the Bank operated as a traditional savings and loan association, emphasizing the origination of loans secured by single-family residences. Beginning in the early 1980's, the Board of Directors determined that the Bank's market area was not adequately served by the existing financial institutions and there was local demand for commercial real estate, commercial business and consumer loans. As a result, the Board of Directors determined to refocus the Bank's strategy. Pursuant to this strategy, while continuing to pursue its existing business of originating single-family residential mortgage loans, the Bank took advantage of the business opportunities identified by the Board of Directors by gradually expanding into commercial real estate, commercial business and consumer lending. In furtherance of this strategy, the Bank recruited experienced commercial real estate, commercial business and consumer lending officers and developed commercial real estate, commercial business and consumer loan products. As a result of these efforts over the years, at September 30, 1996, the Bank had commercial real estate, commercial business and consumer loans totaling $31.2 million, $10.3 million and $37.4 million, respectively, which represented 17.9%, 6.0% and 21.5%, respectively, of total loans. At September 30, 1996, $94.8 million, or 54.6% of total loans, consisted of residential real estate mortgage loans.

     While commercial real estate, commercial business and consumer loans are generally more interest rate sensitive and carry higher yields than do residential mortgage loans, they generally carry a higher degree of credit risk than residential mortgage loans. Consequently, the diversification of the Bank's and the Commercial Bank's loan portfolio may alter the Commercial Bank's risk profile. See "Business of the Bank -- Lending Activities -- Commercial Business Lending" and "-- Consumer and Other Lending." Management believes it has the necessary experience for the expansion of commercial business and consumer lending activities. See "Management of the Bank." Nevertheless, the Bank's provisions for loan losses may increase in the future as it implements the Board of Directors' strategy of seeking growth opportunities through increasing its portfolio of commercial real estate, commercial business and consumer loans while continuing to pursue residential mortgage loan origination and mortgage banking activities.

     Commercial real estate lending entails significant additional risks as compared with single-family residential property lending. Commercial real estate loans typically involve larger loan balances to single borrowers or groups of related borrowers. The payment experience on such loans typically is dependent on the successful operation of the real estate project, retail establishment or business. These risks can be significantly affected by supply and demand conditions in the market for office, retail and residential space, and, as such, may be subject to a greater extent to adverse conditions in the economy generally. To minimize these risks, the Bank generally limits itself to its market area or to borrowers with which it has prior experience or who are otherwise known to the Bank. It has been the Bank's policy to obtain annual financial statements of the business of the borrower or the project for which commercial real estate loans are made. In addition, in the case of commercial mortgage loans made to a partnership or a corporation, the Bank seeks, whenever possible, to obtain personal guarantees and annual financial statements of the principals of the partnership or corporation.

     Commercial business loans are often larger and may involve greater risk than other types of lending. Because payments on such loans are often dependent on successful operation of the business involved, repayment of such loans may be subject to a greater extent to adverse conditions in the economy. The Bank will seek to minimize these risks through its underwriting guidelines, which may require certain safeguards, such as that the loan be supported by adequate cash flow of the borrower, profitability of the business, collateral and personal guarantees of the individuals in the business. In addition, the Bank generally limits this type of lending to its market area and to borrowers with whom it has prior experience or who are otherwise well known to the Bank.

     Consumer loans entail greater risk than do residential mortgage loans, particularly in the case of loans which are unsecured or secured by rapidly depreciable assets. Repossessed collateral for a defaulted consumer loan may not provide an adequate source of repayment of the outstanding loan balance as a result of the greater likelihood of damage, loss or depreciation. The remaining deficiency often does not warrant further substantial collection efforts against the borrower. In addition, consumer loan collections are dependent on the borrower's continuing financial stability, and thus are more likely to be adversely affected by events such as job loss, divorce, illness or personal bankruptcy. See "Business of the Bank -- Lending Activities -- Consumer and Other Lending."

Uncertainty as to Existence of Growth Opportunities

     In order to fully deploy post-Stock Conversion capital, if sufficient growth opportunities are not available in its market area, the Bank may seek to expand into suitable market areas by either establishing one or more new branches or by acquiring another financial institution or branches of another financial institution. The Company's ability to expand internally by establishing new branch offices is dependent on its ability to identify advantageous branch office locations and generate new deposits and loans from those locations that will create an acceptable level of net income for the Company. At the same time, the Company's ability to grow through selective acquisitions of other financial institutions or branches of such institutions is dependent on successfully identifying, acquiring and integrating such institutions or branches. There can be no assurance the Company will be able to generate internal growth or to identify attractive acquisition candidates, acquire such candidates on favorable terms or successfully integrate any acquired institutions or branches into the Company.

Strong Competition Within the Bank's Market Area

     Competition in the banking and financial services industry is intense. In its market area, the Bank competes with commercial banks, savings and loan associations, credit unions, finance companies, mutual funds, insurance companies, and brokerage and investment banking firms operating locally and elsewhere. Many of these competitors have substantially greater resources and lending limits than the Bank and may offer certain services that the Bank does not or cannot provide. The profitability of the Bank depends upon its continued ability to successfully compete in its market area. See "Business of the Bank -- Competition."

Potentially Adverse Impact of Interest Rates and Economic Conditions

     The results of operations of the Bank are materially affected by general economic conditions, the monetary and fiscal policies of the federal government and the regulatory policies of governmental authorities. The results of operations of the Bank depend to a large extent on its level of "net interest income," which is the difference between interest income on interest-earning assets, such as loans, mortgage-backed securities and investment securities, and interest expense on interest-bearing liabilities, such as savings deposits and borrowings. The Bank has attempted to manage the sensitivity of its earnings to interest rate fluctuations by, among other measures, selling newly originated 30-year fixed-rate residential mortgage loans in the secondary market, emphasizing adjustable-rate or short-term fixed-rate loans and investment securities and other loans such as commercial business loans and consumer loans that adjust more rapidly to changes in interest rates. Nevertheless, a sustained increase in market interest rates could adversely affect the Bank's earnings.

     General economic conditions also affect the credit quality of the Bank's assets. During periods of adverse economic conditions and depending on the extent to which the income and assets of the borrowers are affected by the declining economic conditions, the ability of the Bank's borrowers to repay loans may be affected. Prevailing economic conditions particularly affect commercial real estate, commercial business and consumer loans. See "-- Risks Related to Commercial Business and Consumer Lending", "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Asset/Liability Management" and "-- Interest Rate Sensitivity Analysis" and "Business of the Bank -- Lending Activities."

Certificate of Incorporation, Bylaw and Statutory Provisions That Could Discourage Hostile Acquisitions of Control

     The Company's Certificate of Incorporation and Bylaws contain certain provisions that could discourage nonnegotiated takeover attempts that certain stockholders might deem to be in their interests or through which stockholders might otherwise receive a premium for their shares over the then current market price and that may tend to perpetuate existing management. These provisions include: the classification of the terms of the members of the Board of Directors; supermajority provisions for the approval of certain business combinations; elimination of cumulative voting by stockholders in the election of directors; certain provisions relating to meetings of stockholders; restrictions on the acquisition of the Company's equity securities; and provisions allowing the Board of Directors to consider nonmonetary factors in evaluating a business combination or a tender or exchange offer. The provisions in the Company's Certificate of Incorporation requiring a supermajority vote for the approval of certain business combinations and containing restrictions on acquisitions of the Company's equity securities provide that the supermajority voting requirements or acquisition restrictions do not apply to business combinations or acquisitions meeting specified Board of Directors approval requirements. The Certificate of Incorporation also authorizes the issuance of 1,000,000 shares of serial preferred stock as well as additional shares of Common Stock up to a total of 8,000,000 outstanding shares. These shares could be issued without stockholder approval on terms or in circumstances that could deter a future takeover attempt.

     In addition, Delaware law provides for certain restrictions on acquisition of the Company, and federal and North Carolina laws contain various restrictions on acquisitions of control of savings institutions, banks and their holding companies, particularly during the period following a conversion to stock form.

     The Certificate of Incorporation, Bylaw and statutory provisions, as well as certain other provisions of state and federal law and certain provisions in the Company's and the Bank's employee benefit plans and employment agreements and change in control severance agreements, may have the effect of discouraging or preventing a future takeover attempt in which stockholders of the Company otherwise might receive a substantial premium for their shares over then current market prices. For a detailed discussion of those provisions, see "Management of the Bank -- Certain Benefit Plans and Agreements," "Description of Capital Stock," "Certain Restrictions on Acquisition of the Company, the Converted Bank and the Commercial Bank" and "Certain Anti-Takeover Provisions in the Certificate of Incorporation and Bylaws."

Potential Impact on Voting Control of Purchases by Management

     As a result of the level of Common Stock expected to be owned by management subsequent to the Stock Conversion as a result of individual purchases, as well as purchases by the MRP and the Option Plan and allocations under the ESOP, management could benefit from certain statutory and regulatory provisions, as well as certain provisions in the Company's Certificate of Incorporation and Bylaws, that may tend to promote the continuity of existing management. Specifically, it is currently expected that directors and executive officers will subscribe for approximately 202,000 shares, or 9.6%, of the Common Stock (assuming the sale of 2,100,000 shares at the midpoint of the Estimated Valuation Range). The ESOP's purchase of 8% of the Common Stock and the MRP's expected purchase of 84,000 shares, or 4%, of the Common Stock could increase the estimated percentage of the Common Stock management will initially control to 21.6% of all shares outstanding (assuming the sale of 2,100,000 shares at the midpoint of the Estimated Valuation Range and assuming the shares purchased by the MRP are purchased in the open market). If all of the options currently expected to be available for grant under the Option Plan (options for 210,000 shares at the midpoint of the Estimated Valuation Range) were exercised (which is not anticipated), the percentage of shares controlled by such persons would be 31.6% of the total number of shares of Common Stock outstanding. Management will thus have a very substantial interest in the Company and could, if each member of management were to act consistently with each other, have significant influence over the outcome of any stockholder vote requiring a majority vote and in the election of directors, and could have veto power in matters requiring the approval of 80% of the Company's outstanding Common Stock, such as certain business combinations. Management might thus have the power to authorize actions that may be viewed as contrary to the best interests of non-affiliated holders of the Common Stock and might have veto power over actions that such holders may deem to be in their best interests. See "Proposed Management Purchases," "Management of the Bank -- Certain Benefit Plans and Agreements," "The Conversion -- Regulatory Restrictions on Acquisition of the Common Stock," "Certain Restrictions on Acquisition of the Company, the Converted Bank and the Commercial Bank" and "Certain Anti-Takeover Provisions in the Certificate of Incorporation and Bylaws."

Effect of Regulatory Changes on Operations

     The Bank is subject to extensive regulation, supervision and examination by the Administrator and the FDIC. Such regulation and supervision establishes a comprehensive framework of activities in which a savings institution may engage and is intended primarily for the protection of depositors and the SAIF, which is administered by the FDIC. Following the Conversion, the Commercial Bank will be subject to the regulation and supervision of the Commission and the FDIC, and the Company will be subject to regulation and supervision by the Federal Reserve Board. The regulatory structure gives the regulatory authorities extensive discretion in connection with their supervisory and enforcement activities. Any change in such regulation, whether by the Commission, the FDIC, the Federal Reserve Board or the U.S. Congress, could have a significant impact on the Commercial Bank and its operations. See "Regulation."

Valuation Not Indicative of Future Price of Common Stock

     The final aggregate purchase price of the Common Stock in the Stock Conversion will be based upon an independent appraisal. Such valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing such shares of Common Stock. Because such valuation is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons purchasing shares of Common Stock in the Stock Conversion will thereafter be able to sell such shares at or above the Purchase Price. See "The Conversion -- Stock Pricing and Number of Shares to be Issued."

Possible Negative Income Tax Consequences of Distribution of Subscription Rights

     If the Subscription Rights granted to Eligible Account Holders, Supplemental Eligible Account Holders and Other Members are deemed to have an ascertainable value, the receipt of such rights would be taxable to recipients who exercise the Subscription Rights in an amount equal to such value, and the Bank could recognize a gain on such distribution. Whether Subscription Rights are considered to have ascertainable value is an inherently factual determination. The Bank has received an opinion of Ferguson that such rights have no value. The opinion of Ferguson is not binding on the IRS. See "The Conversion -- Effect of Conversion to Stock Form on Depositors and Borrowers of the Bank -- Tax Effects."

Possible Dilutive Effect of MRP and Stock Options

     It is expected that following the consummation of the Stock Conversion the Company will adopt the Option Plan and the MRP, both of which would be subject to stockholder approval, and that such plans would be considered and voted upon at a meeting of the Company's stockholders to be held not less than six months after the Stock Conversion. Under the MRP, employees and directors could be awarded an aggregate amount of Common Stock equal to 4% of the shares issued in the Stock Conversion, and under the Option Plan, employees and directors could be granted options to purchase an aggregate amount of Common Stock equal to 10% of the shares issued in the Stock

Conversion at exercise prices equal to the market price of the Common Stock on the date of grant. Under the MRP and Option Plan, the shares issued to directors and employees could be newly issued shares or shares purchased in the open market. In the event the shares issued under the MRP and the Option Plan consist of newly issued shares of Common Stock, the interests of existing stockholders would be diluted. If the shares to fund the MRP and Option Plan are assumed to come from newly issued shares purchased directly from the Company, and further assuming that all options granted under the Option Plan are exercised, existing stockholders' ownership interests will be diluted by 12.3%. At the midpoint of the Estimated Valuation Range, if all shares under the MRP and the Option Plan were newly issued and the exercise price for the option shares were equal to the Purchase Price per share in the Stock Conversion, the number of outstanding shares of Common Stock would increase from 2,100,000 to 2,394,000, pro forma stockholders' equity per share of the outstanding Common Stock at September 30, 1996 would have been $20.64, compared with $22.03 without such plans, and pro forma net income per share of the outstanding Common Stock for the year ended September 30, 1996 would have been $.97, compared with $1.06 without such plans. See "Pro Forma Data" and "Management of the Bank -- Certain Benefit Plans and Agreements -- Management Recognition Plan" and "-- Stock Option and Incentive Plan."

Potential Cost of ESOP and MRP

     It is anticipated that the ESOP will purchase 8% of the Common Stock sold in the Conversion with funds borrowed from the Company. The cost of acquiring the ESOP shares will be $2,142,000, $2,520,000, $2,898,000 and $3,332,700 at the
minimum, midpoint, maximum and 15% above the maximum of the Estimated Valuation Range, respectively. In addition, it is possible that, following the Stock Conversion, and subject to regulatory and stockholder approval, the Company will implement the MRP, under which employees and directors could be awarded (at no cost to them) an aggregate amount of Common Stock equal to 4% of the shares issued in the Stock Conversion. Assuming the sale in the Stock Conversion of the minimum, midpoint, maximum and 15% above the maximum of the Estimated Valuation Range, and assuming the shares of Common Stock to be awarded under the MRP cost the Purchase Price of $15.00 per share, the reduction to stockholders' equity of funding the MRP would be $1,071,000, $1,260,000, $1,449,000 and
$1,666,350, respectively.

ESOP Compensation Expense

     Under American Institute of Certified Public Accountants ("AICPA") Statement of Position ("SOP") 93-6, "Employers' Accounting for Employee Stock Ownership Plans," an employer is required to record compensation expense in an amount equal to the fair value of shares committed to be released to employees from an employee stock ownership plan. If shares of Common Stock appreciate in value over time, the adoption of SOP 93-6 may increase compensation expense relating to the ESOP to be established in connection with the Stock Conversion as compared with prior guidance which required the recognition of compensation expense based on the cost of shares acquired by the ESOP. It is impossible to determine at this time the extent of such impact on future net income. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Impact of New Accounting Standards -- Accounting for Employee Stock Ownership Plans."

Absence of Market for Common Stock

     The Company and the Bank have never issued capital stock. The Company has received conditional approval to have its Common Stock listed on the Nasdaq National Market under the symbol "_____" upon completion of the Stock Conversion. The development of a public trading market depends upon the existence of willing buyers and sellers, the presence of which is not within the control of the Company or the Bank. Because there can be no assurance that buyers and sellers of the Common Stock can be readily matched, investors may wish to consider the potential illiquid and long-term nature of an investment in the Common Stock. There can be no assurance that an active and liquid trading market for the Common Stock will develop, or once developed, will continue, nor any assurances that purchasers of the Common Stock will be able to sell their shares at or above the Purchase Price. The absence of a liquid and active trading market, or the discontinuance thereof, may have an adverse effect on both the price and the liquidity of the Common Stock. See "Market for the Common Stock."

No Opinion or Recommendation by Sales Agent; Best Efforts Offering

     The Bank has engaged Trident Securities to consult with and advise the Bank with respect to the Stock Conversion and to assist, on a best-efforts basis, in connection with the solicitation of subscriptions and purchase orders for shares of Common Stock in the Stock Conversion. Trident Securities has not prepared or delivered any opinion or recommendation with respect to the suitability of the Common Stock or the appropriateness of the amount of Common Stock to be issued in the Stock Conversion. The engagement of Trident Securities by the Bank and the work performed pursuant to such engagement, including any due diligence investigation, should not be construed by purchasers of the Common Stock as constituting an opinion or recommendation relating to investment in the Common Stock offered hereby and should not be construed as a verification of the accuracy or completeness of the information contained in this Prospectus.

Risk of Loss of Principal

     The shares of Common Stock offered by this Prospectus are not savings accounts or deposits and are not insured or guaranteed by the FDIC, the SAIF or any other governmental agency, and involve investment risk, including the possible loss of principal.


                             NEWSOUTH BANCORP, INC.

     NewSouth Bancorp, Inc. was incorporated under the laws of the State of Delaware in November 1996 at the direction of the Board of Directors of the Bank for the purpose of serving as a bank holding company of the Commercial Bank following the Bank Conversion. The Company has received approval from the Federal Reserve Board for approval to retain control of the Commercial Bank following the Bank Conversion. Prior to the Conversion, the Company has not engaged and will not engage in any material operations. Upon consummation of the Conversion, the Company will have no significant assets other than the outstanding capital stock of the Converted Bank (and the Commercial Bank following the Bank Conversion), up to 50% of the net proceeds of the Stock Conversion (after deducting amounts infused into the Bank and used to fund the ESOP) and a note receivable from the ESOP. Upon consummation of the Conversion, the Company's principal business will be overseeing the business of the Commercial Bank and investing the portion of the net Stock Conversion proceeds retained by it.

     As a holding company, the Company will have greater flexibility than the Bank to diversify its business activities through existing or newly formed subsidiaries or through acquisition of or merger with other financial institutions, although the Company currently does not have any plans, agreements, arrangements or understandings with respect to any such acquisitions or mergers. After the Stock Conversion and the Bank Conversion, the Company will be classified as a bank holding company and will be subject to regulation by the Federal Reserve Board.

     Following the Conversion, the Board of Directors intends to manage the Company to promote the long-term best interests of the Company and its stockholders. Initially following the Conversion, the Company will have capital in excess of the level required to support its current asset size and level of operations, and the Bank's business plan is to pursue a strategy of conservative, long-term growth through competing for loans and deposits in its market area, establishing new branch offices or making selective acquisitions of other financial institutions or branches of other institutions. The Boards of Directors of the Company and the Bank currently have no specific plans regarding new branch offices or acquisitions of other financial institutions or branches. With respect to the evaluation of any business combination or tender or exchange offer that may be presented in the future, the Company's Certificate of Incorporation directs the Board of Directors to consider, in addition to the adequacy of the amount to be paid in connection with any such transaction, certain specified factors and any other factors the Board deems relevant, including (i) the social and economic effects of the transaction on the Company and its subsidiaries, employees, depositors, loan and other customers, creditors and other elements of the communities in which the Company and its subsidiaries operate or are located; (ii) the business and financial condition and earnings prospects of the acquiring person or entity; and (iii) the competence, experience and integrity of the acquiring person or entity and its or their management. See "Risk Factors -- Uncertainty as to Existence of Growth Opportunities" and "Certain Anti-Takeover

Provisions in the Certificate of Incorporation and Bylaws -- Board Consideration of Certain Nonmonetary Factors in the Event of an Offer by Another Party."

     The Company's executive offices are located at 1311 Carolina Avenue, Washington, North Carolina 27889-2047, and its main telephone number is (919) 946-4178.

                             HOME SAVINGS BANK, SSB

     The Bank is a North Carolina-chartered mutual savings bank headquartered in Washington, North Carolina and serving northeastern North Carolina. The Bank was chartered by the State of North Carolina in 1902 under the name The Home Building and Loan Association. The Bank received federal insurance of its deposit accounts in 1959. In 1992, the Bank converted to a North Carolina-chartered savings bank, at which time it adopted its present name of Home Savings Bank, SSB. At September 30, 1996, the Bank had total assets of $194.1 million, total deposits of $171.2 million and retained income, substantially restricted, of $18.3 million.

     The Bank's principal business consists of attracting deposits from the general public and investing these funds in loans secured by first mortgages on owner-occupied, single-family residences in the Bank's market area, commercial real estate loans, commercial business loans and consumer loans, and, to a lesser extent, multi-family residential real estate loans. Historically, the Bank operated as a traditional savings and loan association, emphasizing the origination of loans secured by single-family residences. Beginning in the early 1980's, the Board of Directors determined that the Bank's market area was not adequately served by the existing financial institutions and there was local demand for commercial real estate, commercial business and consumer loans. As a result, the Board of Directors determined to refocus the Bank's strategy. Pursuant to this strategy, while continuing to pursue its existing business of originating single-family residential mortgage loans, the Bank took advantage of the business opportunities identified by the Board of Directors by gradually expanding into commercial real estate, commercial business and consumer lending. In furtherance of this strategy, the Bank recruited experienced commercial real estate, commercial business and consumer lending officers and developed commercial real estate, commercial business and consumer loan products. As a result of these efforts over the years, at September 30, 1996, the Bank had commercial real estate, commercial business and consumer loans totaling $31.2 million, $10.3 million and $37.4 million, respectively, which represented 17.9%, 6.0% and 21.5%, respectively, of total loans. At September 30, 1996, $94.8 million, or 54.6% of total loans, consisted of residential real estate mortgage loans.

     In addition, since the late 1980's, mortgage banking activities have constituted an increasingly significant business activity for the Bank. The Bank's mortgage banking activities consist of originating single-family residential mortgage loans and primarily selling those loans for cash to the FHLMC, with servicing retained. On occasion, the Bank also will swap single-family residential mortgage loans with the FHLMC, while retaining servicing, in exchange for mortgage-backed securities backed by those loans. At September 30, 1996, the Bank had $21.6 million of loans available for sale and $253.7 million of loans serviced for others. The Bank earned servicing income of $632,000 on its portfolio of loans serviced for others for the year ended September 30, 1996.

     Following the Conversion, management intends to continue to follow its current strategy of seeking growth opportunities through increasing its portfolio of commercial real estate, commercial business and consumer loans while continuing to pursue single-family residential mortgage loan origination and mortgage banking activities.

     The Bank derives its income principally from interest earned on loans and investments and, to a lesser extent, loan servicing and other fees and gains on the sale of loans and investments. The Bank's principal expenses are interest expense on deposits and borrowings and noninterest expense such as compensation and employee benefits, office occupancy expenses and other miscellaneous expenses. Funds for these activities are provided principally by deposits, repayments of outstanding loans and investments and operating revenues.

     The Bank's executive offices are located at 1311 Carolina Avenue, Washington, North Carolina 27889-2047, and its main telephone number is (919) 946-4178.

                                 NEWSOUTH BANK

     Upon consummation of the Bank Conversion, the Commercial Bank will succeed to all of the assets and liabilities of the Converted Bank (which, pursuant to the Stock Conversion will have succeeded to all of the assets and liabilities of the Bank). Following the Conversion, management intends to continue to follow the Bank's current strategy of seeking growth opportunities through increasing its portfolio of commercial real estate, commercial business and consumer loans while continuing to pursue single-family residential mortgage loan origination and mortgage banking activities.

     The deposits of the Commercial Bank will continue to be insured by the SAIF of the FDIC, and, as such, the Commercial Bank will continue to be subject to regulation and supervision by the FDIC. The Commercial Bank will not be subject to regulation and supervision by the Administrator. Rather, the primary regulator of the Commercial Bank will be the Commission. In addition, the Commercial Bank will remain a member of the FHLB of Atlanta. For information regarding regulations applicable to the Converted Bank and the Commercial Bank, see "Regulation."

                                USE OF PROCEEDS

     The amount of proceeds from the sale of the Common Stock in the Stock Conversion will depend upon the total number of shares actually sold in the Subscription Offering and the Community Offering and the Syndicated Community Offering, if any, and the actual expenses of the Stock Conversion. As a result, the actual net proceeds from the sale of the Common Stock cannot be determined until the Stock Conversion is completed. Based on the sale of $31.5 million of Common Stock at the midpoint of the Estimated Valuation Range, the net proceeds from the sale of the Common Stock are estimated to be approximately $30.4 million. The Company has received regulatory approval from the Administrator to purchase all of the capital stock of the Converted Bank to be issued in the Stock Conversion in exchange for at least 50% of the net proceeds after deducting the cost of the ESOP loan. Based on the foregoing assumption and the purchase of 8% of the shares to be issued in the Stock Conversion by the ESOP, the Bank would receive approximately $14.0 million in cash, and the Company would retain approximately $14.0 million in cash and $2.5 million in the form of a note receivable from the ESOP. The ESOP note receivable will be for a ten year term and carry an interest rate, which adjusts annually, equal to the prime rate as published in The Wall Street Journal.
                     --- ---- ------ -------

     The proceeds retained by the Company, after funding the ESOP, initially will be invested in short-term and intermediate-term securities including cash and cash equivalents and U.S. government and agency obligations. Such proceeds will be available for a variety of corporate purposes, including funding the MRP, if implemented, future acquisitions and diversification of business, additional capital contributions, dividends to stockholders and future repurchases of the Common Stock to the extent permitted by applicable regulations. The Company currently has no specific plans, intentions, arrangements or understandings regarding acquisitions, capital contributions or repurchases. In addition, such funds will be available to be loaned to the Bank if necessary in the event and to the extent loan growth exceeds deposit growth or for other corporate purposes. Subject to regulatory and other considerations, the Company intends to establish a quarterly cash dividend following the Conversion at an initial quarterly rate of approximately $0.10 per share (or an annual rate of $0.40 per share, or approximately 2.7% based on the $15.00 per share Purchase Price), commencing during the first full calendar quarter subsequent to the Stock Conversion. "See Dividend Policy." Due to the limited nature of the Company's business activities, the Company believes that the net proceeds retained after the Stock Conversion, earnings on such proceeds and payments on the ESOP note receivable will be adequate to meet the Company's financial needs until dividends are paid by the Converted Bank (or Commercial
Bank); however, no assurance can be given that the Company will not have a need for additional funds in the future. For additional information, see "Regulation -- Depository Institution Regulation -- Dividend Restrictions." A portion of the net proceeds may be used to acquire shares of Common Stock pursuant to the MRP or to purchase shares to be held by a grantor trust for issuance to option holders upon the exercise of options in the event the Option Plan is implemented. See "Management of the Bank -- Certain Benefit Plans and Agreements -- 1996 Stock Option Plan" and "-- Management Recognition Plan."

     The Company has filed a private letter ruling request with the Internal Revenue Service ("IRS") regarding the tax-free nature of a possible one-time cash distribution to Company stockholders. The Company currently has no plans as to the possible amount of such a distribution or as to whether such a distribution will be made, and filed the private letter ruling request solely to obtain a determination by the IRS as to whether under IRS regulations such a distribution, if it were to be made, would be tax-free to Company stockholders. The Company has agreed with the FDIC not to make a tax-free cash distribution to stockholders for a period of one year following consummation of the Stock Conversion. Prospective investors should not conclude from the fact that a private letter ruling request has been filed that a portion of the net proceeds from the Stock Conversion ever would be used to effect a tax-free return of capital. Further, whether a cash distribution to stockholders would be tax free to stockholders depends on numerous facts and circumstances surrounding the distribution. As a result, there can be no assurance that the IRS would rule that a distribution would be tax free to stockholders, even if the Company desired to make such a distribution.

     The proceeds contributed to the Converted Bank will ultimately become part of the Converted Bank's (or Commercial Bank's) general corporate funds to be used for its business activities, including making loans and investments. Initially, it is expected that the proceeds will be invested in short-term and intermediate-term securities including cash and cash equivalents and U.S. government and agency obligations. The Converted Bank (or Commercial Bank) ultimately plans to use such proceeds primarily to originate loans in the ordinary course of business.

                                DIVIDEND POLICY

     The payment of cash dividends on the Common Stock will be subject to the requirements of applicable law and the determination by the Board of Directors of the Company that the net income, capital and financial condition of the Company, industry trends and general economic conditions justify the payment of dividends. Subject to regulatory and other considerations, the Company intends to establish a quarterly cash dividend following the Conversion at an initial quarterly rate of approximately $0.10 per share (or an annual rate of $0.40 per share, or approximately 2.7% based on the $15.00 per share Purchase Price), commencing during the first full calendar quarter subsequent to the Stock Conversion. In addition, from time to time in an effort to manage capital to a reasonable level, the Board may determine if it is prudent to pay periodic special cash dividends. Periodic special cash dividends, if paid, may be paid in addition to, or in lieu of, regular cash dividends. Like all possible dividends, there can be no assurance that periodic special cash dividends will be paid or that, if paid, will continue to be paid.

     In addition, because the Company initially will have no significant source of income other than dividends from the Converted Bank and the Commercial Bank and earnings from investment of the net proceeds of the Stock Conversion retained by the Company, the payment of dividends by the Company will depend in part upon the amount of the net proceeds from the Conversion retained by the Company and the Company's earnings thereon and the receipt of dividends from the Converted Bank and the Commercial Bank, which is subject to various tax and regulatory restrictions on the payment of dividends. Dividend payments by the Company are subject to regulatory restriction under Federal Reserve Board policy as well as to limitations under applicable provisions of Delaware corporate law. The Federal Reserve Board has issued a policy statement on the payment of cash dividends by bank holding companies, which expresses the Federal Reserve Board's view that a bank holding company should pay cash dividends only to the extent that the company's net income for the past year is sufficient to cover both the cash dividends and a rate of earning retention that is consistent with the company's capital needs, asset quality and overall financial condition. The Federal Reserve Board also indicated that it would be inappropriate for a company experiencing serious financial problems to borrow funds to pay dividends. Furthermore, the Federal Reserve Board may prohibit a bank holding company from paying any dividends if the holding company's bank subsidiary is classified as "undercapitalized". See "Regulation -- Regulation of the Company Following the Bank Conversion -- Dividends." Under Delaware law, dividends may be paid out of surplus or, if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and for the preceding fiscal year. The payment of dividends from the Converted Bank (or the Commercial Bank) is subject to various tax and regulatory restrictions. See "Regulation -- Depository Institution Regulation -- Dividend Restrictions."

     As noted above, the Company will purchase all of the capital stock of the Bank to be issued in the Stock Conversion in exchange for at least 50% of the net proceeds from the sale of the Common Stock in the Stock Conversion after deducting the cost of the ESOP loan. Subject to the provisions of Delaware General Corporation Law noted above, the full amount retained by the Company less amounts required to fund the ESOP in the Stock Conversion will be available for the payment of dividends.

                          MARKET FOR THE COMMON STOCK

     The Company has never issued capital stock to the public. Consequently, there is no established market for the Common Stock. The Company has received conditional approval to have its Common Stock listed on the Nasdaq National Market under the symbol "____". For initial and continued inclusion for listing on Nasdaq, the Company must have two active and registered active market makers. Trident Securities has advised the Company that it will act as a market maker for the Common Stock, but is not obligated to do so. In addition, Trident Securities and the Company will seek to encourage and assist at least one other market maker to make a market in the Common Stock. Making a market involves maintaining bid and ask quotations and being able, as principal, to effect transactions in reasonable quantities at those quoted prices, subject to various securities laws and other regulatory requirements. It is impossible to ascertain whether a second market maker will make a market in the Common Stock. There can be no assurance that the Common Stock will in fact be listed on Nasdaq or that it will trade on Nasdaq. The development of a liquid public market depends on the existence of willing buyers and sellers, the presence of which is not within the control of the Company or the Bank. Accordingly, the number of active buyers and sellers of the Common Stock at any particular time may be limited. Under such circumstances, investors in the Common Stock could have difficulty disposing of their shares and should not view the Common Stock as a short-term investment. Accordingly, there can be no assurance that an active and liquid trading market for the Common Stock will develop or that, if developed, it will continue, nor is there any assurance that persons purchasing shares of Common Stock will be able to sell them at or above the Purchase Price. While the Company has received conditional approval to have the Common Stock listed on the Nasdaq National Market, no assurance can be given that it will in fact be listed on the Nasdaq National Market or that it will trade on the Nasdaq National Market.

                                 CAPITALIZATION

     The following table sets forth information regarding the historical capitalization, including deposits, of the Bank at September 30, 1996 and the pro forma consolidated capitalization of the Company giving effect to the sale of the Common Stock at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Valuation Range based upon the assumptions set forth under "Pro Forma Data" and below. Depending on market and financial conditions, the total number of shares to be issued in the Stock Conversion may be significantly increased or decreased above or below the midpoint of the Estimated Valuation Range. No resolicitation of subscribers and other purchasers will be made unless the aggregate purchase price of the Common Stock sold in the Stock Conversion is below the minimum of the Estimated Valuation Range or is more than 15% above the maximum of the Estimated Valuation Range. A CHANGE IN THE NUMBER OF SHARES TO BE ISSUED IN THE STOCK CONVERSION MAY MATERIALLY AFFECT THE COMPANY'S PRO FORMA CAPITALIZATION. SEE "PRO FORMA DATA" AND "THE CONVERSION -- STOCK PRICING AND NUMBER OF SHARES TO BE ISSUED."




                                                                               Pro Forma Consolidated Capitalization of
                                                                       the Company at September 30, 1996 Based on the Sale of
                                                       Capitalization  -------------------------------------------------------
                                                           of the        1,785,000     2,100,000      2,415,000     2,777,250
                                                          Bank at         Shares        Shares         Shares        Shares
                                                      September 30,      at $15.00     at $15.00      at $15.00     at $15.00
                                                            1996         Per Share     Per Share      Per Share      Per Share
                                                      ---------------  ------------  -------------  -------------  -------------
                                                                              (Dollars in thousands)

Deposits (1).........................................    $171,213       $171,213       $171,213       $171,213      $171,213
Other borrowings.....................................       1,040          1,040          1,040          1,040         1,040
                                                         --------       --------       --------       --------      --------
  Total deposits and borrowed
    funds............................................    $172,253       $172,253       $172,253       $172,253      $172,253
                                                         ========       ========       ========       ========      ========

Capital stock:
  Preferred stock, $.01 par value per share:
    authorized - 1,000,000 shares;
    assumed outstanding - none.......................    $     --       $     --       $     --       $     --      $     --
  Common Stock, $.01 par value
    per share authorized - 8,000,000 shares;
    shares to be outstanding -
    as shown (2)(3)..................................          --             18             21             24            28
  Paid-in capital (2)(3).............................          --         25,778         30,419         35,061        40,398
  Less:  Common Stock acquired
    by ESOP (4)......................................          --         (2,142)        (2,520)        (2,898)       (3,333)
         Common stock
           acquired by MRP (3).......................          --         (1,071)        (1,260)        (1,449)       (1,666)
  Retained income --  substantially
    restricted (5)...................................      18,306         18,306         18,306         18,306        18,306
  Unrealized gains on
    available-for-sale securities,
    net of tax.......................................          41             41             41             41            41
                                                         --------       --------       --------       --------      --------
        Total stockholders'
          equity (6).................................    $ 18,347       $ 40,930       $ 45,007       $ 49,085      $ 53,774
                                                         ========       ========       ========       ========      ========

                                                   (footnotes on following page)

--------------------
(1) Does not reflect withdrawals from savings accounts for the purchase of Common Stock in the Stock Conversion; any withdrawals will reduce pro forma deposits by the amount of such withdrawals.
(2) Does not reflect additional shares of Common Stock that possibly could be purchased by participants in the Option Plan, if implemented, under which directors, executive officers and other employees could be granted options to purchase an aggregate amount of Common Stock equal to 10% of the shares issued in the Stock Conversion (210,000 shares at the midpoint of the Estimated Valuation Range) at exercise prices equal to the market price of the Common Stock on the date of grant. Implementation of the Option Plan will require regulatory and stockholder approval. See "Management of the Bank -- Certain Benefit Plans and Agreements -- Stock Option and Incentive Plan" and "Risk Factors -- Dilutive Effect of MRP and Stock Options."
(3) Assumes a number of shares of Common Stock equal to 4% of the Common Stock to be sold in the Stock Conversion will be purchased by the MRP through open market purchases. The dollar amount of the Common Stock to be purchased by the MRP is based on the $15.00 per share Purchase Price in the Stock Conversion and represents unearned compensation and is reflected as a reduction of capital. Such amount does not reflect possible increases or decreases in the value of such stock relative to the Purchase Price in the Stock Conversion. As the Bank accrues compensation expense to reflect the vesting of such shares pursuant to the MRP, the charge against capital will be reduced accordingly. Implementation of the MRP will require regulatory and stockholder approval. If the shares to fund the MRP are assumed to come from authorized but unissued shares purchased by the MRP from the Company at the Purchase Price within the year following the Stock Conversion, at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Valuation Range, the number of outstanding shares would be 1,856,400, 2,184,000, 2,511,600 and 2,888,340, respectively, and total stockholders' equity would be $42.0 million, $46.3 million, $50.5 million and $55.4 million, respectively. As a result of the MRP acquiring authorized but unissued shares from the Company, stockholders' ownership in the Company would be diluted by approximately 3.85%. See "Management of the Bank -- Certain Benefit Plans and Agreements -- Management Recognition Plan," "Pro Forma Data" and "Risk Factors -- Dilutive Effect of MRP and Stock Options."
(4) Assumes 8% of the shares of Common Stock to be sold in the Stock Conversion are purchased by the ESOP, and that the funds used to purchase such shares are borrowed from the Company out of net proceeds. Although repayment of such debt will be secured solely by the shares purchased by the ESOP, the Bank expects to make discretionary contributions to the ESOP in an amount at least equal to the principal and interest payments on the ESOP debt.
     The approximate amount expected to be borrowed by the ESOP is not reflected in this table as borrowed funds but is reflected as a reduction of capital. As the Bank accrues compensation expense to reflect the allocation of such shares pursuant to the ESOP, the charge against capital will be reduced accordingly. See "Management of the Bank -- Certain Benefit Plans and Agreements -- Employee Stock Ownership Plan."
(5) The retained income of the Bank is substantially restricted. All capital distributions by the Bank are subject to regulatory restrictions tied to its regulatory capital level. In addition, after the Stock Conversion, the Bank will be prohibited from paying any dividend that would reduce its regulatory capital below the amount in the liquidation account to be provided for the benefit of the Bank's Eligible Account Holders and Supplemental Eligible Account Holders at the time of the Stock Conversion and adjusted downward thereafter. See "Regulation -- Depository Institution Regulation -- Dividend Restrictions" and "The Conversion -- Effect of Conversion to Stock Form on Depositors and Borrowers of the Bank -- Liquidation Account."
(6) Pro forma stockholders' equity information is not intended to represent the fair market value of the Common Stock, the current value of the Bank's assets or liabilities or the amounts, if any, that would be available for distribution to stockholders in the event of liquidation. Such pro forma data may be materially affected by a change in the number of shares to be sold in the Stock Conversion and by other factors.

             HISTORICAL AND PRO FORMA REGULATORY CAPITAL COMPLIANCE

     The Bank is subject to the North Carolina savings bank requirement that net worth, computed in accordance with the requirements of the Administrator, equal or exceed 5% of total assets. In addition, the Bank is subject to the capital requirements of the FDIC. The FDIC requires that institutions which receive the highest rating during their examination process and are not experiencing or anticipating significant growth must maintain a leverage ratio of Tier 1 capital to "total assets" (as defined in FDIC regulations) of at least 3%. All other institutions are required to maintain a ratio of 1% or 2% above the 3% minimum with an absolute minimum leverage ratio of not less than 4%. The FDIC also imposes requirements that (i) the ratio of Tier 1 capital to risk-weighted assets equal at least 4% and (ii) the ratio of total capital to risk-weighted assets equal at least 8%.

     After the Bank Conversion, the Commercial Bank will instead be required to satisfy Federal Reserve Board capital requirements, which are similar but not identical to the FDIC's capital requirements. The following table sets forth the Bank's historical capital position relative to the various minimum Administrator and FDIC capital regulatory requirements to which it is currently subject. The next table sets forth the Bank's historical capital position and thereafter presents pro forma data relative to such Federal Reserve Board capital requirements to which the Commercial Bank will be subject. Pro forma data assumes that the Common Stock has been sold as of September 30, 1996 at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Valuation Range. For additional information regarding the financial condition of the Bank and the assumptions underlying the pro forma capital calculations set forth below, see "Use of Proceeds," "Capitalization" and "Pro Forma Data" and the financial statements and related notes appearing elsewhere herein.

                                                       Historical at
                                                    September 30, 1996
                                                 -----------------------
                                                              Percent of
                                                  Amount      Assets(1)
                                                 -------     -----------
                                                  (Dollars in thousands)

Tier 1/leverage capital........................    $18,306         9.60%
Tier 1/leverage capital requirement............      7,625         4.00
                                                   -------        -----
  Excess.......................................    $10,681         5.60%
                                                   =======        =====

Tier 1 risk-based capital......................    $18,306        13.97%
Tier 1 risk-based capital requirement..........      5,242         4.00
                                                   -------        -----
  Excess.......................................    $13,064         9.97%
                                                   =======        =====

Total risk-based capital.......................    $19,954        15.23%
Total risk-based capital requirement...........     10,484         8.00
                                                   -------        -----
  Excess.......................................    $ 9,470         7.23%
                                                   =======        =====

North Carolina regulatory capital..............    $19,954        10.28%
North Carolina regulatory capital requirement..      9,705         5.00
                                                   -------        -----
  Excess.......................................    $10,249         5.28%
                                                   =======        =====

--------------------
(1) The ratio of leverage capital is based on quarterly average assets for the year ended September 30, 1996. Tier 1 risk-based capital and total risk-based capital is based on risk-weighted assets at September 30, 1996. The North Carolina regulatory capital requirement is based on total assets at September 30, 1996.



                              Commercial Bank's
                                 Historical
                                 Capital at       Pro Forma Capital of the Commercial Bank as of September 30, 1996 Based on the
                                  September       Sale of (1):
                              30, 1996 Assuming   ---------------------------------------------------------------------------------
                               Federal Reserve     1,785,000 Shares      2,100,000 Shares     2,415,000 Shares    2,777,250 Shares
                               Board Capital           at $15.00            at $15.00             at $15.00           at $15.00
                                Requirements           Per Share            Per Share             Per Share           Per Share
                             -------------------  -------------------  --------------------  -------------------  -----------------

                                        Percent              Percent              Percent               Percent            Percent
                                          of                   of                   of                    of                of
                                        Assets               Assets               Assets                Assets              Assets
                              Amount      (2)      Amount      (2)      Amount      (2)       Amount      (2)     Amount     (2)
                             --------  ---------  --------  ---------  --------- ---------   --------  ---------  -------  --------

                                                                     (Dollars in thousands)

Capital under general
 accepted
   accounting principles...   $18,347      9.45%   $26,961     13.16%    $28,527     13.79%   $30,094     14.41%  $31,895    15.11%
                              =======     =====    =======     =====     =======     =====    =======     =====   =======    =====

Tier 1 (core) to total
 assets....................   $18,306      9.43%   $26,920     13.14%    $28,486     13.77%   $30,053     14.40%  $31,854    15.10%
Tier 1 (core) capital
 requirement (3)...........     7,764      4.00      8,194      4.00       8,272      4.00      8,350      4.00     8,439     4.00
                              -------     -----    -------     -----     -------     -----    -------     -----   -------    -----
   Excess..................   $10,542      5.43%   $18,726      9.14%    $20,214      9.77%   $21,703     10.40%  $23,415    11.10%
                              =======     =====    =======     =====     =======     =====    =======     =====   =======    =====

Tier 1 (core) capital to
 risk-weighted
   assets..................   $18,306     13.97%   $26,920     20.54%    $28,486     21.74%   $30,053     22.93%  $31,854    24.31%
Tier 1 (core) capital
 requirement...............     5,242      4.00      5,242      4.00       5,242      4.00      5,242      4.00     5,242     4.00
                              -------     -----    -------     -----     -------     -----    -------     -----   -------    -----
   Excess..................   $13,064      9.97%   $21,678     16.54%    $23,244     17.74%   $24,811     18.93%  $26,612    20.31%
                              =======     =====    =======     =====     =======     =====    =======     =====   =======    =====

Total capital to
 risk-weighted assets......   $19,954     15.23%   $28,568     21.80%    $30,134     22.99%   $31,701     24.19%  $33,502    25.56%
Total capital requirement..    10,484      8.00     10,484      8.00      10,484      8.00     10,484      8.00    10,484     8.00
                              -------     -----    -------     -----     -------     -----    -------     -----   -------    -----
   Excess..................   $ 9,470      7.23%   $18,084     13.80%    $19,650     14.99%   $21,217     16.19%  $23,018    17.56%
                              =======     =====    =======     =====     =======     =====    =======     =====   =======    =====

--------------------

(1) Assumes the Company will purchase all of the capital stock of the Converted Bank to be issued in the Stock Conversion in exchange for 50% of the net proceeds. Assumes net proceeds distributed to the Company or the Converted Bank (and the Commercial Bank) initially are invested in short-term U.S. government securities with a 0% risk-weighting. Assumes 8% of the Common Stock to be sold in the Stock Conversion is acquired by the ESOP, and that the funds used to acquire such shares are borrowed from the Company. Although repayment of such debt will be secured solely by the Common Stock purchased by the ESOP, the Converted Bank (and the Commercial Bank) expects to make discretionary contributions to the ESOP in an amount at least equal to the principal and interest payments on the ESOP debt. As a result, the table assumes a reduction to the Commercial Bank's pro forma capital and regulatory capital to reflect the cost of funding the ESOP. Assumes the cost of funding the MRP will be paid by the Company.
(2) Based on the Bank's total assets determined under generally accepted accounting principles for capital as determined under generally accepted accounting principles and Tier 1 capital purposes, and risk-weighted assets for the purpose of the risk-based capital requirements.
(3) Assumes a core capital requirement of 4% adjusted total assets, though such level may be increased by the Federal Reserve Board to as high as 5%. See "Regulation -- Depository Institution Regulation -- Capital Requirements."

                                 PRO FORMA DATA

     The following table sets forth the actual and, after giving effect to the Stock Conversion for the period and at the date indicated, pro forma consolidated income, stockholders' equity and other data of the Bank prior to the Stock Conversion and of the Company following the Stock Conversion. Unaudited pro forma consolidated income and related data have been calculated for the year ended September 30, 1996 as if the Common Stock had been sold at the beginning of the year, and the estimated net proceeds had been invested at 5.70% at the beginning of the fiscal year. The foregoing yield approximates the yield on the one-year U.S. Treasury bill at September 30, 1996. (While applicable regulations provide for the use of a yield representing the arithmetic average of the average yield on the Bank's interest-earning assets and the average cost of deposits, the Bank believes that the one-year Treasury bill rate represents a more realistic yield on its investments). The pro forma after-tax yield for the Company and the Bank is assumed to be 3.51% for the year ended September 30, 1996, based on the estimated combined state and federal tax rate of 38.5% for that period. No effect has been given in the pro forma stockholders' equity calculations for the assumed earnings on the net proceeds. The pro forma income and related data set forth below do not reflect accruals to be made by the Bank with regard to certain employee benefit plans to be adopted in connection with, and subsequent to, the Stock Conversion. See "Management of the Bank -- Certain Benefit Plans and Agreements."

     Set forth below are the estimated net proceeds to the Company, assuming the sale of the Common Stock at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Valuation Range. The actual net proceeds from the sale of the Common Stock cannot be determined until the Conversion is completed. However, net proceeds set forth on the following table are estimated based upon the following assumptions: (i) 100% of the shares of Common Stock will be sold in the Subscription and Community Offerings and the Syndicated Community Offering as follows: (a) 8% will be sold to the ESOP and 200,000 shares will be sold to directors and officers of the Bank and their associates and to employees, for which commissions will not be paid; and (b) the remaining shares will be sold to others in the Subscription and Community Offerings; and (ii) other Conversion expenses, not including sales commissions, will be approximately $579,000. The foregoing assumptions regarding estimated purchases in the Subscription and Community Offerings and Syndicated Community Offering are based on reasonable market assumptions, market conditions, consultations between the Bank and Trident Securities and planned purchases by the ESOP. Actual expenses may vary from those estimated.

                                                                    Maximum as
                                                                     adjusted,
                             Minimum of   Midpoint of  Maximum of       of
                              1,785,000    2,100,000    2,415,000    2,777,250
                               Shares       Shares       Shares       Shares
                              at $15.00    at $15.00    at $15.00    at $15.00
                              Per Share    Per Share    Per Share    Per Share
                             -----------  -----------  -----------  -----------
                                               (In thousands)

Gross proceeds.............     $26,775      $31,500      $36,225      $41,659
Less:  Estimated expenses..        (979)      (1,060)      (1,140)      (1,233)
                                -------      -------      -------      -------
Estimated net proceeds.....      25,796       30,440       35,085       40,426
Less:
   ESOP funded by the
    Company................      (2,142)      (2,520)      (2,898)      (3,333)
   MRP.....................      (1,071)      (1,260)      (1,449)      (1,666)
                                -------      -------      -------      -------
Estimated investable net
 proceeds..................     $22,583      $26,660      $30,738      $35,427
                                =======      =======      =======      =======


          The stockholders' equity and related data presented herein are not intended to represent the fair market value of the Common Stock, the current value of assets or liabilities, or the amounts, if any, that would be available for distribution to stockholders in the event of liquidation. For additional information regarding the liquidation account, see "The Conversion -- Effect of Conversion to Stock Form on Depositors and Borrowers of the Bank -- Liquidation Account." The pro forma income and related data derived from the assumptions set forth above should not be considered indicative of the actual results of operations of the Converted Bank (or the Commercial Bank) and the Company for any current or future period. Such pro forma data may be materially affected by a change in the number of shares to be issued in the Stock Conversion and other factors. See "The Conversion -- Stock Pricing and Number of Shares to be Issued." The historical and pro forma income and income per share information set forth below excludes an after-tax charge of $582,000 taken during the year ended September 30, 1996 representing a special assessment of 65.7 basis points on the Bank's deposits held as of March 31, 1995 pursuant to legislation enacted to recapitalize the SAIF.

                                                                At or for the Year Ended September 30, 1996
                                                           -----------------------------------------------------
                                                             1,785,000     2,100,000    2,415,000    2,777,250
                                                              Shares        Shares        Shares
                                                            at $15.00     at $15.00     at $15.00    at $15.00
                                                            Per Share     Per Share     Per Share    Per Share
                                                            -----------   -----------   ----------   ----------
                                                            (Dollars in thousands, except per share amounts)

Gross offering proceeds....................................  $   26,775    $   31,500   $   36,225   $   41,659
Less estimated offering expenses...........................        (979)       (1,060)      (1,140)      (1,233)
                                                             ----------    ----------   ----------   ----------
   Estimated net offering proceeds.........................      25,796        30,440       35,085       40,426
Less: ESOP funded by the Company...........................      (2,142)       (2,520)      (2,898)      (3,333)
        MRP................................................      (1,071)       (1,260)      (1,449)      (1,666)
                                                             ----------    ----------   ----------   ----------
   Estimated investable net proceeds.......................  $   22,583    $   26,660   $   30,738   $   35,427
                                                             ==========    ==========   ==========   ==========
Net income:
   Historical net income (1)...............................  $    1,402    $    1,402   $    1,402   $    1,402
   Pro forma income on investable net proceeds.............         792           935        1,078        1,242
   Pro forma ESOP adjustment (2)...........................        (132)         (155)        (178)        (205)
   Pro forma MRP adjustment (3)............................        (132)         (155)        (178)        (205)
                                                             ----------    ----------   ----------   ----------
       Total...............................................  $    1,930    $    2,027   $    2,124   $    2,234
                                                             ==========    ==========   ==========   ==========
 Net income per share: (4)
   Historical net income (1)...............................  $     0.85    $     0.72   $     0.63   $     0.54
   Pro forma income on investable net proceeds.............        0.48          0.48         0.48         0.48
   Pro forma ESOP adjustment (2)...........................       (0.08)        (0.08)       (0.08)       (0.08)
   Pro forma MRP adjustment (3)............................       (0.08)        (0.08)       (0.08)       (0.08)
                                                             ----------    ----------   ----------   ----------
       Total...............................................  $     1.17    $     1.04   $     0.95   $     0.86
                                                             ==========    ==========   ==========   ==========
Weighted average number of shares outstanding
   for earnings per share calculations (2).................   1,656,480     1,948,800    2,241,120    2,577,288

Stockholders' equity: (5)
    Historical.............................................  $   18,347    $   18,347   $   18,347   $   18,347
    Estimated net proceeds (3).............................      25,796        30,440       35,085       40,426
    Less: Common Stock acquired by ESOP (2)................      (2,142)       (2,520)      (2,898)      (3,333)
          Common Stock acquired by MRP (3).................      (1,071)       (1,260)      (1,449)      (1,666)
                                                             ----------    ----------   ----------   ----------
       Total...............................................  $   40,930    $   45,007   $   49,085   $   53,774
                                                             ==========    ==========   ==========   ==========

Stockholders' equity per share: (4)(5)
   Historical..............................................  $    10.28    $     8.74   $     7.60   $     6.61
   Estimated net proceeds (3)..............................       14.45         14.50        14.53        14.56
   Less: Common Stock acquired by ESOP (2).................       (1.20)        (1.20)       (1.20)       (1.20)
         Common Stock acquired by MRP (3)..................       (0.60)        (0.60)       (0.60)       (0.60)
                                                             ----------    ----------   ----------   ----------
       Total...............................................  $    22.93    $    21.44   $    20.33   $    19.37
                                                             ==========    ==========   ==========   ==========
Number of shares outstanding for
   stockholders' equity per share calculations.............   1,785,000     2,100,000    2,415,000    2,777,250

Offering price as a percentage of pro
 forma stockholders' equity per share......................       65.42%        69.99%       73.80%       77.47%
                                                             ==========    ==========   ==========   ==========
Ratio of offering price to pro forma
   net income per share....................................      12.87x        14.42x       15.83x       17.31x
                                                             ==========    ==========   ==========   ==========

                                                  (Footnotes on succeeding page)

--------------------
(1) Historical net income and historical net income per share exclude an after-tax charge of $582,000 taken during the year ended September 30, 1996 representing a special assessment of 65.7 basis points on the Bank's deposits held as of March 31, 1995 pursuant to legislation enacted to recapitalize the SAIF.
(2) Assumes 8% of the shares to be sold in the Stock Conversion are purchased by the ESOP under all circumstances, and that the funds used to purchase such shares are borrowed from the Company. The approximate amount expected to be borrowed by the ESOP is not reflected as a liability but is reflected as a reduction of capital. Although repayment of such debt will be secured solely by the shares purchased by the ESOP, the Converted Bank (and the Commercial Bank) expects to make discretionary contributions to the ESOP in an amount at least equal to the principal and interest payments on the ESOP debt. Pro forma net income has been adjusted to give effect to such contributions, based upon a fully amortizing debt with a ten-year term. Because the Company will be providing the ESOP loan, only principal payments on the ESOP loan are reflected as employee compensation and benefits expense. For purposes of this table the Purchase Price of $15.00 was utilized to calculate the ESOP expense. The Bank intends to record compensation expense related to the ESOP in accordance with AICPA SOP No. 93-6. As a result, to the extent the value of the Common Stock appreciates over time, compensation expense related to the ESOP will increase. SOP 93-6 also changes the earnings per share computations for leveraged ESOPs to include as outstanding only shares that have been committed to be released to participants. For purposes of the preceding table, it was assumed that 10% of the ESOP shares purchased in the Stock Conversion were committed to be released. See "Management of the Bank -- Certain Benefit Plans and Agreements -- Employee Stock Ownership Plan."
(3) Assumes a number of shares of Common Stock equal to 4% of the Common Stock to be sold in the Stock Conversion will be purchased by the MRP in the open market following the Stock Conversion. The dollar amount of the Common Stock to be purchased by the MRP is based on the Purchase Price in the Stock Conversion and represents unearned compensation and is reflected as a reduction of capital. Such amount does not reflect possible increases or decreases in the value of such stock relative to the Purchase Price in the Stock Conversion. As the Converted Bank (and the Commercial Bank) accrues compensation expense to reflect the vesting of such shares pursuant to the MRP, the charge against capital will be reduced accordingly.
     Implementation of the MRP would require stockholder approval at a meeting of the Company's stockholders. If the shares to be purchased by the MRP were newly issued shares purchased from the Company by the MRP at the Purchase Price rather than shares purchased in the open market, at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Valuation Range, pro forma stockholders' equity per share would have been $22.62, $21.18, $20.12 and $19.19, respectively, and pro forma net income per share would have been $1.14, $1.02, $.93 and $.85, respectively. As a result of the MRP acquiring authorized but unissued shares from the Company, stockholders' ownership interests in the Company would be diluted by approximately 3.85%. See "Management of the Bank -- Certain Benefit Plans and Agreements -- Management Recognition Plan" and "Risk Factors -- Dilutive Effect of MRP and Stock Options."
(4) It is expected that following the consummation of the Stock Conversion the Company will adopt the Option Plan, which would be subject to stockholder approval. Upon approval of the Option Plan, employees and directors could be granted options to purchase an aggregate amount of Common Stock equal to 10% of the shares issued in the Stock Conversion at exercise prices equal to the market price of the Common Stock on the date of grant. In the event the shares issued under the Option Plan consist of newly issued shares of Common Stock and all options available for award under the Option Plan were awarded, the interests of existing stockholders would be diluted. At the minimum, midpoint, maximum and 15% above the maximum of the Estimated Valuation Range, if all shares under the Option Plan were newly issued and the exercise price for the option shares were equal to the Purchase Price in the Conversion, the number of outstanding shares of Common Stock would increase to 1,963,500, 2,310,000, 2,656,500 and 3,054,975, respectively, net income per share would be $1.10, $.99, $.91 and $.83, respectively, and stockholders' equity per share would have been $22.21, $20.85, $19.84 and $18.97, respectively.
(5) Consolidated stockholders' equity represents the excess of the carrying value of the assets of the Company over its liabilities. The amounts shown do not reflect the federal income tax consequences of the potential restoration to income of the bad debt reserves for income tax purposes, which would be required in the event of liquidation. The amounts shown also do not reflect the amounts required to be distributed in the event of liquidation to eligible depositors from the liquidation account which will be established upon the consummation of the Stock Conversion. Pro forma stockholders' equity information is not intended to represent the fair market value of the Common Stock, the current value of the Bank's assets or liabilities or the amounts, if any, that would be available for distribution to stockholders in the event of liquidation. Such pro forma data may be materially affected by a change in the number of shares to be sold in the Stock Conversion and by other factors.

                         PROPOSED MANAGEMENT PURCHASES

     The following table sets forth information regarding the approximate number of shares of the Common Stock intended to be purchased by each of the directors and executive officers of the Bank and by all directors and executive officers as a group, including their associates. For purposes of the following table, it has been assumed that 2,100,000 shares of the Common Stock will be sold at $15.00 per share, the midpoint of the Estimated Valuation Range (see "The Conversion -- Stock Pricing and Number of Shares to be Issued") and that sufficient shares will be available to satisfy subscriptions in all categories.


                                                                   Percent   Aggregate Purchase
                                                          Total      of          Price of
       Name and Position                                  Shares    Total    Proposed Purchases
      ------------------                                 -------  --------  -------------------

Frederick H. Howdy, Director
  and Chairman of the Board                                40,000      2.0%        600,000
Linley H. Gibbs, Jr., Director
  and Vice Chairman of the Board                           16,667       .8         250,000
Thomas A. Vann, Director and President                     40,000      2.0         600,000
Edmund T. Buckman, Jr., Director                           40,000      2.0         600,000
Fred N. Holscher, Director                                 13,333       .6         200,000
Charles E. Parker, Jr., Director                           13,333       .6         200,000
Marshall T. Singleton, Director                            20,000      1.0         300,000


All directors and executive officers, as a
  group (14 persons) and their associates                 202,000      9.6       3,030,000

ESOP (1)                                                  168,000      8.0       2,520,000
MRP (2)                                                    84,000      4.0       1,260,000
                                                          -------     ----      ----------
     Total (3)                                            454,000     21.6%     $6,810,000
                                                          =======     ====      ==========

--------------------
(1) Consists of shares that could be allocated to participants in the ESOP, under which executive officers and other employees would be allocated in the aggregate 8% of the Common Stock issued in the Stock Conversion. See "Management of the Bank -- Certain Benefit Plans and Agreements -- Employee Stock Ownership Plan."
(2) Consists of shares that are expected to be awarded to participants in the MRP, if implemented, under which directors, executive officers and other employees would be awarded an aggregate number of shares equal to 4% of the Common Stock sold in the Stock Conversion. The dollar amount of the Common Stock to be purchased by the MRP is based on the Purchase Price in the Conversion and does not reflect possible increases or decreases in the value of such stock relative to the Purchase Price per share in the Stock Conversion. Implementation of the MRP would require stockholder approval. See "Management of the Bank -- Certain Benefit Plans and Agreements -- Management Recognition Plan." Such shares could be newly issued shares or shares purchased in the open market following implementation of the MRP, in the sole discretion of the Company's Board of Directors. The percentage shown assumes the shares are purchased in the open market. If all shares acquired by the MRP are newly issued shares, the percentage of the outstanding Common Stock owned by the MRP would be 3.85%. Any sale of newly issued shares to the MRP would be dilutive to existing stockholders. See "Risk Factors -- Possible Dilutive Effect of MRP and Stock Options."
(3) Does not include shares that possibly would be purchased by participants in an Option Plan, intended to be implemented, under which directors, executive officers and other employees would be granted options to purchase an aggregate amount of Common Stock equal to 10% of the shares issued in the Stock Conversion at exercise prices equal to the market price of the Common Stock on the date of grant. Shares issued pursuant to the exercise of options could be from treasury stock or newly issued shares. Implementation of the Option Plan would require regulatory and stockholder approval. See "Management of the Bank -- Certain Benefit Plans and Agreements -- Stock Option and Incentive Plan."

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General

     The Company has only recently been formed and, accordingly, has no results of operations at this time. As a result, this discussion relates to the
financial condition and results of operations of the Bank.   The business of the
Bank consists principally of attracting deposits from the general public and using such deposits to originate secured and unsecured commercial and consumer loans, permanent mortgage and construction loans secured by single-family residences, credit cards and other loans. The Bank's profitability depends primarily on its net interest income which is the difference between the income it receives on its loan and investment portfolios and its cost of funds, which consists of interest paid on deposits and borrowed funds. Net interest income is also affected by the relative amounts of interest-earning assets and interest-bearing liabilities. When interest-earning assets approximate or exceed interest bearing liabilities, any positive interest rate spread will generate net interest income. To a lesser extent, the Bank's profitability also is affected by the level of noninterest income and expenses. Noninterest income consists of fees on loans, customer service charges, gain from sale of loans and other miscellaneous income. Noninterest expenses consist of personnel, occupancy related expenses, federal deposit insurance premiums, data processing, advertising and other operating expenses.

     The operations of the Bank are influenced significantly by local economic conditions and by policies of financial institution regulatory authorities. The Bank's cost of funds is influenced by interest rates on competing investments and by rates offered on similar investments by competing financial institutions in the Bank's market area, as well as general market interest rates. Lending activities are affected by the demand for financing of real estate and other types of loans, which in turn is affected by the interest rates at which such financing may be offered.

     The Bank's business emphasis has been to operate as a well-capitalized, profitable and independent community-oriented financial institution dedicated to providing quality customer service. The Bank is committed to meeting the financial needs of the communities in which it operates. Management believes that the Bank can be more effective in servicing its customers than many of its nonlocal competitors because of the Bank's ability to quickly and effectively provide senior management responses to customer needs and inquiries. The Bank's ability to provide these services is enhanced by the stability of the Bank's senior management team.

Liquidity and Capital Resources

     Following the completion of the Stock Conversion, the Company initially will have no business other than that of the Converted Bank (and the Commercial
Bank) and investing the net Stock Conversion proceeds retained by it.
Management believes that the net proceeds to be retained by the Company, earnings on such proceeds and principal and interest payments on the ESOP loan, together with dividends that may be paid from the Converted Bank (or the Commercial Bank) to the Company following the Stock Conversion, will provide sufficient funds for its initial operations and liquidity needs; however, no assurance can be given that the Company will not have a need for additional funds in the future. The Converted Bank (and the Commercial Bank) will be subject to certain regulatory limitations with respect to the payment of dividends to the Company. See "Dividend Policy" and "Regulation -- Depository Institution Regulation -- Dividend Restrictions." The Company intends to lend a portion of the net proceeds retained from the Stock Conversion to the ESOP to permit its purchase of Common Stock in the Stock Conversion. See "Use of Proceeds."

     At September 30, 1996, the Bank had retained income of $18.3 million compared to $17.7 million at September 30, 1995. The Bank reported net income for the year ended September 30, 1996 of $820,000, as compared to $1.9 million and $2.2 million for the years ended September 30, 1995 and 1994, respectively. At September 30, 1996 and 1995, the Bank had a capital to total assets ratio of 9.5% and 10.0%, respectively. At September 30, 1996, the Bank had Tier 1 leverage capital, Tier 1 risk-based capital, and total risk-based capital of $18.3 million, $18.3 million and $20.0 million, respectively.

     At September 30, 1996, the Bank exceeded all regulatory minimum capital requirements. For a detailed discussion of the Administrator's and FDIC's regulatory capital requirements, and for a tabular presentation of the Bank's compliance with such requirements, see "Regulation -- Depository Institution Regulation -- Capital Requirements."

     For additional information regarding the Bank's actual, pro forma and minimum required capital ratios at September 30, 1996, see "Historical and Pro Forma Regulatory Capital Compliance." The Converted Bank (and the Commercial
Bank) will, as a result of the Stock Conversion, have substantially increased capital. There can be no assurance, however, that the Company's sources of funds will be sufficient to satisfy the liquidity needs of the Company in the future.

     The Bank's primary sources of funds are deposits, principal and interest payments on loans, proceeds from the sale of loans, and to a lesser extent, advances from the FHLB of Atlanta. While maturities and scheduled amortization of loans are predictable sources of funds, deposit flows and mortgage prepayments are greatly influenced by general interest rates, economic conditions and local competition.

     The primary investing activities of the Bank have been the origination of loans and the purchase of investment securities. During the years ended September 30, 1996, 1995 and 1994, the Bank had $130.2 million, $93.4 million and $152.0 million, respectively, of loan originations. During the years ended September 30, 1996 and 1995, the Bank purchased investment securities in the amounts of $6.0 million and $3.0 million, respectively. No investment securities were purchased during the year ended September 30, 1994. The primary financing activities of the Bank are the attraction of savings deposits and obtaining FHLB advances.

     The Administrator's regulations require savings banks to maintain liquid assets equal to at least 10% of total assets. The computation of liquidity under the Administrator's Regulations allows the inclusion of investments with readily marketable value, including investments with maturities in excess of five years. The Bank's average liquidity ratios were 13.6%, 12.6%, and 12.8% for the years ended September 30, 1996, 1995, and 1994, respectively. The Bank's most liquid assets are cash and cash equivalents. The levels of these assets are dependent on the Bank's operating, financing, lending and investing activities during any given period. At September 30, 1996 and 1995, cash and cash equivalents totaled $8.6 million and $1.8 million, respectively. The Bank has other sources of liquidity if a need for additional funds arises. During the years ended September 30, 1996 and 1995, the Bank sold loans totaling $53.0 million and $43.6 million, respectively. Additional sources of funds include FHLB of Atlanta advances. At September 30, 1996, the Bank had no outstanding FHLB advances, compared to $4.0 million of FHLB of Atlanta advances at September 30, 1995. At September 30, 1996, the Bank had $1.0 million of retail repurchase agreements, while no retail repurchase agreements were outstanding at September 30, 1995. Other sources of liquidity include investment and mortgage-backed securities designated as available for sale, which totaled $22.9 million at September 30, 1996.

     The Bank anticipates that it will have sufficient funds available to meet its current commitments. At September 30, 1996, certificates of deposit which are scheduled to mature within one year totaled $111.2 million. Management believes that a significant portion of such deposits will remain with the Bank.

Asset/Liability Management

     The Bank strives to achieve consistent net interest income and reduce its exposure to adverse changes in interest rates by matching the terms to repricing of its interest-sensitive assets and liabilities. Factors beyond the Bank's control, such as market interest rates and competition, may also have an impact on the Bank's interest income and interest expense.

     In the absence of any other factors, the overall yield or return associated with the Bank's earning assets generally will increase from existing levels when interest rates rise over an extended period of time, and conversely interest income will decrease when interest rates decrease. In general, interest expense will increase when interest rates rise over an extended period of time, and conversely interest expense will decrease when interest rates decrease.

Therefore, by controlling the increases and decreases in its interest income and interest expense which are brought about by changes in market interest rates, the Bank can significantly influence its net interest income.

     The President of the Bank reports to the Board of Directors on a regular basis on interest rate risk and trends, as well as liquidity and capital ratios and requirements. The Board of Directors reviews the maturities of the Bank's assets and liabilities and establishes policies and strategies designed to regulate the Bank's flow of funds and to coordinate the sources, uses and pricing of such funds. The first priority in structuring and pricing the Bank's assets and liabilities is to maintain an acceptable interest rate spread while reducing the net effects of changes in interest rates. The Bank's management is responsible for administering the policies and determinations of the Board of Directors with respect to the Bank's asset and liability goals and strategies.

     Management's principal strategy in managing the Bank's interest rate risk has been to increase interest rate sensitive assets such as commercial business loans and consumer loans. At September 30, 1996, the Bank had $10.3 million of commercial business loans and $37.4 million of consumer loans, which amounted to 6.0% and 21.5%, respectively, of the Bank's gross loan portfolio. In addition, in managing its portfolio of investment securities and mortgage-backed securities, the Bank in recent periods has emphasized the purchase of short-term securities so as to reduce the Bank's exposure to increases in interest rates. In addition, at September 30, 1996, the Bank had $21.6 million of loans held for sale, and, pursuant to SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities", the Bank has classified investment securities and mortgage-backed securities with an aggregate amortized cost of $22.8 million and an aggregate carrying value of $22.9 million as available for sale as of September 30, 1996. The Bank is holding these loans, investment securities and mortgage-backed securities as available for sale so that they may be sold if needed for liquidity or asset and liability management purposes.

     Management also has shortened the average repricing period of its assets by emphasizing the origination of short-term, fixed-rate or adjustable-rate residential mortgage loans. At September 30, 1996, the Bank held approximately $45.6 million of adjustable-rate residential mortgage loans, which represented approximately 26.3% of the Bank's gross loan portfolio. Depending on conditions existing at a given time, as part of its interest rate risk management strategy, the Bank may sell newly originated fixed-rate residential mortgage loans with original maturities of 10 years or more in the secondary market.

Interest Rate Sensitivity Analysis

     The Bank's asset/liability management may be analyzed by examining the extent to which its assets and liabilities are interest rate sensitive.
Interest rate sensitivity is a measure of the difference between amounts of interest-earning assets and interest-bearing liabilities which either reprice or mature within a given period of time. The difference, or the interest rate repricing "gap", provides an indication of the extent to which an institution's interest rate spread will be affected by changes in interest rates. A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities, and is considered negative when the amount of interest rate sensitive liabilities exceeds the amount of interest rate sensitive assets. Generally, during a period of rising interest rates, a negative gap within shorter maturities would adversely affect net interest income, while a positive gap within shorter maturities would result in an increase in net interest income, and during a period of falling interest rates, a negative gap within shorter maturities would result in an increase in net interest income while a positive gap within shorter maturities would result in a decrease in net interest income. Also, changes in interest rates could have a significant effect on the Bank's liquidity.

     At September 30, 1996, the Bank's one year interest sensitivity gap as a percentage of total interest-earning assets was a negative 12.2%. At September 30, 1996, the Bank's five year cumulative interest sensitivity gap as a percentage of total interest-earning assets was 9.8%.

     A static interest rate "gap" analysis may not be an accurate indicator of how net interest income will react to changes in interest rates. Income associated with interest-earning assets and costs associated with interest-bearing liabilities may not react uniformly to changes in interest rates. In addition, the magnitude and duration of changes in interest rates may have a significant impact on net interest income. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. Interest rates on certain types of assets and liabilities typically fluctuate in advance of changes in general market interest rates, while interest rates on other types may lag behind changes in general market rates. As an example, certain assets, such as adjustable-rate mortgage loans, have features (generally referred to as "interest rate caps") which limit changes in interest rates on a short-term basis and over the life of the asset. In the event of a change in interest rates, prepayment and early withdrawal levels could also deviate significantly from those assumed in calculating the interest rate gap. The ability of many borrowers to repay their debt may also decrease in the event of an interest rate increase.

     The following table sets forth the amounts of interest-earning assets and interest-bearing liabilities outstanding at September 30, 1996, which are projected to reprice or mature in each of the future time periods shown.

                                                        Six        Over One    Over Three     Over
                                         Less than   Months to     Through       Through      Five
                                        Six Months    One Year   Three Years   Five Years    Years      Total
                                        -----------  ----------  ------------  -----------  --------  ---------
                                                                    (In thousands)
Interest-earning assets:
  Real estate mortgage loans and
   mortgage-backed securities (1).....     $13,061    $ 23,772      $ 30,303      $ 8,582   $20,603   $ 96,321
  Commercial loans (1)(2).............      27,218          --            --           --    12,756     39,974
  Consumer loans (1)..................      20,821       4,417         7,990        3,396       366     36,990
  Investment securities...............       3,000       2,000            --        3,107        --      8,107
  FHLB of Atlanta stock...............       1,288          --            --           --        --      1,288
  Other interest-earning assets.......       8,577          --            --           --        --      8,577
                                           -------    --------      --------      -------   -------   --------
    Total.............................      73,965      30,189        38,293       15,085    33,725    191,257
                                           -------    --------      --------      -------   -------   --------

Interest-bearing liabilities:
  Deposits............................      37,403      89,459        33,432        4,167     6,752    171,213
  Other interest-bearing liabilities..       1,040          --            --           --        --      1,040
                                           -------    --------      --------      -------   -------   --------
    Total.............................      38,443      89,459        33,432        4,167     6,752    172,253
                                           -------    --------      --------      -------   -------   --------

Interest sensitivity gap..............     $35,522    $(59,270)     $  4,861      $10,918   $26,973   $ 19,004
                                           =======    ========      ========      =======   =======   ========
Cumulative interest sensitivity gap...     $35,522    $(23,748)     $(18,887)     $(7,969)  $19,004   $ 19,004
                                           =======    ========      ========      =======   =======   ========
Ratio of interest-earning assets
  to interest-bearing liabilities.....       192.4%       33.7%        114.5%       362.0%    499.5%     111.0%
                                           =======    ========      ========      =======   =======   ========
Ratio of cumulative gap to
 total assets.........................        18.3%     (12.2)%        (9.7)%       (4.1)%      9.8%       9.8%
                                           =======    ========      ========      =======   =======   ========
-------------

(1)  Net of loans-in-process.
(2)  Includes commercial real estate loans and commercial business loans.


          The preceding table was prepared utilizing certain assumptions as of September 30, 1996 regarding prepayment and decay rates provided by the FHLB of Atlanta. While management believes that these assumptions are reasonable, the actual interest rate sensitivity of the Bank's assets and liabilities could vary significantly from the information set forth in the table due to market and other factors. The following assumptions were used: (i) first mortgage loans on multi-family and commercial properties, construction and land loans and commercial business loans will not prepay; (ii) consumer loans other than home equity loans will prepay at an annual rate of 18%; and (iii) home equity loans and securities will prepay at an annual rate of 13.1%. The prepayment rates assumed for single-family real estate loans and mortgage-backed securities varied depending on the coupon rate of the loans or mortgage-backed securities and, with respect to adjustable-rate loans or mortgage-backed securities, whether the index used was a lagging index or a current index.

          The table further assumes the following annual decay rates or withdrawal factors for deposit accounts other than certificates of deposit:

                           Through   2 through    After
                            1 Year    3 Years    3 Years
                           --------  ----------  --------

 NOW.....................       37%         32%       17%
 Money market............       79          31        31
 Passbook and statement..       17          17        16


     The interest rate-sensitivity of the Bank's assets and liabilities illustrated in the table above could vary substantially if different assumptions were used or actual experience differs from the assumptions used. If passbook and NOW accounts and money market accounts were assumed to mature in one year or less, the Bank's one-year gap would have been a negative 21.9%.

Net Portfolio Value

     Management also measures the Bank's interest rate risk by computing estimated changes in the net portfolio value ("NPV") of its cash flows from assets, liabilities and off-balance sheet items in the event of a range of assumed changes in market interest rates. These computations estimate the effect on the Bank's NPV of sudden and sustained 1% to 4% increases and decreases in market interest rates. The following table presents the Bank's projected change in NPV for the various rate shock levels at September 30, 1996.


                                       Net Portfolio Value
Change                     -------------------------------------------
in Rates                   $ Amount          $ Change        % Change
--------                   --------         ----------       ---------
                                      (Dollars in thousands)

+ 400    bp                 $12,757          $(11,217)          (46.8)%
+ 300    bp                  15,776            (8,198)          (34.2)
+ 200    bp                  18,784            (5,190)          (21.6)
+ 100    bp                  21,384            (2,590)          (10.8)
0        bp                  23,974                --              --
- 100    bp                  25,903             1,929             8.0
- 200    bp                  27,831             3,857            16.1
- 300    bp                  28,998             5,024            21.0
- 400    bp                  30,164             6,190            25.8

    Computations of prospective effects of hypothetical interest rate changes are based on numerous assumptions, including relative levels of market interest rates, loan prepayments and deposit decay, and should not be relied upon as indicative of actual results. Further, the computations do not contemplate any actions the Bank may undertake in response to changes in interest rates.

    Certain shortcomings are inherent in the method of analysis presented in both the computation of NPV and in the analysis presented in the prior table setting forth the maturing and repricing of interest-earning assets and interest-bearing liabilities. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in differing degrees to changes in market interest rates. The interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Additionally, certain assets, such as adjustable-rate loans, which represent the Bank's primary loan product, have features which restrict changes in interest rates on a short-term basis and over the life of the asset. In addition, the proportion of adjustable-rate loans in the Bank's portfolio could decrease in future periods if market interest rates remain at or decrease below current levels due to refinance activity. Further, in the event of a change in interest rates, prepayment and early withdrawal levels would likely deviate significantly from those assumed in the tables. Finally, the ability of many borrowers to repay their adjustable-rate debt may decrease in the event of an interest rate increase.

Analysis of Net Interest Income

    Net interest income represents the difference between income derived from interest-earning assets and the interest expense on interest-bearing liabilities. Net interest income is affected by both (i) the difference between the rates of interest earned on interest-earning assets and the rates paid on interest-bearing liabilities ("interest rate spread") and (ii) the relative volume of interest-earning assets and interest-bearing liabilities.

    The following table sets forth certain information relating to the Bank's statements of financial condition and the statements of income for the years ended September 30, 1996, 1995, and 1994 and reflects the average yield on assets and average cost of liabilities for the periods indicated. Such yields and costs are derived by dividing income or expense by the average balance of assets and liabilities, respectively, for the periods shown. Average balances are derived from month end balances. Management does not believe that the use of month end balances instead of average daily balances has caused any material difference in the information presented. The average balances of loans receivable include loans on which the Bank has discontinued accruing interest. The yields and costs include fees which are considered adjustments to yields.

                                                    Year Ended September 30,
                                               ----------------------------------------------------------
                             At September 30,
                                   1996                    1995                         1994
                             -----------------  ----------------------------  ---------------------------
                                                                    Average                       Average
                                       Yield/   Average              Yield/   Average              Yield/
                             Balance    Cost    Balance   Interest    Cost    Balance   Interest    Cost
                             --------  -------  --------  --------  --------  --------  --------  --------
                                                                       (Dollars in thousands)
Interest-earning assets:
  Loans receivable.........  $155,681    8.82%  $148,538   $13,431     9.04%  $141,088   $12,511     8.87%
  Investment securities....     8,107    6.28      5,236       311     5.94      2,090       143     6.84
  Mortgage-backed
   securities..............    14,797    7.35     16,881     1,247     7.39     19,404     1,413     7.28
  Other interest-earning
   assets..................     7,053    6.06      5,349       361     6.75      4,539       318     7.01
                             --------  ------   --------   -------     ----   --------   -------     ----
    Total interest-earning
     assets................   185,638    8.49    176,004    15,350     8.72    167,121    14,385     8.61
                                                           -------                       -------
Non-interest-earning assets     8,501              7,579                         6,587
                             --------           --------                      --------
    Total assets...........  $194,139           $183,583                      $173,708
                             ========           ========                      ========

Interest-bearing
 liabilities:
  Deposits.................  $171,213    4.93   $159,304     7,939     4.98   $142,283     6,610     4.65
  FHLB advances............        --      --      2,250       145     6.44     11,833       730     6.17
  Other interest-bearing
   liabilities.............     1,040    4.51        629        21     3.34         48         4     8.33
                             --------  ------   --------   -------     ----   --------   -------     ----
    Total interest-bearing
     liabilities...........   172,253    4.93    162,183     8,105     5.00    154,164     7,344     4.76
                                                           -------                       -------
Non-interest-bearing
 liabilities...............     3,539              2,958                         2,848
                             --------           --------                      --------
    Total liabilities......   175,792            165,141                       157,012
Retained income............    18,347             18,442                        16,696
                             --------           --------                      --------
    Total liabilities and
     retained income.......  $194,139           $183,583                      $173,708
                             ========           ========                      ========
Net interest income........                                $ 7,245                       $ 7,041
                                                           =======                       =======
Interest rate spread (1)...              3.56%                         3.72%                         3.85%
                                       ======                          ====                          ====
Net yield on
 interest-earning assets
 (2).......................              3.92%                         4.12%                         4.21%
                                       ======                          ====                          ====
Ratio of average
 interest-earning assets
  to average
   interest-bearing
   liabilities.............            107.77%                       108.52%                       108.40%
                                       ======                       =======                       =======

                               Year Ended September 30,
                             ----------------------------
                                         1994
                             ----------------------------

                                                  Average
                              Average              Yield/
                              Balance   Interest   Cost
                              --------  --------  -------

Interest-earning assets:
  Loans receivable.........   $122,593   $10,016    8.17%
  Investment securities....      1,004        81    8.07
  Mortgage-backed
   securities..............     21,020     1,540    7.33
  Other interest-earning
   assets..................      2,877       174    6.05
                              --------   -------  ------
    Total interest-earning
     assets................    147,494    11,811    8.01

Non-interest-earning assets      8,169
                              --------
    Total assets...........   $155,663
                              ========

Interest-bearing
 liabilities:
  Deposits.................   $119,360     4,416    3.70
  FHLB advances............     19,000       786    4.14
  Other interest-bearing
   liabilities.............         25         2    8.00
                              --------   -------  ------
    Total interest-bearing
     liabilities...........    138,385     5,204    3.76
                                         -------
Non-interest-bearing
 liabilities...............      2,429
                              --------
    Total liabilities......    140,814
Retained income............     14,849
                              --------
    Total liabilities and
     retained income.......   $155,663
                              ========
Net interest income........              $ 6,607
                                         =======
Interest rate spread (1)...                         4.25%
                                                  ======
Net yield on
 interest-earning assets
 (2).......................                         4.48%
                                                  ======
Ratio of average
 interest-earning assets
  to average
   interest-bearing
   liabilities.............                       106.58%
                                                  ======
--------------------

(1) Represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(2)  Represents net interest income divided by average interest-earning assets.

Rate/Volume Analysis

     Net interest income can also be analyzed in terms of the impact of changing interest rates on interest-earning assets and interest-bearing liabilities and the changing volume or amount of these assets and liabilities. The following table represents the extent to which changes in interest rates and changes in the volume of interest-earning assets and interest-bearing liabilities have affected the Bank's interest income and interest expense during the periods indicated. For each category of interest-earning asset and interest-bearing liability, information is provided on changes attributable to: (i) changes in volume (changes in volume multiplied by old rate); (ii) changes in rate (change in rate multiplied by old volume); (iii) changes in rate-volume (changes in rate multiplied by the changes in volume); and (iv) net change (the sum of the previous columns).


                                                                Year Ended September 30,
                                     ------------------------------------------------------------------------------
                                            1996      vs.       1995             1995           vs.        1994
                                     --------------------------------------  --------------------------------------
                                              Increase (Decrease)                     Increase (Decrease)
                                                     Due to                                 Due to
                                     --------------------------------------  --------------------------------------
                                                           Rate/                                   Rate/
                                     Volume     Rate      Volume     Total   Volume     Rate      Volume     Total
                                     -------  ---------  ---------  -------  -------  ---------  ---------  -------
                                                                     (In thousands)
Interest income:
  Loans receivable.................   $ 660      $ 246       $ 13   $  919   $1,511     $  855      $ 129   $2,495
  Investment securities............     215        (19)       (28)     168       88        (12)       (14)      62
  Mortgage-backed securities.......    (184)        21         (3)    (166)    (118)       (10)         1     (127)
  Other interest-earning assets....      57        (12)        (2)      43      101         28         15      144
                                      -----      -----       ----   ------   ------     ------      -----   ------
    Total interest-earning assets..     748        236        (20)     964    1,582        861        131    2,574
                                      -----      -----       ----   ------   ------     ------      -----   ------

Interest expense:
  Deposits.........................     791        481         57    1,329      848      1,129        217    2,194
  FHLB advances....................    (591)        32        (26)    (585)    (297)       386       (145)     (56)
  Other interest-bearing
    liabilities....................      48         (2)       (29)      17        2         --         --        2
                                      -----      -----       ----   ------   ------     ------      -----   ------
     Total interest-bearing
       liabilities.................     248        511          2      761      553      1,515         72    2,140
                                      -----      -----       ----   ------   ------     ------      -----   ------

Change in net interest income......   $ 500      $(275)      $(22)  $  203   $1,029     $ (654)     $  59   $  434
                                      =====      =====       ====   ======   ======     ======      =====   ======

Results of Operations

Comparison of Financial Condition at September 30, 1996 and 1995

     Total assets increased 9.2% to $194.1 million at September 30, 1996 from $177.7 million at September 30, 1995. Assets invested in mortgage, consumer and commercial loans (net of loans-in-process, deferred fees and loan loss reserves) increased by 7.7%, to $155.7 million at September 30, 1996 from $144.5 million at September 30, 1995. Investment securities and mortgage-backed securities decreased by 9.5% between the periods, to $22.9 million at September 30, 1996 from $25.3 million at September 30, 1995.

     In order to take advantage of generally higher loan yields as well as shorter terms, the Bank has increased its emphasis on the origination of both secured and unsecured commercial and consumer loans. Prior to 1994, a majority of the loans originated by the Bank were mortgage loans secured by single-family residences. From time to time, the Bank sells selected mortgage loans in the secondary market in order to reduce interest rate and credit risk, while retaining servicing to generate additional fee income.

     Total residential real estate mortgage loans decreased 7.1% to $94.8 million at September 30, 1996 from $102.1 million at September 30, 1995. Consumer loans increased 26.1% to $37.4 million at September 30, 1996 from $29.7 million at September 30, 1995. Commercial real estate loans increased 42.4% to $31.2 million at September 30, 1996 from $21.9 million at September 30, 1995, and commercial business loans increased 179.3% to $10.3 million at September 30, 1996 from $3.7 million at September 30, 1995. During fiscal 1996, the Bank originated $76.3 million of residential real estate mortgage loans, compared to $59.2 million of such originations during fiscal 1995. The Bank sold $53.0 million of real estate loans during fiscal 1996, compared to $43.6 million during fiscal 1995. Loans serviced for others increased to $253.7 million at September 30, 1996 from $229.6 million at September 30, 1995. Commercial real estate, commercial business and consumer loan originations increased 57.5% to $53.8 million during fiscal 1996 from $34.2 million during fiscal 1995, as the Bank continues to place an emphasis on structuring itself as a commercial banking entity.

     Deposits for the period increased by 11.6%, to $171.2 million at September 30, 1996 from $153.5 million at September 30, 1995. The number of deposit accounts grew to 15,404 at September 30, 1996 from 13,794 at September 30, 1995. Total capital for the period increased by 3.7%, to $18.3 million at September 30, 1996 from $17.7 million at September 30, 1995. At September 30, 1996, the ratio of capital to total assets was 9.5%, compared to 10.0% at September 30, 1995.

Comparison of Operating Results for the Years Ended September 30, 1996 and 1995

     Net Income. Net income decreased by $1.0 million to $820,000 for the year ended September 30, 1996 from $1.9 million for the year ended September 30, 1995. The principal reasons for this decrease are the results of a special assessment on deposit insurance premiums, increased provisions for possible loan losses and accelerated depreciation on certain fixed assets, all of which are discussed below.

     Interest Income. Interest income increased $964,000, or 6.7%, to $15.3 million for fiscal 1996 from $14.4 million for fiscal 1995. This increase resulted from an increase in interest income on loans and investments and higher yields due to a rising interest rate environment. Interest on loans increased by $920,000, or 7.2%, to $13.4 million in fiscal 1996 from $12.5 million in fiscal 1995. This increase was due to a 17 basis point increase in the average yield on loans to 9.04% for fiscal 1996 from 8.87% for fiscal 1995. In addition, there was an increase of $7.5 million in the average balance of loans outstanding between the two periods. The average yield on total average interest-earning assets of $176.0 million was 8.7% for 1996 compared to an 8.6% average yield on $167.1 million of total average interest earning assets for 1995.

     Interest Expense. Interest expense for the year ended September 30, 1996 increased by $761,000, or 10.4%, to $8.1 million, from $7.3 million for fiscal 1995. The increase resulted from a rise in general market interest rates and was also influenced by an increase in the volume of deposits. Average deposits increased $17.0 million, or 11.9%, to $159.3 million for fiscal 1996 from $142.3 million for fiscal 1995. The average cost of interest-bearing liabilities increased to 5.0% for 1996 from 4.8% for 1995, and average interest-bearing liabilities increased to $162.2 million for fiscal 1996 from $154.2 million for fiscal 1995.

     Net Interest Income. Net interest income increased by $203,000, or 2.9%, to $7.2 million for the year ended September 30, 1996, from $7.0 million for the year ended September 30, 1995.

     Provision for Loan Losses. The Bank maintains an allowance for losses on loans based upon management's evaluation of risks in the loan portfolio, the Bank's past loan loss experience, and current and expected future economic conditions. The Bank provided $511,000 and $20,000 for loan losses during the years ended September 30, 1996 and 1995, respectively. The allowance for loan losses was $2.4 million at September 30, 1996 compared to $1.9 million at September 30, 1995. The ratio of the allowance for loan losses to total loans, net of loans in process and deferred loan fees, was 1.5% at September 30, 1996 compared to 1.3% at September 30, 1995. The increased provisions were necessary to support the growth and risks associated with the emphasis placed upon commercial and consumer lending.

     The Bank uses a systematic approach in determining the adequacy of its loan loss allowance and the necessary provision for loan losses, through a classification of assets program, whereby the loan portfolio is reviewed generally and delinquent loan accounts are analyzed individually, on a quarterly basis. Consideration is given to the account status, payment history, ability to repay and probability of repayment, and loan-to-value percentages. As a result of this review and analysis, loans are classified in the appropriate categories applicable to their circumstances. After reviewing current economic conditions, changes in delinquency status, and actual loan losses incurred by the Bank, management establishes an appropriate reserve percentage applicable to each category of assets, and provision for loan losses is recorded when necessary to bring the allowance to a level consistent with this analysis. Historically, the Bank's ratio of nonperforming loans to total loans has been lower in comparison to its peers, while the ratio of its allowance for loan losses to nonperforming loans has been higher in comparison to its peers. The ratio of nonperforming loans to total loans was 0.7% at September 30, 1996 and 0.5% at September 30, 1995.

     Noninterest Income. Noninterest income totaled $1.8 million for the year ended September 30, 1996 and $1.5 million for the year ended September 30, 1995. Noninterest income consists of fees and service charges earned on loans, service charges on deposit accounts, gains for sale of loans, and other miscellaneous income. Gains from sales of loans increased to $423,000 for fiscal 1996 from $312,000 for fiscal 1995, as the volume of loans sold increased to $53.0 million for 1996 from $43.6 million for 1995. Servicing fee income on loans serviced for others increased to $632,000 for fiscal 1996 from $582,000 for fiscal 1995.

     Noninterest Expense. Noninterest expenses increased 28.9% in fiscal 1996 to $7.3 million, from $5.7 million in fiscal 1995. The ratio of these expenses to gross income was 42.4% in fiscal 1996 compared to 35.6% in fiscal 1995. The largest single component of these expenses, compensation and fringe benefits, increased 4.0% in fiscal 1996 to $3.6 million from $3.4 million for fiscal 1995. These increases are a result of the growth in personnel and management required to support the 16.9% growth in assets from September 30, 1994 to September 30, 1996.

     Federal deposit insurance premiums increased by $995,000 to $1.3 million for the year ended September 30, 1996 from $305,000 for the year ended September 30, 1995. During the year ended September 30, 1996, the Bank incurred a one-time FDIC assessment of $946,000 to capitalize the SAIF insurance fund up to required reserve ratios. The assessment was based upon 65.7 cents per $100 of SAIF deposits as of March 31, 1995. During fiscal 1996, the Bank has also paid continuing SAIF insurance premiums at a rate of 23 cents per $100 of SAIF deposits. However, that rate will drop to 6.4 cents per $100 effective January 1, 1997 through December 31, 1999 and to 2.4 cents per $100 thereafter. This revised deposit insurance rate structure will enable the Bank to recognize a substantial reduction in deposit insurance premiums going forward.

     Premises and equipment expense increased by $255,000 to $798,000 for the year ended September 30, 1996 from $543,000 for September 30, 1995. During the year ended September 30, 1996 the Bank recognized accelerated depreciation of $225,000 on certain fixed assets with no future value due to obsolescence or excessive use.

     Income Taxes. The provision for income taxes decreased to $451,000 for fiscal 1996 from $998,000 for fiscal 1995. The Bank's effective income tax rate was 35.4% for the year ended September 30, 1996 and 34.9% for the year ended September 30, 1995.

Comparison of Financial Condition at September 30, 1995 and 1994

     Total assets increased 7.1% to $177.7 million at September 30, 1995 from $166.0 million at September 30, 1994. Assets invested in mortgage, consumer and commercial loans (net of loans-in-process, deferred fees and loan loss reserves) increased by 6.5% to $144.5 million at September 30, 1995 from $135.7 million at September 30, 1994. Investment securities and mortgage-backed securities increased by 29.4% to $25.3 million at September 30, 1995 from $19.5 million at September 30, 1994.

     Total residential real estate mortgage loans decreased 5.8% to $102.1 million at September 30, 1995 from $108.4 million at September 30, 1994. Consumer loans increased 34.1% to $29.7 million at September 30, 1995 from $22.1 million at September 30, 1994. Commercial real estate loans increased 28.0% to $21.9 million at September 30, 1995 from $17.1 million at September 30, 1994, and commercial business loans increased 108.1% to $3.7 million at September 30, 1995 from $1.8 million at September 30, 1994. During fiscal 1995, the Bank originated $59.2 million of residential real estate mortgage loans compared to $123.9 million during fiscal 1994. This decrease was attributable mainly to an increase in market rates during 1995 and a dramatic reduction in the amount of refinancing that occurred during fiscal 1994. The Bank sold $43.6 million of real estate loans during fiscal 1995 compared to $88.5 million during fiscal 1994. Loans serviced for others increased to $229.6 million at September 30, 1995 from $205.1 million at September 30, 1994. Commercial real estate, commercial business and consumer loan originations increased 21.7% to $34.2 million during fiscal 1995 from $28.1 million during fiscal 1994.

     Deposits increased by 16.6% to $153.5 million at September 30, 1995 from $131.6 million at September 30, 1994. The number of deposit accounts grew to 13,794 at September 30, 1995 from 11,377 at September 30, 1994. Total capital increased by 13.2%, to $17.7 million at September 30, 1995 from $15.6 million at September 30, 1994. At September 30, 1995, the ratio of capital to total assets was 10.0%, compared to 9.4% at September 30, 1994.

Comparison of Operating Results for the Years Ended September 30, 1995 and 1994

     Net Income. Net income decreased by $16.6% to $1.9 million for the year ended September 30, 1995 from $2.2 million for the year ended September 30, 1994. The adoption of Financial Accounting Standards Board ("FASB") Statement No. 109, "Accounting for Income Taxes" ("SFAS No. 109"), resulted in the recognition of an additional $250,000 in income for the year ended September 30, 1994 and represents the cumulative effect on prior years of adopting SFAS No. Statement 109.

     Interest Income. Interest income increased $2.6 million or 21.8% to $14.4 million for 1995 from $11.8 million for 1994. This increase resulted from an increase in interest income on loans and investments and higher yields due to a rising interest rate environment. Interest on loans increased by $2.5 million, or 24.9%, to $12.5 million for fiscal 1995. This increase was due to a 70 basis point increase in the average yield on loans to 8.87% for fiscal 1995 from 8.17% for fiscal 1994. There was an increase of $18.5 million in the average balance of loans outstanding between the two periods. The average yield on total average interest earning assets of $167.1 million was 8.6% for fiscal 1995 compared to an 8.0% average yield on $147.5 million of total average interest earning assets for fiscal 1994.

     Interest Expense. Interest expense for the year ended September 30, 1995 increased $2.1 million, or 41.1%, to $7.3 million for fiscal 1995 from $5.2 million for fiscal 1994. The increase resulted from a rise in general market interest rates and was also influenced by an increase in the volume of deposits. Average deposits increased $22.9 million, or 19.2%, to $142.3 million for fiscal 1995 from $119.4 million for fiscal 1994. The average cost of interest-bearing liabilities increased to 4.8% for fiscal 1995 from 3.8% for fiscal 1994, and average interest-bearing liabilities increased to $154.2 million for fiscal 1995 from $138.4 million for fiscal 1994.

     Net Interest Income. Net interest income for the year ended September 30, 1995 increased by $434,000, or 6.6%, to $7.0 million from $6.6 million for the year ended September 30, 1994. The principal reason for the increase in net interest income was an improvement in the Bank's ratio of average interest-earning assets to average interest-bearing liabilities to 108.4% for fiscal 1995 from 106.6% for fiscal 1994.

     Provision for Loan Losses. The Bank maintains an allowance for losses on loans based upon management's evaluation of risks in the loan portfolio, the Bank's past loan loss experience, and current and expected future economic conditions. The Bank provided $20,000 and $210,000 for loan losses during the years ended September 30, 1995 and 1994, respectively. The allowance for loan losses was $1.9 million at September 30, 1995 compared to $2.0 million at September 30, 1994. The ratio of nonperforming loans to total loans was 0.5% at September 30, 1995 and 0.3% at September 30, 1994.

     Noninterest Income. Noninterest income totaled $1.5 million for the year ended September 30, 1995 and $1.7 million for the year ended September 30, 1994. Noninterest income consists of fees and service charges earned on loans, service charges on deposit accounts, gains from sale of loans, and other miscellaneous income. Gains from sales of loans declined to $312,000 for fiscal 1995 from $581,000 for fiscal 1994 as the volume of loans sold declined to $43.6 million for fiscal 1995 from $88.5 million for fiscal 1994. Servicing fee income on loans serviced for others increased to $582,000 for fiscal 1995 from $580,000 for fiscal 1994.

     Noninterest Expense. Noninterest expenses increased 17.9% in fiscal 1995 to $5.7 million, from $4.8 million in fiscal 1994. The ratio of these expenses to gross income was 35.6% in fiscal 1995 compared to 35.7% in fiscal 1994. The principal reasons for these increases were costs associated with the expansion of the Bank's retail branch network and its lending and deposit-taking activities, expenditures to upgrade the systems required to support the Bank's greater volume of business, the renovation and occupancy of a new operations center and continuing deposit insurance premium assessments. The largest single component of these expenses, compensation and fringe benefits, increased 24.2% in fiscal 1995 to $3.4 million from $2.8 million for fiscal 1994. These increases are a result of the growth in personnel and management required to support the 21.7% growth in assets from September 30, 1993 to September 30, 1995.

     Income Taxes. The provision for income taxes decreased to $998,000 for fiscal 1995 from $1.3 million for fiscal 1994. The Bank's effective income tax rate was 34.9% for the year ended September 30, 1995 and 36.0% for the year ended September 30, 1994. Effective October 1, 1993, the Bank adopted SFAS No.
109. The implementation of SFAS No. 109 resulted in an increase in net income of $250,000 for the year ended September 30, 1994.

Impact of Inflation and Changing Prices

     The financial statements of the Bank and accompanying footnotes have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time and due to inflation. The impact of inflation is reflected in the increased cost of the Bank's operations. Unlike most industrial companies, nearly all the assets and liabilities of the Bank are monetary. As a result, interest rates have a greater impact on the Bank's performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the price of goods and services.

Impact of Recent Accounting Standards

     Effective October 1, 1993, the Bank adopted Statement of Financial Accounting Standards No. 109 ("SFAS No. 109"), "Accounting for Income Taxes." This statement requires that all deferred tax asset and liability balances be determined by application to temporary differences of the tax rate expected to be in effect when taxes will become payable or receivable. Temporary differences are differences between the tax basis of assets and liabilities and their reported amounts in the financial statements that will result in taxable or deductible amounts in future years. Net income for the year ended September 30, 1994 includes income of $250,000 which represents the net change in deferred taxes as of October 1, 1993. Such amount has been reflected separately in the consolidated statement of operations as a cumulative effect on prior years of a change in accounting principle.

     Statement of Financial Accounting Standards No. 114 ("SFAS No. 114"), "Accounting by Creditors for Impairment of a Loan", requires measurement of potential losses on impaired loans. SFAS No. 114 provides guidance on methods of calculating losses associated with impaired loans. The FASB has issued Statement of Financial Accounting Standard No. 118 which amends SFAS No. 114 to allow a creditor to use existing methods of recognizing interest income on an impaired loan. The Bank adopted these standards effective on October 1, 1995. Because the Bank historically has not had significant amounts of impaired loans, management does not believe SFAS No. 114 will have a significant effect on its financial condition or results of operations in the future.

     The FASB issued Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investment in Debt and Equity Securities" ("SFAS No. 115"). This Statement addresses the accounting and reporting for investments in equity securities that have readily determinable fair values, and all investments in debt securities. SFAS No. 115 requires classification of investments into three categories. Debt securities that the Bank has the positive intent and ability to hold to maturity are classified as held to maturity and must be reported at amortized cost. Debt and equity securities that are bought and held principally for the purpose of selling them in the near term are classified as trading and must be reported at fair value, with unrealized gains and losses included in earnings. All other debt and equity securities must be considered available for sale and must be reported at fair value, with unrealized gains and losses excluded from earnings and reported as a separate component of stockholder's equity (net of tax effects). All securities presently owned by the Bank are categorized as available for sale, and management does not expect SFAS No. 115 to have a material effect on the Bank's financial position or results of operations.

     In March 1995, the FASB issued SFAS No. 121 "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of." The statement is effective for years beginning after December 15, 1995 and requires, among other things, recognition of impairment of long-lived assets, if any, based upon the difference between the undiscounted expected future cash flows and the carrying value. Further, the statement requires that long-lived assets to be disposed of be reported at the lower of carrying amount or fair value less costs to sell. The Bank plans to adopt the provisions of SFAS No. 121 on October 1, 1996 and management does not believe the adoption of this statement will have a material effect on the Bank's financial position or results of operations.

     The FASB has issued Statement of Financial Accounting Standards No. 122 ("SFAS No. 122"), "Accounting for Mortgage Servicing Rights," which is effective for fiscal years beginning after December 15, 1995. SFAS No. 122 amends certain portions of SFAS No. 65 by eliminating the accounting distinction between rights to service mortgage loans for others that are acquired through loan origination activities and those acquired through purchase transactions. SFAS No. 122 requires the costs of acquiring loans, whether purchased or originated, to be allocated to the mortgage servicing rights and the loans (without the mortgage servicing rights) based on their relative fair values, if determinable. Any costs allocated to mortgage servicing rights should be recognized as a separate asset and amortized over the period of estimated net servicing income. All capitalized mortgage servicing rights should be evaluated for impairment based on their fair value. Management does not believe that the implementation of SFAS No. 122 will materially affect the financial condition or results of operations of the Bank.

     In November 1995, the FASB issued Statement of Financial Accounting Standards No. 123 "Accounting for Awards of Stock-Based Compensation to Employees" ("SFAS No. 123"). SFAS No. 123 is effective for years beginning after December 15, 1995. Earlier application is permitted. The Statement defines a fair value based method of accounting for an employee stock option or similar equity instrument and encourages all entities to adopt that method of accounting for all of their employee stock compensation plans. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by APB Opinion No. 25, "Accounting for Stock Issued to Employees" ("Opinion 25"). Under the fair value based method, compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. Under the intrinsic value based method, compensation cost is the excess, if any, of the quoted market price of the stock at the grant date or other measurement date over the amount an employee must pay to acquire the stock. Most fixed stock option plans -- the most common type of stock compensation plan -- have no intrinsic value at grant date, and under Opinion 25 no compensation cost is recognized for them. Compensation cost is recognized for other types of stock based compensation plans under Opinion 25, including plans with variable, usually performance-based, features. This Statement requires that an employer's financial statements include certain disclosures about stock-based employee compensation arrangements regardless of the method used to account for them. Management has not determined when it will adopt the provisions of SFAS No. 123 and has not estimated the effect of adoption on the Company's financial condition or results of operations.

     The Accounting Standards Division of the AICPA approved SOP 93-6, "Employers' Accounting for Employee Stock Ownership Plans," which is effective for fiscal years beginning after December 15, 1993 and applies to shares of capital stock of sponsoring employers acquired by employee stock ownership plans after December 31, 1992 that had not been committed to be released as of January 1, 1992. SOP 93-6 will, among other things, change the measure of compensation recorded by employers from the cost of ESOP shares to the fair value of employee stock ownership plan shares. To the extent that the fair value of the ESOP shares, committed to be released directly to compensate employees, differs from the cost of such shares, compensation expenses and a related charge or credit to additional paid-in capital will be reported in the Company's financial statements.

                            BUSINESS OF THE COMPANY

     The Company was organized at the direction of the Board of Directors of the Bank in October 1996 for the purpose of becoming a holding company to own all of the outstanding capital stock of the Bank. Upon completion of the Stock Conversion, the Bank will become a wholly owned subsidiary of the Company. For additional information, see "NewSouth Bancorp, Inc."

     The Company currently is not an operating company. Following the Conversion, the Company will be engaged primarily in the business of directing, planning and coordinating the business activities of the Bank. In the future, the Company may become an operating company or acquire or organize other operating subsidiaries, including other financial institutions, though there are no current plans in this regard. Initially, the Company will not maintain offices separate from those of the Bank or employ any persons other than its officers who will not be separately compensated for such service.

                              BUSINESS OF THE BANK

General

     The Bank's principal business consists of attracting deposits from the general public and investing these funds in loans secured by first mortgages on owner-occupied, single-family residences in the Bank's market area, commercial real estate loans, commercial business loans and consumer loans, and, to a lesser extent, multi-family residential real estate loans.

     The Bank derives its income principally from interest earned on loans and investments and, to a lesser extent, loan servicing and other fees and gains on the sale of loans and investments. The Bank's principal expenses are interest expense on deposits and borrowings and noninterest expense such as compensation and employee benefits, office occupancy expenses and other miscellaneous expenses. Funds for these activities are provided principally by deposits, borrowings, repayments of outstanding loans and investments and operating revenues.

Market Area

     Although the Bank makes loans and obtains deposits throughout eastern and northeastern North Carolina, the Bank's primary market area consists of Beaufort, Craven, Lenoir, Nash, Pasquotank and Pitt Counties in North Carolina, which are the counties in which the Bank's offices are located. At September 30, 1996, management estimates that more than 95% of deposits and 90% of loans came from its primary market area.

     The economy of the Bank's primary market area is diversified, with employment distributed among manufacturing, agriculture and non-manufacturing activities. Major employers in the area include Weyerhaeuser Company, Dupont, East Carolina University and Pitt Memorial Hospital. The unemployment rate in the Bank's market area is below the national average, though higher than the unemployment rate for the State of North Carolina.

     According to data provided by a private marketing firm, the Bank estimates the population of its primary market area to be approximately 430,000. This compares to a population of approximately 400,000 in 1990. The average household income of the Bank's primary market area is approximately $26,746, as compared to $30,562 for North Carolina as a whole.

Lending Activities

     General. The Bank's gross loan portfolio totaled $173.7 million at September 30, 1996, representing 89.5% of total assets at that date. It is the Bank's policy to concentrate its lending within its market area. At September 30, 1996, $58.6 million, or 33.7% of the Bank's gross loan portfolio, consisted of single-family, residential mortgage loans. The Bank's construction loans totaled $35.2 million, or 20.3% of the Bank's gross loan portfolio, at September 30, 1996. The Bank also originates a significant amount of commercial real estate loans. At September 30, 1996, commercial real estate loans amounted to $31.2 million, or 17.9% of the Bank's gross loan portfolio. In recent years, the Bank has sought to increase originations of commercial business loans and
consumer loans.   At September 30, 1996, commercial business loans totaled $10.3 million, or 6.0% of the Bank's gross loan portfolio, and consumer loans totaled $37.4 million, or 21.5% of the Bank's gross loan portfolio. To a lesser extent, the Bank also originates multi-family residential real estate loans and commercial real estate loans. At September 30, 1996, multi-family residential real estate loans amounted to $1.0 million, or 0.6% of the Bank's gross loan portfolio.

     Loan Portfolio Composition. The following table sets forth selected data relating to the composition of the Bank's loan portfolio by type of loan at the dates indicated. At September 30, 1996, the Bank had no concentrations of loans exceeding 10% of gross loans other than as disclosed below.

                                                           At September 30,
                                        -------------------------------------------------------
                                              1996               1995               1994
                                        -----------------  -----------------  -----------------
                                         Amount      %      Amount      %      Amount      %
                                        --------  -------  --------  -------  --------  -------
                                                        (Dollars in thousands)
Residential mortgage loans:
  Single-family residential...........  $ 58,576    33.7%  $ 67,736    43.0%  $ 74,364    49.8%
  Multi-family residential............       998      .6      2,315     1.5      2,412     1.6
  Construction........................    35,240    20.3     32,062    20.4     31,663    21.2
                                        --------  ------   --------  ------   --------  ------
    Total residential mortgage loans..    94,814    54.6    102,113    64.9    108,439    72.6
                                        --------  ------   --------  ------   --------  ------

Commercial loans:
  Commercial real estate..............    31,168    17.9     21,890    13.9     17,098    11.4
  Commercial business.................    10,328     6.0      3,698     2.4      1,777     1.2
                                        --------  ------   --------  ------   --------  ------
    Total commercial loans............    41,496    23.9     25,588    16.3     18,875    12.6
                                        --------  ------   --------  ------   --------  ------

Consumer loans:
  Automobile..........................     4,185     2.4      2,532     1.6      1,986     1.3
  Savings account loans...............       549      .3        661      .4        454      .3
  Home equity loans...................    17,949    10.3     15,514     9.9     11,930     8.0
  Other...............................    14,740     8.5     10,977     6.9      7,767     5.2
                                        --------  ------   --------  ------   --------  ------
    Total consumer loans..............    37,423    21.5     29,684    18.8     22,137    14.8
                                        --------  ------   --------  ------   --------  ------
      Total...........................   173,733  100.00%   157,385  100.00%   149,451  100.00%
                                        --------  ======   --------  ======   --------  ======


Less:
  Loans in process....................    15,245             10,626             11,506
  Deferred fees and discounts.........       456                341                289
  Allowance for loan losses...........     2,351              1,877              1,977
                                        --------           --------           --------
    Total.............................  $155,681           $144,541           $135,679
                                        ========           ========           ========

          Loan Maturities. The following table sets forth certain information at September 30, 1996 regarding the dollar amount of loans maturing or repricing in the Bank's portfolio. Demand loans, loans having no stated schedule of repayments and no stated maturity, and overdrafts are reported as due in one year or less. Adjustable- and floating-rate loans are included in the period in which interest rates are next scheduled to adjust rather than the periods in which they mature, and fixed-rate loans are included in the period in which the final contractual repayment is due. The table does not include any estimate of prepayments which significantly shorten the average life of all mortgage loans and may cause the Bank's repayment experience to differ from that shown below. Loan balances are net of loans in process. Construction loans are reported as due during the year ended September 30, 1997.

                                                                                                Due After
                                                                Due After       Due After      10 Through
                               Due During the Year Ending       3 Through       5 Through       15 Years     Due After 15
                                      September 30,           5 Years After   10 Years After      After       Years After
                              -----------------------------   September 30,   September 30,     September      September
                              1997        1998        1999         1996            1996         30, 1996       30, 1996      Total
                             -------  -------------  -------  --------------  --------------  -------------  -------------  -------
                                                                         (In thousands)
Residential mortgage loans.  $16,790        $ 2,056  $ 2,233         $ 4,982         $15,236        $13,791        $26,436  $ 81,524
Commercial (1).............    4,993          5,462    5,976          13,694           9,849             --             --    39,974
Consumer...................    3,756          4,070    4,462           7,023           4,058          6,402          7,219    36,990

                             -------        -------  -------         -------         -------        -------        -------  --------
     Total.................  $25,539        $11,588  $12,671         $25,699         $29,143        $20,193        $33,655  $158,488
                             =======        =======  =======         =======         =======        =======        =======  ========

  ---------------
  (1)  Includes commercial real estate and commercial business loans.


     The following table sets forth at September 30, 1996 the dollar amount of all loans due one year or more after September 30, 1996 which have predetermined interest rates and have floating or adjustable interest rates.

                              Predetermined    Floating or
                                  Rate       Adjustable Rates
                              -------------  ----------------
                                     (In thousands)
Residential mortgage loans..        $30,897           $33,837
Commercial (1)..............         10,843            24,138
Consumer....................         11,389            21,845
                                    -------           -------
 Total......................        $53,129           $79,820
                                    =======           =======

          --------------
          (1)  Includes commercial real estate and commercial business loans.

          Scheduled contractual principal repayments of loans do not reflect the actual life of such assets. The average life of loans can be substantially less than their contractual terms because of prepayments. In addition, due-on-sale clauses on loans generally give the Bank the right to declare a loan immediately due and payable in the event, among other things, that the borrower sells the real property subject to the mortgage and the loan is not repaid. The average life of mortgage loans tends to increase when current mortgage loan market rates are substantially higher than rates on existing mortgage loans and, conversely, decrease when current mortgage loan market rates are substantially lower than rates on existing mortgage loans.

          Originations, Purchases and Sales of Loans. The Bank generally has authority to originate and purchase loans secured by real estate located throughout the United States. Consistent with its emphasis on being a community-oriented financial institution, the Bank concentrates its lending activities in its market area.

          The following table sets forth certain information with respect to the Bank's loan origination, purchase and sale activity for the periods indicated.

                                  Year Ended September 30,
                                 ---------------------------
                                   1996     1995      1994
                                 --------  -------  --------
                                       (In thousands)
Loans originated:
  Residential mortgage loans:
    Single-family residential..  $ 39,333  $27,643  $ 77,005
    Multi-family residential...        45       --       657
    Construction...............    36,964   31,556    46,236
  Commercial loans (1).........    31,144   15,780    17,693
  Consumer loans...............    22,684   18,388    10,361
                                 --------  -------  --------
     Total loans originated....  $130,170  $93,367  $151,952
                                 ========  =======  ========

Loans purchased................  $     --  $    --  $     --
                                 --------  -------  --------
     Total loans purchased.....  $     --  $    --  $     --
                                 ========  =======  ========

Loans sold:
  Whole loans..................  $ 53,033  $43,609  $ 88,529
  Participation loans..........        --       --        --
                                 --------  -------  --------
     Total loans sold..........  $ 53,033  $43,609  $ 88,529
                                 ========  =======  ========

---------------
(1)  Includes commercial real estate and commercial business loans.

          The Bank's loan originations are derived from a number of sources, including referrals from depositors and borrowers, repeat customers, advertising, calling officers as well as walk-in customers. The Bank's solicitation programs consist of advertisements in local media, in addition to participation in various community organizations and events. Real estate loans are originated by the Bank's loan personnel. All of the Bank's loan personnel are salaried, and though the Bank does not compensate loan personnel on a commission basis for loans originated, it does pay commissions on loan fees generated. With the exception of applications for boat or recreational vehicle loans, which may be originated on an indirect basis through an arrangement with two dealers, loan applications are accepted at the Bank's offices. In addition, the Bank has several salaried loan originators who travel to meet prospective borrowers and take applications. In all cases, the Bank has final approval of the application. Historically, the Bank generally has not purchased loans. However, the Bank may in the future consider making limited loan purchases, including purchases of commercial loans.

          In recent years, the Bank has sold a significant amount of fixed-rate, single-family mortgage loans that it originated. During the years ended September 30, 1996, 1995 and 1994, the Bank sold $53.0 million, $43.6 million and $88.5 million, respectively, of such loans. Such loans are sold in the secondary market to the FHLMC. The Bank generally retains servicing on loans sold.

          Loan Underwriting Policies. The Bank's lending activities are subject to the Bank's written, non-discriminatory underwriting standards and to loan origination procedures prescribed by the Bank's Board of Directors and its management. Detailed loan applications are obtained to determine the borrower's ability to repay, and the more significant items on these applications are verified through the use of credit reports, financial statements and confirmations. All mortgage loans are presented weekly to a loan committee of the Board of Directors of the Bank made up of three outside directors who serve on a rotating basis. Neither the President nor the Chairman of the Board serves on the loan committee. Individual officers of the Bank have been granted authority by the Board of Directors to approve consumer and commercial loans up to varying specified dollar amounts, depending upon the type of loan. In addition, committees of loan officers have loan authorities greater than individual authorities. These authorities are based on aggregate borrowings of an individual or entity. All loans to a single borrower aggregating in excess of $500,000 must be approved by the full Board of Directors. On a monthly basis, the full Board of Directors reviews the actions taken by the loan committee.

          Applications for single-family real estate loans are underwritten and closed in accordance with the standards of FHLMC. Generally, upon receipt of a loan application from a prospective borrower, a credit report and verifications are ordered to verify specific information relating to the loan applicant's employment, income and credit standing. If a proposed loan is to be secured by a mortgage on real estate, an appraisal of the real estate is usually undertaken either by an appraiser approved by the Bank and licensed by the State of North Carolina or by qualified Bank personnel. In the case of single-family residential mortgage loans, except when the Bank becomes aware of a particular risk of environmental contamination, the Bank generally does not obtain a formal environmental report on the real estate at the time a loan is made. A formal environmental report may be required in connection with nonresidential real estate loans.

          It is the Bank's policy to record a lien on the real estate securing a loan and to obtain title insurance which insures that the property is free of prior encumbrances and other possible title defects. Borrowers must also obtain hazard insurance policies prior to closing and, when the property is in a flood plain as designated by the Department of Housing and Urban Development, pay flood insurance policy premiums.

          With respect to single-family residential mortgage loans, the Bank makes a loan commitment of between 30 and 60 days for each loan approved. If the borrower desires a longer commitment, the commitment may be extended for good cause and upon written approval. Fees of between $150 and $400 are charged in connection with the issuance of a commitment letter. The interest rate is guaranteed for the commitment period.

          The Bank is permitted to lend up to 95% of the lesser of the appraised value or the purchase price of the real property securing a mortgage loan. However, if the amount of a residential loan originated or refinanced exceeds 80% of the appraised value, the Bank's policy generally is to obtain private mortgage insurance at the borrower's expense on that portion of the principal amount of the loan that exceeds 80% of the appraised value of the property. The Bank will make a single-family residential mortgage loan with up to a 95% loan-to-value ratio if the required private mortgage insurance is obtained. The Bank generally limits the loan-to-value ratio on commercial real estate mortgage loans to 80%, although the loan-to-value ratio on commercial real estate loans in limited circumstances has been as high as 85%. The Bank limits the loan-to-value ratio on multi-family residential real estate loans to 80%.

          Under applicable law, with certain limited exceptions, loans and extensions of credit by a savings institution to a person outstanding at one time and not fully secured by collateral having a market value at least equal to the amount of the loan or extension of credit shall not exceed 15% of net worth. Loans and extensions of credit fully secured by readily marketable collateral may comprise an additional 10% of net worth. Applicable law additionally authorizes savings institutions to make loans to one borrower, for any purpose:
(i) in an amount not to exceed

$500,000; (ii) in an amount not to exceed the lesser of $30,000,000 or 30% of net worth to develop residential housing, provided (a) the purchase price of each single-family dwelling in the development does not exceed $500,000 and (b) the aggregate amount of loans made under this authority does not exceed 150% of net worth; or (iii) loans to finance the sale of real property in satisfaction of debts previously contracted in good faith, not to exceed 50% of net worth. Under these limits, the Bank's loans to one borrower were limited to $2.8 million at September 30, 1996. At that date, the Bank had no lending relationships in excess of the loans-to-one-borrower limit. Notwithstanding the statutory loans-to-one-borrower limitations, the Bank has a self imposed loans-to-one-borrower limit, which currently is $2.2 million. At September 30, 1996, the Bank's largest lending relationship was a $1.9 million relationship consisting of five commercial real estate loans. All loans within this relationship were current and performing in accordance with their terms at September 30, 1996.

          Interest rates charged by the Bank on loans are affected principally by competitive factors, the demand for such loans and the supply of funds available for lending purposes. These factors are, in turn, affected by general economic conditions, monetary policies of the federal government, including the Federal Reserve Board, legislative tax policies and government budgetary matters.

          Single-Family Residential Real Estate Lending. The Bank historically has been and continues to be an originator of single-family, residential real estate loans in its market area. At September 30, 1996, single-family, residential mortgage loans, excluding home improvement loans, totaled $58.6 million, or 33.7% of the Bank's gross loan portfolio.

          The Bank originates fixed-rate mortgage loans at competitive interest rates. At September 30, 1996, $49.2 million, or 51.9%, of the Bank's gross loan portfolio was comprised of fixed-rate mortgage loans. Generally, the Bank retains fixed-rate mortgages with maturities 15 years or less while fixed-rate loans with longer maturities may be retained in portfolio or sold in the secondary market.

          The Bank also offers adjustable-rate residential mortgage loans. The adjustable-rate loans currently offered by the Bank have interest rates which adjust every one, three or five years from the closing date of the loan or on an annual basis commencing after an initial fixed-rate period of one, three or five years in accordance with a designated index (the primary index utilized by the Bank is the weekly average yield on U.S. Treasury securities adjusted to a constant comparable maturity equal to the loan adjustment period, as made available by the Federal Reserve Board (the "Treasury Rate")), plus a stipulated margin. The Bank offers adjustable-rate loans that meet FHLMC standards, as well as loans that do not meet such standards. The Bank's adjustable-rate single-family residential real estate loans that do not meet FHLMC standards have a cap of generally 2% on any increase in the interest rate at any adjustment date, and include a cap on the maximum interest rate over the life of the loan, which cap generally is 3% to 4.5% above the initial rate. In return for providing a relatively low cap on interest rate increases over the life of the loan, the Bank's adjustable-rate loans provide for a floor on the minimum interest rate over the life of the loan, which floor generally is .125% below the initial rate. Further, the Bank generally does not offer "teaser" rates i.e., initial rates below the fully indexed rate, on such loans. The adjustable-rate mortgage loans offered by the Bank that do conform to FHLMC standards have a cap of 6% above the initial rate over the life of a loan but do not include a floor, may be offered with a teaser rate and have a 25 basis point lower margin above the index on which the interest rate is based. All of the Bank's adjustable-rate loans require that any payment adjustment resulting from a change in the interest rate of an adjustable-rate loan be sufficient to result in full amortization of the loan by the end of the loan term and, thus, do not permit any of the increased payment to be added to the principal amount of the loan, or so-called negative amortization. At September 30, 1996, $45.6 million, or 48.1%, of the Bank's single-family residential mortgage loans were adjustable-rate loans.

          The retention of adjustable-rate loans in the Bank's portfolio helps reduce the Bank's exposure to increases or decreases in prevailing market interest rates. However, there are unquantifiable credit risks resulting from potential increases in costs to borrowers in the event of upward repricing of adjustable-rate loans. It is possible that during periods of rising interest rates, the risk of default on adjustable-rate loans may increase due to increases in interest costs to borrowers. Further, although adjustable-rate loans allow the Bank to increase the sensitivity of its interest-earning assets to changes in interest rates, the extent of this interest sensitivity is limited by the initial fixed-rate period before the first adjustment and the lifetime interest rate adjustment limitations. Accordingly, there can be no assurance that yields on the Bank's adjustable-rate loans will fully adjust to compensate for increases in the Bank's cost of funds.

          Construction Lending. The Bank also offers residential and commercial construction loans, with a substantial portion of such loans originated to date being for the construction of owner-occupied, single-family dwellings in the Bank's primary market area. Residential construction loans are offered primarily to individuals building their primary or secondary residence, as well as to selected local developers to build single-family dwellings. Generally, loans to owner/occupants for the construction of owner-occupied, single-family residential properties are originated in connection with the permanent loan on the property and have a construction term of six to 18 months. Such loans are offered on a fixed-rate or adjustable-rate basis. Interest rates on residential construction loans made to the owner/occupant have interest rates during the construction period of 1% above the rate offered by the Bank on the permanent loan product selected by the borrower. Upon completion of construction, the permanent loan rate will be set at the rate then offered by the Bank on that permanent loan product, except that if the permanent loan rate would be above the construction loan rate then the borrower can maintain the same rate as on the construction loan. Interest rates on residential construction loans to builders are set at the prime rate plus a margin of between .75% and 1% or at the Treasury Rate plus a margin of between 3% and 4.5%, and adjust annually. Interest rates on commercial construction loans are based on the prime rate plus a negotiated margin of between 0% and 1% and adjust annually, with construction terms generally not exceeding 18 months. Advances are made on a percentage of completed basis. At September 30, 1996, $35.2 million, or 20.3%, of the Bank's gross loan portfolio consisted of construction loans, virtually all of which was secured by single-family residences.

          Prior to making a commitment to fund a loan, the Bank requires both an appraisal of the property by appraisers approved by the Board of Directors and a study of the feasibility of the proposed project. The Bank also reviews and inspects each project at the commencement of construction and either weekly or biweekly during the term of the construction loan. The Bank generally charges a 1% construction fee and a $400 commitment fee on construction loans.

          Construction financing generally is considered to involve a higher degree of risk of loss than long-term financing on improved, occupied real estate. Risk of loss on a construction loan is dependent largely upon the accuracy of the initial estimate of the property's value at completion of construction or development and the estimated cost (including interest) of construction. During the construction phase, a number of factors could result in delays and cost overruns. If the estimate of construction costs proves to be inaccurate and the borrower is unable to meet the Bank's requirements of putting up additional funds to cover extra costs or change orders, then the Bank will demand that the loan be paid off and, if necessary, institute foreclosure proceedings, or refinance the loan. If the estimate of value proves to be inaccurate, the Bank may be confronted, at or prior to the maturity of the loan, with collateral having a value which is insufficient to assure full repayment. The Bank has sought to minimize this risk by limiting construction lending to qualified borrowers (i.e., borrowers who satisfy all credit requirements and whose loans satisfy all other underwriting standards which would apply to the Bank's permanent mortgage loan financing for the subject property) in the Bank's market area. On loans to builders, the Bank works only with selected builders with whom it has experience and carefully monitors the creditworthiness of the builders.

          Multi-Family Residential and Commercial Real Estate Lending.   The
Bank originates commercial real estate loans, as well as a limited amount of multi-family residential real estate loans, generally limiting such originations to loans secured by properties in its primary market area and to borrowers with whom it has other loan relationships. The Bank's multi-family residential loan portfolio consists primarily of loans secured by small apartment buildings, and the commercial real estate loan portfolio includes loans to finance the acquisition of small office buildings and commercial and industrial buildings. Such loans generally range in size from $1.0 million to $3.4 million. At September 30, 1996, the Bank's multi-family residential and commercial real estate loans totaled $1.0 million and

$31.2 million, respectively, which amounted to 0.6% and 17.9%, respectively, of the Bank's gross loan portfolio. Multi-family and commercial real estate loans are originated either for 15 year terms with interest rates that adjust every one, three or five years based on either the prime rate as quoted in The Wall
                                                                     --- ----
Street Journal plus a negotiated margin of between 0% and 1% for shorter term
------ -------
loans or, for longer term loans, or the Treasury Rate plus a negotiated margin of between 3% and 4.5%, or on a fixed-rate basis with interest calculated on a 15 year amortization schedule with a balloon payment due after five years.

          Multi-family residential and commercial real estate lending entails significant additional risks as compared with single-family residential property lending. Multi-family residential and commercial real estate loans typically involve larger loan balances to single borrowers or groups of related borrowers. The payment experience on such loans typically is dependent on the successful operation of the real estate project, retail establishment or business. These risks can be significantly affected by supply and demand conditions in the market for office, retail and residential space, and, as such, may be subject to a greater extent to adverse conditions in the economy generally. To minimize these risks, the Bank generally limits itself to its market area or to borrowers with which it has prior experience or who are otherwise known to the Bank. It has been the Bank's policy to obtain annual financial statements of the business of the borrower or the project for which commercial or multi-family residential real estate loans are made. In addition, in the case of commercial mortgage loans made to a partnership or a corporation, the Bank seeks, whenever possible, to obtain personal guarantees and annual financial statements of the principals of the partnership or corporation.

          Commercial Lending. The Bank's commercial loans consist of loans secured by commercial real estate and commercial business loans, which are not secured by real estate. For a discussion of the Bank's commercial real estate lending see "-- Multi-Family and Commercial Real Estate Lending."

          In the last four years, the Bank has emphasized commercial business lending. The Bank originates commercial business loans to small and medium sized businesses in its market area. The Bank's commercial borrowers are generally small businesses engaged in manufacturing, distribution or retailing, or professionals in healthcare, accounting and law. Commercial business loans are generally made to finance the purchase of inventory, new or used equipment or commercial vehicles and for short-term working capital. Such loans generally are secured by equipment and inventory, and, if possible, cross-collateralized by a real estate mortgage, although commercial business loans are sometimes granted on an unsecured basis. Such loans generally are made for terms of five years or less, depending on the purpose of the loan and the collateral, with loans to finance operating expenses made for one year or less, with interest rates that adjust at least annually at a rate equal to the prime rate as stated in The Wall Street Journal plus a margin of between 0% and 2%. Generally,
   --- ---- ------ -------
commercial loans are made in amounts ranging between $5,000 and $250,000. At September 30, 1996, commercial business loans totaled $10.3 million, or 6.0% of the Bank's gross loan portfolio.

          The Bank underwrites its commercial business loans on the basis of the borrower's cash flow and ability to service the debt from earnings rather than on the basis of underlying collateral value, and the Bank seeks to structure such loans to have more than one source of repayment. The borrower is required to provide the Bank with sufficient information to allow the Bank to make its
lending determination.   In most instances, this information consists of at
least two years of financial statements, a statement of projected cash flows, current financial information on any guarantor and any additional information on the collateral. For loans with maturities exceeding one year, the Bank requires that borrowers and guarantors provide updated financial information at least annually throughout the term of the loan.

          The Bank's commercial business loans may be structured as term loans or as lines of credit. Commercial business term loans are generally made to finance the purchase of assets and have maturities of five years or less. Commercial business lines of credit are typically made for the purpose of providing working capital and are usually approved with a term of 12 months and are reviewed at that time to see if extension is warranted. The Bank also offers both commercial and standby letters of credit for its commercial borrowers. Commercial letters of credit are written for a maximum term of one year. The terms of standby letters of credit generally do not exceed one year.

          Commercial business loans are often larger and may involve greater risk than other types of lending. Because payments on such loans are often dependent on successful operation of the business involved, repayment of such loans may be subject to a greater extent to adverse conditions in the economy. The Bank seeks to minimize these risks through its underwriting guidelines, which require that the loan be supported by adequate cash flow of the borrower, profitability of the business, collateral and personal guarantees of the individuals in the business. In addition, the Bank limits this type of lending to its market area and to borrowers with which it has prior experience or who are otherwise well known to the Bank.

          Consumer Lending. In recent years, the Bank has been successful in its strategy of increasing its portfolio of consumer loans. The consumer loans originated by the Bank include automobile loans, savings account loans, home equity loans and miscellaneous other consumer loans, including unsecured loans. At September 30, 1996, the Bank's consumer loans totaled $37.4 million, or 21.5% of the Bank's gross loan portfolio.

          The Bank's automobile loans are generally underwritten in amounts up to 90% of the lesser of the purchase price of the automobile or, with respect to used automobiles, the loan value as published by the National Automobile Dealers Association. The terms of most such loans do not exceed 60 months. The Bank requires that the vehicles be insured and the Bank be listed as loss payee on the insurance policy.

          The Bank makes savings account loans for up to 90% of the depositor's savings account balance. The interest rate is normally 3% above the annual percentage yield paid on the savings account, and the account must be pledged as collateral to secure the loan. Interest generally is billed on a quarterly basis. At September 30, 1996, loans on savings accounts totaled $549,000, or 0.3% of the Bank's total loan portfolio.

          At September 30, 1996, the Bank had approximately $17.9 million in home equity line of credit loans, representing approximately 10.3% of its gross loan portfolio. The Bank's home equity lines of credit have adjustable interest rates tied to the prime interest rate plus a margin. The home equity lines of credit require monthly payments until the loan is paid in full. Home equity lines of credit are generally secured by subordinate liens against residential real property. The Bank requires that fire and extended coverage casualty insurance (and, if appropriate, flood insurance) be maintained in an amount at least sufficient to cover its loan. Home equity loans are generally limited so that the amount of such loans, along with any senior indebtedness, does not exceed 85% of the value of the real estate security.

          The Bank recently began offering credit card loans through its participation as a Visa and MasterCard issuer. Management believes that providing credit card services to its customers helps the Bank remain competitive by offering customers an additional service, and the Bank does not actively solicit credit card business beyond its customer base and market area. The rate currently charged by the Bank on its credit card loans ranges from 11.3% to 17.3%, and the Bank is permitted to change the interest rate on 30 days notice. Processing of bills and payments is contracted to an outside servicer. At September 30, 1996, the Bank had a commitment to fund an aggregate of $1.3 million of credit card loans, which represented the aggregate credit limit on credit cards, and had $218,000 of credit card loans outstanding, representing 0.1% of its gross loan portfolio. The Bank intends to continue and expand credit card lending, but estimates that at current levels of credit card loans, it makes little or no monthly profit net of service expenses and write-offs.

          Consumer lending affords the Bank the opportunity to earn yields higher than those obtainable on single-family residential lending. However, consumer loans entail greater risk than do residential mortgage loans, particularly in the case of loans which are unsecured (as is the case with credit card loans) or secured by rapidly depreciable assets such as automobiles. Repossessed collateral for a defaulted consumer loan may not provide an adequate source of repayment of the outstanding loan balance as a result of the greater likelihood of damage, loss or depreciation. The remaining deficiency often does not warrant further substantial collection efforts against the borrower. In addition, consumer and credit card loan collections are dependent on the borrower's continuing financial stability, and thus are more likely to be adversely affected by events such as job loss, divorce, illness or personal bankruptcy. Further, the application of various state and federal laws, including federal and state bankruptcy and insolvency law, may limit the amount which may be recovered. In underwriting consumer loans, the Bank considers the borrower's credit history, an analysis of the borrower's income and ability to repay the loan, and the value of the collateral.

          Loan Fees and Servicing. The Bank receives fees in connection with late payments and for miscellaneous services related to its loans. The Bank also charges fees in connection with loan originations. These fees can consist of origination, discount, construction and/or commitment fees, depending on the type of loan. The Bank generally does not service loans for others except as set forth below and except for mortgage loans originated and sold by the Bank with servicing retained.

          In addition, the Bank has developed a program to originate loans for a local credit union. The Bank receives a $600 origination fee for each loan as well as an annual servicing fee of .375% of the loan amount. All of these loans are funded and closed in the name of the credit union. The Bank has explored the possibility of developing similar arrangements with other institutions, although none are currently planned.

          Nonperforming Loans and Other Problem Assets. It is management's policy to continually monitor its loan portfolio to anticipate and address potential and actual delinquencies. When a borrower fails to make a payment on a loan, the Bank takes immediate steps to have the delinquency cured and the loan restored to current status. Loans which are delinquent more than 15 days incur a late fee of 4% of the monthly payment of principal and interest due. As a matter of policy, the Bank will contact the borrower after the loan has been delinquent 15 days. If payment is not promptly received, the borrower is contacted again, and efforts are made to formulate an affirmative plan to cure the delinquency. Generally, after any loan is delinquent 45 days or more, a default letter is sent to the borrower. If the default is not cured after 30 days, formal legal proceedings are commenced to collect amounts owed.

          Loans generally are placed on nonaccrual status, and accrued but unpaid interest is reversed, when, in management's judgment, it is determined that the collectibility of interest, but not necessarily principal, is doubtful. Generally, this occurs when payment is delinquent in excess of 90 days.
Consumer loans are generally charged off, or any expected loss is reserved for, after they become more than 120 days past due. All other loans are charged off when management concludes that they are uncollectible. See Note 1 of Notes to Financial Statements.

          Real estate acquired by the Bank as a result of foreclosure is classified as real estate acquired through foreclosure until such time as it is sold and is recorded at the lower of the estimated fair value of the underlying real estate or the carrying amount of the loan. Costs relating to holding or improving such real estate are charged against income in the current period. Any required write-down of the loan to its fair value less estimated selling costs upon foreclosure is charged against the allowance for loan losses. See
Note 1 of Notes to Financial Statements.

          The following table sets forth information with respect to the Bank's nonperforming assets at the dates indicated. At the dates shown, the Bank had no restructured loans within the meaning of Statement of Financial Accounting Standards No. 15.

                                                       At September 30,
                                                   -------------------------
                                                     1996      1995    1994
                                                   ---------  ------  ------
                                                    (Dollars in thousands)
Loans accounted for on a nonaccrual basis:
  Residential mortgage:
    Single-family................................    $  376   $ 413   $ 286
    Multi-family.................................        --      --      --
    Construction.................................       647     248      --
  Commercial real estate.........................        --      --      --
  Commercial business............................         8      --      --
  Consumer.......................................         3      20      53
                                                     ------   -----   -----
    Total........................................    $1,034   $ 681   $ 339
                                                     ======   =====   =====

Accruing loans which are contractually past due
  90 days or more:
  Residential mortgage:
    Single-family................................    $   --   $  --   $  --
    Multi-family.................................        --      --      --
    Construction.................................        --      --      --
  Commercial real estate.........................        --      --      --
  Commercial business............................        --      --      --
  Consumer.......................................        --      --      --
                                                     ------   -----   -----
    Total........................................    $   --   $  --   $  --
                                                     ======   =====   =====

    Total nonperforming loans....................    $1,034   $ 681   $ 339
                                                     ======   =====   =====

Percentage of total loans, net...................       .66%    .47%    .25%
                                                     ======   =====   =====
Real estate owned................................    $  179   $  69   $ 180
                                                     ======   =====   =====
Loans modified in troubled debt restructuring....    $   --   $  --   $  --
                                                     ======   =====   =====

          During the year ended September 30, 1996, gross interest income of approximately $44,000 would have been recorded on loans accounted for on a nonaccrual basis if the loans had been current throughout this period. Interest on such loans included in income during the period amounted to approximately $25,000.

          At September 30, 1996, the Bank had no loans not classified as non-accrual, 90 days past due or restructured where known information about possible credit problems of borrowers caused management to have serious concerns as to the ability of the borrowers to comply with present loan repayment terms and may result in disclosure as non-accrual, 90 days past due or restructured.

          At September 30, 1996, an analysis of the Bank's portfolio did not reveal any impaired loans that needed to be classified under SFAS No. 114 or 118.

          At September 30, 1996, the Bank had $1.0 million of nonaccrual loans, which consisted of eight single-family residential real estate loans totaling $376,000, five single-family residential construction loans totaling $647,000, an $8,000 commercial business loan and two consumer loans totaling $3,000.

          At September 30, 1996, the Bank had $179,000 of real estate owned, which consisted of two single-family residences.

          Classified Assets. Federal regulations require that the Bank classify its assets on a regular basis. In addition, in connection with examinations of insured institutions, examiners have authority to identify problem assets and if appropriate, classify them in their reports of examination. There are three classifications for problem assets: "substandard," "doubtful" and "loss." Substandard assets have one or more defined weaknesses and are characterized by the distinct possibility that the insured institution will sustain some loss if the deficiencies are not corrected. Doubtful assets have the weaknesses of substandard assets with the additional characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions and values, questionable, and there is a high possibility of loss.
An asset classified loss is considered uncollectible and of such little value that continuance as an asset of the institution is not warranted. Assets classified as substandard or doubtful require a savings institution to establish general allowances for loan losses. If an asset or portion thereof is classified loss, a savings institution must either establish a specific allowance for loss in the amount of the portion of the asset classified loss, or charge off such amount. The Bank regularly reviews its assets to determine whether any assets require classification or re-classification. At September 30, 1996, the Bank had $1.7 million in classified assets, $484,000 in assets classified as special mention, $1.2 million in assets classified as substandard, $4,000 in assets classified as doubtful and $13,000 in assets classified as loss.

          Allowance for Loan Losses. The Bank's policy is to establish reserves for estimated losses on delinquent loans when it determines that losses are expected to be incurred on such loans. The allowance for losses on loans is maintained at a level believed adequate by management to absorb potential losses in the portfolio. Management's determination of the adequacy of the allowance is based on an evaluation of the portfolio, past loss experience, current economic conditions, volume, growth and composition of the portfolio, and other relevant factors. The allowance is increased by provisions for loan losses which are charged against income.

          Although management believes it uses the best information available to make determinations with respect to the allowances for losses and believes such allowances are adequate, future adjustments may be necessary if economic conditions differ substantially from the economic conditions in the assumptions used in making the initial determinations. Management anticipates that the Bank's provisions for loan losses will increase in the future as it implements the Board of Directors' strategy of continuing existing lines of business while gradually expanding commercial business and consumer lending, which loans generally entail greater risks than single-family residential mortgage loans.

          Banking regulatory agencies, including the FDIC, have adopted a policy statement regarding maintenance of an adequate allowance for loan and lease losses and an effective loan review system. This policy includes an arithmetic formula for checking the reasonableness of an institution's allowance for loan loss estimate compared to the average loss experience of the industry as a whole. Examiners will review an institution's allowance for loan losses and compare it against the sum of: (i) 50% of the portfolio that is classified doubtful; (ii) 15% of the portfolio that is classified as substandard; and (iii) for the portions of the portfolio that have not been classified (including those loans designated as special mention), estimated credit losses over the upcoming 12 months given the facts and circumstances as of the evaluation date. This amount is considered neither a "floor" nor a "safe harbor" of the level of allowance for loan losses an institution should maintain, but examiners will view a shortfall relative to the amount as an indication that they should review management's policy on allocating these allowances to determine whether it is reasonable based on all relevant factors.

          The following table sets forth an analysis of the Bank's allowance for loan losses for the periods indicated.

                                          Year Ended September 30,
                                         ---------------------------
                                           1996      1995     1994
                                         --------  --------  -------
                                           (Dollars in thousands)

Balance at beginning of period.........   $1,877    $1,977   $1,843
                                          ------    ------   ------

Loans charged-off:
  Residential mortgage:
    Single-family......................   $   44    $   20   $   10
    Multi-family.......................       --        --       --
    Construction.......................       --        --       --
  Commercial real estate...............       --        76       --
  Commercial business..................       --        --       --
  Consumer.............................       19        26       68
                                          ------    ------   ------
Total charge-offs......................       63       122       78
                                          ------    ------   ------

Recoveries:
  Residential real estate mortgage:
    Single-family residential..........       25        --       --
    Multi-family residential...........       --        --       --
    Construction.......................       --        --       --
  Commercial real estate...............       --        --       --
  Commercial business..................       --        --       --
  Consumer.............................        1         2        2
                                          ------    ------   ------
Total recoveries.......................       26         2        2
                                          ------    ------   ------

Net loans charged-off..................       37       120       76
                                          ------    ------   ------

Provision for loan losses..............      511        20      210
                                          ------    ------   ------

Balance at end of period...............   $2,351    $1,877   $1,977
                                          ======    ======   ======

Ratio of net charge-offs to average
  loans outstanding during the period..      .02%      .09%     .06%
                                          ======    ======   ======

     The following table allocates the allowance for loan losses by loan category at the dates indicated. The allocation of the allowance to each category is not necessarily indicative of future losses and does not restrict the use of the allowance to absorb losses in any category.

                                                               At September 30,
                                       ----------------------------------------------------------------
                                               1996                      1995                  1994
                                       --------------------          ------------          ------------
                                                Percent of            Percent of            Percent of
                                                 Loans in              Loans in              Loans in
                                               Category to           Category to           Category to
                                       Amount  Total Loans   Amount  Total Loans   Amount  Total Loans
                                       ------  ------------  ------  ------------  ------  ------------
                                                            (Dollars in thousands)
Residential mortgage.................  $1,037         54.6%  $1,041         64.9%  $1,137         72.6%
Commercial (1).......................     879         23.9      517         16.3      497         12.6
Consumer.............................     435         21.5      319         18.8      343         14.8
                                       ------       ------   ------       ------   ------       ------
    Total allowance for loan losses..  $2,351       100.00%  $1,877       100.00%  $1,977       100.00%
                                       ======       ======   ======       ======   ======       ======

---------------
(1)  Includes commercial real estate and commercial business loans.


Investment Activities

     General. Interest income from mortgage-backed securities and investment securities generally provides the second largest source of income to the Bank after interest on loans. The Bank's Board of Directors has authorized investment in U.S. Government and agency securities, state government obligations, municipal securities, obligations of the FHLB, mortgage-backed securities issued by FNMA and FHLMC and any other securities authorized by the Administrator as permissible investments. The Bank's objective is to use such investments to reduce interest rate risk, enhance yields on assets and provide liquidity. At September 30, 1996, the Bank's mortgage-backed securities and investment securities portfolio amounted to $14.8 million and $8.1 million, respectively. At such date, the Bank had an unrealized gain of $41,000, net of deferred taxes, with respect to its securities, all of which are classified as available for sale.

     Investment and aggregate investment limitations and credit quality parameters of each class of investment are prescribed in the Bank's investment policy. The Bank performs analyses on mortgage-backed securities and investment securities prior to forming mortgage pools and on an ongoing basis to determine the impact on earnings and market value under various interest rate and prepayment conditions. Securities purchases are subject to the oversight of the Bank's Investment Committee consisting of four directors and are reviewed by the Board of Directors on a monthly basis. The Bank's President has authority to make specific investment decisions within the parameters determined by the Board of Directors.

     Mortgage-Backed Securities. At September 30, 1996, the Bank's mortgage-backed securities amounted to $14.8 million, or 7.6% of total assets. Mortgage-backed securities represent a participation interest in a pool of single-family or multi-family mortgages, the principal and interest payments on which are passed from the mortgage originators through intermediaries that pool and repackage the participation interest in the form of securities to investors such as the Bank. Such intermediaries may include quasi-governmental agencies such as FHLMC, FNMA and GNMA which guarantee the payment of principal and interest to investors. Mortgage-backed securities generally increase the quality of the Bank's assets by virtue of the guarantees that back them, are more liquid than individual mortgage loans and may be used to collaterize borrowings or other obligations of the Bank. At September 30, 1996, all of the Bank's mortgage-backed securities were backed by loans originated by the Bank and swapped with the FHLMC in exchange for such mortgage-backed securities.

     The FHLMC is a public corporation chartered by the U.S. Government and owned by the 12 FHLBs and federally insured savings institutions. The FHLMC issues participation certificates backed principally by conventional mortgage loans. The FHLMC guarantees the timely payment of interest and the ultimate return of principal on participation certificates. The FNMA is a private corporation chartered by the U.S. Congress with a mandate to establish a secondary market for mortgage loans. The FNMA guarantees the timely payment of principal and interest on FNMA securities. FHLMC and FNMA securities are not backed by the full faith and credit of the United States, but because the FHLMC and the FNMA are U.S. Government-sponsored enterprises, these securities are considered to be among the highest quality investments with minimal credit risks. The GNMA is a government agency within the Department of Housing and Urban Development which is intended to help finance government-assisted housing programs. GNMA securities are backed by FHA-insured and VA-guaranteed loans, and the timely payment of principal and interest on GNMA securities is guaranteed by the GNMA and backed by the full faith and credit of the U.S. Government. Because the FHLMC, the FNMA and the GNMA were established to provide support for low- and middle-income housing, there are limits to the maximum size of loans that qualify for these programs. The limit for FNMA and FHLMC currently is $207,000.

     Mortgage-backed securities typically are issued with stated principal amounts, and the securities are backed by pools of mortgages that have loans with interest rates that are within a range and having varying maturities. The underlying pool of mortgages can be composed of either fixed-rate or adjustable-rate loans. As a result, the risk characteristics of the underlying pool of mortgages, (i.e., fixed-rate or adjustable-rate) as well as prepayment risk, are passed on to the certificate holder. The life of a mortgage-backed pass-through security thus approximates the life of the underlying mortgages. The Bank's mortgage-backed securities portfolio includes investments in mortgage-backed securities backed by fixed-rate mortgage loans originated by the Bank and swapped with the FHLMC for mortgage-backed securities.

     Mortgage-backed securities generally yield less than the loans which underlie such securities because of their payment guarantees or credit enhancements which offer nominal credit risk. In addition, mortgage-backed securities are more liquid than individual mortgage loans and may be used to collateralize borrowings of the Bank in the event that the Bank determined to utilize borrowings as a source of funds. Mortgage-backed securities issued or guaranteed by the FNMA or the FHLMC (except interest-only securities or the residual interests in CMOs) are weighted at no more than 20% for risk-based capital purposes, compared to a weight of 50% to 100% for residential loans. See "Regulation -- Regulation of the Bank -- Capital Requirements."

     At September 30, 1996, mortgage-backed securities with an amortized cost of $14.8 million and a carrying value of $14.8 million were held as available for sale, and no mortgage-backed securities were classified as held to maturity. Mortgage-backed securities which are held to maturity are carried at cost, adjusted for the amortization of premiums and the accretion of discounts using a method which approximates a level yield. Mortgage-backed securities classified as available for sale are carried at fair value. Unrealized gains and losses on available for sale mortgage-backed securities are recognized as direct increases or decreases in equity, net of applicable income taxes. See Notes 1 and 4 of the Notes to Consolidated Financial Statements. At September 30, 1996, the Bank's mortgage-backed securities had a weighted average yield of 7.37%.

     At September 30, 1996, the weighted average contractual maturity of the Bank's fixed-rate mortgage-backed securities was approximately 16 years. The actual maturity of a mortgage-backed security varies, depending on when the mortgagors prepay or repay the underlying mortgages. Prepayments of the underlying mortgages may shorten the life of the investment, thereby adversely affecting its yield to maturity and the related market value of the mortgage-backed security. The yield is based upon the interest income and the amortization of the premium or accretion of the discount related to the mortgage-backed security. Premiums and discounts on mortgage-backed securities are amortized or accreted over the estimated term of the securities using a level yield method. The prepayment assumptions used to determine the amortization period for premiums and discounts can significantly affect the yield of the mortgage-backed security, and these assumptions are reviewed periodically to reflect the actual prepayment. The actual prepayments of the underlying mortgages depend on many factors, including the type of mortgage, the coupon rate, the age of the mortgages, the geographical location of the underlying real estate collateralizing the mortgages and general levels of market interest rates. The difference between the interest rates on the underlying mortgages and the prevailing mortgage interest rates is an important determinant in the rate of prepayments. During periods of falling mortgage interest rates, prepayments generally increase, and, conversely, during periods of rising mortgage interest rates, prepayments generally decrease. If the coupon rate of the underlying mortgage significantly exceeds the prevailing market interest rates offered for mortgage loans, refinancing generally increases and accelerates the prepayment of the underlying mortgages. Prepayment experience is more difficult to estimate for adjustable-rate mortgage-backed securities.

     Investment Securities. The Bank's investment securities consist primarily of securities issued by the U.S. Treasury and federal and state government agency obligations. At September 30, 1996, the Bank's entire portfolio of investment securities was classified available for sale and amounted to $8.1 million, including gross unrealized gains of $81,000. The Bank attempts to maintain a high degree of liquidity in its investment securities portfolio by choosing those that are readily marketable. As of September 30, 1996, the estimated weighted average life of the Bank's investment securities portfolio was approximately 2 years. In addition, at September 30, 1996, the Bank had $1.3 million of FHLB stock.

     The following table sets forth the carrying value of the Bank's investment securities and mortgage-backed securities portfolio at the dates indicated.

                                                          At September 30,
                                                      -------------------------
                                                       1996     1995     1994
                                                      -------  -------  -------
                                                           (In thousands)
Securities available for sale:
   U.S. government and agency securities............  $ 5,107  $    --  $    --
   State government obligations.....................    3,000       --       --
   Mortgage-backed securities.......................   14,797    9,072    9,194
                                                      -------  -------  -------
      Total.........................................   22,904    9,072    9,194

Securities held to maturity:
   U.S. government and agency securities and other..       --    3,002    1,004
   FHLB stock.......................................    1,288    1,288    1,249
   Mortgage-backed securities.......................       --   13,213    9,341
                                                      -------  -------  -------
      Total.........................................    1,288   17,503   11,594
                                                      -------  -------  -------

        Total.......................................  $24,192  $26,575  $20,788
                                                      =======  =======  =======

          The following table sets forth the scheduled maturities, carrying values, amortized cost and average yields for the Bank's investment securities and mortgage-backed securities portfolio at September 30, 1996.

                                                                                               More than Ten
                                  One Year or Less   One to Five Years   Five to Ten Years         Years
                                 ------------------  ------------------  ------------------  ------------------
                                 Carrying  Average   Carrying  Average   Carrying  Average   Carrying  Average
                                  Value     Yield     Value     Yield     Value     Yield     Value     Yield
                                 --------  --------  --------  --------  --------  --------  --------  --------
                                                      (Dollars in thousands)
Securities available for sale:
   U.S. government and agency
      securities...........        $2,036     6.50%    $3,071    7.125%    $   --       -- %  $    --       -- %
   State government
    obligations............         3,000     5.30         --       --         --       --         --       --
   Mortgage-backed
    securities.............            --       --         --       --      3,813     7.01     10,984     7.49

Securities held to maturity:
   FHLB stock (1)..........            --       --         --       --         --       --      1,288     7.30
                                 --------  -------   --------  -------   --------  -------   --------  -------

      Total................        $5,036     5.78%    $3,071    7.125%    $3,813     7.01%   $12,272     7.47%
                                 ========  =======   ========  =======   ========  =======   ========  =======


                                      Total Investment
                                         Portfolio
                               -----------------------------
                               Carrying  Amortized  Average
                                Value      Cost      Yield
                               --------  ---------  --------
Securities available for sale:
   U.S. government and agency
      securities...........     $ 5,107    $ 5,025     6.87%
   State government
    obligations............       3,000      3,000     5.30
   Mortgage-backed
    securities.............      14,797     14,812     7.37

Securities held to maturity:
   FHLB stock (1)..........       1,288      1,288     7.30
                                -------    -------     ----

      Total................     $24,192    $24,125     7.01%
                                =======    =======     ====

________________
(1) As a member of the FHLB of Atlanta, the Bank is required to maintain an investment in FHLB stock, which has no stated maturity.

Deposit Activity and Other Sources of Funds

          General. Deposits are the primary source of the Bank's funds for lending, investment activities and general operational purposes. In addition to deposits, the Bank derives funds from loan principal and interest repayments, maturities of investment securities and mortgage-backed securities and interest payments thereon. Although loan repayments are a relatively stable source of funds, deposit inflows and outflows are significantly influenced by general interest rates and money market conditions. Borrowings may be used on a short-term basis to compensate for reductions in the availability of funds, or on a longer term basis for general operational purposes. The Bank has access to borrow from the FHLB of Atlanta. The Converted Bank and the Commercial Bank will continue to have access to FHLB of Atlanta advances.

          Deposits. The Bank attracts deposits principally from within its market area by offering a variety of deposit instruments, including checking accounts, money market accounts, statement and passbook savings accounts, Individual Retirement Accounts, and certificates of deposit which range in maturity from seven days to five years. Deposit terms vary according to the minimum balance required, the length of time the funds must remain on deposit and the interest rate. Maturities, terms, service fees and withdrawal penalties for its deposit accounts are established by the Bank on a periodic basis. The Bank reviews its deposit pricing on a weekly basis. In determining the characteristics of its deposit accounts, the Bank considers the rates offered by competing institutions, lending and liquidity requirements, growth goals and federal regulations. Management believes it prices its deposits comparably to rates offered by its competitors. The Bank does not accept brokered deposits.

          The Bank attempts to compete for deposits with other institutions in its market area by offering competitively priced deposit instruments that are tailored to the needs of its customers. Additionally, the Bank seeks to meet customers' needs by providing convenient customer service to the community, efficient staff and convenient hours of service. Substantially, all of the Bank's depositors are North Carolina residents. To provide additional convenience, the Bank participates in the HONOR Automatic Teller Machine network at locations throughout the United States, through which customers can gain access to their accounts at any time. To better serve its customers, the Bank has installed automatic teller machines at four office locations.

          Savings deposits in the Bank at September 30, 1996 were represented by the various types of savings programs described below.


   Weighted
   Average
   Interest          Minimum                                     Minimum  Balances (in   Percentage of
     Rate             Term                 Category              Amount    Thousands)    Total Savings
--------------  ----------------  -----------------------------  -------  ------------   -------------
                                  Demand deposits:
  .61%          None              NOW accounts                    $  100      $ 17,079            9.98%
  4.20          None              Money market                       100        10,256            5.99
                                                                              --------          ------
                                    Total demand deposits                       27,335           15.97
                                                                              --------          ------

  2.00                            Savings accounts                   100         7,020            4.10


                Certificates of Deposit
                -----------------------

  4.01          3 months or less  Fixed-term, fixed-rate           1,000         4,734            2.76
  4.83          6 months          Fixed-term, fixed-rate           1,000         8,821            5.15
  4.89          7 months          Fixed-term, fixed-rate           1,000         3,445            2.01
  5.66          9 months          Fixed-term, fixed-rate           1,000        35,962           21.00
  5.24          12 months         Fixed-term, fixed-rate           1,000        36,753           21.47
  5.93          14 months         Fixed-term, fixed-rate           1,000         2,772            1.62
  6.02          15-72 months      Fixed-term, fixed-rate           1,000        44,371           25.92
                                                                              --------          ------
                                  Total certificates of deposit                136,858           79.93
                                                                              --------          ------
                                  Total deposits                              $171,213          100.00%
                                                                              ========          ======

  The following tables set forth the distribution of the Bank's deposit accounts at the dates indicated, the weighted average interest rates and the change in dollar amounts for each category of deposits presented. Management does not believe that the use of year-end balances instead of average balances resulted in any material difference in the information presented.


                                                                 At September 30,
                             -------------------------------------------------------------------------------------
                                               1996                                        1995
                             ------------------------------------------  -----------------------------------------
                                                  Weighted                                    Weighted
                                         % of      Average    Increase               % of      Average    Increase
                              Amount   Deposits     Rate     (Decrease)   Amount   Deposits     Rate     (Decrease)
                             --------  ---------  ---------  ----------  --------  ---------  ---------  ----------
                                                       (Dollars in thousands)
Demand accounts:
  NOW......................  $ 17,079      9.98%       .61%   $  5,327   $ 11,752      7.66%       .93%    $ 1,929
  Money market.............    10,256      5.99       4.20       6,055      4,201      2.74       2.87      (1,856)
Savings accounts...........     7,020      4.10       2.00         130      6,890      4.49       2.43        (147)
                             --------    ------       ----    --------   --------    ------       ----     -------
     Total.................    34,355     20.07       1.96      11,512     22,843     14.89       1.74         (74)

Certificate accounts:
  Less than 12 months (1)..    52,962     30.92       5.32      11,565     41,397     26.97       5.81       6,715
  12 - 14 months (1).......    39,525     23.09       5.29     (13,479)    53,004     34.54       6.05       1,494
  14 - 72 months (1).......    44,371     25.92       6.02       8,158     36,213     23.60       6.06      13,730
                             --------    ------       ----    --------   --------    ------       ----     -------
     Total.................   136,858     79.93       5.54       6,244    130,614     85.11       5.98      21,939
                             --------    ------       ----    --------   --------    ------       ----     -------

Total deposits.............  $171,213    100.00%      4.82%   $ 17,756   $153,457    100.00%      5.35%    $21,865
                             ========    ======       ====    ========   ========    ======       ====     =======

                                            At September 30,
                                     ------------------------------
                                                 1994
                                      -----------------------------
                                                          Weighted
                                                 % of      Average
                                      Amount   Deposits     Rate
                                     --------  ---------  ---------
                                        (Dollars in thousands)
Demand accounts:
  NOW......................          $  9,823      7.47%      1.04%
  Money market.............             6,057      4.60       3.03
Savings accounts...........             7,037      5.35       2.41
                                     --------    ------       ----
     Total.................            22,917     17.42       1.99

Certificate accounts:
  Less than 12 months (1)..            34,682     26.35       4.37
  12 - 14 months (1).......            51,510     39.14       4.30
  14 - 72 months (1).......            22,483     17.09       5.19
                                     --------    ------       ----
     Total.................           108,675     82.58       4.51
                                     --------    ------       ----

                                     $131,592    100.00%      4.07%
                                     ========    ======       ====

----------------
(1)  Original term.

          The following table sets forth the time deposits in the Bank classified by rates at the dates indicated.


                     At September 30,
                ---------------------------
                  1996      1995     1994
                --------  --------  -------
                      (In thousands)
2 - 3.99%.....  $  1,737  $  2,903  $ 28,240
4 - 5.99%.....   102,731    74,435    79,336
6 - 7.99%.....    32,390    53,276       626
8 - and over..        --        --       473
                --------  --------  --------
                $136,858  $130,614  $108,675
              ==========  ========  ========

          The following table sets forth the amount and maturities of time deposits at September 30, 1996.

                                        Weighted Average
        Maturity Period     Amount Due        Rate
        ---------------     ----------  -----------------
                          (In Thousands)

        One year or less..    $111,256              5.44%
        1-2 years.........      24,446              5.95
        2-3 years.........         256              4.98
        After 3 years.....         900              6.53
                              --------              ----
          Total...........    $136,858              5.54%
                              ========              ====

        The following table indicates the amount of the Bank's certificates of deposit of $100,000 or more (in thousands) by time remaining until maturity as of September 30, 1996. At such date, such deposits represented 12.0% of total deposits and had a weighted average rate of 5.68%.


                Maturity Period
                ---------------
                Three months or less...........          $ 4,082
                Over three through six months..            5,213
                Over six through 12 months.....            8,171
                Over 12 months.................            3,100
                                                         -------
                  Total........................          $20,566
                                                         =======

          At September 30, 1996, mortgage-backed securities with a carrying value of $2.1 million were pledged as collateral for deposits from public entities.

          The following table sets forth the savings activities of the Bank for the periods indicated.

                                                    Year Ended September 30,
                                                    -------------------------
                                                     1996     1995     1994
                                                    -------  -------  -------
                                                         (In thousands)

Net increase (decrease) before interest credited..  $11,826  $16,933  $24,833
Interest credited.................................    5,930    4,932    3,114
                                                    -------  -------  -------
    Net increase (decrease) in savings deposits...  $17,756  $21,865  $27,947
                                                    =======  =======  =======

          In the unlikely event the Bank is liquidated after the Stock Conversion, depositors will be entitled to full payment of their deposit accounts prior to any payment being made to the sole stockholder of the Converted Bank or the Commercial Bank, which is the Company.

          Borrowings. Savings deposits historically have been the primary source of funds for the Bank's lending, investments and general operating activities. The Bank is authorized, however, to use advances from the FHLB of Atlanta to supplement its supply of lendable funds and to meet deposit withdrawal requirements. The FHLB of Atlanta functions as a central reserve bank providing credit for savings institutions and certain other member financial institutions. As a member of the FHLB System, the Bank is required to own stock in the FHLB of Atlanta and is authorized to apply for advances. Advances are pursuant to several different programs, each of which has its own interest rate and range of maturities. The Bank has a Blanket Agreement for advances with the FHLB under which the Bank may borrow up to 25% of assets subject to normal collateral and underwriting requirements. Advances from the FHLB of Atlanta are secured by the Bank's stock in the FHLB of Atlanta and other eligible assets. During the years ended September 30, 1996, 1995 and 1994, the Bank's borrowings consisted of FHLB advances and, during the year ended September 30, 1996, retail repurchase agreements. The Bank will remain as a member of the FHLB system following the Bank Conversion.

          The Bank also utilized retail repurchase agreements to a limited extent during fiscal 1996. Retail repurchase agreements represent agreements to sell securities under terms which require the Bank to repurchase the same or substantially similar securities by a specified date. The Bank did not have any such agreements at September 30, 1995. The Bank did not utilize such agreements during fiscal 1995 or 1994.

          The following table sets forth certain information regarding short-term borrowings by the Bank at the dates and for the periods indicated:

                                                 At or for the
                                             Year Ended September 30,
                                            --------------------------
                                                  1996          1995
                                            ----------------  --------
                                              (Dollars in thousands)
Amounts outstanding at end of period:
  FHLB advances...........................               --    $4,000
  Federal funds purchased and securities
    sold under repurchase agreements......           $1,040        --
Weighted average rate paid on:
  FHLB advances...........................               --      7.27%
  Federal funds purchased and securities
    sold under agreements to repurchase...             4.31%       --


                                                        For the Year
                                                    Ended September 30,
                                                  ------------------------
                                                   1996              1995
                                                  -----             ------
                                                       (In thousands)
Maximum amount of borrowings outstanding
 at any month end:
 FHLB advances..................................  $7,000           $21,000
 Federal funds purchased and securities
  sold under repurchased agreements.............   1,040                --


                                                        For the Year
                                                    Ended September 30,
                                                  ------------------------
                                                   1996              1995
                                                  -----             ------
                                                       (In thousands)
Approximate average short-term borrowings
 outstanding with respect to:
 FHLB advances..................................  $2,250           $11,521
 Federal funds purchased and securities
  sold under repurchase agreements..............     582                --
Approximate weighted average rate paid on: (1)
 FHLB advances..................................    6.83%             6.54%
 Federal funds purchased and securities
  sold under agreements to repurchase...........    4.44                --
--------------------

(1)              Based on month-end balances.

Subsidiary Activities

          In prior years, the Bank had one subsidiary, Tidewater Financial Services Corporation, a North Carolina corporation, which has been inactive during the past three years. This subsidiary was dissolved effective September 30, 1996.

Competition

          The Bank faces strong competition in originating real estate, commercial business and consumer loans and in attracting deposits. The Bank competes for real estate and other loans principally on the basis of interest rates, the types of loans it originates, the deposit products it offers and the quality of services it provides to borrowers. The Bank also competes by offering products which are tailored to the local community. Its competition in originating real estate loans comes primarily from other savings institutions, commercial banks, mortgage bankers and mortgage brokers. Commercial banks, credit unions and finance companies provide vigorous competition in consumer lending. Competition may increase as a result of the continuing reduction of restrictions on the interstate operations of financial institutions.

          The Bank attracts its deposits through its branch offices primarily from the local communities. Consequently, competition for deposits is principally from other savings institutions, commercial banks, credit unions and brokers in the Bank's primary market area. The Bank competes for deposits and loans by offering what it believes to be a variety of deposit accounts at competitive rates, convenient business hours, a commitment to outstanding customer service and a well-trained staff. The Bank believes it has developed strong relationships with local realtors and the community in general.

          Management considers its primary market area for gathering deposits and originating loans to be Beaufort, Craven, Lenoir, Nash, Pasquotank and Pitt Counties in northeastern North Carolina, which are the counties in which the Bank's offices are located. The Bank originates loans throughout northeastern North Carolina. Based on data provided by a private marketing firm, the Bank estimates that at June 30, 1995, it had 3.85% of deposits held by all banks and savings institutions in its market area.

Offices and Other Material Properties

          The following table sets forth the location and certain additional information regarding the Bank's office at September 30, 1996.

                                               Book Value at
                              Year   Owned or  September 30,   Approximate
                             Opened   Leased       1996       Square Footage
                             ------  --------  -------------  --------------
                                       (Dollars in thousands)
Main Office:
1311 Carolina Avenue
Washington, NC 27889           1986   Owned            $ 651          10,200

Branch Offices:
300 North Market Street
Washington, NC  27889          1959   Owned              130           4,680

301 E. Arlington Blvd.
Greenville, NC  27835          1993   Owned              322           2,600

604 E. Ehringhaus Street
Elizabeth City, NC  27906      1980   Owned              186           2,500

827 Hardee Road
Kinston, NC  28501             1996   Leased              --           2,000

1725 Glenburnie Road
New Bern, NC  28561            1990   Owned              347           2,600

202 Craven Street
New Bern, NC  28560            1995   Leased              45           2,500

300 Sunset Avenue
Rocky Mount, NC  27804         1994   Owned              338           4,948

Loan Production Offices:
109 Market Street
Louisburg, NC  27549           1995   Leased              --           1,000

624 Village Road
Shallotte, NC  28470           1996   Leased              --             768

6800 Wrightsville Avenue
Suite 23                       1995   Leased              --             692
Wilmington, NC  28406

Operations Center:
239 West Main Street
Washington, NC  27889          1994   Owned              342           7,600

                                                  Book Value at
                            Year        Owned or  September 30,   Approximate
                           Opened        Leased       1996       Square Footage
                           ------       --------  -------------  --------------
                                          (Dollars in thousands)
Future Branch Sites:

Cypress Landing
Chocowinity, NC                            Owned            126

Taberna
New Bern, NC                               Owned            176

     The book value of the Bank's investment in premises and equipment was $2.9 million at September 30, 1996. See Note 5 to Consolidated Financial Statements.

Employees

     As of September 30, 1996, the Bank had 113 full-time and 7 part-time employees, none of whom were represented by a collective bargaining agreement. Management considers the Bank's relationships with its employees to be good.

Legal Proceedings

     From time to time, the Bank is a party to various legal proceedings incident to its business. At September 30, 1996, there were no legal proceedings to which the Company or the Bank was a party, or to which any of their property was subject, which were expected by management to result in a material loss to the Company or the Bank. There are no pending regulatory proceedings to which the Company, the Bank or its subsidiaries is a party or to which any of their properties is subject which are currently expected to result in a material loss.

                                   REGULATION

Depository Institution Regulation

     General. The Bank is a North Carolina-chartered savings bank and a member of the FHLB of Atlanta and its deposits are insured by the FDIC through the SAIF. As a North Carolina savings bank, the Bank is subject to regulation and supervision by the Administrator and the FDIC and to North Carolina and FDIC regulations governing such matters as capital standards, mergers, establishment of branch offices, subsidiary investments and activities and general investment authority. The Administrator and the FDIC periodically examine the Bank for compliance with various regulatory requirements and for safe and sound operations. The FDIC also has the authority to conduct special examinations of the Bank because its deposits are insured by the SAIF. The Bank must file reports with the Administrator describing its activities and financial condition and must obtain the approval from the Administrator and the FDIC prior to entering into certain transactions, such as mergers with, or acquisitions of, other depository institutions.

     Upon consummation of the Bank Conversion, the Commercial Bank will be a North Carolina commercial bank and its deposit accounts will continue to be insured by the SAIF. The Commercial Bank will be subject to supervision, examination and regulation by the Commissioner (rather than the Administrator) and the FDIC and to North Carolina and federal statutory and regulatory provisions governing such matters as capital standards, mergers, subsidiary investments and establishment of branch offices, and it will remain subject to the FDIC's authority to conduct special examinations. The Commercial Bank will be required to file reports with the Commissioner and the FDIC concerning its activities and financial condition and will be required to obtain regulatory approvals prior to entering into certain transactions, including mergers with, or acquisitions of, other depository institutions.

     As a federally insured depository institution, the Bank is, and the Converted Bank and the Commercial Bank will be, subject to various regulations promulgated by the Federal Reserve Board, including Regulation B (Equal Credit Opportunity), Regulation D (Reserve Requirements), Regulations E (Electronic Fund Transfers), Regulation Z (Truth in Lending), Regulation CC (Availability of Funds and Collection of Checks) and Regulation DD (Truth in Savings).

     The system of regulation and supervision applicable to the Bank, the Converted Bank and the Commercial Bank establishes a comprehensive framework for the operations of the Bank, the Converted Bank and the Commercial Bank and is intended primarily for the protection of the FDIC and the depositors of the Bank, the Converted Bank and the Commercial Bank. Changes in the regulatory framework could have a material effect on the Bank, the Converted Bank and the Commercial Bank and their respective operations that in turn, could have a material effect on the Company.

     Capital Requirements. The Federal Reserve Board and the FDIC have established guidelines with respect to the maintenance of appropriate levels of capital by bank holding companies with consolidated assets of $150 million or more and state non-member banks, respectively. The regulations impose two sets of capital adequacy requirements: minimum leverage rules, which require bank holding companies and state non-member banks to maintain a specified minimum ratio of capital to total assets, and risk-based capital rules, which require the maintenance of specified minimum ratios of capital to "risk-weighted" assets. The regulations of the FDIC and the Federal Reserve Board require bank holding companies and state non-member banks, respectively, to maintain a minimum leverage ratio of "Tier 1 capital" to total assets of 3.0%. Tier 1 capital is the sum of common stockholders' equity, certain perpetual preferred stock (which must be noncumulative with respect to banks), including any related surplus, and minority interests in consolidated subsidiaries; minus all intangible assets (other than certain purchased mortgage servicing rights and purchased credit card receivables), identified losses and investments in certain subsidiaries. As a SAIF-insured, state-chartered bank, the Bank must also deduct from Tier 1 capital an amount equal to its investments in, and extensions of credit to, subsidiaries engaged in activities that are not permissible for national banks, other than debt and equity investments in subsidiaries engaged in activities undertaken as agent for customers or in mortgage banking activities or in subsidiary depository institutions or their holding companies. Although setting a minimum 3.0% leverage ratio, the capital regulations state that only the strongest bank holding companies and banks, with composite examination ratings of 1 under the rating system used by the federal bank regulators, would be permitted to operate at or near such minimum level of capital. All other bank holding companies and banks are expected to maintain a leverage ratio of at least 1% to 2% above the minimum ratio, depending on the assessment of an individual organization's capital adequacy by its primary regulator. Any bank or bank holding companies experiencing or anticipating significant growth would be expected to maintain capital well above the minimum levels. In addition, the Federal Reserve Board has indicated that whenever appropriate, and in particular when a bank holding company is undertaking expansion, seeking to engage in new activities or otherwise facing unusual or abnormal risks, it will consider, on a case-by-case basis, the level of an organization's ratio of tangible Tier 1 capital to total assets in making an overall assessment of capital.

     In addition to the leverage ratio, the regulations of the Federal Reserve Board and the FDIC require bank holding companies and state-chartered nonmember banks to maintain a minimum ratio of qualifying total capital to risk-weighted assets of at least 8.0% of which at least four percentage points must be Tier 1 capital. Qualifying total capital consists of Tier 1 capital plus Tier 2 or supplementary capital items which include allowances for loan losses in an amount of up to 1.25% of risk-weighted assets, cumulative preferred stock and preferred stock with a maturity of 20 years or more and certain other capital instruments. The includible amount of Tier 2 capital cannot exceed the institution's Tier 1 capital. Qualifying total capital is further reduced by the amount of the bank's investments in banking and finance subsidiaries that are not consolidated for regulatory capital purposes, reciprocal cross-holdings of capital securities issued by other banks and certain other deductions. The risk-based capital regulations assign balance sheet assets and the credit equivalent amounts of certain off-balance sheet items to one of four broad risk weight categories. The aggregate dollar amount of each category is multiplied by the risk weight assigned to that category based principally on the degree of credit risk associated with the obligor. The sum of these weighted values equals the bank holding company or the bank's risk-weighted assets.

     The federal bank regulators, including the Federal Reserve Board and the FDIC, have proposed to revise their risk-based capital requirements to ensure that such requirements provide for explicit consideration of interest rate risk. Under the proposed rule, a bank's interest rate risk exposure would be quantified using either the measurement system set forth in the proposal or the bank's internal model for measuring such exposure, if such model is determined to be adequate by the bank's examiner. If the dollar amount of a bank's interest rate risk exposure, as measured under either measurement system, exceeds 1% of the bank's total assets, the bank would be required under the proposed rule to hold additional capital equal to the dollar amount of the excess. Management of the Bank has not determined what effect, if any, the FDIC's proposed interest rate risk component would have on the Bank's capital if adopted as proposed. The FDIC has adopted a regulation that provides that the FDIC may take into account whether a bank has significant risks from concentrations of credit or nontraditional activities in determining the adequacy of its capital. The Bank has not been advised that it will be required to maintain any additional capital under this regulation. The proposed interest rate risk component would not apply to bank holding companies on a consolidated basis.

     In addition to FDIC regulatory capital requirements, the Administrator requires that net worth equal at least 5% of total assets. Intangible assets must be deducted from net worth and assets when computing compliance with this requirement.

     At September 30, 1996, the Bank complied with each of the capital requirements of the FDIC and the Administrator. For a description of the Bank's required and actual capital levels on September 30, 1996, see "Historical and Pro Forma Regulatory Capital Compliance."

     Following the Bank Conversion, the Commercial Bank will be subject to the Commissioner's capital surplus regulation which requires commercial banks to maintain a capital surplus of at least 50% of common capital. Common capital is defined as the total of the par value of shares times the number of shares outstanding.

     Prompt Corrective Regulatory Action. Under the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), the federal banking regulators are required to take prompt corrective action if an insured depository institution fails to satisfy certain minimum capital requirements. All institutions, regardless of their capital levels, are restricted from making any capital distribution or paying any management fees if the institution would thereafter fail to satisfy the minimum levels for any of its capital requirements. An institution that fails to meet the minimum level for any relevant capital measure (an "undercapitalized institution") may be: (i) subject to increased monitoring by the appropriate federal banking regulator; (ii) required to submit an acceptable capital restoration plan within 45 days; (iii) subject to asset growth limits; and (iv) required to obtain prior regulatory approval for acquisitions, branching and new lines of businesses. A "significantly undercapitalized" institution may be subject to regulatory demands for recapitalization, broader application of restrictions on transactions with affiliates, limitations on interest rates paid on deposits, asset growth and other activities, possible replacement of directors and officers, and restrictions on capital distributions by any bank holding company controlling the institution. Any company controlling the institution could also be required to divest the institution or the institution could be required to divest subsidiaries. The senior executive officers of a significantly undercapitalized institution may not receive bonuses or increases in compensation without prior regulatory approval and the institution is prohibited from making payments of principal or interest on its subordinated debt. If an institution's ratio of tangible capital to total assets falls below a "critical capital level," the institution will be subject to conservatorship or receivership within 90 days unless periodic determinations are made that forbearance from such action would better protect the deposit insurance fund.

     Federal banking regulators have adopted regulations implementing the prompt corrective action provisions of FDICIA. Under these regulations, the federal banking regulators will generally measure a depository institution's capital adequacy on the basis of the institution's total risk-based capital ratio (the ratio of its total capital to risk-weighted assets), Tier 1 risk-based capital ratio (the ratio of its core capital to risk-weighted assets) and leverage ratio (the ratio of its core capital to adjusted total assets). Under the regulations, an institution that is not subject to an order or written directive by its primary federal regulator to meet or maintain a specific capital level will be deemed

"well capitalized" if it also has: (i) a total risk-based capital ratio of 10% or greater; (ii) a Tier 1 risk-based capital ratio of 6.0% or greater; and (iii) a leverage ratio of 5.0% or greater. An "adequately capitalized" depository institution is an institution that does not meet the definition of well capitalized and has: (i) a total risk-based capital ratio of 8.0% or greater;
(ii) a Tier 1 risk-based capital ratio of 4.0% or greater; and (iii) a leverage ratio of 4.0% or greater (or 3.0% or greater if the depository institution has a composite 1 CAMEL rating). An "undercapitalized institution" is a depository institution that has (i) a total risk-based capital ratio less than 8.0%; or
(ii) a Tier 1 risk-based capital ratio of less than 4.0%; or (iii) a leverage ratio of less than 4.0% (or less than 3.0% if the institution has a composite 1 CAMEL rating). A "significantly undercapitalized" institution is defined as a depository institution that has: (i) a total risk-based capital ratio of less than 6.0%; or (ii) a Tier 1 risk-based capital ratio of less than 3.0%; or (iii) a leverage ratio of less than 3.0%. A "critically undercapitalized" institution is defined as a depository institution that has a ratio of "tangible equity" to total assets of less than 2.0%. Tangible equity is defined as core capital plus cumulative perpetual preferred stock (and related surplus) less all intangibles other than qualifying supervisory goodwill and certain purchased mortgage servicing rights. The appropriate federal banking agency may reclassify a well capitalized depository institution as adequately capitalized and may require an adequately capitalized or undercapitalized institution to comply with the supervisory actions applicable to institutions in the next lower capital category (but may not reclassify a significantly undercapitalized institution as critically under-capitalized) if it determines, after notice and an opportunity for a hearing, that the institution is in an unsafe or unsound condition or that the institution has received and not corrected a less-than-satisfactory rating for any CAMEL rating category. At September 30, 1996, the Bank was classified as "well capitalized" under FDIC regulations, and management of the Bank believes that the Commercial Bank will, immediately after the Conversion, also be classified as "well-capitalized."

     Safety and Soundness Guidelines. Under FDICIA, as amended by the Riegle Community Development and Regulatory Improvement Act of 1994 (the "CDRI Act"), each federal banking agency was required to establish safety and soundness standards for institutions under its authority. The interagency guidelines require depository institutions to maintain internal controls and information systems and internal audit systems that are appropriate for the size, nature and scope of the institution's business. The guidelines also establish certain basic standards for loan documentation, credit underwriting, interest rate risk exposure, and asset growth. The guidelines further provide that depository institutions should maintain safeguards to prevent the payment of compensation, fees and benefits that are excessive or that could lead to material financial loss, and should take into account factors such as comparable compensation practices at comparable institutions. If the appropriate federal banking agency determines that a depository institution is not in compliance with the safety and soundness guidelines, it may require the institution to submit an acceptable plan to achieve compliance with the guidelines. A depository institution must submit an acceptable compliance plan to its primary federal regulator within 30 days of receipt of a request for such a plan. Failure to submit or implement a compliance plan may subject the institution to regulatory sanctions. Management believes that the Bank already substantially meets all the standards adopted in the interagency guidelines, and therefore does not believe that implementation of these regulatory standards will materially affect the operations of the Bank or the Commercial Bank.

     Community Reinvestment Act. The Bank, like other financial institutions, is subject to the Community Reinvestment Act ("CRA"). The purpose of the CRA is to encourage financial institutions to help meet the credit needs of their entire communities, including the needs of low-and moderate-income neighborhoods. During the Bank's last compliance examination, the Bank received an "outstanding" rating with respect to CRA compliance. The Bank's rating with respect to CRA compliance would be a factor to be considered by the Federal Reserve Board and the FDIC in considering applications submitted by the Bank to acquire branches or to acquire or combine with other financial institutions and take other actions and, if such rating was less than "satisfactory," could result in the denial of such applications.

     The federal banking regulatory agencies have issued a revision of the CRA regulations, which became effective on January 1, 1996, to implement a new evaluation system that rates institutions based on their actual performance in meeting community credit needs. Under the regulations, a bank will first be evaluated and rated under three categories: a lending test, an investment test and a service test. For each of these three tests, the savings bank will be given a rating of either "outstanding," "high satisfactory," "low satisfactory," "needs to improve," or "substantial non-compliance." A set of criteria for each rating has been developed and is included in the regulation. If an institution disagrees with a particular rating, the institution has the burden of rebutting the presumption by clearly establishing that the quantitative measures do not accurately present its actual performance, or that demographics, competitive conditions or economic or legal limitations peculiar to its service area should be considered. The ratings received under the three tests will be used to determine the overall composite CRA rating. The composite ratings will be the same as those that are currently given: "outstanding," "satisfactory," "needs to improve" or "substantial non-compliance."

     Federal Home Loan Bank System. The FHLB System consists of 12 district FHLBs subject to supervision and regulation by the Federal Housing Finance Board ("FHFB"). The FHLBs provide a central credit facility primarily for member institutions. As a member of the FHLB of Atlanta, the Bank is required to acquire and hold shares of capital stock in the FHLB of Atlanta in an amount at least equal to 1% of the aggregate unpaid principal of its home mortgage loans, home purchase contracts, and similar obligations at the beginning of each year, or 1/20 of its advances (borrowings) from the FHLB of Atlanta, whichever is greater. The Bank was in compliance with this requirement with investment in FHLB of Atlanta stock at September 30, 1996 of $1.3 million. The FHLB of Atlanta serves as a reserve or central bank for its member institutions within its assigned district. It is funded primarily from proceeds derived from the sale of consolidated obligations of the FHLB System. It offers advances to members in accordance with policies and procedures established by the FHFB and the Board of Directors of the FHLB of Atlanta. Long-term advances may only be made for the purpose of providing funds for residential housing finance. At September 30, 1996, the Bank had no long-term advances or short-term advances outstanding from the FHLB of Atlanta. Upon completion of the Bank Conversion, the Commercial Bank will continue to be a member of the FHLB of Atlanta.

     Reserves. Pursuant to regulations of the Federal Reserve Board, the Bank must maintain average daily reserves against their transaction accounts. No reserves are required to be maintained on the first $4.3 million of transaction accounts, reserves equal to 3% must be maintained on the next $52.0 million of transaction accounts, plus 10% on the remainder. This percentage is subject to adjustment by the Federal Reserve Board. Because required reserves must be maintained in the form of vault cash or in a noninterest bearing account at a Federal Reserve Bank, the effect of the reserve requirement is to reduce the amount of the institution's interest-earning assets. As of September 30, 1996, the Bank met its reserve requirements.

     Upon consummation of the Bank Conversion, the Commercial Bank will be subject to the reserve requirements of North Carolina commercial banks. North Carolina law requires state non-member banks to maintain, at all times, a reserve fund in an amount set by regulation of the Commission.

     Deposit Insurance. The Bank is required to pay assessments based on a percentage of its insured deposits to the FDIC for insurance of its deposits by the SAIF. Under the FDIC's risk-based deposit insurance assessment system, the assessment rate for an insured depository institution depends on the assessment risk classification assigned to the institution by the FDIC, which is determined by the institution's capital level and supervisory evaluations. Based on the data reported to regulators for the date closest to the last day of the seventh month preceding the semi-annual assessment period, institutions are assigned to one of three capital groups -- well capitalized, adequately capitalized or undercapitalized -- using the same percentage criteria as in the prompt corrective action regulations. See "-- Prompt Corrective Regulatory Action." Within each capital group, institutions are assigned to one of three subgroups on the basis of supervisory evaluations by the institution's primary supervisory authority and such other information as the FDIC determines to be relevant to the institution's financial condition and the risk posed to the deposit insurance fund. Subgroup A consists of financially sound institutions with only a few minor weaknesses. Subgroup B consists of institutions that demonstrate weaknesses which, if not corrected, could result in significant deterioration of the institution and increased risk of loss to the deposit insurance fund. Subgroup C consists of institutions that pose a substantial probability of loss to the deposit insurance fund unless effective corrective action is taken. The assessment rate for SAIF members had ranged from 0.23% of deposits for well capitalized institutions in Subgroup A to 0.31% of deposits for undercapitalized institutions in Subgroup C while assessments for over 90% of the BIF members had been the statutory minimum of $2,000. Recently enacted legislation provided for a one-time assessment of 65.7 basis points of insured deposits as of March 31, 1995, that fully capitalized the SAIF and had the effect of reducing future SAIF assessments. Accordingly, although the special assessment resulted in a one-time charge to the Bank of approximately $946,000 pre-tax, the recapitalization of the SAIF had the effect of reducing the Bank's and the Commercial Bank's future deposit insurance premiums to the SAIF. Under the recently enacted legislation, both BIF and SAIF members will be assessed an amount for the Financing Corporation Bond payments. BIF members will be assessed approximately 1.3 basis points while the SAIF rate will be approximately 6.4 basis points until January 1, 2000. At that time, BIF and SAIF members will begin pro rata sharing of the payment at an expected rate of 2.43 basis points.

     Although the Commercial Bank, as a North Carolina commercial bank, would qualify for insurance of deposits by the BIF of the FDIC, substantial entrance and exit fees apply to conversions from SAIF to BIF insurance. Accordingly, following the Bank Conversion, the Commercial Bank will remain a member of the SAIF, which will insure the deposits of the Commercial Bank to a maximum of $100,000 for each depositor. Because the Converted Bank (and the Commercial
Bank) will continue to be a SAIF member, its deposit insurance assessments will be determined on the same basis as the deposit insurance assessments paid by the Bank.

     Liquidity Requirements. FDIC policy requires that banks maintain an average daily balance of liquid assets (cash, certain time deposits, bankers' acceptances and specified United States government, state, or federal agency obligations) in an amount which it deems adequate to protect safety and soundness of the bank. The FDIC currently has no specific level which it requires. Under the FDIC's calculation method, management calculated the Bank's liquidity ratio as 13.9% of total assets at September 30, 1996, which management believes is adequate.

     The Bank also is subject to the Administrator's requirement that the ratio of liquid assets to total assets equal at least 10%. The computation of liquidity under North Carolina regulations allows the inclusion of mortgage-backed securities and investments which, in the judgment of the Administrator, have a readily ascertainable market value, including investments with maturities in excess of five years. At September 30, 1996, the Bank's liquidity ratio was in excess of the North Carolina regulations.

     Dividend Restrictions. Under FDIC regulations, the Bank is prohibited from making any capital distributions if after making the distribution, the Bank would have: (i) a total risk-based capital ratio of less than 8.0%; (ii) a Tier 1 risk-based capital ratio of less than 4.0%; or (iii) a leverage ratio of less than 4.0%.

     Earnings of the Bank appropriated to bad debt reserves and deducted for Federal income tax purposes are not available for payment of cash dividends or other distributions to stockholders without payment of taxes at the then current tax rate by the Bank on the amount of earnings removed from the pre-1988 reserves for such distributions. The Bank intends to make full use of this favorable tax treatment and does not contemplate use of any earnings in a manner which would create federal tax liabilities.

     The Bank may not pay dividends on its capital stock if its regulatory capital would thereby be reduced below the amount then required for the liquidation account established for the benefit of certain depositors of the Bank at the time of the Stock Conversion.

     The Company is subject to limitations on dividends imposed by the Federal Reserve Board. See "-- Regulation of the Company Following the Conversion -- Dividends."

     Limits on Loans to One Borrower. The Bank generally is subject to both FDIC regulations and North Carolina law regarding loans to any one borrower,
including related entities.    Under applicable law, with certain limited
exceptions, loans and extensions of credit by a savings institution to a person outstanding at one time and not fully secured by collateral having a market value at least equal to the amount of the loan or extension of credit shall not exceed 15% of net worth. Loans and extensions of credit fully secured by readily marketable collateral may comprise an additional 10% of net worth. Applicable law additionally authorizes savings institutions to make loans to one borrower, for any purpose:
(i) in an amount not to exceed $500,000; (ii) in an amount not to exceed the lesser of $30,000,000 or 30% of net worth to develop residential housing, provided (a) the purchase price of each single-family dwelling in the development does not exceed $500,000 and (b) the aggregate amount of loans made under this authority does not exceed 150% of net worth; or (iii) loans to finance the sale of real property in satisfaction of debts previously contracted in good faith, not to exceed 50% of net worth. Under these limits, the Bank's loans to one borrower were limited to $2.8 million at September 30, 1996. At that date, the Bank had no lending relationships in excess of the loans-to-one-borrower limit. Notwithstanding the statutory loans-to-one-borrower limitations, the Bank has a self imposed loans-to-one-borrower limit, which currently is $2.2 million. At September 30, 1996, the Bank's largest lending relationship was a $1.9 million relationship consisting of five commercial real estate loans. All loans within this relationship were current and performing in accordance with their terms at September 30, 1996.

     Following the Bank Conversion, the Commercial Bank will be subject to North Carolina statutory law with respect to limits on loans to one borrower which are substantially the same as those for the Bank.

     Transactions with Related Parties. Transactions between a state non-member bank and any affiliate are governed by Sections 23A and 23B of the Federal Reserve Act. An affiliate of a state non-member bank is any company or entity which controls, is controlled by or is under common control with the state non-member bank. In a holding company context, the parent holding company of a state non-member bank (such as the Company) and any companies which are controlled by such parent holding company are affiliates of the savings institution or state non-member bank. Generally, Sections 23A and 23B (i) limit the extent to which an institution or its subsidiaries may engage in "covered transactions" with any one affiliate to an amount equal to 10% of such institution's capital stock and surplus, and contain an aggregate limit on all such transactions with all affiliates to an amount equal to 20% of such capital stock and surplus and (ii) require that all such transactions be on terms substantially the same, or at least as favorable, to the institution or subsidiary as those provided to a non-affiliate. The term "covered transaction" includes the making of loans, purchase of assets, issuance of a guarantee and similar other types of transactions. In addition to the restrictions imposed by Sections 23A and 23B, no state non-member bank may (i) loan or otherwise extend credit to an affiliate, except for any affiliate which engages only in activities which are permissible for bank holding companies, or (ii) purchase or invest in any stocks, bonds, debentures, notes or similar obligations of any affiliate, except for affiliates which are subsidiaries of the state non-member bank.

     State non-member banks also are subject to the restrictions contained in
Section 22(h) of the Federal Reserve Act and the Federal Reserve's Regulation O thereunder on loans to executive officers, directors and principal stockholders. Under Section 22(h), loans to a director, executive officer and to a greater than 10% stockholder of a state non-member bank and certain affiliated interests of such persons, may not exceed, together with all other outstanding loans to such person and affiliated interests, the institution's loans-to-one-borrower limit and all loans to such persons may not exceed the institution's unimpaired capital and unimpaired surplus. Section 22(h) also prohibits loans, above amounts prescribed by the appropriate federal banking agency, to directors, executive officers and greater than 10% stockholders of a savings institution, and their respective affiliates, unless such loan is approved in advance by a majority of the board of directors of the institution with any "interested" director not participating in the voting. Regulation O prescribes the loan amount (which includes all other outstanding loans to such person) as to which such prior board of director approval is required as being the greater of $25,000 or 5% of capital and surplus (up to $500,000). Further, Section 22(h) requires that loans to directors, executive officers and principal stockholders be made on terms substantially the same as offered in comparable transactions to other persons. Section 22(h) also generally prohibits a depository institution from paying the overdrafts of any of its executive officers or directors.

     State non-member banks also are subject to the requirements and restrictions of Section 22(g) of the Federal Reserve Act on loans to executive officers and the restrictions of 12 U.S.C. (S) 1972 on certain tying arrangements and extensions of credit by correspondent banks. Section 22(g) of the Federal Reserve Act requires loans to executive officers of depository institutions not be made on terms more favorable than those afforded to other borrowers, requires approval by the board of directors of a depository institution for extension of credit to executive officers of the institution, and imposes reporting requirements for and additional restrictions on the type, amount and terms of credits to such officers. Section 1972 (i) prohibits a depository institution from extending credit to or offering any other services, or fixing or varying the consideration for such extension of credit or service, on the condition that the customer obtain some additional service from the institution or certain of its affiliates or not obtain services of a competitor of the institution, subject to certain exceptions, and (ii) prohibits extensions of credit to executive officers, directors, and greater than 10% stockholders of a depository institution by any other institution which has a correspondent banking relationship with the institution, unless such extension of credit is on substantially the same terms as those prevailing at the time for comparable transactions with other persons and does not involve more than the normal risk of repayment or present other unfavorable features.

     Restrictions on Certain Activities. Under FDICIA, state-chartered banks with deposits insured by the FDIC are generally prohibited from acquiring or retaining any equity investment of a type or in an amount that is not permissible for a national bank. The foregoing limitation, however, does not prohibit FDIC-insured state banks from acquiring or retaining an equity investment in a subsidiary in which the bank is a majority owner. State-chartered banks are also prohibited from engaging as principal in any type of activity that is not permissible for a national bank and subsidiaries of state-chartered, FDIC-insured state banks may not engage as principal in any type of activity that is not permissible for a subsidiary of a national bank unless in either case the FDIC determines that the activity would pose no significant risk to the appropriate deposit insurance fund and the bank is, and continues to be, in compliance with applicable capital standards.

     The FDIC has adopted regulations to clarify the foregoing restrictions on activities of FDIC-insured state-chartered banks and their subsidiaries. Under the regulations, the term activity refers to the authorized conduct of business by an insured state bank and includes acquiring or retaining any investment other than an equity investment. An activity permissible for a national bank includes any activity expressly authorized for national banks by statute or recognized as permissible in regulations, official circulars or bulletins or in any order or written interpretation issued by the Office of the Comptroller of the Currency ("OCC"). In its regulations, the FDIC indicates that it will not permit state banks to directly engage in commercial ventures or directly or indirectly engage in any insurance underwriting activity other than to the extent such activities are permissible for a national bank or a national bank subsidiary or except for certain other limited forms of insurance underwriting permitted under the regulations. Under the regulations, the FDIC permits state banks that meet applicable minimum capital requirements to engage as principal in certain activities that are not permissible to national banks including guaranteeing obligations of others, activities which the Federal Reserve Board has found by regulation or order to be closely related to banking and certain securities activities conducted through subsidiaries.

     Subject to limitation by the Administrator, North Carolina-chartered savings banks may make any loan or investment or engage in any activity which is permitted to federally chartered institutions. However, a North Carolina-chartered savings bank cannot invest more than 15% of its total assets in business, commercial, corporate and agricultural loans. In addition to such lending authority, North Carolina-chartered savings banks are authorized to invest funds, in excess of loan demand, in certain statutorily permitted investments, including but not limited to (i) obligations of the United States, or those guaranteed by it; (ii) obligations of the State of North Carolina;
(iii) bank demand or time deposits; (iv) stock or obligations of the federal deposit insurance fund or a FHLB; (v) savings accounts of any savings institution as approved by the board of directors; and (vi) stock or obligations of any agency of the State of North Carolina or of the United States or of any corporation doing business in North Carolina whose principal business is to make education loans.

Regulation of the Company Following the Bank Conversion

     General. Upon consummation of the Bank Conversion, the Company, as the sole shareholder of the Bank, will become a bank holding company and will register as such with the Federal Reserve Board. Bank holding companies are subject to comprehensive regulation by the Federal Reserve Board under the Bank Holding Company Act of 1956, as amended (the "BHCA"), and the regulations of the Federal Reserve Board. As a bank holding company, the Company will be required to file with the Federal Reserve Board annual reports and such additional information as the Federal Reserve Board may require, and will be subject to regular examinations by the Federal Reserve Board. The Federal Reserve Board also has extensive enforcement authority over bank holding companies, including, among other things, the ability to assess civil money penalties, to issue cease and desist or removal orders and to require that a holding company divest subsidiaries (including its bank subsidiaries). In general, enforcement actions may be initiated for violations of law and regulations and unsafe or unsound practices.

     Under the BHCA, a bank holding company must obtain Federal Reserve Board approval before: (i) acquiring, directly or indirectly, ownership or control of any voting shares of another bank or bank holding company if, after such acquisition, it would own or control more than 5% of such shares (unless it already owns or controls the majority of such shares); (ii) acquiring all or substantially all of the assets of another bank or bank holding company; or
(iii) merging or consolidating with another bank holding company. Satisfactory financial condition, particularly with respect to capital adequacy, and a satisfactory CRA rating generally are prerequisites to obtaining federal regulatory approval to make acquisitions.

     The BHCA also prohibits a bank holding company, with certain exceptions, from acquiring direct or indirect ownership or control of more than 5% of the voting shares of any company which is not a bank or bank holding company, or from engaging directly or indirectly in activities other than those of banking, managing or controlling banks, or providing services for its subsidiaries. The principal exceptions to these prohibitions involve certain non-bank activities which, by statute or by Federal Reserve Board regulation or order, have been identified as activities closely related to the business of banking or managing or controlling banks. The list of activities permitted by the Federal Reserve Board includes, among other things, operating a savings institution, mortgage company, finance company, credit card company or factoring company; performing certain data processing operations; providing certain investment and financial advice; underwriting and acting as an insurance agent for certain types of credit-related insurance; leasing property on a full-payout, non-operating basis; selling money orders, travelers' checks and United States Savings Bonds; real estate and personal property appraising; providing tax planning and preparation services; and, subject to certain limitations, providing securities brokerage services for customers. The Company has no present plans to engage in any of these activities.

     Under the BHCA, any company must obtain approval of the Federal Reserve Board prior to acquiring control of the Company or the Bank. For purposes of the BHCA, "control" is defined as ownership of more than 25% of any class of voting securities of the Company or the Bank, the ability to control the election of a majority of the directors, or the exercise of a controlling influence over management or policies of the Company or the Bank. In addition, the Change in Bank Control Act and the related regulations of the Federal Reserve Board require any person or persons acting in concert (except for companies required to make application under the BHCA), to file a written notice with the Federal Reserve Board before such person or persons may acquire control of the Company or the Bank. The Change in Bank Control Act defines "control" as the power, directly or indirectly, to vote 25% or more of any voting securities or to direct the management or policies of a bank holding company or an insured bank.

     The Federal Reserve Board has adopted guidelines regarding the capital adequacy of bank holding companies, which require bank holding companies to maintain specified minimum ratios of capital to total assets and capital to risk-weighted assets. See " -- Depository Institution Regulation -- Capital Requirements."

     Interstate Banking. The Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "Act") was enacted to ease restrictions on interstate banking. Effective September 29, 1995, the Act allows the Federal

Reserve Board to approve an application of an adequately capitalized and adequately managed bank holding company to acquire control of, or acquire all or substantially all of the assets of, a bank located in a state other than such holding company's home state, without regard to whether the transaction is prohibited by the laws of any state. The Federal Reserve Board may not approve the acquisition of bank that has not been in existence for the minimum time period (not exceeding five years) specified by the statutory law of the host state. The Act also prohibits the Federal Reserve Board from approving an application if the applicant (and its depository institution affiliates) controls or would control more than 10% of the insured deposits in the United States or 30% or more of the deposits in the target bank's home state or in any state in which the target bank maintains a branch. The Act does not affect the authority of states to limit the percentage of total insured deposits in the state which may be held or controlled by a bank or bank holding company to the extent such limitation does not discriminate against out-of-state banks or bank holding companies. Individual states may also waive the 30% state-wide concentration limit contained in the Act.

     Additionally, the Act authorizes the federal banking agencies, effective June 1, 1997, to approve interstate merger transactions without regard to whether such transaction is prohibited by the law of any state, unless the home state of one of the banks opts out of the Act by adopting a law after the date of enactment of the Act and prior to June 1, 1997 that applies equally to all out-of-state banks and expressly prohibits merger transactions involving out-of-state banks. North Carolina has enacted legislation permitting interstate banking transactions. Interstate acquisitions of branches will be permitted only if the law of the state in which the branch is located permits such acquisitions. Interstate mergers and branch acquisitions will also be subject to the nationwide and statewide insured deposit concentration amounts described above.

     The Act authorizes the FDIC to approve interstate branching de novo by state banks only in states which specifically allow for such branching. The Riegle-Neal Act also requires the appropriate federal banking agencies to prescribe regulations by June 1, 1997 which prohibit any out-of-state bank from using the interstate branching authority primarily for the purpose of deposit production. These regulations must include guidelines to ensure that interstate branches operated by an out-of-state bank in a host state are reasonably helping to meet the credit needs of the communities which they serve.

     Dividends. The Federal Reserve Board has issued a policy statement on the payment of cash dividends by bank holding companies, which expresses the Federal Reserve Board's view that a bank holding company should pay cash dividends only to the extent that the company's net income for the past year is sufficient to cover both the cash dividends and a rate of earning retention that is consistent with the company's capital needs, asset quality and overall financial condition. The Federal Reserve Board also indicated that it would be inappropriate for a company experiencing serious financial problems to borrow funds to pay dividends. Furthermore, under the prompt corrective action regulations adopted by the Federal Reserve Board pursuant to FDICIA, the Federal Reserve Board may prohibit a bank holding company from paying any dividends if the holding company's bank subsidiary is classified as "undercapitalized". See "-- Depository Institution Regulation -- Prompt Corrective Regulatory Action."

     Bank holding companies are required to give the Federal Reserve Board prior written notice of any purchase or redemption of its outstanding equity securities if the gross consideration for the purchase or redemption, when combined with the net consideration paid for all such purchases or redemptions during the preceding 12 months, is equal to 10% or more of the their consolidated retained earnings. The Federal Reserve Board may disapprove such a purchase or redemption if it determines that the proposal would constitute an unsafe or unsound practice or would violate any law, regulation, Federal Reserve Board order, or any condition imposed by, or written agreement with, the Federal Reserve Board.

Federal Securities Law

     The Company has filed with the SEC a Registration Statement under the Securities Act of 1933, as amended (the "Securities Act"), for the registration of the Common Stock to be issued in the Stock Conversion. Upon completion of the Stock Conversion, the Common Stock will be registered with the SEC under the Securities

Exchange Act of 1934, as amended (the "Exchange Act"). The Company will then be subject to the information, proxy solicitation, insider trading restrictions and other requirements of the Exchange Act.

     The registration under the Securities Act of the Common Stock does not cover the resale of such shares. Shares of the Common Stock purchased by persons who are not affiliates of the Company may be resold without registration. Shares purchased by an affiliate of the Company will be subject to the resale restrictions of Rule 144 under the Securities Act. If the Company meets the current public information requirements of Rule 144 under the Securities Act, each affiliate of the Company who complies with the other conditions of Rule 144 (including those that require the affiliate's sale to be aggregated with those of certain other persons) would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of (i) 1% of the outstanding shares of the Company or (ii) the average weekly volume of trading in such shares during the preceding four calendar weeks. Provision may be made in the future by the Company to permit affiliates to have their shares registered for sale under the Securities Act under certain circumstances. There are currently no demand registration rights outstanding. However, in the event the Company at some future time determines to issue additional shares from its authorized but unissued shares, the Company might offer registration rights to certain of its affiliates who want to sell their shares.

                                    TAXATION

General

     The Bank files a federal income tax return based on a fiscal year ending September 30.

Federal Income Taxation

     Savings institutions such as the Bank are subject to the provisions of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code") in the same general manner as other corporations. Through tax years beginning before December 31, 1995, institutions such as the Bank which met certain definitional tests and other conditions prescribed by the Internal Revenue Code benefitted from certain favorable provisions regarding their deductions from taxable income for annual additions to their bad debt reserve. For purposes of the bad debt reserve deduction, loans are separated into "qualifying real property loans," which generally are loans secured by interests in certain real property, and "nonqualifying loans", which are all other loans. The bad debt reserve deduction with respect to nonqualifying loans must be based on actual loss experience. The amount of the bad debt reserve deduction with respect to qualifying real property loans may be based upon actual loss experience (the "experience method") or a percentage of taxable income determined without regard to such deduction (the "percentage of taxable income method"). Under the experience method, the bad debt deduction for an addition to the reserve for qualifying real property loans was an amount determined under a formula based generally on the bad debts actually sustained by a savings institution over a period of years. Under the percentage of taxable income method, the bad debt reserve deduction for qualifying real property loans was computed as 8% of a savings institution's taxable income, with certain adjustments. The Bank generally elected to use the method which has resulted in the greatest deductions for federal income tax purposes in any given year.

     Legislation that is effective for tax years beginning after December 31, 1995 requires institutions to recapture into taxable income over a six taxable year period the portion of the tax loan reserve that exceeds the pre-1988 tax loan loss reserve. The Bank will no longer be allowed to use the reserve method for tax loan loss provisions, but would be allowed to use the experience method of accounting for bad debts. There will be no future effect on net income from the recapture because the taxes on these bad debts reserves has already been accrued as a deferred tax liability.

     The Bank's federal income tax returns have been audited through the year ended September 30, 1992.

     For additional information, see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Impact of New Accounting Standards" and the financial statements and related notes appearing elsewhere herein.

State Income Taxation

     Under North Carolina law, the corporate income tax currently is 7.75% of federal taxable income as computed under the Internal Revenue Code, subject to certain prescribed adjustments. This rate will be reduced to 7.50% for 1997, 7.25% for 1998, 7.00% for 1999 and 6.9% for 2000 and thereafter. In addition, for tax years beginning in 1991, 1992, 1993 and 1994, corporate taxpayers were required to pay a surtax equal to 4%, 3%, 2% and 1%, respectively, of the state income tax otherwise payable. An annual state franchise tax is imposed at a rate of .15% applied to the greatest of the institutions (i) capital stock, surplus and undivided profits, (ii) investment in tangible property in North Carolina or (iii) appraised valuation of property in North Carolina.

     For additional information regarding taxation, see Notes 1 and 9 of Notes to Consolidated Financial Statements.

                           MANAGEMENT OF THE COMPANY

     The Board of Directors of the Company consists of the same individuals who serve as directors of the Bank. Their biographical information is set forth under "Management of the Bank -- Directors." The Board of Directors of the Company is divided into three classes. Directors of the Company will serve for three year terms or until their successors are elected and qualified, with approximately one-third of the directors being elected at each annual meeting of stockholders, beginning with the first annual meeting of stockholders following the Stock Conversion. Messrs. Vann and Gibbs have terms of office expiring at the 1998 annual meeting, Messrs. Parker and Singleton have terms of office expiring at the 1999 annual meeting, and Messrs. Howdy, Buckman and Holscher have terms of office expiring at the 2000 annual meeting. Under the Company's bylaws, no person over 80 years of age shall be eligible for election or appointment to the Company's Board of Directors, and no director may serve after the annual meeting of stockholders immediately following reaching 80 years of age.

     The following individuals hold the offices in the Company set forth below opposite their names.

     Name                   Title
     ----                   -----

     Thomas A. Vann         President
     William L. Wall        Executive Vice President and Chief Operating Officer
     Kristie W. Hawkins     Treasurer and Controller

     The executive officers of the Company are elected annually and hold office until their respective successors have been elected and qualified or until death, resignation or removal by the Board of Directors of the Company.

     Since the formation of the Company, none of the executive officers, directors or other personnel have received remuneration from the Company. Information concerning the principal occupations and employment of the directors and executive officers of the Company during the past five years is set forth under "Management of the Bank -- Directors" and "-- Executive Officers Who Are Not Directors." Executive officers and directors of the Company will be compensated as described below under "Management of the Bank."

                             MANAGEMENT OF THE BANK

Directors

     Because the Bank is a mutual savings bank, its members have elected its Board of Directors. Upon completion of the Stock Conversion, the directors of the Bank immediately prior to the Stock Conversion will continue to serve as directors of the Converted Bank and then the Commercial Bank. Currently, the term of each director is one year, and all of the members of the Board of Directors stand for election each year. This will continue to be the case for the Commercial Bank following the Bank Conversion. Because the Company will own all the issued and outstanding capital stock of the Commercial Bank following the Conversion, the Board of Directors of the Company will elect the directors of the Commercial Bank.

     The following table sets forth certain information with respect to the individuals who serve currently as members of the Bank's Board of Directors. There are no arrangements or understandings between the Bank and any director pursuant to which such person has been elected a director of the Bank, and no director is related to any other director or executive officer by blood, marriage or adoption.

                                  Age at
                               September 30,
Name                               1996       Director Since  Term to Expire
----                             --------     --------------  --------------

Edmund T. Buckman, Jr.               70            1975            1997
Linley H. Gibbs, Jr.                 65            1985            1997
Fred N. Holscher                     48            1985            1997
Frederick H. Howdy                   64            1975            1997
Charles E. Parker, Jr.               60            1971            1997
Marshall T. Singleton                57            1990            1997
Thomas A. Vann                       47            1979            1997


          Presented below is certain information concerning the directors of the Bank. Unless otherwise stated, all directors have held the positions indicated for at least the past five years.

          Edmund T. Buckman, Jr. has been retired since 1994. Prior to his retirement, Mr. Buckman was the owner of Buckman Auto Supply in Washington, North Carolina.

          Linley H. Gibbs, Jr. has been retired since 1992. Prior to his retirement, Mr. Gibbs served as a general manager with Hamilton Beach, an appliance manufacturing company in Washington, North Carolina.

          Fred N. Holscher is a partner with the Washington, North Carolina law firm of Rodman, Holscher, Francisco & Peck, P.A. and has been with the firm since 1973.

          Frederick H. Howdy is President of Drs. Freshwater and Howdy P.A., a dental health care corporation of North Carolina. Prior to that, he was a dentist in Washington, North Carolina for 36 years.

          Charles E. Parker, Jr. is a Vice President of the Robinson Insurance Agency in New Bern. He joined the agency in 1989.

          Marshall T. Singleton has been a co-owner of B.E. Singleton & Sons, a highway construction firm since 1960.

          Thomas A. Vann joined the Bank in 1972 as Assistant Manager. Mr. Vann was promoted to a number of positions prior to becoming President of the Bank in 1977.

Executive Officers Who Are Not Directors

          The following sets forth information with respect to executive officers of the Bank who do not serve on the Board of Directors.

                                Age at
                             September 30,
Name                             1996        Title with the Bank
----                           --------      -------------------

William L. Wall                   50         Executive Vice President and Chief
                                             Operating Officer
John B. Burgess, Sr.              60         Senior Vice President -- Commercial
                                             Lending and Credit Administration
William R. Outland                59         Vice President -- Consumer Lending
Walter P. House                   51         Vice President -- Mortgage
                                             Operations
Sherry L. Correll                 41         Vice President -- Savings and
                                             Deposit Administration
Mary R. Boyd                      46         Vice President -- Loan Servicing
Kristie W. Hawkins                31         Treasurer, Controller

          William L. Wall joined the Bank in 1993 as a Vice President and City Executive in the Rocky Mount office. Mr. Wall was promoted in 1995 to Executive Vice President and Chief Operating Officer. He also serves as the Bank's Secretary. Prior to joining the Bank, Mr. Wall was Senior Vice President and Chief Financial Officer of Pioneer Savings Bank in Rocky Mount, North Carolina.

          John B. Burgess, Sr. joined the Bank in October, 1992 and currently serves as Senior Vice President of Commercial Lending and Credit Administration. Prior to joining the Bank, Mr. Burgess served as Executive Vice President of Unity Bank in Rocky Mount, North Carolina.

          William R. Outland has served as the Bank's Vice President of Consumer Lending since he joined the Bank in 1983.

          Walter P. House joined the Bank in 1990 and currently serves as Vice President of Mortgage Operations.

          Sherry L. Correll is currently the Vice President of Savings and Deposit Administration. She joined the Bank in 1985.

          Mary R. Boyd has been with the Bank since 1983 and currently serves as a Vice President - Loan Servicing.

          Kristie W. Hawkins joined the Bank in 1982. Prior to being promoted to her current position of Controller and Treasurer, she served as the Bank's Assistant Treasurer and Secretary as well as accounting department supervisor.

Committees of the Board of Directors

          The Board of Directors of the Bank meets monthly and may have additional special meetings. During the year ended September 30, 1996, the Board met 14 times. No director attended fewer than 75% in the aggregate of the total number of Board meetings held during the year ended September 30, 1996 and the total number of meetings held by committees on which he served during such fiscal year. The Bank's Board of Directors has standing Audit, Executive and Nominating Committees.

          The Board of Directors' Audit Committee consists of Directors Buckman, Singleton and Parker, who serves as Chairperson. The Audit Committee did not meet during the year ended September 30, 1996, but the full Board of Directors met once as the Audit Committee during the year ended September 30, 1996. The function of the Audit Committee is to examine and approve the audit report prepared by the independent auditors of the Bank, to review and recommend the independent auditors to be engaged by the Bank, to review the internal audit function and internal accounting controls, and to review and approve audit policies.

          The Board of Directors' Executive Committee consists of Directors Vann, Holscher, Gibbs and Howdy who serves as Chairperson. The Executive Committee, among other things, evaluates the compensation and benefits of the directors, officers and employees, recommends changes, and monitors and evaluates employee performance. The Executive Committee reports its evaluations and findings to the full Board of Directors and all compensation decisions are ratified by the full Board of Directors. Directors of the Bank who also are officers of the Bank abstain from discussion and voting on matters affecting their compensation. The Executive Committee is empowered to exercise all of the authority of the Board when the Board is not in session. The Executive Committee met seven times during the fiscal year ended September 30, 1996.

          Board of Directors' Nominating Committee consists of Directors Howdy, Holscher, Singleton and Vann who serves as Chairperson. The Committee met once during the year ended September 30, 1996 for the purpose of considering potential nominees to the Board of Directors. Following the Conversion, it is expected that the Company's full Board of Directors will act as a nominating committee for selecting the management nominees for election as directors of the Company in accordance with the Company's Bylaws. In its deliberations, the Board, functioning as a nominating committee, considers the candidate's knowledge of the banking business and involvement in community, business and civic affairs, and also considers whether the candidate would provide for adequate representation of its market area.

          In addition to the above listed committees, the Bank also has Funding, CRA, Investment, Bonus, Expansion and Loan Committees.

Executive Compensation

          The following table sets forth the cash and noncash compensation for the last fiscal year awarded to or earned by the President. No other executive officer of the Company earned salary and bonus in fiscal 1996 exceeding $100,000 for services rendered in all capacities to the Bank.


                                      Annual Compensation
                      ------------------------------------------------
Name and              Fiscal                           Other Annual       All Other
Principal Position     Year      Salary       Bonus    Compensation (1)  Compensation
--------------------  ------  ------------  ---------  ----------------  -------------

Thomas A. Vann          1996      $135,000    $55,000               --      12,675 (2)
   President

--------------------
(1) Executive officers of the Bank receive indirect compensation in the form of certain perquisites and other personal benefits. The amount of such benefits received by the named executive officer in fiscal 1996 did not exceed 10% of the executive officer's salary and bonus.
(2) Includes $4,469 in matching contributions under the Bank's 401(k) Plan and $8,206 in Board of Directors and Committee fees.


Director Compensation

     Each member of the Bank's Board of Directors receives a fee of $1,150 per each regular and special Board meeting attended and $75 for each Board committee meeting attended. Directors also will participate in certain benefit plans of the Company and the Bank. See " -- Certain Benefit Plans and Agreements."

Certain Benefit Plans and Agreements

     In connection with the Stock Conversion, the Company's and the Bank's Boards of Directors have approved certain stock incentive plans and employment and severance and other agreements. In addition, the Bank has an existing defined contribution plan and defined benefit plan which will remain in effect after the Stock Conversion.

     Basis for Awards of Benefits and Compensation. The Company's and the Bank's Boards of Directors have evaluated and approved the terms of the employment agreement, severance agreements, and other benefits described below. In its review of the benefits and compensation of the executive officers and the terms of the employment agreement and severance agreements, the Boards of Directors considered a number of factors, including the experience, tenure and ability of the executive officers, their performance for the Bank during their tenure and the various legal and regulatory requirements regarding the levels of compensation which may be paid to employees of savings associations.

     Thrift Plan. The Bank maintains a defined contribution plan (the "Thrift Plan"), which is designed to qualify under Sections 401(a) and 401(k) of the Code. An employee is eligible to participate in the Thrift Plan on or after having attained age 21 and having worked one year from the date of hire (or during a calendar year). The Thrift Plan permits each participant to make before-tax contributions, through regular salary reduction, in amounts ranging between 1% and 15% of the participant's monthly salary. The Bank makes monthly contributions, matching 50% of each participant's before-tax contributions (up to 6%) of his or her compensation, subject to discrimination rules applicable to highly compensated individuals. Participants are at all times 100% vested in their contributions to the Thrift Plan. They become 25% vested in the employer contributions upon completion of each of four years of service, provided that they become 100% vested upon their termination of employment due to death, disability or attainment of age 65. Benefits are paid at the time of a participant's death, retirement, disability or termination of employment and, under limited circumstances, may be withdrawn prior to the participant's termination of service. Account balances are paid upon the participant's election, either in a lump sum or in installments. Contributions are not taxable to participating employees until such funds are distributed to them.
The earnings attributable to a participant's account accumulate tax free until they are distributed to the participant or his or her beneficiary. The Thrift Plan is being amended in connection with the Stock Conversion to allow participants to direct that all or part of their account balances be invested in Common Stock. Voting rights for such stock, to be held in trust for participants, will be exercisable by the participants. The Thrift Plan is intended to comply with all the rights and protection afforded employees pursuant to the Employee Retirement Income Security Act of 1974, as amended.

     Pension Plan. The Bank sponsors a defined benefit plan (the "Pension Plan") in which employees who have one year of service and have reached age 21
are eligible to participate.   Participating employees become 100% vested in
their right to benefits upon completing five years of service, except that participants become 100% vested upon attaining age 65, regardless of years of service. If vested, a participant in the Pension Plan will receive, after completion of 30 or more years of service, an annual normal retirement benefit at age 65 equal to the sum of (a) 37.5% of the participant's average salary over his highest five years of compensation up to the "covered compensation level" (as defined in the Pension Plan), plus (b) 52.5% of the participant's average salary of his highest five years of compensation over the covered compensation level. Upon termination of employment at or after age 65 before completion of 30 years of service, the retirement benefit will be multiplied by the ratio the employee's actual years of service bear to 30 years. On an actuarially reduced basis, the Pension Plan also provides for both early retirement benefits, beginning at age 55, and death benefits. The Bank makes all contributions to the Pension Plan. For the year ended September 30, 1996, the Pension Plan was fully funded, and the Bank was not required to make any contribution. At September 30, 1996, Mr. Vann had approximately 24 years of credited service under the Pension Plan. As of September 30, 1996, the expected annual benefit payable to Mr. Vann at normal retirement age (65) was $40,800.

     The following table illustrates annual pension benefits at age 65 under the Pension Plan at various levels of compensation and years of service, assuming 100% vesting of benefits and retirement at September 30, 1996. All retirement benefits illustrated in the table below are without regard to any Social Security benefits to which a participant might be entitled. The Pension Plan is not subject to offset for Social Security benefits.

                                     Years of Service
                    -----------------------------------------------
Average Final
Compensation          15        20        25        30        35
-------------       -------  --------  --------  --------  --------
      125,000       $30,700  $ 41,000  $ 51,200  $ 61,500  $ 61,500
      150,000        37,300    49,700    62,200    74,600    74,600
      175,000        43,900    58,500    73,100    87,700    87,700
      200,000        50,400    67,200    84,100   100,900   100,900
      225,000        57,000    76,000    95,000   114,000   114,000
      250,000        63,600    84,700   105,900   127,100   127,100
      300,000        76,700   102,200   127,800   153,400   153,400


         1996 Stock Option Plan. The Board of Directors of the Company intends to submit the Option Plan for approval to stockholders at a meeting which is expected to be held not earlier than six months following completion of the Stock Conversion. No options shall be awarded under the Option Plan unless stockholder approval is obtained.

         The purpose of the Option Plan is to provide additional incentive to directors and employees by facilitating their purchase of Common Stock. The Option Plan will have a term of 10 years from the date of its approval by the Company's stockholders, after which no awards may be made, unless the plan is earlier terminated by the Board of Directors of the Company. Pursuant to the Option Plan, a number of shares equal to 10% of the shares of Common Stock that are issued in the Stock Conversion would be reserved for future issuance by the Company, in the form of newly issued shares or treasury shares or shares held in a grantor trust, upon exercise of stock options ("Options") or stock appreciation rights ("SARs"). Options and SARs are collectively referred to herein as "Awards." If Awards should expire, become unexercisable or be forfeited for any reason without having been exercised or having become vested in full, the shares of Common Stock subject to such Awards would be available for the grant of additional Awards under the Option Plan, unless the Option Plan shall have been terminated.

         It is expected that the Option Plan will be administered by a committee (the "Option Committee") of at least two directors of the Company who (i) are designated by the Board of Directors and (ii) are Non-employee Directors within the meaning of the federal securities laws. It is expected that the Option Committee initially will consist of the full Board of Directors. The Option Committee will select the employees to whom Awards are to be granted, the number of shares to be subject to such Awards, and the terms and conditions of such Awards (provided that any discretion exercised by the Option Committee must be consistent with the terms of the Option Plan). Awards will be available for grants to directors and key employees of the Company and any subsidiaries, except that non-employee directors will not be eligible to receive discretionary Awards. Although no specific award determinations have been made, consistent with applicable regulations, if the Option Plan is implemented within one year following completion of the Stock Conversion, no employee will receive Awards covering more than 25% of the shares reserved for issuance under the Option Plan, and non-employee directors will not receive awards individually exceeding 5% of the shares available under the MRP or 30% in the aggregate. The initial grant of Options under the Option Plan is expected to occur on the date the Option Plan receives stockholder approval.

         It is intended that Options granted under the Option Plan will constitute both incentive stock options (Options that afford favorable tax treatment to recipients upon compliance with certain restrictions pursuant to
Section 422 of the Code and that do not result in tax deductions to the Company unless participants fail to comply with Section 422 of the Code) ("ISOs"), and Options that do not so qualify ("Non-ISOs"). The exercise price for Options may not be less than 100% of the fair market value of the shares on the date of the grant. The Option Plan permits the Option Committee to impose transfer restrictions, such as a right of first refusal, on the Common Stock that optionees may purchase. Awards may be transferred to family members or trusts under specified circumstances, but may not otherwise be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent and distribution.

         No Option shall be exercisable after the expiration of ten years from the date it is granted; provided, however, that in the case of any employee who owns more than 10% of the outstanding Common Stock at the time an ISO is granted, the option price for the ISO shall not be less than 110% of the fair market value of the shares on the date of the grant, and the ISO shall not be
exercisable after the expiration of five years from the date it is granted.   If
the Option Plan is implemented within one year after completion of the Stock Conversion, Options are expected to become exercisable at the rate of 20% per year, beginning one year from the date of grant. If an optionee dies or terminates service due to disability while serving as an employee or non-employee director, all unvested Options will become 100% vested and immediately exercisable. If the Option Plan is implemented more than one year after the completion of the Stock Conversion, (i) each Option is expected to become exercisable at the rate of 33 1/3% per year, beginning one year from the grant date, and (ii) the Options may also accelerate to 100% upon an optionee's retirement or termination of service in connection with a change in control. An otherwise unexpired Option shall, unless otherwise determined by the Option Committee, cease to be exercisable upon (i) an employee's termination of employment for "just cause" (as defined in the Option Plan), (ii) the date three months after an employee terminates service for a reason other than just cause, death, or disability, (iii) the date one year after an employee terminates service due to disability, or (iv) the date two years after termination of such service due to the employee's death. Options granted to non-employee directors will automatically expire one year after termination of service on the Board of Directors (two years in the event of death and disability).

         An SAR may be granted in tandem with all or any part of any Option or without any relationship to any Option. Whether or not an SAR is granted in tandem with an Option, exercise of the SAR will entitle the optionee to receive, as the Option Committee prescribes in the grant, all or a percentage of the excess of the then fair market value of the shares of Common Stock subject to the SAR at the time of its exercise over the aggregate exercise price of the shares subject to the SAR was granted. Payment to the optionee may be made in cash or shares of Common Stock, as determined by the Option Committee.

         The Company will receive no monetary consideration for the granting of Awards under the Option Plan, and will receive no monetary consideration other than the Option exercise price for each share issued to optionees upon the exercise of Options. The Option exercise price may be paid in cash or Common Stock or a combination of cash and Common Stock. Upon an optionee's exercise of any Option, the Company intends to pay the optionee a cash amount equal to any dividends declared on the underlying shares between the date of grant and the date of exercise of the Option. The exercise of Options and SARs will be subject to such terms and conditions established by the Option Committee as are set forth in a written agreement between the Option Committee and the optionee (to be entered into at the time an Award is granted). In the event that the fair market value per share of the Common Stock falls below the option price of previously granted Options or SARs, the Option Committee will have the authority, with the consent of the optionee, to cancel outstanding Options or SARs and to reissue new Options or SARs at the then current fair market price per share of the Common Stock.

         At any time following consummation of the Stock Conversion, the Bank or the Company may contribute sufficient funds to a grantor trust to purchase, and such trust may purchase, a number of shares of Common Stock equal to 10% of the shares issued in the Stock Conversion. Such shares would be held by the trust for issuance to option holders upon the exercise of options in the event the Option Plan is implemented. Whether such shares are purchased, and the timing of such purchases, will depend on market and other conditions and the alternative uses of capital available to the Company.

         Employee Stock Ownership Plan. The Company's Board of Directors has adopted an employee stock ownership plan ("ESOP"), effective as of October 1, 1996. Employees of the Company and its subsidiaries who have attained age 21 and completed one year of service will be eligible to participate in the ESOP, provided that any employee who is employed full-time on the closing date of the Stock Conversion will automatically become a participant on October 1, 1996. The Company will submit an application to the IRS for a letter of determination as to the tax-qualified status of the ESOP. Although no assurances can be given, the Company expects the ESOP to receive a favorable letter of determination from the IRS.

         The ESOP is to be funded by contributions made by the Company or the Bank in cash or shares of Common Stock. The ESOP intends to borrow funds from the Company in an amount sufficient to purchase 8% of the Common Stock issued in the Stock Conversion. This loan will be secured by the shares of Common Stock purchased and earnings thereon. Shares purchased with such loan proceeds will be held in a suspense account for allocation among participants as the loan is repaid. The Company expects to contribute sufficient funds to the ESOP to repay such loan over a ten-year period, plus such other amounts as the Company's Board of Directors may determine in its discretion.

         Contributions to the ESOP and shares released from the suspense account will be allocated among participants on the basis of their annual wages subject to federal income tax withholding, plus any amounts withheld under a plan qualified under Sections 125 or 401(k) of the Code and sponsored by the Company or the Bank. Participants must be employed at least 500 hours in a plan year in order to receive an allocation. Each participant's vested interest under the ESOP is determined according to the following schedule: 0% for less than three years of service with the Company or the Bank; 100% for three or more years of service. For vesting purposes, a year of service means any plan year in which an employee completes at least 1,000 hours of service (whether before or after the ESOP's October 1, 1996 effective date). Vesting accelerates to 100% upon a participant's attainment of age 65, death or disability or a change in control. Forfeitures will be reallocated to participants on the same basis as other contributions. Benefits are payable upon a participant's retirement, death, disability or separation from service and will be paid in a lump sum in whole shares of Common Stock (with cash paid in lieu of fractional shares). Benefits paid to a participant in Common Stock that is not publicly traded on an established securities market will be subject both to a right of first refusal by the Company and to a put option by the participant. Dividends paid on allocated shares are expected to be paid to participants, and dividends on unallocated shares are expected to be used to repay the ESOP loan.

         It is expected that the Company will administer the ESOP and that Directors Gibbs, Holscher, and Howdy will be appointed as trustees of the ESOP (the "ESOP Trustees"). The ESOP Trustees must vote all allocated shares held in the ESOP in accordance with the instructions of the participants. Unallocated shares and allocated shares for which no timely direction is received will be voted by the ESOP Trustees in the same proportion as the participant-directed voting of allocated shares.

         Management Recognition Plan.   The Company's Board of Directors intends
to submit the MRP for approval to stockholders at a meeting of the Company's stockholders, which is expected to be held not earlier than six months following completion of the Stock Conversion. The purpose of the MRP is to enable the Company and the Bank to retain personnel of experience and ability in key positions of responsibility. Those eligible to receive benefits under the MRP will be such directors and key employees as are selected by a committee the Company's Board of Directors (the "MRP Committee"). It is expected that the MRP Committee will initially consist of the Company's full Board of Directors. The Company's directors are expected to act by majority as trustees of the trust associated with the MRP (the "MRP Trust"). The trustees of the MRP Trust (the "MRP Trustees") will have the responsibility to hold and invest all funds contributed to the MRP Trust. Shares held in the MRP Trust will be voted by the MRP Trustees in the same proportion as the trustee of the Company's ESOP trust votes Common Stock held therein, and will be distributed as the award vests.

         At any time following consummation of the Stock Conversion, the Bank or the Company will contribute sufficient funds to the MRP Trust so that the MRP Trust can purchase a number of shares of Common Stock equal to up to a 4% of the number of shares of Common Stock issued in the Stock Conversion. Whether such shares purchased will be purchased in the open market or newly issued by the Company, and the timing of such purchases, will depend on market and other conditions and the alternative uses of capital available to the Company. The compensation expense for the Company for MRP awards will equal the fair market value of the Common Stock on the date of the grant pro rated over the years during which vesting occurs. The shares awarded pursuant to the MRP will be in the form of awards which may be transferred to family members or trusts under specified circumstances, but may not otherwise be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent and distribution. If the MRP is implemented within one year following completion of the Stock Conversion, the MRP awards will be payable over a period specified by the Board of Directors, which shall not be faster than 20% per year, beginning one year from the date of the award. Participants in the MRP may elect to defer all or a percentage of their MRP awards that would have otherwise been transferred to the participants upon the vesting of said awards. Dividends on unvested shares will be held in the MRP trust for payment as vesting occurs. All shares subject to an MRP award held by a participant whose service with the Company or the Bank terminates due to death or disability, shall be deemed 100% vested as of the participant's last day of service with the Bank or Company. If the MRP is implemented more than one year after the closing of the Stock Conversion, it is expected that the awards will also become 100% vested upon a participant's retirement or termination of service with the Bank or the Company in connection with a change in control of the Bank or the Company. If a participant terminates employment for reasons other than death or disability (or retirement or a change in control, if applicable), he or she forfeits all rights to the allocated shares under restriction.

         The Company's Board of Directors can terminate the MRP at any time, and, if it does so, any shares not allocated will revert to the Company. Although no specific award determinations have been made, if the MRP is implemented within one year following consummation of the Stock Conversion, no employee will receive MRP awards covering more than 25% of the shares reserved for issuance under the MRP, and non-employee directors will not receive awards individually exceeding 5% of the shares available under the MRP or 30% in the aggregate. The initial grant of awards under the MRP is expected to occur on the date the MRP receives stockholder approval. No awards shall be made prior to stockholder approval of the MRP.

         Director Retirement and Deferred Compensation Plans. The Bank has entered into a Supplemental Income Agreement (as amended, the "SIA") with Director Vann. Pursuant to the terms of the SIA, Mr. Vann may elect to defer a portion of his cash compensation on a monthly basis. Upon the earlier of Mr. Vann's (i) attainment of age 65 ("SIA Retirement Age") and (ii) the date of Mr. Vann's retirement before the SIA Retirement Age but after attaining age 55 and completing at least 29 years of service with the Bank ("SIA Early Retirement Date"), the Bank shall pay Mr. Vann (in lieu of cash compensation otherwise receivable) an amount equal to $19,250 ("SIA Retirement Amount") annually for a period of 15 years. This amount shall be increased by 5% for every full year of service after July 1, 1990, provided that there will be no increases in benefits
(i) after Mr. Vann reaches age 65 and (ii) for more than 10 years of additional service.

         In the event of Mr. Vann's death after becoming entitled to receive the SIA Retirement Amount but before any payments have been made, his beneficiary shall receive all remaining payments. In the event of Mr. Vann's death prior to attaining age 65, the Bank will pay his beneficiary $19,250 annually for 15 years. In the event of Mr. Vann's termination of employment by reason other than death, retirement upon attaining age 65, or upon the occurrence of the SIA Early Retirement Date, Mr. Vann (or his beneficiary) shall be entitled to receive, on the earlier of his attainment of age 65 and his death, a percentage of the SIA Retirement Amount. This percentage will be based on Mr. Vann's full years of service up to the date of his termination, beginning with 0% for less than 20 years of service, and increased in 5% increments (from 50% to 100%) for every year of service thereafter, starting with 50% at 20 years of service up to 100% for 29 years of service. In the event that Mr. Vann's employment terminates for any reason other than his death, or retirement on the SIA Early Retirement Date prior to the time he is first entitled to receive payments under the SIA, Mr. Vann shall be entitled to receive such percentages of his SIA Retirement Amount, as discussed above, when he reaches age 55 or on upon his death, whichever is earlier. In the event that a termination of protected employment occurs (i) on or before the SIA Retirement Date or SIA Early Retirement Date and (ii) following a "change in control" (as defined below), then Mr. Vann shall be deemed to have retired as of the SIA Early Retirement Date, except that the SIA Early Retirement Date shall be deemed to be the date of the change in control.

         The Bank has entered into a Supplemental Income Plan Agreement (as amended, the "SIPA") with Director Vann. Pursuant to the terms of SIPA, if Mr. Vann retires from employment with the Bank either at or after the age of 65 (the "Retirement Date") or at or after age 55 with at least 10 years of service with the Bank after January 1, 1994 (the "Early Retirement Date"), the Bank shall pay, in equal monthly installments, a minimum sum of $40,000

("SIPA Retirement Amount") per annum for a period of 15 years. This amount shall increase by 5% for each full year of service completed by Mr. Vann after January 1, 1994.

         In the event of Mr. Vann's death after becoming entitled to receive payments but before all payments have been made, the Bank will make the remaining payments to his designated beneficiary. In the event of Mr. Vann's death before the Retirement Date or Early Retirement Date, the Bank shall make payments in the same manner as if he had retired. In the event that Mr. Vann terminates his service for reasons other than (i) his retirement on the Early Retirement Date, (ii) a change in control, (iii) "termination of protected employment" (as defined below), or (iv) his death, and the termination occurs before he is entitled to receive payments, Mr. Vann shall be entitled to receive a percentage of his SIPA Retirement Amount upon his attainment of age 55 or prior death. This percentage will be based on Mr. Vann's full years of service after January 1, 1994, and increased in 10% increments (from 10% to 100%) for every year of service after January 1994, starting with 10% at one year of service up to 100% for 10 years of service. Payments shall be made in equal monthly installments. In the event that, prior to the Retirement Date or Early Retirement Date, a "termination of protected employment" occurs following a change in control, Mr. Vann shall be deemed to have retired as of his Early Retirement Date, and the Early Retirement Date shall be considered the date of the change in control.

         The Bank has entered into a Directors' Deferred Compensation Plan Agreement (as amended, the "Agreement") with each of Directors Buckman, Howdy, Gibbs, Parker, Singleton, Holscher and Vann (the "Directors"). Pursuant to the terms of the Agreements, the Directors have agreed to defer the receipt of their Directors' fees in the amount of $350 per month, beginning on January 1, 1994 and ending on December 31, 1998. In exchange for the agreement to defer fees, the Directors shall receive certain retirement benefits (described below) upon the later to occur of their 65th birthday and January 1, 1999 (the "Qualifying Date"). Upon the Qualifying Date, the Bank shall pay a Director a certain amount ("Deferred Amount") per month for 120 months. The Deferred Amount for Directors Buckman, Howdy, Gibbs, Parker, Singleton, Holscher and Vann equals $513, $942, $942, $1,533, $1,975, $4,088, and $4,818, respectively.

         In the event of a Director's death after becoming entitled to receive the Deferred Amount but before all of the payments have been made, the Bank shall make the remaining payments to the Director's beneficiary. Similarly, in the event of a Director's death while serving as a Director but before the Qualifying Date, the Bank will pay the Deferred Amount per month for 120 months to the Director's beneficiary. In the event that a Director voluntarily resigns after January 1, 1996 but before the Qualifying Date, then the Director will receive a percentage of the monthly Deferred Amount. This percentage varies among the different Agreements, but is generally determined by a formula based on the Director's full years of service after January 1, 1994. The Deferred Amounts generally vest over a period of five to ten years under the different Agreements. In the event that the Director's service is terminated on or before the Qualifying Date for a reason other than death or voluntary resignation, then he shall be paid the vested monthly Deferred Amount, and the Qualifying Date shall be deemed to be the date of the Director's termination of service.

         The Bank has entered into a Directors' Retirement Plan Agreement, as amended ("Retirement Plan") with Directors Buckman, Howdy, Parker, Holscher, Gibbs and Vann. Under the terms of the Retirement Plan, the Bank will pay a director a monthly amount (the "Retirement Plan Amount") for a period of 120 months beginning upon the later to occur of the director's 70th birthday and January 1, 1999 ("Retirement Plan Qualifying Date"). Under the Retirement Plan, Directors Vann, Buckman, Howdy, Parker, Holscher and Gibbs each will receive $2,000 per month.

         In the event of a director's death prior to January 1, 1999, the Bank will pay the Retirement Plan Amount on a monthly basis for a period of 120 months to the director's beneficiary. Similarly, in the event of a director's death after becoming entitled to receive the payments under the Retirement Plan but before all payments have been made, the Bank shall pay the remaining amounts to the director's beneficiary. In the event that the director voluntarily resigns prior to January 1, 1999, the director shall be entitled to receive a percentage of the monthly Retirement Plan Amount. This percentage varies among the different Retirement Plan agreements, but is generally determined by a formula based on the director's full years of service after January 1, 1994.
The Retirement Plan Amounts generally vest over a period of five to ten years under the different agreements. In the event that on or before the Retirement Plan Qualifying Date the director's service is terminated for any reason within 24 months following a change in control, the Bank will pay the director the monthly Retirement Plan Amount for a period of 120 months.

         The Bank has entered into a deferred compensation agreement entitled Director's Retirement Payment Agreement (as amended, the "Payment Agreement") with Directors Buckman, Howdy, Gibbs, Parker, Holscher and Vann. Under the terms of each Payment Agreement, a director deferred receipt of his director's fees in an amount equivalent to $291.66 per month over a six-year period. In addition, Mr. Vann has agreed to defer receipt of his director's fees in the amount of $220.35 per month from September 1, 1995 until the end of his term as a director. In exchange for the agreement to defer receipt of his director's fees, a director will receive, upon the earlier of the director's 65th birthday or termination of service as a director for any reason on or after attaining age 55, a certain amount ("Payment") per month for a period of 120 months.
Directors Buckman, Howdy, Gibbs, Parker, Holscher, and Vann will receive a monthly Payment of $1,054, $1,726, $1,610, $2,748, $3,628, and $8,256,
respectively.

         In the event of a director's death after becoming entitled to receive monthly Payments but before all Payments have been made, the Bank will pay all remaining amounts to the director's beneficiary. Similarly, in the event of the director's death prior to the commencement of his monthly Payments, the Bank will pay a monthly amount for 120 months to the director's beneficiary. In the event that prior to the commencement of the monthly Payments a director's service is terminated for any reason other than death, then the director will be entitled to begin receiving his Payments (beginning on a date to be determined by the Bank, but not later than the first day of the sixth month following the month in which the director's 55th birthday, or if earlier, death, occurs).

         With respect to all of the retirement and deferred compensation arrangements discussed above, the timing of the first payments under the agreements shall be determined by the Bank, provided that such payments shall commence no later than the first day of the sixth month following the month in which the event triggering the distribution occurred. In addition, each arrangement provides that within ten business days after a change in control, the Bank shall fund, or cause to be funded, a trust in an amount equal to the present value of all benefits that may become payable under the respective arrangements, unless the recipient of the benefits has provided a release of any claims under the agreement. With respect to the above plans and agreements, "change in control" generally refers to the acquisition, by any person or entity, of the ownership or power to vote more than 25% of the Bank's or Company's voting stock, the control of the election of a majority of the Bank's or the Company's directors, or the exercise of a controlling influence over the management or policies of the Bank or the Company. In addition, a change in control occurs when, during any consecutive two-year period, directors of the Company or the Bank at the beginning of such period ("Continuing Directors") cease to constitute at least two-thirds of the Board of Directors of the Company or the Bank, unless the election of replacement directors was approved by at least two-thirds of the Continuing Directors then in office. "Termination of protected employment" generally refers to an employee's termination of employment without just cause, or the employee's voluntary termination of employment for certain events which have not been consented to in advance by the employee, including but not limited to a material reduction in base compensation as in effect on the date of a change in control, the failure of the Bank to maintain existing or substantially similar employee benefit plans, the assignment of duties and responsibilities which are other than those normally associated with the employee's position, a material reduction in the employee's authority and responsibility, and the failure to elect or re-elect the employee to the Board of Directors, if he has served on the Board during the term of the applicable agreement or plan.

         Employment Agreements. The Company and the Bank intend to enter into employment agreements (the "Employment Agreements") under which Thomas A. Vann (the "Employee") would serve as President of the Bank and President of the Company. In such capacities, the Employee is responsible for overseeing all operations of the Bank and the Company, and for implementing the policies adopted by the Boards of Directors. Such Boards believe that the Employment Agreements assure fair treatment of the Employee in his career with the Company and the Bank by assuring him of some financial security. The proposed Employment Agreements will require FDIC approval prior to becoming effective.

         The Employment Agreements will become effective on the date of completion of the Stock Conversion and will provide for a term of three years, with an annual base salary equal to the Employee's existing base salary rate in effect on the date of Stock Conversion. On each anniversary date of the commencement of the Employment Agreements, the term of the Employee's employment will be extended for an additional one-year period beyond the then effective expiration date, upon a determination by the Board of Directors that the performance of the Employee has met the required performance standards and that such Employment Agreements should be extended. The Employment Agreements provide the Employee with a salary review by the Board of Directors not less often than annually, as well as with inclusion in any discretionary bonus plans, retirement and medical plans, customary fringe benefits, vacation and sick leave. The Employment Agreements shall terminate upon the Employee's death, may terminate upon the Employee's disability and is terminable by the Bank for "just cause" (as defined in the Employment Agreements). In the event of termination for just cause, no severance benefits are available. If the Company or the Bank terminates the Employee without just cause, the Employee will be entitled to a continuation of his salary and benefits from the date of termination through the remaining term of the Employment Agreements plus an additional 12 month's salary and, at the Employee's election, either continued participation in benefits plans which the Employee would have been eligible to participate in through the Employment Agreements' expiration date or the cash equivalent thereof. If the Employment Agreements are terminated due to the Employee's "disability" (as defined in the Employment Agreements), the Employee will be entitled to a continuation of his salary and benefits through the date of such termination, including any period prior to the establishment of the Employee's disability.
In the event of the Employee's death during the term of the Employment Agreements, his estate will be entitled to receive his salary through the last day of the calendar month in which the Employee's death occurred. The Employee is able to voluntarily terminate his Employment Agreements by providing 90 days' written notice to the Boards of Directors of the Bank and the Company, in which case the Employee is entitled to receive only his compensation, vested rights, and benefits up to the date of termination.

         In the event of (i) the Employee's involuntary termination of employment other than for "just cause" during the period beginning six months before a change in control and ending on the later of the second anniversary of the change in control or the expiration date of the Employment Agreements (the "Protected Period"), (ii) the Employee's voluntary termination within 90 days of the occurrence of certain specified events occurring during the Protected Period which have not been consented to by the Employee, or (iii) the Employee's voluntary termination of employment for any reason within the 30-day period beginning on the date of the change in control, the Employee will be paid within 10 days of such termination (or the date of the change in control, whichever is later) an amount equal to the difference between (i) 2.99 times his "base amount," as defined in Section 280G(b)(3) of the Internal Revenue Code, and (ii) the sum of any other parachute payments, as defined under Section 280G(b)(2) of the Internal Revenue Code, that the Employee receives on account of the change in control. "Change in control" generally refers to the acquisition, by any person or entity, of the ownership or power to vote more than 25% of the Bank's or Company's voting stock, the control of the election of a majority of the Bank's or the Company's directors, or the exercise of a controlling influence over the management or policies of the Bank or the Company. In addition, under the Employment Agreements, a change in control occurs when, during any consecutive two-year period, directors of the Company or the Bank at the beginning of such period cease to constitute two-thirds of the Board of Directors of the Company or the Bank, unless the election of replacement directors was approved by a two-thirds vote of the initial directors then in office. The Employment Agreement with the Bank provides that within 10 business days of a change in control, the Bank shall fund, or cause to be funded, a trust in the amount of 2.99 times the Employee's base amount, that will be used to pay the Employee amounts owed to him. The aggregate payment that would be made to Mr. Vann assuming his termination of employment under the foregoing circumstances at September 30, 1996 would have been approximately $412,620. These provisions may have an anti-takeover effect by making it more expensive for a potential acquiror to obtain control of the Company. For more information, see "Certain Anti-Takeover Provisions in the Certificate of Incorporation and Bylaws -- Additional Anti-Takeover Provisions." In the event that the Employee prevails over the Company and the Bank, or obtains a written settlement, in a legal dispute as to the Employment Agreement, he will be reimbursed for his legal and other expenses.

         Change-in-Control Protective Agreements. The Bank intends to enter into severance agreements (the "Severance Agreements") with Officers Boyd, Correll, Hawkins, House, and Outland (collectively, the "Employees"). The Severance Agreements will have a term beginning on the date of completion of the Stock Conversion and ending

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

on the earlier of (a) 12 months after the date of completion of the Stock Conversion, and (b) the date on which one of the Employees terminates employment with the Bank, provided that an Employee shall be entitled to collect severance benefits under the Severance Agreement in the event of the Employee's (a) voluntary termination of employment (i) within 30 days following a change in control or (ii) within 90 days of certain specified events that both occur during the Protected Period and constitute Good Reason, or (b) involuntary termination of employment for any reason other than "just cause" during the Protected Period. "Change in control," "Good Reason," and "Protected Period" have the same meaning under the Severance Agreements and the Employment Agreements (see above). On each annual anniversary date from the date of commencement of the Severance Agreements, the term of the Severance Agreements may be extended for additional one-year periods beyond the then effective expiration date upon a determination by the Board of Directors that the performance of these individuals has met the required performance standards and that such Severance Agreements should be extended.

         In the event an Employee becomes entitled to receive severance benefits, the Employee will be paid within 10 days of the later of his or her last day of employment and a change in control. Such amount shall be equal to the difference between (i) a number (either 0.5 or 1.0) times his or her "base amount" as defined in Section 280G(b)(3) of the Internal Revenue Code, and (ii) the sum of any other parachute payments, as defined under Section 280G(b)(2) of the Internal Revenue Code, that he or she receives on account of the change in control.

         The Severance Agreements with the Bank provide that within 10 business days of a change in control, the Bank shall fund, or cause to be funded, a trust in the amount necessary to pay amounts owed to the Employees as a result of the change in control. The amount to be paid to an Employee from this trust upon his or her termination is determined according to the procedures outlined in the Severance Agreements, and any money not paid to the Employee is returned to the Bank.

         The aggregate payments that would be made to Officers Boyd, Correll, Hawkins, House, and Outland, assuming termination of employment under the foregoing circumstances at September 30, 1996 would have been approximately $170,406. These provisions may have an anti-takeover effect by making it more expensive for a potential acquiror to obtain control of the Company. For more information, see "Certain Anti-Takeover Provisions in the Charter and Bylaws -- Additional Anti-Takeover Provisions." In the event that one of these Employees prevails over the Bank in a legal dispute as to the Severance Agreement, he or she will be reimbursed for legal and other expenses.

Transactions with Management

         The Bank offers loans to its directors and officers. These loans currently are made in the ordinary course of business with the same collateral, interest rates and underwriting criteria as those of comparable transactions prevailing at the time and do not involve more than the normal risk of collectibility or present other unfavorable features. Under current law, the Bank's loans to directors and executive officers are required to be made on substantially the same terms, including interest rates, as those prevailing for comparable transactions and must not involve more than the normal risk of repayment or present other unfavorable features. Furthermore, all loans to such persons must be approved in advance by a disinterested majority of the Board of Directors. At September 30, 1996, the Bank's loans to directors and executive officers totaled $877,000, or 4.8% of the Bank's retained income, at that date.

                                 THE CONVERSION

         The Board of Directors of the Bank and the Administrator have approved the Plan, subject to the Plan's approval by the members of the Bank entitled to vote on the matter and subject to the satisfaction of certain other conditions. Such approval by the Administrator, however, does not constitute a recommendation or endorsement of the Plan.

General

         On September 19, 1996, the Board of Directors of the Bank unanimously adopted, subject to approval by the Administrator and the members of the Bank, and to the nonobjection by the FDIC, the Plan, pursuant to which the Bank would convert from a North Carolina-chartered mutual savings bank to a North Carolina-chartered stock savings bank, and immediately thereafter convert to a North Carolina commercial bank under the name "NewSouth Bank" as a wholly owned subsidiary of the Company. The Administrator has approved the Plan subject to, among other things, approval of the Plan by the members of the Bank. In addition, the FDIC has issued its conditional non-objection to the Plan and the Stock Conversion. A Special Meeting of the Bank's members has been called for the purpose of approving the Plan, which meeting is to be held on _____________, 1997.

         The Stock Conversion will be accomplished through the amendment of the Bank's existing North Carolina mutual Certificate of Incorporation and Bylaws to read in the form of a North Carolina stock Certificate of Incorporation and Bylaws to authorize the issuance of capital stock by the Converted Bank, the issuance of all the Converted Bank's capital stock to be outstanding upon consummation of the Stock Conversion to the Company and the offer and sale of the Common Stock of the Company. Upon issuance of the Converted Bank's shares of capital stock to the Company, the Converted Bank will be a wholly owned subsidiary of the Company. Immediately following consummation of the Stock Conversion, the Board of Directors of the Bank intends to effectuate the Bank Conversion by converting the Converted Bank to the Commercial Bank. Upon completion of the Bank Conversion, the Commercial Bank will be a wholly owned subsidiary of the Company.

         The Company has received approval from the Federal Reserve Board to become the holding company of the Converted Bank subject to the satisfaction of certain conditions and to acquire all of the common stock of the Converted Bank to be issued in the Stock Conversion in exchange for at least 50% of the net proceeds from the sale of Common Stock in the Stock Conversion. The Stock Conversion will be effected only upon completion of the sale of all of the shares of Common Stock to be issued by the Company pursuant to the Plan. The Bank has received approval from the Administrator and the Commission, subject to certain conditions, of the conversion of the Converted Bank to a North Carolina commercial bank, and the Company has received Federal Reserve Board approval of the Company's continued ownership of 100% of the stock of the Commercial Bank following the Bank Conversion.

         The aggregate purchase price of the Common Stock to be issued in the Stock Conversion will be within the Estimated Valuation Range of between $26,775,000 and $36,225,000, which may be increased to $41,658,750, based upon an independent appraisal of the estimated pro forma market value of the Common Stock prepared by Ferguson. All shares of the Common Stock to be issued and sold in the Stock Conversion will be sold at the same price. The independent appraisal will be updated, if necessary, and the final price of the shares of the Common Stock will be determined at the completion of the Subscription and Community Offerings. Ferguson is experienced in the valuation and appraisal of financial institutions. For additional information, see " -- Stock Pricing and Number of Shares to be Issued."

         The following is a brief summary of material aspects of the Conversion. The summary is qualified in its entirety by reference to the provisions of the Plan. A copy of the Plan is available for inspection at any office of the Bank and at the office of the Administrator. The Plan is also filed as an exhibit to the Registration Statement of which this Prospectus is a part, copies of which may be obtained from the SEC. See "Additional Information."

Offering of Common Stock

         Under the Plan, the Company is offering shares of the Common Stock first to the Bank's Eligible Account Holders, second to the ESOP, third to Supplemental Eligible Account Holders and fourth to its Other Members who are not Eligible Account Holders or Supplemental Eligible Account Holders in the Subscription Offering. Subscription Rights received in any of the foregoing categories will be subordinated to the Subscription Rights received by those in a prior category, with the exception that any shares of Common Stock sold in excess of the maximum of the Estimated Valuation Range may first be sold to the ESOP. To the extent shares remain available for purchase after the Subscription Offering, the Company may offer any such remaining shares to the general public in the Community Offering. In the Community Offering, preference will be given to natural persons and trusts of natural persons who are permanent residents of the Local Community. The term "resident" as used in relation to the preference afforded natural persons in the Local Community means any natural person who occupies a dwelling within the Local Community, has an intention to remain within the Local Community for a period of time (manifested by establishing a physical, ongoing, nontransitory presence within the Local Community) and continues to reside in the Local Community at the time of the Subscription and Community Offerings. The Bank may utilize deposit or loan records or such other evidence provided to it to make the determination whether a person is residing in the Local Community. To the extent the person is a corporation or other business entity, the principal place of business or headquarters shall be within the Local Community. To the extent the person is a personal benefit plan, the circumstances of the beneficiary shall apply with respect to this definition. In the case of all other benefit plans, circumstances of the beneficiary shall be examined for purposes of this definition. In all cases, however, such determination shall be in the sole discretion of the Bank. The occurrence of the Community Offering is subject to the availability of shares of the Common Stock for purchase after satisfaction of all subscriptions in the Subscription Offering. Additionally, all purchases in the Community Offering are subject to the maximum and minimum purchase limitations set forth in the Plan and the right of the Company to reject any such orders, in whole or in part.

         As part of the Community Offering, the Plan provides that, if feasible, all shares of Common Stock not purchased in the Subscription and Community Offerings, if any, may be offered for sale to the general public in a Syndicated Community Offering through selected dealers to be formed and managed by Trident Securities.

         If the Community Offering is determined not to be feasible, the Bank will immediately consult with the regulatory authorities to determine the most viable alternative available to effect the completion of the Stock Conversion. Should no viable alternative exist, the Bank may terminate the Stock Conversion with the concurrence of the FDIC and the Administrator. The Plan provides that the Conversion must be completed within 12 months after approval of the Plan at the Special Meeting, which time period may be extended up to an additional 12 months by amendment to the Plan. In the event that the Stock Conversion is not effected, the Bank will remain a North Carolina-chartered mutual savings bank, all subscription funds will be promptly returned to subscribers with interest earned thereon and all withdrawal authorizations will be cancelled. The completion of the Subscription and Community Offerings are subject to market conditions and other factors beyond the Bank's control. No assurance can be given as to the length of time after approval of the Plan at the Special Meeting that will be required to complete the sale of the Common Stock to be offered in the Stock Conversion. If delays are experienced, significant changes may occur in the estimated pro forma market value of the Company and the Converted Bank (and Commercial Bank) upon consummation of the Stock Conversion, together with corresponding changes in the offering price and the net proceeds realized from the sale of the Common Stock. The Bank would also incur substantial additional printing, legal and accounting expenses in completing the Stock Conversion. In the event the Stock Conversion is terminated, the Bank would be required to charge all Stock Conversion expenses against current income.

Business Purposes

         The Bank's Board of Directors has formed the Company to serve upon consummation of the Conversion as a holding company with the Converted Bank (and, following the Bank Conversion, the Commercial Bank) as its subsidiary.
The portion of the net proceeds from the sale of the Common Stock in the Stock Conversion to be distributed to the Converted Bank (and the Commercial Bank) by the Company will substantially increase the Converted Bank's (and the Commercial Bank's) capital position which will in turn increase the amount of funds available for lending and investment and provide greater resources to support both current operations and future expansion by the Commercial Bank, although there are no current agreements or understandings for such expansion. The holding company structure will provide greater flexibility than the Bank alone would have for diversification of business activities and geographic expansion. Management believes that this increased capital and operating flexibility will enable the Commercial Bank to compete more effectively with other types of financial services organizations. In addition, the Conversion will also enhance the future access of the Company and the Commercial Bank to the capital markets.

         The Bank's Board of Directors has undertaken the Bank Conversion to allow the Bank to continue to pursue its expanding lines of business. The Bank intends to emphasize commercial real estate, commercial business and consumer loans. See "Summary -- Home Savings Bank, SSB" and "Risk Factors -- Risks Related to Commercial

Business and Consumer Lending." This strategy can be more effectively developed if the Bank operated under regulatory requirements applicable to a North Carolina commercial bank rather than a North Carolina-chartered savings bank. See "Regulation -- Depository Institution Regulation."

         After completion of the Stock Conversion, the unissued Common Stock and preferred stock authorized by the Company's Certificate of Incorporation will permit the Company, subject to market conditions, to raise additional equity capital through further sales of securities and to issue securities in connection with possible acquisitions. At the present time, the Company has no plans with respect to additional offerings of securities, other than the issuance of additional shares under the MRP or Option Plan, if implemented. Following completion of the Stock Conversion, the Company also will be able to use stock-related incentive programs to attract and retain executive and other personnel for itself and its subsidiaries. See "Management of the Bank -- Certain Benefit Plans and Agreements."

Effect of Conversion to Stock Form on Depositors and Borrowers of the Bank

         General. Each depositor in a mutual savings institution such as the Bank has both a deposit account and a pro rata ownership interest in the retained earnings of that institution based upon the balance in his or her deposit account. However, this ownership interest is tied to the depositor's account and has no tangible market value separate from such deposit account.
Any other depositor who opens a deposit account obtains a pro rata interest in the retained earnings of the institution without any additional payment beyond the amount of the deposit. A depositor who reduces or closes his or her account receives a portion or all of the balance in the account but nothing for his or her ownership interest, which is lost to the extent that the balance in the account is reduced.

         Consequently, depositors normally do not have a way to realize the value of their ownership, which has realizable value only in the unlikely event that the mutual institution is liquidated. In such event, the depositors of record at that time, as owners, would share pro rata in any residual retained earnings after other claims are paid.

         Upon consummation of the Stock Conversion, permanent nonwithdrawable capital stock will be created to represent the ownership of the institution.
The stock is separate and apart from deposit accounts and is not and cannot be insured by the FDIC. Transferable certificates will be issued to evidence ownership of the stock, which will enable the stock to be sold or traded, if a purchaser is available, with no effect on any account held in the Bank. Under the Plan, all of the capital stock of the Converted Bank will be acquired by the Company in exchange for a portion of the net proceeds from the sale of the Common Stock in the Stock Conversion. The Common Stock will represent an ownership interest in the Company and will be issued upon consummation of the Stock Conversion to persons who elect to participate in the Stock Conversion by purchasing the shares being offered.

         Continuity. During the Conversion process, the normal business of the Bank of accepting deposits and making loans will continue without interruption. The Converted Bank will continue to be subject to regulation by the Administrator and the FDIC, and the Commercial Bank will be subject to regulation by the Commission and the FDIC, and FDIC insurance of accounts will continue without interruption. After the Conversion, the Converted Bank and the Commercial Bank will continue to provide services for depositors and borrowers under current policies and by its present management and staff.

         The Board of Directors serving the Bank at the time of the Conversion will serve as the Board of Directors of the Converted Bank, and then the Commercial Bank after the Bank Conversion. The Board of Directors of the Company will consist of the individuals currently serving on the Board of Directors of the Bank. All officers of the Bank at the time of the Conversion will retain their positions with the Converted Bank, and then the Commercial Bank, after the Conversion.

         Voting Rights. Upon the completion of the Conversion, depositor and borrower members as such will have no voting rights in the Converted Bank, the Commercial Bank or the Company and, therefore, will not be able to elect directors of the Converted Bank, the Commercial Bank or the Company or to control their affairs. Currently these rights are accorded to depositors of the Bank. Subsequent to the Stock Conversion, voting rights will be vested exclusively in the stockholders of the Company which, in turn, will own all of the stock of the Converted Bank and, following the Bank Conversion, the Commercial Bank. Each holder of Common Stock shall be entitled to vote on any matter to be considered by the stockholders of the Company, subject to the provisions of the Company's Certificate of Incorporation.

         After the Bank Conversion, holders of Savings Accounts in and obligors on loans of the Converted Bank and the Commercial Bank will not have voting rights in the Commercial Bank. Exclusive voting rights with respect to the Company shall be vested in the holders of the Common Stock. Holders of Savings Accounts in and obligors on loans of the Converted Bank and the Commercial Bank will not have any voting rights in the Company except and to the extent that such persons become stockholders of the Company, and the Company will have exclusive voting rights with respect to the Converted Bank's and the Commercial Bank's capital stock.

         Deposit Accounts and Loans. The Bank's deposit accounts, the balances of individual accounts and existing federal deposit insurance coverage will not be affected by the Conversion. Furthermore, the Conversion will not affect the loan accounts, the balances of these accounts and the obligations of the borrowers under their individual contractual arrangements with the Bank.

         Tax Effects. The Bank has received an opinion from its special counsel, Housley Kantarian & Bronstein, P.C., Washington, D.C., as to the material federal income tax consequences of the Conversion to the Bank and the Commercial Bank, and as to the generally applicable material federal income tax consequences of the Conversion to the Bank's account holders and to persons who purchase Common Stock in the Stock Conversion. The opinion provides that the Conversion will constitute one or more reorganizations for federal income tax purposes under Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended ("Internal Revenue Code"). Among other things, the opinion also provides that: (i) no gain or loss will be recognized by the Bank in its mutual or stock form by reason of the Stock Conversion; (ii) no gain or loss will be recognized by its account holders upon the issuance to them of accounts in the Converted Bank in stock form immediately after the Stock Conversion, in the same dollar amounts and on the same terms and conditions as their accounts at the Bank immediately prior to the Stock Conversion; (iii) the tax basis of each account holder's interest in the liquidation account will be equal to the value, if any, of that interest; (iv) the tax basis of the Common Stock purchased in the Stock Conversion will be equal to the amount paid therefor increased, in the case of Common Stock acquired pursuant to the exercise of Subscription Rights, by the fair market value, if any, of the Subscription Rights exercised; (v) the holding period for the Common Stock purchased in the Stock Conversion will commence upon the exercise of such holder's Subscription Rights and otherwise on the day following the date of such purchase; (vi) gain or loss will be recognized to account holders upon the receipt of liquidation rights or the receipt or exercise of Subscription Rights in the Stock Conversion, to the extent such liquidation rights and Subscription Rights are deemed to have value, as discussed below; and (vii) as a result of the recently enacted Public Law 104-188, the Bank and its successors (including the Converted Bank and the Commercial Bank) will be required to recapture the applicable excess reserves into gross income ratably over a six taxable year period. The applicable excess reserves are the excess, if any, of (1) the balance of its reserves as of the close of its last taxable year beginning before January 1, 1996, over (2) the greater of the balance of (a) its pre-1988 reserves, or (b) what the Bank's reserves would have been at the close of its last taxable year beginning before January 1, 1996, had the Bank always used the experience method (the six-year average method).

         The opinion of Housley Kantarian & Bronstein, P.C. is based in part upon, and subject to the continuing validity in all material respects through the date of the Conversion of, various representations of the Bank and upon certain assumptions and qualifications, including that the Conversion is consummated in the manner and according to the terms provided in the Plan. Such opinion is also based upon the Internal Revenue Code, regulations now in effect or proposed thereunder, current administrative rulings and practice and judicial authority, all of which are subject to change and such change may be made with retroactive effect. Unlike private letter rulings received from the Internal Revenue Service ("IRS"), an opinion is not binding upon the IRS and there can be no assurance that the IRS will not take a position contrary to the positions reflected in such opinion, or that such opinion will be upheld by the courts if challenged by the IRS.

         Housley Kantarian & Bronstein, P.C. has advised the Bank that an interest in a liquidation account has been treated by the IRS, in a series of private letter rulings which do not constitute formal precedent, as having nominal,

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

if any, fair market value and therefore it is likely that the interests in the liquidation account established by the Bank as part of the Stock Conversion will similarly be treated as having nominal, if any, fair market value. Accordingly, it is likely that such depositors of the Bank who receive an interest in such liquidation account established by the Bank pursuant to the Stock Conversion will not recognize any gain or loss upon such receipt.

         Housley Kantarian & Bronstein, P.C. has further advised the Bank that the federal income tax treatment of the receipt of Subscription Rights pursuant to the Stock Conversion is uncertain, and recent private letter rulings issued by the IRS have been in conflict. For instance, the IRS adopted the position in one private ruling that Subscription Rights will be deemed to have been received to the extent of the minimum pro rata distribution of such rights, together with the rights actually exercised in excess of such pro rata distribution, and with gain recognized to the extent of the combined fair market value of the pro rata distribution of Subscription Rights plus the Subscription Rights actually exercised. Persons who do not exercise their Subscription Rights under this analysis would recognize gain upon receipt of rights equal to the fair market value of such rights, regardless of exercise, and would recognize a corresponding loss upon the expiration of unexercised rights that may be available to offset the previously recognized gain. Under another IRS private ruling, Subscription Rights were deemed to have been received only to the extent actually exercised. This private ruling required that gain be recognized only if the holder of such rights exercised such rights, and that no loss be recognized if such rights were allowed to expire unexercised. There is no authority that clearly resolves this conflict among these private rulings, which may not be relied upon for precedential effect. However, based upon express provisions of the Internal Revenue Code and in the absence of contrary authoritative guidance, Housley Kantarian & Bronstein, P.C. has provided in its opinion that gain will be recognized upon the receipt rather than the exercise of Subscription Rights. Further, also based upon a published IRS ruling and consistent with recognition of gain upon receipt rather than exercise of the Subscription Rights, Housley Kantarian & Bronstein, P.C. has provided in its opinion that the subsequent exercise of the Subscription Rights will not give rise to gain or loss. Regardless of the position eventually adopted by the IRS, the tax consequences of the receipt of the Subscription Rights will depend, in part, upon their valuation for federal income tax purposes.

         If the Subscription Rights are deemed to have a fair market value, the receipt of such rights will be taxable to Eligible Account Holders, Supplemental Eligible Account Holders and other eligible members who exercise their Subscription Rights, even though such persons would have received no cash from which to pay taxes on such taxable income. The Bank could also recognize a gain on the distribution of such Subscription Rights in an amount equal to their aggregate value. In the opinion of Ferguson, whose opinion is not binding upon the IRS, the Subscription Rights do not have any value, based on the fact that such rights are acquired by the recipients without cost, are non-transferable and of short duration and afford the recipients the right only to purchase shares of the Common Stock at a price equal to its estimated fair market value, which will be the same price as the price paid by purchasers in the Community Offering for unsubscribed shares of Common Stock. Eligible Account Holders, Supplemental Eligible Account Holders and Other Members are encouraged to consult with their own tax advisors as to the tax consequences in the event that the Subscription Rights are deemed to have a fair market value. Because the fair market value, if any, of the Subscription Rights issued in the Stock Conversion depends primarily upon the existence of certain facts rather than the resolution of legal issues, Housley Kantarian & Bronstein, P.C., has neither adopted the opinion of Ferguson as its own nor incorporated such opinion of Ferguson in its opinion issued in connection with Conversion.

         The Bank has also obtained an opinion from Coopers & Lybrand L.L.P. to the effect that the tax effects of the Conversion under North Carolina tax laws will be substantially the same as described above with respect to federal income tax laws.

         THE FEDERAL AND STATE INCOME TAX DISCUSSION SET FORTH ABOVE DOES NOT PURPORT TO CONSIDER ALL ASPECTS OF FEDERAL AND STATE INCOME TAXATION WHICH MAY BE RELEVANT TO EACH ELIGIBLE ACCOUNT HOLDER, SUPPLEMENTAL ACCOUNT HOLDER AND OTHER MEMBER ENTITLED TO SPECIAL TREATMENT UNDER THE INTERNAL REVENUE CODE, SUCH AS TRUSTS, INDIVIDUAL RETIREMENT ACCOUNTS, OTHER EMPLOYEE BENEFIT PLANS, INSURANCE COMPANIES AND ELIGIBLE ACCOUNT HOLDERS, SUPPLEMENTAL ELIGIBLE ACCOUNT HOLDERS AND OTHER MEMBERS WHO ARE NOT CITIZENS OR RESIDENTS

OF THE UNITED STATES. DUE TO THE INDIVIDUAL NATURE OF TAX CONSEQUENCES, EACH ELIGIBLE ACCOUNT HOLDER, SUPPLEMENTAL ELIGIBLE ACCOUNT HOLDER AND OTHER MEMBER IS URGED TO CONSULT HIS OR HER OWN TAX AND FINANCIAL ADVISOR AS TO THE EFFECT OF SUCH FEDERAL AND STATE INCOME TAX CONSEQUENCES ON HIS OR HER OWN PARTICULAR FACTS AND CIRCUMSTANCES, INCLUDING THE RECEIPT AND EXERCISE OF SUBSCRIPTION RIGHTS, AND ALSO AS TO ANY OTHER TAX CONSEQUENCES ARISING OUT OF THE CONVERSION.

         Liquidation Account. In the unlikely event of a complete liquidation of the Bank in its present mutual form, each holder of a deposit account in the Bank would receive his pro rata share of any assets of the Bank remaining after payment of claims of all creditors (including the claims of all depositors to the withdrawal value of their accounts). His pro rata share of such remaining assets would be the same proportion of such assets as the value of his deposit account was to the total of the value of all deposit accounts in the Bank at the time of liquidation.

         After the Stock Conversion, each deposit account holder on a complete liquidation would have a claim of the same general priority as the claims of all other general creditors of the Bank. Therefore, except as described below, his claim would be solely in the amount of the balance in his deposit account plus accrued interest. He would have no interest in the value of the Bank above that amount.

         The Plan provides for the establishment, upon the completion of the Stock Conversion, of a special "liquidation account" for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders in an amount equal to the net worth of the Bank as of the date of its latest statement of financial condition contained in the final Prospectus. Each Eligible Account Holder (a person with a deposit account in the Bank on June 30, 1992) and each Supplemental Eligible Account Holder (a person with a qualifying deposit in the Bank on ______________, 1996) would be entitled, on a complete liquidation of the Converted Bank (or the Commercial Bank) after completion of the Stock Conversion, to an interest in the liquidation account. Each Eligible Account Holder would have an initial interest in such liquidation account for each deposit account held in the Bank on June 30, 1992 and each Supplemental Eligible Account Holder would have an initial interest in such liquidation account for each qualifying deposit held in the Bank on ______________, 1996. The interest as to each qualifying deposit account would be in the same proportion of the total liquidation account as the balance of such qualifying deposit account was to the balance in all deposit accounts of Eligible Account Holders and Supplemental Eligible Account Holders on such date. However, if the amount in the qualifying deposit account on any annual closing date (September 30) of the Bank subsequent to the relevant eligibility date is less than the amount in such account on the relevant eligibility date, or any subsequent closing date, then the Eligible Account Holder's or Supplemental Eligible Account Holder's interest in the liquidation account would be reduced from time to time by an amount proportionate to any such reductions, and such interest would cease to exist if he ceases to maintain an account at the Converted Bank or Commercial Bank that has the same Social Security number as appeared on his account(s) at the relevant eligibility date. The interest in the liquidation account would never be increased, notwithstanding any increase in the related deposit account after the Stock Conversion.

         Any assets remaining after the above liquidation rights of Eligible Account Holders and Supplemental Eligible Account Holders were satisfied would be distributed to the entity or persons holding the Bank's capital stock at that time.

         The Bank Conversion shall not be deemed to be a complete liquidation of the Converted Bank for purposes of the distribution of the liquidation account. Upon consummation of the Bank Conversion, the liquidation account, and all rights and obligations of the Converted Bank in connection therewith, shall be assumed by the Commercial Bank.

         A merger, consolidation, sale of bulk assets or similar combination or transaction with an FDIC-insured institution in which the Bank is not the surviving insured institution would not be considered to be a "liquidation" under which distribution of the liquidation account could be made. In such a transaction, the liquidation account would be assumed by the surviving institution.

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

         The creation and maintenance of the liquidation account will not restrict the use or application of any of the capital accounts of the Bank, except that the Bank may not declare or pay a cash dividend on, or repurchase any of, its capital stock if the effect of such dividend or repurchase would be to cause its retained earnings to be reduced below the aggregate amount then required for the liquidation account.

Subscription Rights

         Nontransferable Subscription Rights to subscribe for shares of the Common Stock have been issued to all persons entitled to subscribe for stock in the Subscription Offering at no cost to such persons. The amount of the Common Stock which these parties may subscribe for will be determined, in part, by the total stock to be issued, and the availability of stock for purchase under the categories set forth in the Plan.

         Preference categories have been established for the allocation of the Common Stock to the extent that shares are available. These categories are as follows:

         Subscription Category No. 1 is reserved for the Bank's Eligible Account Holders, i.e., qualifying depositors of the Bank on June 30, 1992, who, including individuals on a joint account, will each receive nontransferable Subscription Rights to subscribe for Common Stock in the Subscription Offering up to $300,000. See "-- Limitations on Purchases of Shares." If the exercise of Subscription Rights in this category results in an oversubscription, shares shall be allocated among subscribing Eligible Account Holders so as to permit each such Eligible Account Holder, to the extent possible, to purchase a number of shares sufficient to make his total allocation equal 100 shares or the amount subscribed for, whichever is less. Any shares not so allocated shall be allocated among the subscribing Eligible Account Holders on an equitable basis related to the amounts of their respective qualifying deposits, as compared to the total qualifying deposits of all subscribing Eligible Account Holders. To ensure a proper allocation of Common Stock, each Eligible Account Holder must list on his Stock Order Form all accounts in which he has an ownership interest. Failure to list all such deposit accounts may result in the inability of the Company or the Bank to fill all or part of a subscription order. Neither the Company, the Bank nor any of their agents shall be responsible for orders on which all deposit accounts have not been fully and accurately disclosed. A qualifying deposit is the amount (required to be at least $50.00) contained in a deposit account in the Bank on June 30, 1992. Subscription Rights received by directors and officers of the Bank and their associates in this category based on their increased deposits in the Bank in the one-year period preceding June 30, 1992 are subordinated to the Subscription Rights of other Eligible Account Holders.

         Subscription Category No. 2 is reserved for the Bank's tax-qualified employee stock benefit plans, i.e., the ESOP, which shall receive nontransferable Subscription Rights to purchase in the aggregate up to 10% of the shares issued in the Stock Conversion and which is expected to purchase 8% of the Common Stock offered in the Stock Conversion. Any shares of Common Stock sold in excess of the maximum of the Estimated Valuation Range may be first sold to the ESOP.

         Subscription Category No. 3 is reserved for the Bank's Supplemental Eligible Account Holders, i.e., qualifying depositors of the Bank on the last day of the calendar quarter preceding the Administrator's approval of the Plan (________________) who, including individuals on a joint account, will each receive nontransferable Subscription Rights to subscribe for Common Stock in the subscription offering up to $300,000. See " -- Limitations on Purchases of Shares." If the exercise of Subscription Rights in this category results in an oversubscription, shares shall be allocated among subscribing Supplemental Eligible Account Holders, so as to permit each such Supplemental Eligible Account Holder, to the extent possible, to purchase a number of shares sufficient to make his total allocation equal 100 shares or the amount subscribed for, whichever is less, and any shares not so allocated shall be allocated among the subscribing Supplemental Eligible Account Holders on an equitable basis related to the amounts of their respective qualifying deposits, as compared to the total qualifying deposits of all subscribing Supplemental Eligible

     Account Holders. To ensure a proper allocation of Common Stock, each Supplemental Eligible Account Holder must list on his Stock Order Form all accounts in which he has an ownership interest. Failure to list all such deposit accounts may result in the inability of the Company or the Bank to fill all or part of a subscription order. Neither the Company, the Bank nor any of their agents shall be responsible for orders on which all deposit accounts have not been fully and accurately disclosed. A qualifying deposit is the amount (required to be at least $50.00) contained in a deposit account in the Bank on _______________, 1996. Subscription Rights received by directors and officers of the Bank and their associates in this category based on their increased deposits in the Bank in the one-year period preceding ____________, 1996 are subordinated to the Subscription Rights of other Supplemental Eligible Account Holders. Subscriptions in this Category No. 3 will be filled only to the extent that there are sufficient shares of Common Stock remaining after satisfaction of subscriptions by Category Nos. 1 and 2.

         Subscription Category No. 4 is reserved for Other Members, i.e., certain depositors and borrowers who are members of the Bank as of the Voting Record Date entitled to vote at the Special Meeting but who are not Eligible Account Holders or Supplemental Eligible Account Holders. To the extent then available following subscriptions by Eligible Account Holders, tax-qualified employee stock benefit plans and Supplemental Eligible Account Holders, Other Members, including individuals on a joint account, will receive, without payment therefor, nontransferable Subscription Rights to subscribe for Common Stock in the Subscription Offering up to $300,000. See "-- Limitations on Purchases of Shares." In the event that Other Members subscribe for a number of shares which, when added to the shares subscribed for by Eligible Account Holders, tax-qualified employee stock benefit plans and Supplemental Eligible Account Holders, is in excess of the total number of shares offered in the Stock Conversion, the subscriptions of such Other Members will be allocated pro rata among subscribing Other Members on an equitable basis as determined by the Board of Directors.

         The Company will make reasonable efforts to comply with the securities laws of all states in the United States in which persons entitled to subscribe for the Common Stock pursuant to the Plan reside. However, no person will be offered or allowed to purchase any Common Stock under the Plan if he resides in a foreign country or in a state of the United States with respect to which any or all of the following apply: (i) a small number of persons otherwise eligible to subscribe for shares under the Plan reside in such state or foreign country;
(ii) the granting of Subscription Rights or the offer or sale of shares of Common Stock to such persons would require the Company or the Bank or their employees to register, under the securities laws of such state, as a broker, dealer, salesman or agent or to register or otherwise qualify its securities for sale in such state or foreign country; and (iii) such registration or qualification would be impracticable for reasons of cost or otherwise. No payments will be made in lieu of the granting of Subscription Rights to any such person.

Community Offering

         To the extent shares remain available for purchase after the Subscription Offering, the Company may offer any such remaining shares of the Common Stock to members of the general public to whom the Company delivers a copy of this Prospectus and a Stock Order Form in the Community Offering. The occurrence of the Community Offering is subject to the availability of shares of Common Stock for purchase after satisfaction of all orders received in the Subscription Offering. The Community Offering, if any, may terminate at any time without notice, but may not terminate later than ______________, 1997. The right of any person to purchase shares in the Community Offering, if any, is subject to the absolute right of the Company and the Bank to accept or reject such purchases in whole or in part. The Company presently intends to terminate the Community Offering, if any, as soon as it has received orders for all shares available for purchase in the Stock Conversion.

         If all of the Common Stock offered in the Subscription Offering is subscribed for, there will be no Community Offering. In the event an insufficient number of shares are available to fill orders in the Community Offering, the available shares will be allocated by the Company in its discretion so that a preference shall be given to natural persons and trusts of natural persons who are permanent residents of the Local Community. Orders received in the Community Offering shall be allocated on an equal number of shares per order until all orders have been filled, with a preference given to permanent residents of the Local Community. If the Community Offering extends beyond 45 days following the expiration of the Subscription Offering, subscribers will have the right to increase, decrease or rescind subscriptions for stock previously submitted. Purchasers in the Community Offering, together with their associates and groups acting in concert, are each eligible to purchase up to $300,000 of the Common Stock issued in the Stock Conversion.

         Except as noted below, cash and checks received in the Community Offering will be placed in segregated savings accounts (each insured by the FDIC up to the applicable $100,000 limit) established specifically for this purpose. Interest will be paid on orders made by check, in cash or by money order at the Bank's passbook rate from the date the payment is received by the Company until the consummation of the Stock Conversion. In the event that the Stock Conversion is not consummated for any reason, all funds submitted pursuant to the Community Offering will be promptly refunded with interest as described above.

Syndicated Community Offering

         As part of the Community Offering, all shares of Common Stock not purchased in the Subscription and Community Offerings, if any, may be offered for sale to the general public in a Syndicated Community Offering through selected dealers to be formed and managed by Trident Securities. The Syndicated Community Offering, if any, will be conducted to achieve the widest distribution of Common Stock subject to the Company and the Bank having the right to reject orders in whole or in part in their sole discretion in the Syndicated Community Offering. Neither Trident Securities nor any registered broker-dealer shall have any obligation to take or purchase any shares of the Common Stock in the Syndicated Community Offering. Common Stock sold in the Syndicated Community Offering will be sold at the same price as in the Subscription and Community Offerings.

         Individual purchasers in the Syndicated Community Offering may purchase up to $300,000 of the Common Stock in the Stock Conversion with any associate or group of persons acting in concert. The Bank shall be directly responsible for the payment of selling commissions to other NASD firms and licensed brokers participating in the Syndicated Community Offering. Other firms may participate under selected dealers agreements, and Trident Securities and such selected dealers may receive fees aggregating up to a maximum of 5.0% of the amount of the stock sold by the selected dealers in the Syndicated Community Offering.

         During the Syndicated Community Offering, selected dealers may only solicit indications of interest from their customers to place orders with the Company as of a certain date ("Order Date") for the purchase of shares of common Stock. When and if Trident Securities and the Company believe that enough indications and orders have been received in the Offerings to consummate the Stock Conversion, Trident Securities will request, as of the Order Date, selected dealers to submit orders to purchase shares for which they have received indications of interest from their customers. Selected dealers will send confirmations of the orders to such customers on the next business day after the Order Date. Selected dealers may debit the accounts of their customers on a date which will be three business days from the Order Date ("Settlement Date"). Customers who authorize selected dealers to debit their brokerage accounts are required to have the funds for payment in their account on but not before the Settlement Date. On the Settlement Date, selected dealers will remit funds to the account that the Company established for each selected dealer. After payment has been received by the Company from selected dealers, funds will earn interest at the Bank's passbook savings rate until the consummation of the Stock Conversion. In the event the Stock Conversion is not consummated as described above, funds with interest will be returned promptly to the selected dealers, who, in turn, will promptly credit its customers' brokerage account.

         The Syndicated Community Offering, if any, will terminate no more than 45 days following the completion of the Subscription Offering, unless extended by the Company with the approval of the Administrator. In the event the Community Offering is extended beyond 45 days following the expiration of this Subscription Offering, subscribers will have the right to increase, decrease or rescind subscriptions for stock previously submitted. The Syndicated Community Offering may run concurrently with the Subscription and Community Offerings or subsequent to such offerings.

Subscriptions for Stock in Subscription and Community Offerings

         Expiration Date. The Subscription Offering will expire at 12:00 Noon, Eastern Time, on _____________, 1997 unless extended by the Board of Directors of the Bank for up to an additional 45 days, to no later than __________, 1997. Such date and time are referred to herein as the "Expiration Date." Subscription rights not exercised prior to the Expiration Date will be void. The Community Offering, if any, may terminate at any time without notice, but may not terminate later than __________, 1997.

         Orders will not be executed by the Company until at least the minimum number of shares of Common Stock offered hereby have been subscribed for or sold. If all shares of Common Stock have not been subscribed for or sold within 45 days of the end of the Subscription Offering (unless such period is extended with consent of the Administrator), all funds delivered to the Company pursuant to the Subscription Offering will be promptly returned to the subscribers with interest and all charges to savings accounts will be rescinded.

         Use of Stock Order Forms and Certification Forms. Rights to subscribe may only be exercised by completion of Stock Order Forms and certification forms. Any person receiving a Stock Order Form who desires to subscribe for shares of stock must do so prior to the Expiration Date by delivering (by mail or in person) to the office of the Bank a properly executed and completed Stock Order Form and certification form, together with full payment for all shares for which the subscription is made. All checks or money orders must be made payable to "NewSouth Bancorp, Inc." No photocopies or faxes of Stock Order Forms or payment by wire transfer will be accepted. The Stock Order Form and certification form must be received by the Expiration Date. All subscription rights under the Plan will expire on the Expiration Date, whether or not the Company has been able to locate each person entitled to such subscription rights. Once tendered, subscription orders cannot be revoked.

         Each subscription right may be exercised only by the person to whom it is issued and only for his or her own account. The subscription rights granted under the Plan are nontransferable; persons who attempt to transfer their subscription rights may lose the right to subscribe for stock in the Stock Conversion and may be subject to other sanctions and penalties imposed by the Administrator. Each person subscribing for shares is required to represent to the Company that he or she is purchasing such shares for his or her own account and that he or she has no agreement or understanding with any other person for the sale or transfer of such shares.

         In the event Stock Order Forms (i) are not delivered and are returned to the Company by the United States Postal Service or the Company is unable to locate the addressee, or (ii) are not returned or are received after the Expiration Date, or (iii) are defectively completed or executed, or (iv) are not accompanied by the full required payment for the shares subscribed for (including instances where a savings account or certificate balance from which withdrawal is authorized is insufficient to fund the amount of such required payment), the Subscription Rights of the person to whom such rights have been granted will lapse as though such person failed to return the completed Stock Order Form within the time period specified. However, the Company or the Bank may, but will not be required to, waive any irregularity on any Stock Order Form or require the submission of corrected Stock Order Forms or the remittance of full payment for subscribed shares by such date as the Company or the Bank may specify. The interpretation by the Company and the Bank of the terms and conditions of the Plan and of the Stock Order Form will be final.

         Payment for Shares. Payment for all subscribed shares of Common Stock will be required to accompany all completed Stock Order Forms for subscriptions to be valid. Payment for subscribed shares may be made (i) in cash, if delivered in person, (ii) by check or money order, or (iii) by authorization of withdrawal from deposit accounts maintained with the Bank. Appropriate means by which such withdrawals may be authorized are provided in the Stock Order Form. Once such a withdrawal has been authorized, none of the designated withdrawal amount may be used by a subscriber for any purpose other than to purchase stock for which subscription has been made while the Plan remains in effect. In the case of payments authorized to be made through withdrawal from deposit accounts, all sums authorized for withdrawal will continue to earn interest at the contract rate until the date of consummation of the sale. In the case of payments made in cash or by check or money order such funds will be placed in a single segregated savings account established specifically for this purpose (with the account as a whole insured by the FDIC up to the applicable $100,000 limit) and interest will be paid at the Bank's passbook rate from the date payment is received until the Stock Conversion is completed or terminated. Interest penalties for early withdrawal applicable to certificate accounts will not apply to withdrawals authorized for the purchase of shares; however, if a partial withdrawal results in a certificate account with a balance less than the applicable minimum balance requirement, the certificate evidencing the remaining balance will earn interest at the Bank's passbook rate subsequent to the withdrawal. An executed Stock Order Form, once received by the Company, may not be modified, amended or rescinded without the consent of the Company, unless the Stock Conversion is not completed within 45 days of the termination of the Subscription Offering. If an extension of the period of time to complete the Stock Conversion is approved by the Administrator, subscribers will be resolicited and must affirmatively reconfirm their orders prior to the expiration of the resolicitation offering, or their subscription funds will be promptly refunded. Subscribers may also modify or cancel their subscriptions. Interest will be paid on such funds at the Bank's passbook rate during the 45-day period and any approved extension period.

         Owners of self-directed IRAs may use the assets of such IRAs to purchase shares of Common Stock in the Subscription and Community Offerings, provided that such IRAs are not maintained at the Bank. Persons with IRAs maintained at the Bank must have their accounts transferred to an unaffiliated institution or broker to purchase shares of Common Stock in the Subscription and Community Offerings. Depositors interested in using funds in an Bank IRA to purchase Common Stock should contact the Bank's Stock Information Center at
(919) ___--____ as soon as possible so that the necessary forms may be forwarded for execution and returned prior to the Expiration Date of the Subscription Offering.

         The ESOP will not be required to pay for the shares subscribed for at the time it subscribes, but may pay for such shares upon consummation of the Subscription and Community Offerings, if all shares are sold, or upon consummation of any subsequent offering, if shares remain to be sold in such an offering.

         Shares Purchased. Certificates representing shares of the Common Stock will be delivered to subscribers as soon as practicable after closing of the Stock Conversion.

Plan of Distribution and Marketing Agent

         Officers of the Bank are available at the Bank's office to provide offering materials to prospective investors, to answer their questions (but only to the extent such information is derived from this Prospectus) and to receive completed Stock Order Forms and certification forms from prospective investors interested in subscribing for shares of the Common Stock. None of the Bank's directors, officers or employees will receive any commissions or other compensation for their efforts in connection with sales of shares of the Common Stock. Although information regarding the stock offering is available at the Bank's office, an investment in the Common Stock is not a deposit, and the Common Stock is not federally insured.

         The directors, officers and employees of the Bank who will be involved in selling stock are expected to be exempt from the requirement to register with the SEC as broker-dealers within the meaning of Rule 3a4-1 under the Exchange Act. Such persons will qualify under the safe harbor provisions of that rule on the basis of paragraphs (a)(4)(ii) and/or (iii), i.e., management of the Bank expects that such persons either (x) will perform substantial duties for the Company in its business, will not otherwise be broker-dealers and are not expected to participate in another offering in the next twelve months or (y) will limit their activities to preparing written communications, responding to customer inquiries and/or performing ministerial/clerical functions.

         The Bank and the Company have engaged Trident Securities as financial advisor to provide sales assistance in connection with the Subscription and Community Offerings of the Common Stock. The services of Trident Securities will include, but are not limited to, (i) training and educating the Bank's employees who will be performing certain ministerial functions in the Subscription and Community Offerings regarding the mechanics and regulatory requirements of the stock sales process and the solicitation of proxies from members, (ii) providing employees to staff the Stock Information Center, assisting Bank customers and interested stock purchasers and keeping records of orders for shares of Common Stock, and (iii) supervising the Bank's sales efforts, including preparation of marketing materials. For all its services rendered in the Stock Conversion, Trident Securities will receive a commission equal to 1.85% of the aggregate dollar amount of Common Stock sold in the Subscription and Community Offerings, excluding any shares of stock sold to the Bank's directors, executive officers, and the ESOP. Additionally, commissions will be excluded on shares sold to "associates" (as defined in the Plan) of the Bank's directors and executive officers. In the event Common Stock is sold by other NASD member firms under selected dealer's agreements, the aggregate commissions to be received by Trident Securities and selected dealers would be up to a maximum of 5.0% of the amount of Common Stock sold by such selected dealers. Trident Securities will also be reimbursed for its reasonable out-of-pocket expenses in an amount not to exceed $7,500 and its legal fees in an amount not to exceed $25,000. The Company and the Bank have agreed to indemnify Trident Securities for reasonable costs and expenses in connection with certain claims or liabilities, including certain liabilities under the Securities Act.

Stock Pricing and Number of Shares to be Issued

         Ferguson, which is experienced in the evaluation and appraisal of savings institutions involved in the conversion process, has been retained by the Bank to prepare an appraisal of the estimated pro forma market value of the Common Stock to be sold pursuant to the Stock Conversion. Prior to the Conversion, the Bank did not have any business relationship with Ferguson. Ferguson will receive a fixed fee of $35,000 for its appraisal services and the preparation of a business plan. The Bank has agreed to indemnify Ferguson under certain circumstances against any losses, damages, expenses or liability arising out of the Bank's engagement of Ferguson for the appraisal.

         Ferguson has determined as of October 18, 1996 that the estimated pro forma market value of the stock to be issued by the Company in the Stock Conversion was $31,500,000. In determining the reasonableness and adequacy of the appraisal submitted by Ferguson, the Boards of Directors of the Bank and the Company reviewed with Ferguson the methodology and the appropriateness of assumptions used by Ferguson in preparing the appraisal. The Company, in consultation with Trident Securities, has determined to offer the shares in the Stock Conversion at the Purchase Price of $15.00 per share. The price per share was determined based on a number of factors, including the market price per share of the stock of other financial institutions. With the consent of the Administrator and the FDIC, however, the appraiser may establish a range of value for the stock of approximately 15% on either side of the estimated value to allow for fluctuations in the aggregate value of the stock due to changes in the market and other factors from the time of commencement of the Subscription Offering until completion of the Community Offering. Accordingly, Ferguson has established a range of value of from $26,775,000 to $36,225,000 for the Stock Conversion. Ferguson will either confirm the continuing validity of its appraisal or provide an updated appraisal immediately prior to the completion of the Stock Conversion.

         The appraisal has been prepared by Ferguson in reliance upon the information contained in this Prospectus, including the Financial Statements. Ferguson also considered the following factors, among others: the present and projected operating results and financial condition of the Bank and the economic and demographic conditions in the Bank's and the Company's existing market area; certain historical, financial and other information relating to the Bank and the Company; a comparative evaluation of the operating and financial statistics of the Bank and the Company with those of other similarly situated savings institutions located in North Carolina and other regions of the United States; the aggregate size of the offering of Common Stock; the impact of the Stock Conversion on the Bank's and the Company's net worth and earnings potential; the proposed dividend policy of the Company and the Bank; and the trading market for securities of comparable institutions and general conditions in the market for such securities.

         Should it be determined at the close of the offering that the aggregate pro forma market value of the Common Stock is higher or lower than $31.5 million, but is nonetheless within the Estimated Valuation Range or within 15% of the maximum of such range, the Company will make an appropriate adjustment by raising or lowering by no more than 15% the total number of shares being offered (within a range from 1,785,000 shares to 2,415,000 shares). Unless permitted by the Company or otherwise required by the FDIC or the Administrator, no resolicitation of subscribers and other purchasers will be made because of any such change in the number of shares to be issued unless the aggregate purchase price of the Common Stock sold in the Stock Conversion is below the minimum of the Estimated Valuation Range or is more than $41,658,750 (i.e., 15% above the maximum of the Estimated Valuation Range). If the aggregate purchase price falls outside the range of from $26,775,000 to $41,658,750, subscribers and other purchasers will be resolicited and given the opportunity to continue their orders, in which case they will need to affirmatively reconfirm their subscriptions prior to the expiration of the resolicitation, or their subscription funds will be promptly refunded with interest at the Bank's passbook rate. Subscribers will also be given the opportunity to increase, decrease or rescind their orders. Any change in the Estimated Valuation Range must be approved by the Administrator. The establishment of any new price range may be effected without a resolicitation of votes from the Bank's members to approve the Plan.

         The appraisal is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing the Common Stock. In preparing the valuation, Ferguson has relied upon and assumed the accuracy and completeness of financial and statistical information provided by the Bank and the Company. Ferguson did not independently verify the financial statements and other information provided by the Bank and the Company, nor did Ferguson value independently the assets and liabilities of the Bank and the Company. The valuation considers the Bank and the Company only as a going concern and should not be considered as an indication of the liquidation value of the Bank and the Company. Moreover, because such valuation is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons purchasing the Common Stock will thereafter be able to sell such shares at prices equal to or above the price or prices paid for it. Copies of the appraisal report of Ferguson setting forth the method and assumptions for such appraisal are on file and available for inspection at the offices set forth in "Additional Information" and at the office of the Bank. Further, any subsequent updated appraisal also will be filed with the SEC and will be available for inspection.

Limitations on Purchase of Shares

         The Plan provides for certain additional limitations to be placed upon the purchase of shares by eligible subscribers and others in the Stock Conversion. Each subscriber must subscribe for a minimum of 25 shares. The ESOP may purchase up to an aggregate of 10% of the shares of the Common Stock to be issued in the Stock Conversion and is expected to purchase 8% of such shares. Except for the ESOP, which intends to purchase 8% of the total number of shares of Common Stock issued in the Stock Conversion, no Eligible Account Holder, Supplemental Eligible Account Holder or Other Member, including individuals on a joint account, may purchase in their capacity as such in the Subscription Offering more than 20,000 shares, or $300,000, of Common Stock. No person, including associates of and persons acting in concert with such person, may purchase in the Community Offering more than 20,000 shares, or $300,000, of Common Stock. No person, including associates of and persons acting in concert with such person (other than the ESOP), may purchase in the Stock Conversion more than $600,000, or 40,000 shares of Common Stock. Shares purchased by the ESOP and attributable to a participant thereunder shall not be aggregated with shares purchased by such participant or any other purchaser of Common Stock in the Stock Conversion. Officers and directors and their associates may not purchase, in the aggregate, more than 32% of the shares to be issued in the Stock Conversion. For purposes of the Plan, the directors of the Company and the Bank are not deemed to be associates or a group acting in concert solely by reason of their Board membership.

         Subject to any required regulatory approval and the requirements of applicable laws and regulations, but without further approval of the Bank's members, purchase limitations may be increased or decreased at the sole discretion of the Company and the Bank at any time. If such amount is increased, subscribers for the maximum amount will be given the opportunity to increase their subscriptions up to the then applicable limit, subject to the rights and preferences of any person who has priority Subscription Rights. In the event that the purchase limitation is decreased after commencement of the Subscription and Community Offerings, the orders of any person who

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

subscribed for the maximum number of shares of Common Stock shall be decreased by the minimum amount necessary so that such person shall be in compliance with the then maximum number of shares permitted to be subscribed for by such person.

         The term "associate" of a person is defined to mean: (i) any corporation or organization (other than the Bank, the Company, or a majority-owned subsidiary of the Bank or the Company) of which such person is an officer or partner or is directly or indirectly the beneficial owner of 10% or more of any equity securities; (ii) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as a trustee or in a similar fiduciary capacity, provided, however, such term shall not include any employee stock benefit plan of the Bank in which such person has a substantial beneficial interest or serves as a trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such person, or any relative of such spouse, who either has the same home as such person or who is a director of the Bank or the Company or any of their subsidiaries. Directors are not treated as associates solely because of their Board membership.

         Each person purchasing Common Stock in the Stock Conversion shall be deemed to confirm that such purchase does not conflict with the purchase limitations under the Plan or otherwise imposed by law, rule or regulation. In the event that such purchase limitations are violated by any person (including any associate or group of persons affiliated or otherwise acting in concert with such person), the Company shall have the right to purchase from such person at the aggregate purchase price all shares acquired by such person in excess of such purchase limitations or, if such excess shares have been sold by such person, to receive the difference between the aggregate purchase price paid for such excess shares and the price at which such excess shares were sold by such person. This right of the Company to purchase such excess shares shall be assignable by the Company. In addition, persons who violate the purchase limitations may be subject to sanctions and penalties imposed by the Administrator.

         Stock purchased pursuant to the Stock Conversion will be freely transferable, except for shares purchased by directors and officers of the Bank and the Company. See "-- Limitations on Resales by Management."

         In addition, under guidelines of the National Association of Securities Dealers, Inc. ("NASD"), members of the NASD and their associates are subject to certain restrictions on the transfer of securities purchased in accordance with Subscription Rights and to certain reporting requirements upon purchase of such securities.

         Depending upon market conditions, the Boards of Directors of the Company and the Bank, with the approval of the Administrator, may increase or decrease any of the above purchase limitations. In the event of such an increase or decrease, no further approval of members of the Bank would be required. North Carolina regulations authorize a plan of conversion to provide a maximum purchase limitation of a percentage not to exceed 5% except for tax-qualified employee stock benefit plans which may purchase in the aggregate not more than 10%.

Regulatory Restrictions on Acquisition of the Common Stock

         Applicable regulations prohibit any person from making an offer, announcing an intent to make an offer, entering into any other arrangement to purchase Common Stock or acquiring Common Stock or Subscription Rights in the Company from another person prior to completion of the Stock Conversion. Further, no person may make an offer or announcement of an offer to purchase shares or actually acquire shares in the Company for a period of three years from the date of the completion of the Stock Conversion, if, upon the completion of such offer or acquisition, that person would become the beneficial owner of more than 10% of the Company's outstanding stock, without the prior written approval of the Administrator. The Administrator has defined the word "person" to include any individual, group acting in concert, corporation, partnership, association, joint stock company, trust, unincorporated organization or similar company, a syndicate or any group formed for the purpose of acquiring, holding or disposing of securities of an insured institution. However, offers made exclusively to the Company or underwriters or members of a selling group acting on behalf of the Company for resale to the general public are excepted. Moreover, when any person, directly or indirectly, acquires beneficial ownership of more than 10% of the Company's capital stock following the Stock Conversion within such three-year period without the prior approval

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


of the Administrator, the Company's Common Stock beneficially owned by such person in excess of 10% shall not be counted as shares entitled to vote and shall not be voted by any person or counted as voting shares in connection with any matter submitted to the stockholders for a vote. The Certificate of Incorporation of the Company include a similar 10% beneficial ownership limitation. See "Certain Anti-Takeover Provisions in the Certificate of Incorporation and Bylaws."

         In addition to the foregoing restrictions, any person or group of persons acting in concert who propose to acquire 10% or more of the Company's outstanding shares will be presumed under Administrator or Federal Reserve Board regulations, as the case may be, to be acquiring control of the Company and will be required to submit prior notice to the Administrator or the Federal Reserve Board under the Change in Bank Control Act and the Federal Reserve Board regulations thereunder. Furthermore, following the Bank Conversion, the acquisition of control of the Company by any company will be subject to the prior approval of the Federal Reserve Board under the Bank Holding Company Act. See "Certain Restrictions on Acquisition of the Company, the Converted Bank and the Bank."

Restrictions on Repurchase of Stock

         Pursuant to present regulations, the Company may not, within one year following the date of completion of the Stock Conversion, repurchase Conversion Stock from any person, with the exception that stock repurchases of no greater than 5% of the outstanding capital stock may be repurchased during this one-year period where compelling and valid business reasons are established to the satisfaction of the FDIC. Any stock repurchases shall be subject to the requirements of Section 18(i)(1) of the Federal Deposit Insurance Act.

         Upon consummation of the Bank Conversion, the Company's ability to repurchase its capital stock will be governed by the Federal Reserve Board's regulations. Under the Federal Reserve Board's regulations, any bank holding company that is not well-capitalized and not in generally satisfactory condition must notify the Federal Reserve Board before purchasing or redeeming its equity securities if the gross consideration for the purchase or redemption, when aggregated with the net consideration paid by the company for all purchases and redemptions during the preceding 12 months, is equal to 10% or more of the company's consolidated retained earnings. The Federal Reserve Board may disapprove a proposed purchase or redemption if it finds that the proposal would constitute an unsafe or unsound practice or would violate any directive of, condition imposed by or written agreement with, the Federal Reserve Board.
Under the Federal Reserve Board's regulations, no such prior notice of repurchases is required to be given by a bank holding company that has received one of the two highest examination ratings at its most recent supervisory inspection, is not the subject of any unresolved supervisory issues and is, and after giving effect to the proposed repurchase will continue to be, well-capitalized.

Limitations on Resales by Management

         Shares of the Common Stock purchased by directors or officers of the Company and the Bank in the Stock Conversion will be subject to the restriction that such shares may not be sold for a period of one year following completion of the Stock Conversion, except in the event of the death of the original purchaser or in any exchange of such shares in connection with a merger or acquisition of the Company approved by the applicable regulatory authorities. Accordingly, shares of the Common Stock issued by the Company to directors and officers shall bear a legend giving appropriate notice of the restriction imposed upon it and, in addition, the Company will give appropriate instructions to the transfer agent for the Common Stock with respect to the applicable restriction for transfer of any restricted stock. Any shares issued to directors and officers as a stock dividend, stock split or otherwise with respect to restricted stock shall be subject to the same restrictions. Shares acquired otherwise than in the Stock Conversion, such as under the Company's Option Plan, would not be subject to such restrictions. To the extent directors and officers are deemed affiliates of the Company, all shares of the Common Stock acquired by such directors and officers will be subject to certain resale restrictions and may be resold pursuant to Rule 144 under the Securities Act. See "Regulation -- Regulation of the Company -- Federal Securities Law."

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

Interpretation and Amendment of the Plan

         To the extent permitted by law, all interpretations of the Plan by the Bank will be final. The Plan provides that the Bank's Board of Directors shall have the sole discretion to interpret and apply the provisions of the Plan to particular facts and circumstances and to make all determinations necessary or desirable to implement such provisions, including but not limited to matters with respect to giving preference in the Community Offering to natural persons and trusts of natural persons who are permanent residents of the Local Community, and any and all interpretations, applications and determinations made by the Board of Directors in good faith and on the basis of such information and assistance as was then reasonably available for such purpose shall be conclusive and binding upon the Bank and its members and subscribers in the Subscription and Community Offerings, subject to the authority of the FDIC and the Administrator.

         The Plan provides that, if deemed necessary or desirable by the Board of Directors, the Plan may be substantively amended by a two-thirds vote of the Board of Directors at any time prior to submission of the Plan and proxy materials to the Bank's members. After submission of the Plan and proxy materials to the members, the Plan may be amended by a two-thirds vote of the Board of Directors at any time prior to the Special Meeting and at any time following the Special Meeting with the concurrence of the FDIC and the Administrator. In its discretion, the Board of Directors may modify or terminate the Plan upon the order of the regulatory authorities without a resolicitation of proxies or another Special Meeting. However, any modification of the Plan resulting in a material change in the terms of the Conversion would require a resolicitation of proxies and another meeting of stockholders.

         The Plan further provides that in the event that mandatory new regulations pertaining to conversions are adopted by the FDIC, the Administrator, the Commission, the Federal Reserve Board or any successor agency prior to completion of the Conversion, the Plan will be amended to conform to such regulations without a resolicitation of proxies or another Special Meeting. In the event that such new conversion regulations contain optional provisions, the Plan may be amended to utilize such optional provisions at the discretion of the Board of Directors without a resolicitation of proxies or another Special Meeting. By adoption of the Plan, the Bank's members will be deemed to have authorized amendment of the Plan under the circumstances described above.

Conditions and Termination

         Completion of the Conversion requires the approval of the Plan by the affirmative vote of not less than a majority of the total outstanding votes of the members of the Bank and the sale of all shares of the Common Stock within 12 months following approval of the Plan by the members, which time period may be extended an additional 12 months by an amendment to the Plan. If these conditions are not satisfied, the Plan will be terminated, and the Bank will continue its business in the mutual form of organization. The Plan may be terminated by the Board of Directors at any time prior to the Special Meeting and, with the approval of the FDIC and the Administrator, by the Board of Directors at any time thereafter.


              CERTAIN RESTRICTIONS ON ACQUISITION OF THE COMPANY,
                   THE CONVERTED BANK AND THE COMMERCIAL BANK

Conversion Regulations

         Applicable North Carolina regulations provide that for a period of three years following the Stock Conversion, the prior written approval of the Administrator will be required before any person may, directly or indirectly, acquire beneficial ownership of or make any offer to acquire any stock or other equity security of the Company if, after the acquisition or consummation of such offer, such person would be the beneficial owner of more than 10% of such class of stock or other class of equity security of the Company. If any person were to so acquire the beneficial ownership of more than 10% of any class of any equity security without prior written approval, the securities beneficially owned in excess of 10% would not be counted as shares entitled to vote and would not be voted or counted as voting shares in connection with any matter submitted to stockholders for a vote. Approval is not required for (i) any offer with a view toward public resale made exclusively to the Company or its underwriters or the selling group acting on its behalf or
(ii) any offer to acquire or acquisition of beneficial ownership of more than 10% of the common stock of the Company by a corporation whose ownership is or will be substantially the same as the ownership of the Company, provided that the offer or acquisition is made more than one year following the consummation of the Stock Conversion. The regulation provides that within one year following the Stock Conversion, the Administrator would approve the acquisition of more than 10% of beneficial ownership only to protect the safety and soundness of the institution. During the second and third years after the Stock Conversion, the Administrator may approve such an acquisition upon a finding that (i) the acquisition is necessary to protect the safety and soundness of the Company and the Bank or the Board of Directors of the Company and the Bank support the acquisition and (ii) the acquiror is of good character and integrity and possesses satisfactory managerial skills, the acquiror will be a source of financial strength to the Company and the Bank and the public interests will not be adversely affected.

Change in Bank Control Act and Bank Holding Company Act

         The Change in Bank Control Act, together with North Carolina regulations, require that the consent of the Administrator and Federal Reserve Board be obtained prior to any person or company acquiring "control" of a North Carolina-chartered savings bank or a North Carolina-chartered savings bank holding company. The consent of the Commission and the Federal Reserve Board is required to be obtained prior to any person or company acquiring "control" of a North Carolina-chartered commercial bank. Upon acquiring control, such acquiror will be deemed to be a bank holding company. Control is conclusively presumed to exist if, among other things, an individual or company acquires the power, directly or indirectly, to direct the management or policies of the Company or the Bank or to vote 25% or more of any class of voting stock. Control is rebuttably presumed to exist under the Change in Bank Control Act if, among other things, a person acquires more than 10% of any class of voting stock, and the issuer's securities are registered under Section 12 of the Exchange Act or the person would be the single largest stockholder. Restrictions applicable to the operations of bank holding companies and conditions imposed by the Federal Reserve Board in connection with its approval of such acquisitions may deter potential acquirors from seeking to obtain control of the Company. See "Regulation -- Regulation of the Company Following the Stock Conversion" and "-- Regulation of the Company Following the Bank Conversion."

Delaware General Corporation Law

         The Delaware General Corporation Law ("DGCL") contains a statute designed to provide Delaware corporations with additional protection against hostile takeovers. The takeover statute, which is codified in Section 203 of the DGCL, among other things, prohibits the Company from engaging in certain business combinations (including a merger) with a person who is the beneficial owner of 15% or more of the Company's outstanding voting stock (an "Interested Stockholder") during the three-year period following the date such person became an Interested Stockholder. This restriction does not apply if (1) before such person became an Interested Stockholder, the Board of Directors approved the transaction in which the Interested Stockholder became an Interested Stockholder or approved the business combination; or (2) upon consummation of the transaction which resulted in the stockholder's becoming an Interested Stockholder, the Interested Stockholder owned at least 85% of the voting stock of the Company outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding, those shares owned by
(i) persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (iii) on or subsequent to such date, the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the Interested Stockholder. The Company may exempt itself from the requirements of the statute by adopting an amendment to its Certificate of Incorporation. At the present time, the Board of Directors does not intend to propose any such amendment.

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

                        CERTAIN ANTI-TAKEOVER PROVISIONS
                 IN THE CERTIFICATE OF INCORPORATION AND BYLAWS

         While the Boards of Directors of the Bank and the Company are not aware of any effort that might be made to obtain control of the Company after the Conversion, the Board of Directors, as discussed below, believes that it is appropriate to include certain provisions as part of the Company's Certificate of Incorporation to protect the interests of the Company and its stockholders from hostile takeovers which the Board of Directors might conclude are not in the best interests of the Converted Bank or the Commercial Bank, the Company or the Company's stockholders. These provisions may have the effect of discouraging a future takeover attempt which is not approved by the Board of Directors but which individual stockholders may deem to be in their best interests or in which stockholders may receive a substantial premium for their shares over then current market prices. As a result, stockholders who might desire to participate in such a transaction may not have an opportunity to do so. Such provisions also will render the removal of the current Board of Directors or management of the Company more difficult.

         The following discussion is a general summary of certain provisions of the Certificate of Incorporation and Bylaws of the Company which may be deemed to have such an "anti-takeover" effect. The description of these provisions is necessarily general and reference should be made in each case to the Certificate of Incorporation and Bylaws of the Company. For information regarding how to obtain a copy of these documents without charge, see "Additional Information."

Classified Board of Directors and Related Provisions

         The Company's Certificate of Incorporation provide that the Board of Directors is to be divided into three classes which shall be as nearly equal in number as possible. The directors in each class will hold office following their initial appointment to office for terms of one year, two years and three years, respectively, and, upon reelection, will serve for terms of three years thereafter. Each director will serve until his or her successor is elected and qualified. The Certificate of Incorporation provide that a director may be removed only for cause and only by the affirmative vote of the holders of at least 80% of the outstanding shares entitled to vote.

         A classified board of directors could make it more difficult for stockholders, including those holding a majority of the outstanding shares, to force an immediate change in the composition of a majority of the Board of Directors. Since the terms of only one-third of the incumbent directors expire each year, it requires at least two annual elections for the shareholders to change a majority, whereas a majority of a non-classified board may be changed in one year. In the absence of the provisions of the Certificate of Incorporation classifying the Board, all of the directors would be elected each year.

         Management of the Company believes that the staggered election of directors tends to promote continuity of management because only one-third of the Board of Directors is subject to election each year. Staggered terms guarantee that in the ordinary course approximately two-thirds of the Directors, or more, at any one time have had at least one year's experience as Directors of the Corporation, and moderate the pace of changes in the Board of Directors by extending the minimum time required to elect a majority of Directors from one to two years.

Stockholder Vote Required to Approve Business Combinations with Principal Stockholders

         The Company's Certificate of Incorporation require the approval of the holders of (i) at least 80% of the Company's outstanding shares of voting stock, and (ii) at least a majority of the Company's outstanding shares of voting stock, not including shares deemed beneficially owned by a "Related Person," to approve certain "Business Combinations" as defined therein, and related transactions. Under Delaware law, absent this provision, Business Combinations, including mergers, consolidations and sales of substantially all of the assets of the Company must, subject to certain exceptions, be approved by the vote of the holders of at least a majority of the outstanding shares of the Common Stock. For a discussion of an exception to the majority approval requirement under Delaware law, see "Certain Restrictions on Acquisition of the Company, the Converted Bank and the Commercial Bank -- Delaware

General Corporation Law." The increased voting requirements in the Company's Certificate of Incorporation apply in connection with business combinations involving a "Related Person," except in cases where the proposed transaction has been approved in advance by two-thirds of those members of the Company's Board of Directors who are unaffiliated with the Related Person and who were directors prior to the time when the Related Person became a Related Person (the "Continuing Directors"). The term "Related Person" is defined to include any individual, corporation, partnership or other entity or affiliate thereof which owns beneficially or controls, directly or indirectly, 10% or more of the outstanding shares of Common Stock of the Company. A "Business Combination" is defined to include (i) any merger or consolidation of the Company with or into a Related Person; (ii) any sale, lease exchange, transfer, or other disposition of all or a substantial part of the assets of the Company or of a subsidiary to a Related Person (the term "substantial part" is defined to include more than 25% of the Company's total assets); (iii) any merger or consolidation of a Related Person with or into the Company or a subsidiary of the Company; (iv) any sale, lease, exchange, transfer or other disposition of all or any substantial part of the assets of a Related Person to the Company or a subsidiary of the Company;
(v) the issuance of any securities of the Company or a subsidiary of the Company to a Related Person; (vi) the acquisition by the Company or a subsidiary of the Company of any securities of the Related Person; (vii) any reclassification of the Common Stock, or any recapitalization involving the Common Stock; and (viii) any agreement, contract or other arrangement providing for any of the above transactions.

Limitations on Call of Meetings of Stockholders

         The Company's Certificate of Incorporation provides that special meetings of stockholders may only be called by the Company's Board of Directors or an appropriate committee appointed by the Board of Directors. Stockholders are not authorized to call a special meeting, and stockholder action may be taken only at a special or annual meeting of stockholders and not by written consent.

Absence of Cumulative Voting

         The Company's Certificate of Incorporation provides that there shall not be cumulative voting by stockholders for the election of the Company's directors. The absence of cumulative voting rights effectively means that the holders of a majority of the shares voted at a meeting of stockholders may, if they so choose, elect all directors of the Company to be elected at that meeting, thus precluding minority stockholder representation on the Company's Board of Directors.

Restrictions on Acquisitions of Securities

         The Certificate of Incorporation provides that for a period of five years from the effective date of the Stock Conversion, no person may directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10% of any class of the equity security of the Company, unless such offer or acquisition shall have been approved in advance by a two-thirds vote of the Company's Continuing Directors. This provision does not apply to any employee stock benefit plan of the Company or to an underwriter or member of an underwriting or selling group involving the public sale or resale of securities of the Company or a subsidiary thereof; provided, that upon completion of the sale or resale, no such underwriter or member of the selling group is a beneficial owner of more than 10% of any class of equity securities of the Company. In addition, during such five-year period, no shares beneficially owned in violation of the foregoing percentage limitation, as determined by the Company's Board of Directors, shall be entitled to vote in connection with any matter submitted to stockholders for a vote. Additionally, the Certificate of Incorporation provides for further restrictions on voting rights of shares owned in excess of 10% of any class of equity security of the Company beyond five years after the Stock Conversion. Specifically, the Certificate of Incorporation provides that if, at any time after five years from the Bank's conversion to stock form, any person acquires the beneficial ownership of more than 10% of any class of equity security of the Company, then, with respect to each vote in excess of 10%, the record holders of voting stock of the Company beneficially owned by such person shall be entitled to cast only one-hundredth of one vote with respect to each vote in excess of 10% of the voting power of the outstanding shares of voting stock of the Company which such record holders would otherwise be entitled to cast without giving effect to the provision, and the aggregate voting power of such record holders shall be allocated proportionately among such record holders. An exception from the restriction is provided if the acquisition of more than 10% of the securities received the prior approval by a two-thirds vote of the Company's Continuing Directors.
Under the Company's Certificate of Incorporation, the restriction on voting shares beneficially owned in violation of the foregoing limitations is imposed automatically. In order to prevent the imposition of such restrictions, the Board of Directors must take affirmative action approving in advance a particular offer to acquire or acquisition. Unless the Board took such affirmative action, the provision would operate to restrict the voting by beneficial owners of more than 10% of the Company's Common Stock in a proxy contest.

Board Consideration of Certain Nonmonetary Factors in the Event of an Offer by Another Party

         The Certificate of Incorporation of the Company directs the Board of Directors, in evaluating a Business Combination or a tender or exchange offer, to consider, in addition to the adequacy of the amount to be paid in connection with any such transaction, certain specified factors and any other factors the Board deems relevant, including (i) the social and economic effects of the transaction on the Company and its subsidiaries, employees, depositors, loan and other customers, creditors and other elements of the communities in which the Company and its subsidiaries operate or are located; (ii) the business and financial condition and earnings prospects of the acquiring person or entity; and (iii) the competence, experience and integrity of the acquiring person or entity and its or their management. By having the standards in the Certificate of Incorporation of the Company, the Board of Directors may be in a stronger position to oppose any proposed Business Combination or tender or exchange offer if the Board concludes that the transaction would not be in the best interest of the Company, even if the price offered is significantly greater than the then market price of any equity security of the Company.

         The Board of Directors feels a responsibility for maintaining the financial and business integrity of the Company. Savings institutions and banks and their holding companies occupy positions of special trust in the communities they serve. They also provide opportunities for abuse by those who are not of sufficient experience or competence or financial means to act professionally and responsibly with respect to management of a financial institution. It is of concern to the Company that it be managed in the interest of the communities that it serves and that it and its subsidiary bank maintain its integrity as an institution.

         One effect of this provision might be to encourage consultation by an offeror with the Board of Directors prior to or after commencing a tender offer in an attempt to prevent a contest from developing. This provision thus may strengthen the Board of Directors' position in dealing with any potential offeror which might attempt to effect a takeover of the Company. The provision will not make a Business Combination regarded by the Board of Directors as being in the interests of the Company more difficult to accomplish, but it will permit the Board of Directors to determine whether a Business Combination or tender or exchange offer is not in the interests of the Company (and thus to oppose it) on the basis of various factors deemed relevant.

Authorization of Preferred Stock

         The Company's Certificate of Incorporation authorizes the issuance of up to 1,000,000 shares of preferred stock, which conceivably could represent an additional class of stock required to approve any proposed acquisition. The Company is authorized to issue preferred stock from time to time in one or more series subject to applicable provisions of law, and the Board of Directors is authorized to fix the powers, designations, preferences and relative, participating, optional and other special rights of such shares, including voting rights and conversion rights. Issuance of the preferred stock could adversely affect the relative voting rights of holders of the Common Stock. In the event of a proposed merger, tender offer or other attempt to gain control of the Company that the Board of Directors did not approve, it might be possible for the Board of Directors to authorized the issuance of a series of preferred stock with rights and preferences that would impede the completion of such a transaction. An effect of the possible issuance of preferred stock, therefore, may be to deter a future takeover attempt. The Board of Directors has no present plans or understandings for the issuance of any preferred stock and does not intend to issue any preferred stock except on terms which the Board of Directors deems to be in the best interests of the Company and its stockholders. This preferred stock, none of which has been issued by the Company, together with authorized but unissued shares of Common Stock (the Certificate of Incorporation authorizes the issuance of up to 8,000,000 shares of Common Stock), also could represent additional capital required to be purchased by the acquiror.

Procedures for Stockholder Nominations

         The Company's Certificate of Incorporation provides that any stockholder desiring to make a nomination for the election of directors or a proposal for new business at a meeting of stockholders must submit written notice to the Secretary of the Company not less than 30 or more than 60 days in advance of the meeting. The Certificate of Incorporation further provides that if a stockholder seeking to make a nomination or a proposal for new business fails to follow the prescribed procedures, the chairman of the meeting may disregard the defective nomination or proposal. Management believes that it is in the best interests of the Company and its stockholders to provide sufficient time to enable management to disclose to stockholders information about a dissident slate of nominations for directors. This advance notice requirement may also give management time to solicit its own proxies in an attempt to defeat any dissident slate of nominations should management determine that doing so is in the best interest of stockholders generally. Similarly, adequate advance notice of stockholder proposals will give management time to study such proposals and to determine whether to recommend to the stockholders that such proposals be adopted.

Amendment of Bylaws

         The Company's Certificate of Incorporation provides that the Company's Bylaws may be amended either by a two-thirds vote of the Company's Board of Directors or by the affirmative vote of the holders of not less than 80% of the outstanding shares of the Company's stock entitled to vote generally in the election of directors, after giving effect to any limits on voting rights. Absent this provision, Delaware law provides that a corporation's bylaws may be amended by the holders of a majority of the votes cast at a meeting where a quorum is present. The Company's Bylaws contain numerous provisions concerning the Company's governance, such as fixing the number of directors and determining the number of directors constituting a quorum. By reducing the ability of a potential corporate raider to make changes in the Company's Bylaws and to reduce the authority of the Board of Directors or impede its ability to manage the Company, this provision could have the effect of discouraging a tender offer or other takeover attempt where the ability to make fundamental changes through bylaw amendments is an important element of the takeover strategy of the acquiror.

Amendment of Certificate of Incorporation

         The Company's Certificate of Incorporation provides that specified provisions contained in the Certificate of Incorporation may not be repealed or amended except upon the affirmative vote of not less than 80% of the outstanding shares of the Company's stock entitled to vote generally in the election of directors, after giving effect to any limits on voting rights. This requirement exceeds the majority vote of the outstanding stock that would otherwise be required by Delaware law for the repeal or amendment of a provision of the Certificate of Incorporation. The specific provisions are those (i) governing the calling of special meetings, the absence of cumulative voting rights and the requirement that stockholder action be taken only at annual or special meetings,
(ii) requiring written notice to the Company of nominations for the election of directors and new business proposals, (iii) governing the number of the Company's Directors, the filling of vacancies on the Board of Directors and classification of the Board of Directors, (iv) providing the mechanism for removing directors, (v) limiting the acquisition of 10% or more of the capital stock of the Company (except, with the prior approval of the Continuing Directors of the Company), (vi) governing the requirement for the approval of certain Business Combinations involving a "Related Person," (vii) regarding the consideration of certain nonmonetary factors in the event of an offer by another party, (viii) providing for the indemnification of directors, officers, employees and agents of the Company, (ix) pertaining to the elimination of the liability of the directors to the Company and its stockholders for monetary damages, with certain exceptions, for breach of fiduciary duty, and (x) governing the required stockholder vote for amending the Certificate of Incorporation or Bylaws of the Company. This provision is intended to prevent the holders of less than 80% of the outstanding stock of the Company from circumventing any of the foregoing provisions by amending the Certificate of Incorporation to delete or modify one of such provisions. This provision would enable the holders of more than 20% of the Company's voting stock to prevent amendments to the Company's Certificate of Incorporation or Bylaws, even if such amendments were favored by the holders of a majority of the voting stock.

Benefit Plans

         In addition to the provisions of the Company's Certificate of Incorporation and Bylaws described above, certain benefit plans of the Company and the Converted Bank (or the Commercial Bank) adopted in connection with the Conversion contain provisions which also may discourage hostile takeover attempts which the Boards of Directors of the Converted Bank (or the Commercial
Bank) might conclude are not in the best interests of the Company, the Converted Bank (or the Commercial Bank) or the Company's stockholders. For a description of the benefit plans and the provisions of such plans relating to changes in control of the Company or the Converted Bank (or the Commercial Bank), see "Management of the Bank -- Certain Benefit Plans and Agreements."

The Purpose of and Anti-Takeover Effect of the Company's Certificate of Incorporation and Bylaws

         The Boards of Directors of the Company and the Bank believe that the provisions described above reduce the Company's vulnerability to takeover attempts and certain other transactions which have not been negotiated with and approved by its Board of Directors. These provisions will also assist the Company and the Converted Bank (or the Commercial Bank) in the orderly deployment of the net proceeds of the Stock Conversion into productive assets during the initial period after the Stock Conversion. The Boards of Directors of the Company and the Bank believe these provisions are in the best interests of the Converted Bank (and the Commercial Bank) and of the Company and its stockholders. In the judgment of the Boards of Directors of the Company and the Bank, the Company's Board of Directors is in the best position to consider all relevant factors and to negotiate for what is in the best interests of the stockholders and the Company's other constituents. Accordingly, the Boards of Directors of the Company and the Bank believe that it is in the best interests of the Company and its stockholders to encourage potential acquirors to negotiate directly with the Company's Board of Directors, and that these provisions will encourage such negotiations and discourage nonnegotiated takeover attempts. It is also the view of the Board of Directors of the Company that these provisions should not discourage persons from proposing a merger or other transaction at prices reflective of the true value of the Company and which is in the best interests of all stockholders.

         Attempts to acquire control of financial institutions and their holding companies have become increasingly common. Takeover attempts which have not been negotiated with and approved by the Board of Directors present to stockholders the risk of a takeover on terms which may be less favorable than might otherwise be available. A transaction which is negotiated and approved by the Board of Directors, on the other hand, can be carefully planned and undertaken at an opportune time in order to obtain maximum value for the Company and stockholders, with due consideration given to matters such as the management and business of the acquiring corporation and maximum strategic development of the Company's assets.

         An unsolicited takeover proposal can seriously disrupt the business and management of a corporation and cause great expense. Although a tender offer or other takeover attempt may be made at a price substantially above then current market prices, such offers are sometimes made for less than all the outstanding shares of a target company. As a result, stockholders may be presented with the alternative of partially liquidating their investment at a time that may be disadvantageous, or retaining their investment in an enterprise which is under different management and whose objectives may not be similar to those of the remaining stockholders. The concentration of control that could result from a tender offer or other takeover attempt could also deprive the Company's remaining stockholders of certain protective provisions of the Exchange Act.

         Despite the belief of the Company and the Bank as to the benefits to stockholders of these provisions of the Company's Certificate of Incorporation and Bylaws, these provisions may also have the effect of discouraging a future takeover attempt which would not be approved by the Company's Board of Directors but pursuant to which the stockholders may receive a substantial premium for their shares over then current market prices. As a result, stockholders who might desire to participate in such a transaction may not have any opportunity to do so. Such provisions will also render the removal of the Company's Board of Directors and management more difficult and may tend to stabilize the Company's stock price, thus limiting gains which might otherwise be reflected in price increases due to a potential merger or acquisition. The Board of Directors, however, has concluded that the potential benefits of these provisions outweigh the possible disadvantages. Pursuant to applicable regulations, at any annual or special meeting of its stockholders after the Stock Conversion, the Company may adopt additional Certificate of Incorporation provisions regarding the acquisition of its equity securities that would be permitted to a Delaware corporation. The Company and the Bank do not presently intend to propose the adoption of further restrictions on the acquisition of the Company's equity securities.


                          DESCRIPTION OF CAPITAL STOCK

General

         The Company is authorized to issue 8,000,000 shares of Common Stock and 1,000,000 shares of serial preferred stock, $0.01 par value per share. The Company currently expects to issue between 1,785,000 and 2,415,000 shares, subject to adjustment, of the Common Stock and no shares of serial preferred stock in the Stock Conversion. If the Option Plan is adopted and implemented, the Company will reserve for future issuance under the Option Plan an amount of authorized but unissued shares of Common Stock equal to 10% of the shares to be issued in the Stock Conversion. THE CAPITAL STOCK OF THE COMPANY WILL REPRESENT NONWITHDRAWABLE CAPITAL, WILL NOT BE AN ACCOUNT OF AN INSURABLE TYPE, AND WILL NOT BE INSURED BY THE FDIC OR ANY OTHER FEDERAL OR STATE GOVERNMENTAL AGENCY.

Common Stock

         Voting Rights. Each share of the Common Stock will have the same relative rights and will be identical in all respects with every other share of the Common Stock. The holders of the Common Stock will possess exclusive voting rights in the Company, except to the extent that shares of serial preferred stock issued in the future may have voting rights, if any. Each holder of shares of the Common Stock will be entitled to one vote for each share held of record on all matters submitted to a vote of holders of shares of the Common Stock. For information regarding a possible reduction in voting rights, see "Certain Anti-Takeover Provisions in the Certificate of Incorporation and Bylaws -- Restrictions on Acquisitions of Securities."

         Dividends. The Company may, from time to time, declare dividends to the holders of the Common Stock, who will be entitled to share equally in any such dividends. For information as to cash dividends, see "Dividend Policy", "Regulation -- Depository Institution Regulation -- Dividend Restrictions" and "Taxation."

         Liquidation. In the event of any liquidation, dissolution or winding up of the Converted Bank (or the Commercial Bank), the Company, as holder of all of the Converted Bank's (or Commercial Bank's) capital stock, would be entitled to receive all assets of the Converted Bank (or the Commercial Bank) after payment of all debts and liabilities of the Converted Bank (or the Commercial
Bank) and after distribution of the balance in the liquidation account to Eligible Account Holders and Supplemental Eligible Account Holders. In the event of a liquidation, dissolution or winding up of the Company, each holder of shares of the Common Stock would be entitled to receive, after payment of all debts and liabilities of the Company, a pro rata portion of all assets of the Company available for distribution to holders of the Common Stock. If any serial preferred stock is issued, the holders thereof may have a priority in liquidation or dissolution over the holders of the Common Stock. The Bank Conversion shall not be considered a "liquidation" of the Converted Bank, and the Commercial Bank will continue to maintain the liquidation account established by the Converted Bank in the Stock Conversion according to the same terms.

         Restrictions on Acquisition of the Common Stock. For information regarding limitations on acquisition of shares of the Common Stock, see "Certain Restrictions on Acquisition of the Company, the Converted Bank and the Commercial Bank," "Certain Anti-Takeover Provisions in the Certificate of Incorporation and Bylaws" and "The Conversion -- Regulatory Restrictions on Acquisition of the Common Stock."

         Other Characteristics. Holders of the Common Stock will not have preemptive rights with respect to any additional shares of the Common Stock which may be issued. The Common Stock is not subject to call for redemption, and the outstanding shares of the Common Stock, when issued and upon receipt by the Company of the full purchase price therefor, will be fully paid and nonassessable.

         Transfer Agent and Registrar. The transfer agent and registrar for the Common Stock will be ___________________________________________________.

Serial Preferred Stock

         None of the 1,000,000 authorized shares of serial preferred stock of the Company will be issued in the Stock Conversion. After the Stock Conversion is completed, the Board of Directors of the Company will be authorized to issue serial preferred stock and to fix and state voting powers, designations, preferences or other special rights of such shares and the qualifications, limitations and restrictions thereof. The serial preferred stock may rank prior to the Common Stock as to dividend rights or liquidation preferences, or both, and may have full or limited voting rights. The Board of Directors has no present intention to issue any of the serial preferred stock. Should the Board of Directors of the Company subsequently issue serial preferred stock, no holder of any such stock shall have any preemptive right to subscribe for or purchase any stock or any other securities of the Company other than such, if any, as the Board of Directors, in its sole discretion, may determine and at such price or prices and upon such other terms as the Board of Directors, in its sole discretion, may fix.


                           REGISTRATION REQUIREMENTS

         The Company will register its Common Stock with the SEC pursuant to the Exchange Act upon the completion of the Stock Conversion and will not deregister said shares for a period of at least three years following the completion of the Stock Conversion. Upon such registration, the proxy and tender offer rules, insider trading reporting and restrictions, annual and periodic reporting and other requirements of the Exchange Act will be applicable. The Company intends to have a fiscal year end of September 30.


                                 LEGAL OPINIONS

         The legality of the Common Stock will be passed upon for the Company by Housley Kantarian & Bronstein, P.C., Washington, D.C. Housley Kantarian & Bronstein, P.C. has consented to the references herein to its opinion. Certain legal matters will be passed upon for Trident Securities by Brooks, Pierce, McLendon, Humphrey & Leonard, L.L.P., Greensboro, North Carolina.


                                  TAX OPINIONS

         The federal income tax consequences of the Stock Conversion will be passed upon by Housley Kantarian & Bronstein, P.C., Washington, D.C. Housley Kantarian & Bronstein, P.C. has consented to the references herein to its opinion. The North Carolina income tax consequences of the Stock Conversion will be passed upon by Coopers & Lybrand L.L.P., which has consented to the references herein to its opinion.

                                    EXPERTS

         The financial statements of Home Savings Bank, SSB at September 30, 1996 and 1995 and for the three years then ended have been included herein in reliance upon the report of Coopers & Lybrand L.L.P., independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

         Ferguson has consented to the publication herein of the summary of its letter to the Bank setting forth its opinion as to the estimated pro forma aggregate market value of the Common Stock to be issued in the Stock Conversion and the value of Subscription Rights to purchase the Common Stock and to the use of its name and statements with respect to it appearing herein.


                             ADDITIONAL INFORMATION

         The Company has filed with the SEC a Registration Statement on Form S-1 (File No. 333-_________) under the Securities Act with respect to the Common Stock offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. Such information may be inspected at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Copies may be obtained at prescribed rates from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the SEC at 75 Park Place, Fourteenth Floor, New York, New York 10007 and Room 3190,
John C. Kluczynski Building, 230 South Dearborn Street, Chicago, Illinois 60604. Copies of such material can be obtained by mail from the SEC at prescribed rates from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, the SEC maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC, including the Company. The address for the SEC's Website is "http://www.sec.gov". The statements contained in this Prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are, of necessity, brief descriptions thereof and are not necessarily complete; each such statement is qualified by reference to such contract or document.

         The Bank has filed an Application to Convert a Mutual Savings Bank to a Stock Owned Savings Bank with the Administrator. Pursuant to the North Carolina conversion regulations, this Prospectus omits certain information contained in such Application. The Application, which contains a copy of Ferguson's appraisal, may be inspected at the office of the Administrator, Savings Institutions Division, North Carolina Department of Commerce, Tower Building, Suite 301, 1110 Navaho Drive, Raleigh, North Carolina 27609. Copies of the Plan of Conversion, which includes a copy of the Converted Bank's proposed Amended and Restated Certificate of Incorporation and Bylaws, are available for inspection at each office of the Bank and may be obtained by writing to the Bank at 1311 Carolina Avenue, Washington, North Carolina 27889; Attention Thomas A. Vann, President or by telephoning the Bank at (919) 946-4178. A copy of Ferguson's independent appraisal is also available for inspection at the Stock Information Center.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                  Page
                                                                  ----
Independent Auditors' Report                                      F-1

Consolidated Statements of Financial Condition as of              F-2
   September 30, 1996 and 1995

Consolidated Statements of Operations for the Years Ended         F-3
   September 30, 1996, 1995 and 1994

Consolidated Statements of Retained Income for the Years Ended    F-4
   September 30, 1996, 1995 and 1994

Consolidated Statements of Cash Flows for the Years Ended         F-5
   September 30, 1996, 1995 and 1994

Notes to Financial Statements                                     F-7

Schedules - All schedules are omitted because the required information is not applicable or is presented in the financial statements or accompanying notes.


  All financial statements of NewSouth Bancorp, Inc. have been omitted because NewSouth Bancorp, Inc. has not yet issued any stock, has no assets and no liabilities and has not conducted any business other than of an organizational nature.

REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
Home Savings Bank, SSB
Washington, North Carolina

We have audited the accompanying consolidated statements of financial condition of Home Savings Bank, SSB and subsidiary as of September 30, 1996 and 1995, and the related consolidated statements of operations, retained income, and cash flows for each of the years in the three year period then ended. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the consolidated financial position of Home Savings Bank, SSB and subsidiary at September 30, 1996 and 1995, and the consolidated results of their operations and their cash flows for each of the years in the three year period then ended in conformity with generally accepted accounting principles.

As discussed in Note 1 to the consolidated financial statements, the Bank changed its methods of accounting for securities and income taxes in 1995 and 1994, respectively. Additionally, the 1995 financial statements have been revised for certain amounts related to other liabilities, as discussed in Note 7.


/s/ Coopers & Lybrand, LLP
Raleigh, North Carolina
October 18, 1996

                     HOME SAVINGS BANK, SSB AND SUBSIDIARY
                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                          September 30, 1996 and 1995

                         ASSETS                                           1996                 1995
Cash and due from banks                                             $   2,811,326        $   1,714,010
Interest-bearing deposits in financial institutions                     5,765,251               71,676
Investment securities:
 Available-for-sale                                                     8,106,581                    -
 Held-to-maturity (estimated market value of $3,130,000 in 1995)                -            3,001,640
Mortgage-backed securities:
 Available-for-sale                                                    14,797,424            9,071,836
 Held-to-maturity (estimated market value of $13,114,000 in 1995)               -           13,213,376
Loans receivable, net:
 Held for sale                                                         21,627,590           19,506,762
 Held for investment                                                  134,053,705          125,033,882
Premises and equipment, net                                             2,900,421            3,013,472
Income taxes refundable                                                   385,373                    -
Deferred income taxes                                                     223,983                    -
Real estate owned                                                         178,509               68,555
Federal Home Loan Bank stock, at cost                                   1,287,500            1,287,500
Accrued interest receivable                                             1,382,569            1,243,022
Prepaid expenses and other assets                                         618,921              478,314
                                                                      -----------          -----------
          Total assets                                              $ 194,139,153        $ 177,704,045
                                                                      ===========          ===========
                  LIABILITIES AND RETAINED INCOME

Deposits:
 Demand                                                             $  27,334,469        $  15,952,633
 Savings                                                                7,019,797            6,890,429
 Time                                                                 136,859,020          130,613,966
                                                                      -----------          -----------
          Total deposits                                              171,213,286          153,457,028

Borrowed money                                                          1,039,608            4,000,000
Accrued interest payable                                                   67,939               62,615
Income taxes payable                                                            -               75,720
Deferred income taxes                                                           -              321,162
Advance payments by borrowers for property taxes and
 insurance                                                                383,517              309,870
Other liabilities                                                       3,088,232            1,789,581
                                                                      -----------          -----------
          Total liabilities                                           175,792,582          160,015,976

Commitments and contingencies (Notes 4, 7, 8, 11, 13 and 14)

Retained income, substantially restricted                              18,346,571           17,688,069
                                                                      -----------          -----------
          Total liabilities and retained income                     $ 194,139,153        $ 177,704,045
                                                                      ===========          ===========

The accompanying notes are an integral part of the consolidated financial statements.

                     HOME SAVINGS BANK, SSB AND SUBSIDIARY
                     CONSOLIDATED STATEMENTS OF OPERATIONS
             for the years ended September 30, 1996, 1995 and 1994

                                                              1996             1995            1994
Interest income:
 Interest and fees on loans                              $ 13,430,797     $ 12,511,035    $ 10,016,284
 Interest and dividends on investments and deposits         1,918,876        1,874,173       1,794,392
                                                          -----------      -----------     -----------
     Total interest income                                 15,349,673       14,385,208      11,810,676
                                                          -----------      -----------     -----------

Interest expense:
 Interest on deposits                                       7,939,014        6,610,023       4,415,762
 Interest on borrowings                                       166,438          733,993         788,231
                                                          -----------      -----------     -----------
     Total interest expense                                 8,105,452        7,344,016       5,203,993
                                                          -----------      -----------     -----------

Net interest income before provision for possible loan
 losses                                                     7,244,221        7,041,192       6,606,683
Provision for possible loan losses                            511,000           20,000         210,000
      Net interest income                                   6,733,221        7,021,192       6,396,683

Other income:
 Loan fees and service charges                                552,169          402,054         377,059
 Loan servicing fees                                          631,866          581,844         580,273
 Gain on sale of real estate, net                              33,628           64,513           1,300
 Gain on sale of mortgage loans and mortgage-
  backed securities                                           423,113          312,325         580,663
 Other income                                                 191,768          141,613         113,118
                                                          -----------      -----------     -----------
     Total other income                                     1,832,544        1,502,349       1,652,413
                                                          -----------      ------------    -----------

General and administrative expenses:
 Compensation and fringe benefits                           3,569,144        3,431,537       2,762,002
 Federal insurance premiums                                   353,585          304,802         251,204
 Insurance fund special assessment                            946,020                -               -
 Premises and equipment                                       798,119          542,840         470,756
 Advertising                                                  102,762           93,634          80,602
 Payroll and other taxes                                      286,949          259,786         247,863
 Other                                                      1,238,180        1,027,622         988,777
                                                          -----------      -----------     -----------
     Total general and administrative expenses              7,294,759        5,660,221       4,801,204
                                                          -----------      -----------     -----------

Income before income taxes and cumulative effect of
 change in method of accounting for income taxes            1,271,006        2,863,320       3,247,892

Income taxes                                                  450,517          998,080       1,260,900
                                                          -----------      -----------     -----------

Income before cumulative effect of change in method of
 accounting for income taxes                                  820,489        1,865,240       1,986,992

Cumulative effect, at October 1, 1993, of change in
 method of accounting for income taxes                              -                -         250,000
                                                          -----------      -----------     -----------
Net income                                               $    820,489     $  1,865,240    $  2,236,992
                                                          ===========      ===========     ===========

The accompanying notes are an integral part of the consolidated financial statements.

                     HOME SAVINGS BANK, SSB AND SUBSIDIARY
                   CONSOLIDATED STATEMENTS OF RETAINED INCOME
             for the years ended September 30, 1996, 1995 and 1994

                                                    UNREALIZED GAINS
                                                       (LOSSES) ON
                              RETAINED INCOME,          SECURITIES
                                SUBSTANTIALLY       AVAILABLE-FOR-SALE,
                                 RESTRICTED             NET OF TAXES                 TOTAL
                              ---------------       ------------------          ---------------
Balance at October 1, 1993    $  13,383,315         $         -                 $  13,383,315

Net income                        2,236,992                   -                     2,236,992
                              ---------------       ------------------          ---------------
Balance at September 30,
 1994                            15,620,307                   -                    15,620,307

Adjustment to October 1,
 1994 balance for change in
     method of accounting
      for securities, net
      of taxes                        -                      46,431                    46,431

Change in net unrealized
 gain on securities
     available-for-sale,
      net of taxes                    -                     156,091                   156,091

Net income, as restated
 (Note 7)                         1,865,240                   -                     1,865,240
                              ---------------       ------------------           --------------
Balance at September 30,
 1995                            17,485,547                 202,522                17,688,069

Change in net unrealized
 gains (losses) on
 securities available-for-sale,
      net of taxes                   -                     (161,987)                 (161,987)

Net income                          820,489                   -                       820,489
                              ---------------        -----------------          ---------------
Balance at September          $  18,306,036         $        40,535             $  18,346,571
  30, 1996                    ===============        =================          ===============

The accompanying notes are an integral part of the consolidated financial statements.

                     HOME SAVINGS BANK, SSB AND SUBSIDIARY
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
             for the years ended September 30, 1996 ,1995 and 1994

                                                                 1996           1995           1994

Operating activities:
 Net income                                                  $    820,489   $  1,865,240   $  2,236,992
 Adjustments to reconcile net income to net cash provided
  by (used in) operating activities:
   Provision for loan losses                                      511,000         20,000        210,000
   Provision for loss on mortgage-backed securities
    held for sale                                                       -              -          8,415
   Depreciation                                                   449,104        228,684        183,771
   Amortization (accretion) of discounts on securities             19,918            123           (375)
   Provision for deferred income taxes                           (440,704)      (241,196)       200,995
   Gain on disposal of premises and equipment
    and real estate acquired in settlement of loans               (36,293)       (64,432)        (3,568)
   Gain on sale of mortgage loans and  mortgage-
    backed securities                                            (423,113)      (312,325)      (580,663)
   Loan originations, net of principal repayments, of
    loans held for sale                                       (55,047,196)   (47,101,448)   (49,765,496)
   Proceeds from principal repayments and sales of
    mortgage-backed securities available-for-sale               8,832,521      2,877,591     12,685,406
   Proceeds from sale of loans held for sale                   51,656,899     37,707,880     74,135,564
   Changes in assets and liabilities:
    Accrued interest receivable                                  (139,547)      (224,259)      (128,021)
    Income taxes refundable                                      (385,373)       259,334       (259,334)
    Prepaid expenses and other assets                            (140,607)       139,817         51,786
    Accrued interest payable                                        5,324        (40,069)       (43,240)
    Income taxes payable                                          (75,720)        75,720       (308,541)
    Other liabilities and advance payments                      1,372,298        350,304        (98,897)
                                                             -------------  -------------  -------------
     Net cash provided by (used in) operating
      activities                                                6,979,000     (4,459,036)    38,524,794
                                                             -------------  -------------  -------------
Investing activities:
 Proceeds from maturities of securities held-to-maturity        1,000,000      1,000,000              -
 Proceeds from disposal of premises and equipment and
  real estate acquired in settlement of loans                     238,564        282,474        208,049
 Purchases of investment securities                            (6,043,438)    (3,001,857)             -
 Redemptions (purchases) of Federal Home Loan Bank
  stock                                                                 -        (38,400)       125,900
 Purchases of premises and equipment                             (351,588)      (594,301)      (917,643)
 Loan originations, net of principal repayments of loans
  held for investment                                          (9,827,513)    (5,580,606)   (56,548,580)
                                                             -------------  -------------  -------------
     Net cash used in investing activities                    (14,983,975)    (7,932,690)   (57,132,274)
                                                             -------------  -------------  -------------

                                  (Continued)

                     HOME SAVINGS BANK, SSB AND SUBSIDIARY
               CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)
             for the years ended September 30, 1996, 1995 and 1994

                                                                          1996           1995           1994
Financing activities:
     Net increase in deposit accounts                                 $ 17,756,258   $ 21,864,747   $ 27,947,329
     Proceeds from borrowings                                           25,039,608     42,000,000     71,500,000
     Repayments of borrowings                                          (28,000,000)   (54,500,000)   (81,500,000)
                                                                      -------------  -------------  -------------
            Net cash provided by financing activities                   14,795,866      9,364,747     17,947,329
                                                                      -------------  -------------  -------------
Increase (decrease) in cash and cash equivalents                         6,790,891     (3,026,979)      (660,151)

Cash and cash equivalents, beginning of year                             1,785,686      4,812,665      5,472,816
                                                                      -------------  -------------  -------------

Cash and cash equivalents, end of year                                $  8,576,577   $  1,785,686   $  4,812,665
                                                                      =============  =============  =============
Supplemental disclosures:
     Real estate acquired in settlement of loans                      $    296,690   $    110,636   $    259,948
     Exchange of loans for mortgage-backed securities                 $  1,545,859   $  6,288,164   $ 15,017,369
     Proceeds from note payable for balance owed on
          purchase of property                                        $     -        $     -        $     49,329
     Unrealized securities gains (losses), net                        $   (161,987)  $    202,522   $     -
     Transfers to securities available-for-sale                       $ 16,215,016   $  3,233,839   $     -
     Cash paid for interest                                           $  8,100,128   $  7,384,085   $  5,256,901
     Cash paid for income taxes                                       $  1,327,315   $    904,222   $  1,273,949

The accompanying notes are an integral part of the consolidated financial statements.

                     HOME SAVINGS BANK, SSB AND SUBSIDIARY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1.   BASIS OF PRESENTATION AND ACCOUNTING POLICIES

     Home Savings Bank, SSB is a North Carolina chartered savings bank regulated by the Federal Deposit Insurance Corporation and the North Carolina Savings Institutions Administrator.

     Effective September 30, 1996, Home Savings Bank, SSB dissolved its wholly-owned subsidiary, Tidewater Financial Services Corporation. The results of operations of the subsidiary are included through the date of dissolution in these financial statements. Significant intercompany balances and transactions were eliminated in consolidation.

     The significant policies are summarized below:

     a. Investments and Mortgage-Backed Securities - On October 1, 1994, the
        ------------------------------------------
        Bank adopted Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" (SFAS No. 115). Investments in certain securities are classified into three categories and accounted for as follows: (1) debt securities that the entity has the positive intent and the ability to hold to maturity are classified as held-to-maturity and reported at amortized cost; (2) debt and equity securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities and reported at fair value, with unrealized gains and losses included in earnings; (3) debt and equity securities not classified as either held-to-maturity securities or trading securities are classified as available-for-sale securities and reported at fair value, with unrealized gains and losses excluded from earnings and reported as a separate component of equity. As of September 30, 1996, the Bank has classified all investments as available-for-sale. During 1996 the Bank transferred investments classified as held-to-maturity to available-for-sale in accordance with a one-time amnesty on transfers provided by the Financial Accounting Standards Board.

        Premium and discounts on debt securities are recognized in interest income on the level interest yield method over the period to maturity.

        Mortgage-backed securities represent participating interests in pools of long-term first mortgage loans originated and serviced by the issuers of the securities. Premiums and discounts are amortized using the interest method over the remaining period to contractual maturity, adjusted for anticipated prepayments.

        Gains and losses on the sale of securities are determined using the specific identification method.

                     HOME SAVINGS BANK, SSB AND SUBSIDIARY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.   BASIS OF PRESENTATION AND ACCOUNTING POLICIES (CONTINUED)

     b. Loans Receivable Held for Investment - Loans receivable held for
        ------------------------------------
        investment are stated at the amount of unpaid principal, reduced by an allowance for loan losses and net deferred origination fees. Interest on loans is accrued based on the principal amount outstanding and is recognized on a level yield method. The accrual of interest is discontinued, and accrued but unpaid interest is reversed when, in management's judgment, it is determined that the collectibility of interest, but not necessarily principal, is doubtful. Generally, this occurs when payment is delinquent in excess of ninety days.

        Loan origination fees are deferred, as well as certain direct loan origination costs. Such costs and fees are recognized as an adjustment to yield over the contractual lives of the related loans utilizing the interest method.

        Commitment fees to originate or purchase loans are deferred, and if the commitment is exercised, recognized over the life of the loan as an adjustment of yield. If the commitment expires unexercised, commitment fees are recognized in income upon expiration of the commitment. Fees for originating loans for other financial institutions are recognized as loan fee income.

        Effective October 1, 1995, the Bank adopted Statement of Financial Accounting Standards No. 114 (SFAS No. 114), "Accounting by Creditors for Impairment of a Loan," and Statement of Financial Accounting Standards No. 118 (SFAS No. 118), "Accounting by Creditors for Impairment of a Loan -Income Recognition and Disclosure." A loan is considered impaired, based on current information and events, if it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Uncollaterlized loans are measured for impairment based on the present value of expected future cash flows discounted at the historical effective interest rate, while all collateral-dependent loans are measured for impairment based on the fair value of the collateral. The adoption of SFAS 114 and 118 resulted in no additional provision for credit losses, at October 1, 1995. At September 30, 1996 there were no loans for which impairment was required to be recorded in accordance with SFAS 114 and SFAS 118.

        The Bank uses several factors in determining if a loan is impaired under SFAS No. 114. The internal asset classification procedures include a thorough review of significant loans and lending relationships and include the accumulation of related data. This data includes loan payment status, borrowers' financial data and borrowers' operating factors such as cash flows, operating income or loss, etc.

                     HOME SAVINGS BANK, SSB AND SUBSIDIARY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.   BASIS OF PRESENTATION AND ACCOUNTING POLICIES (CONTINUED)

     c. Loans Held for Sale - Loans originated and intended for sale are carried
        -------------------
        at the lower of cost or estimated market value in the aggregate. Net unrealized losses are recognized in a valuation allowance by charges to income. Gains and losses on sales of whole or participating interests in real estate loans are recognized at the time of sale and are determined by the difference between net sales proceeds and the Bank's basis of the loans sold, adjusted for the present value of any yield differential after allowing for a normal servicing fee in subsequent periods.

     d. Allowance for Loan Losses - The allowance for loan losses is increased
        -------------------------
        by charges to income and decreased by charge-offs (net of recoveries). Management's periodic evaluation of the adequacy of the allowance is based on the Bank's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral, and current economic conditions. While management believes that it has established the allowance in accordance with generally accepted accounting principles and has taken into account the views of its regulators and the current economic environment, there can be no assurance that in the future the Bank's regulators or its economic environment will not require further increases in the allowance.

     e. Income Recognition on Impaired and Nonaccrual Loans - Loans, including
        ---------------------------------------------------
        impaired loans, are generally classified as nonaccrual if they are past due as to maturity or payment of principal or interest for a period of more than 90 days, unless such loans are well-secured and in the process of collection. If a loan or a portion of a loan is classified as doubtful or is partially charged off, the loan is generally classified as nonaccrual. Loans that are on a current payment status or past due less than 90 days may also be classified as nonaccrual if repayment in full of principal and/or interest is in doubt.

        Loans may be returned to accrual status when all principal and interest amounts contractually due (including arrearages) are reasonably assured of repayment within an acceptable period of time, and there is a sustained period of repayment performance (generally a minimum of six months) by the borrower, in accordance with the contractual terms of interest and principal.

        While a loan is classified as nonaccrual and the future collectibility of the recorded loan balance is doubtful, collections of interest and principal are generally applied as a reduction to principal outstanding, except in the case of loans with scheduled amortization where the payment is generally applied to the oldest payment due. When the future collectibility of the recorded loan balance is expected, interest income may be recognized on a cash basis limited to that which would have been recognized on the recorded loan balance at the contractual interest rate. Receipts in excess of that amount are recorded as recoveries to the allowance for loan losses until prior charge-offs have been fully recovered.

                     HOME SAVINGS BANK, SSB AND SUBSIDIARY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1.   BASIS OF PRESENTATION AND ACCOUNTING POLICIES (CONTINUED)

     f. Office Properties and Equipment - Provisions for depreciation of office
        -------------------------------
        properties and equipment, which are stated at cost, are computed by use of straight-line and accelerated methods.

     g. Real Estate Owned - Assets acquired through loan foreclosure or deed in
        -----------------
        lieu of foreclosure in settlement of mortgage loan indebtedness are recorded as real estate owned at the lower of the estimated fair value of the underlying real estate or the carrying amount of the loan. Costs to maintain the assets and subsequent gains and losses attributable to their disposal are included in other income and general and administrative expenses. Property acquired by deed in lieu of foreclosure results when a borrower voluntarily transfers title to the Bank in full settlement of the related debt in an attempt to avoid foreclosure.

     h. Investment in Federal Home Loan Bank Stock - The Bank is required to
        ------------------------------------------
        invest in stock of the Federal Home Loan Bank of Atlanta (FHLB) in the amount of 1% of its outstanding home loans or 5% of its outstanding advances from the FHLB, whichever is greater. At both September 30, 1996 and 1995, the Bank owned 12,875 shares of the FHLB's $100 par value capital stock.

     i. Insurance of Accounts - Eligible savings accounts are insured up to
        ---------------------
        $100,000 by the Savings Association Insurance Fund ("SAIF") which is administered by the Federal Deposit Insurance Corporation ("FDIC").

     j. Income Taxes - Effective October 1, 1993, the Bank adopted Statement of
        ------------
        Financial Accounting Standards No. 109 (SFAS No. 109), "Accounting for Income Taxes." This statement requires that all deferred tax asset and liability balances be determined by application to temporary differences of the tax rate expected to be in effect when taxes will become payable or receivable. Temporary differences are differences between tax basis of assets and liabilities and their reported amounts in the financial statements that will result in taxable or deductible amounts in future years. Net income for the year ended September 30, 1994 includes income of $250,000 which represents the net change in deferred taxes as of October 1, 1993. Such amount has been reflected separately in the consolidated statement of operations as a cumulative effect on prior years of a change in accounting principle.

     k. Cash and cash equivalents - Cash and cash equivalents include demand and
        -------------------------
        time deposits (with remaining maturities of ninety days or less at time of purchase) at other financial institutions and federal funds sold. Generally, federal funds are purchased and sold for one-day periods.

     l. Reclassifications - Certain items included in the 1995 and 1994
        -----------------
        financial statements have been reclassified to conform to the 1996 presentation. These reclassifications have no effect on the net income or retained income previously reported.

                     HOME SAVINGS BANK, SSB AND SUBSIDIARY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.   BASIS OF PRESENTATION AND ACCOUNTING POLICIES (CONTINUED)

     USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

2.   INVESTMENT SECURITIES

     At September 30, 1996 and 1995, the Bank has classified investment securities in the consolidated financial statements according to management's intent. Investment securities at September 30, 1996 and 1995 are summarized as follows:

                                                                           ESTIMATED
                                     AMORTIZED      GROSS UNREALIZED        MARKET
                                                 -----------------------
                                       COST        GAINS        LOSSES       VALUE
                                    -----------  ---------    ----------  -----------
     1996:

      Available for sale:
       U. S. government agency
        obligations                 $ 5,025,160  $  81,421    $    -      $ 5,106,581

       State and political
          subdivisions                3,000,000        -           -        3,000,000
                                     ----------   --------     --------    ----------
                                    $ 8,025,160  $  81,421    $    -      $ 8,106,581
                                     ==========   ========     ========    ==========
     1995:

      Held to maturity:
       U.S. government agency
       obligations                  $ 3,001,640  $ 121,760    $    -      $ 3,123,760
                                     ==========   ========     ========    ==========

     Investment securities at September 30, 1996 will mature on the following schedule:

                                                                          ESTIMATED
                                                          AMORTIZED        MARKET
                                                            COST           VALUE
                                                        -------------   -------------
       Due in one year or less                          $   5,023,891   $   5,035,908
       Due after one year through five years                3,001,269       3,070,673
                                                          -----------     -----------

                                                        $   8,025,160   $   8,106,581
                                                          ===========     ===========

                     HOME SAVINGS BANK, SSB AND SUBSIDIARY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2.   INVESTMENT SECURITIES (CONTINUED)

     The weighted average interest yield for investment securities was approximately 6.51% and 6.50% at September 30, 1996 and 1995, respectively.

3.   MORTGAGE-BACKED SECURITIES

     Mortgage-backed securities at September 30, 1996 and 1995 are classified in the consolidated financial statements according to management's intent and summarized as follows:

                                                                               ESTIMATED
                                         AMORTIZED      GROSS UNREALIZED        MARKET
                                                     -----------------------
                                           COST        GAINS        LOSSES       VALUE
                                        -----------  ----------   ----------  -----------
     1996:

      Available-for-sale:
       FHLMC participation
       certificates, maturing from
       years 2004 to 2025               $14,812,070  $  143,156   $  157,802  $14,797,424
                                         ==========   =========    =========   ==========
     1995:

      Available-for-sale:
       FHLMC participation
       certificates, maturing from
       years 2006 to 2022               $ 8,738,632  $  333,204   $     -     $ 9,071,836
                                         ==========   =========    =========   ==========
      Held-to-maturity:
       FHLMC participation
       certificates, maturing from
       years 2003 to 2008               $13,213,376  $   48,246    $ 147,622  $13,114,000
                                         ==========   =========    =========   ==========

     Mortgage-backed securities at September 30, 1996 will mature on the following schedule:

                                                                          ESTIMATED
                                                          AMORTIZED        MARKET
                                                            COST           VALUE
                                                        -------------   -------------
      Due after five years through ten years            $   3,806,887   $   3,813,028
      Due after ten years                                  11,005,183      10,984,396
                                                         ------------    ------------

                                                       $   14,812,070   $  14,797,424
                                                         ============    ============

     Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                     HOME SAVINGS BANK, SSB AND SUBSIDIARY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3.   MORTGAGE-BACKED SECURITIES (CONTINUED)

     Mortgage-backed securities with a carrying value of $5,566,420, $776,757 and $6,200,514 were sold during the years ended September 30, 1996, 1995, and 1994, respectively. Gross gains realized on the sales of mortgage-backed securities were $146,723, $6,112 and $128,495 during 1996, 1995 and 1994, respectively.

     Mortgage-backed securities with a carrying value of approximately $2,089,000 and $2,708,000 were pledged as collateral for deposits from public entities at September 30, 1996 and 1995, respectively.

     The weighted average interest yield for mortgage-backed securities was approximately 7.37% at September 30,1996 and 7.98% at September 30, 1995.

4.   LOANS RECEIVABLE

     Loans receivable are summarized as follows:

                                                 1996            1995
      Mortgage loans                        $  94,813,285   $ 102,113,233
      Consumer loans                           37,422,945      29,683,851
      Commercial loans                         41,496,450      25,587,596
                                             ------------    ------------
             Total                            173,732,680     157,384,680
      Less:
        Loans in process                      (15,244,463)    (10,625,755)
        Allowance for loan losses              (2,351,309)     (1,876,954)
        Deferred loan fees                       (455,613)       (341,327)
                                             ------------    ------------
      Loans receivable, net                 $ 155,681,295   $ 144,540,644
                                             ============    ============
      Weighted average contractual yield         8.82%           8.64%
                                             ============    ============

     At September 30, 1996, the Bank had entered into a security agreement with a blanket floating lien pledging all of its real estate loans to secure actual or potential borrowings from the Federal Home Loan Bank of Atlanta (See Note 8).

     During 1996, 1995 and 1994, the Bank exchanged loans with outstanding principal balances of $1,545,859, $6,288,164 and $15,017,369, respectively, with the Federal Home Loan Mortgage Corporation ("FHLMC") for mortgage-backed securities of equal value.

     The Bank originates mortgage loans for portfolio investment or sale in the secondary market. During the period of origination, mortgage loans are designated as either held for sale or investment purposes. Transfers of loans held for sale to the investment portfolio are recorded at the lower of cost or market value on the transfer date. Loans receivable held for sale at September 30, 1996 and 1995, are fixed rate mortgage loans with an estimated market value of approximately $21,600,000, and $19,900,000, respectively.

                     HOME SAVINGS BANK, SSB AND SUBSIDIARY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


4.   LOANS RECEIVABLE (CONTINUED)

     Net gains on sales of loans receivable held for sale amounted to $276,390, $306,213 and $452,168 during the years ended September 30, 1996, 1995 and 1994, respectively.

     The changes in the allowance for loan losses for the years ended September 30, 1996, 1995, and 1994 are as follows:

                                            1996          1995          1994
      Balance at beginning of year      $ 1,876,954   $ 1,977,327   $ 1,843,446
      Provisions for loan losses            511,000        20,000       210,000
      Loans charged off                     (62,559)     (122,000)      (78,481)
      Recoveries                             25,914         1,627         2,362
                                         ----------     ---------     ---------
      Balance at end of year            $ 2,351,309   $ 1,876,954   $ 1,977,327
                                         ==========    ==========    ==========


     The following is a summary of the principal balances of loans on nonaccrual status and loans past due ninety days or more:

                                                                        1996          1995
     Loans contractually past due 90 days or more and/or on
        nonaccrual status:
          Residential                                                 $ 1,022,521  $  660,432
          Consumer and commercial                                          11,358      20,147
                                                                        ---------   ---------
     Balance at end of year                                           $ 1,033,879  $  680,579
                                                                        =========   =========

     During the years ended September 30, 1996, 1995 and 1994, interest income of approximately $44,000 $23,000 and $17,000, respectively, was not recorded related to loans accounted for on a nonaccrual basis.

5.   PREMISES AND EQUIPMENT

     Premises and equipment consist of the following:

                                                1996            1995
     Land                                   $   935,560    $    634,079
     Office buildings                         2,488,976       2,488,976
     Furniture, fixtures and equipment        1,073,120       1,166,989
     Vehicles                                   174,343         190,540
                                             ----------      ----------
                                              4,671,999       4,480,584
     Less accumulated depreciation            1,771,578       1,467,112
                                             ----------      ----------
      Total                                 $ 2,900,421    $  3,013,472
                                             ==========      ==========

                     HOME SAVINGS BANK, SSB AND SUBSIDIARY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


6.   DEPOSITS

     Deposits are summarized as follows:


                                                             1996                             1995
                                           ------------------------------    -----------------------------
                                             WEIGHTED                          WEIGHTED
                                             AVERAGE          BALANCE          AVERAGE          BALANCE
                                              RATE           (IN 000'S)         RATE           (IN 000'S)
                                           -------------   --------------    -------------   --------------
     Demand deposits:
       NOW accounts                               .61%     $       17,079           .93%     $       11,752

       Money market deposits                     4.20              10,256          2.87               4,201
                                                            -------------                     -------------
         Total demand deposits                                     27,335                            15,953
                                                            -------------                     -------------
     Savings deposits - passbook                  2.0               7,020          2.43               6,890
                                                            -------------                     -------------
     Certificates of deposit:

        3 months or less                         4.01               4,734          3.90               4,774

        6 months                                 4.83               8,821          5.58               9,075

        7 months                                 4.89               3,445          5.81               9,675

        9 months                                 5.66              35,962          6.44              17,873

       12 months                                 5.24              36,753          6.04              51,838

       14 months                                 5.93               2,772          6.52               1,166

       15-72 months                              6.02              44,371          6.06              36,213

                                                            -------------                     -------------
         Total certificates of
          deposit                                5.54             136,858          5.98             130,614
                                                            -------------                     -------------
         Total deposits                          4.82%      $     171,213          5.35%      $     153,457
                                                            =============                     =============


     Certificate accounts at September 30, 1996 are summarized by maturity as follows (in 000's):

     Within one year                                        $   111,256
     One year through three years                                24,702
     After three years                                              900
                                                            -----------
                                                            $   136,858
                                                            ===========

Interest expense on deposits for the years ended September 30, 1996, 1995, and 1994 is summarized as follows:

                                                           1996            1995            1994
     Demand deposits                                  $    305,475    $    167,903    $    263,166
     Savings deposits                                      144,713         170,954         179,855
     Certificates of deposit                             7,488,826       6,271,166       3,972,741
                                                      ------------    -------------   ------------
                                                      $  7,939,014    $  6,610,023    $  4,415,762
                                                      ============    =============   ============

7.   EMPLOYEE BENEFIT PLANS

                     HOME SAVINGS BANK, SSB AND SUBSIDIARY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     Effective October 1, 1994, the Bank participates in a multiemployer defined benefit pension plan which covers substantially all employees. Expenses of the plan for the years ended September 30, 1996 and 1995 were $137,000 and $123,154, respectively.

     Before October 1, 1994, the Bank maintained a noncontributory defined benefit pension plan ("the Plan") for substantially all employees. The Bank's funding policy was to contribute amounts determined in accordance with the minimum contributions requirements of the Internal Revenue Service regulations. Expenses of the plan for the year ended September 30, 1994 were $82,908.

     Effective July 1, 1995, the Bank participates in a multiemployer defined contribution plan which covers substantially all employees. Under the plan, employees may contribute from 1% to 15% of compensation, subject to an annual maximum as determined by the Internal Revenue Code. The Bank makes matching contributions of 50% of employees' contributions up to 6% of the employees' salaries. The plan provides that employees' contributions are 100% vested at all times and the Bank's contributions vest 25% for each year of service. Until July 1, 1995, the Bank maintained a profit sharing 401(k) plan. The expenses related to the Bank's contributions to these plans for the years ended September 30, 1996, 1995 and 1994 were $46,171, $37,074 and $28,722, respectively.

     Directors and certain officers participate in deferred compensation plans. These plans generally provide for fixed payments beginning at retirement. These payments are earned over service periods of up to ten years, and can include provisions for deferral of current payments. The expense related to these plans during the years ended September 30, 1996, 1995 and 1994 aggregated $463,250, $582,022 and $235,180, respectively. The plans generally include provisions for forfeitures of unvested portions of payments, and vesting in the event of death or disability. During 1996 it was discovered that the accrual for these plans was understated as of September 30, 1995. The effect of this understatement was that other liabilities were understated by $270,000, deferred tax assets were understated by $100,000, income taxes payable were overstated by $30,000 and income was overstated by $140,000 as of September 30, 1995. The previously reported financial results for the year ended September 30, 1995 have been restated for the effect of this error.

8.   BORROWED MONEY

     Borrowed money represents advances from the Federal Home Loan Bank of Atlanta and repurchase agreements. Advances from the Federal Home Loan Bank totaled $0 and $4,000,000 at September 30, 1996 and 1995, respectively.

     During 1996 the Bank entered into repurchase agreements. At September 30, 1996 repurchase agreements outstanding had a rate of 4.31% and totaled $1,039,608.

     Repurchase agreements are collateralized by U.S. government agency obligations with a principal balance of $2,000,000.

                     HOME SAVINGS BANK, SSB AND SUBSIDIARY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

8.   BORROWED MONEY (CONTINUED)

     The Bank has pledged all of its stock in the Federal Home Loan Bank of Atlanta and entered into a security agreement with a blanket floating lien pledging qualifying real estate loans, to secure actual or potential borrowings, at least equal to 133-1/3% of the advances outstanding from the FHLB. At September 30, 1996, the Bank had an additional $8 million of credit available with the Federal Home Loan Bank of Atlanta.

9.   INCOME TAXES

     The components of income taxes for the years ended September 30, 1996, 1995 and 1994 are as follows:

                               1996           1995            1994
     Current:
       Federal           $    766,558      $  1,034,106      $    652,390
       State                  124,663           205,170           157,515
                          -----------       -----------       -----------
       Total current          891,221         1,239,276           809,905
                          -----------       -----------       -----------
     Deferred:
       Federal               (360,903)         (211,224)          368,495
       State                  (79,801)          (29,972)           82,500
                          -----------       -----------       -----------
       Total deferred        (440,704)         (241,196)          450,995
                          -----------       -----------       -----------
     Total                  $ 450,517      $    998,080      $  1,260,900
                          ===========       ===========       ===========

     Reconciliations of expected income tax at the statutory Federal rate of 34% with income tax expense for the years ended September 30, 1996, 1995 and 1994 are as follows:

                                                          1996              1995              1994

     Expected income tax expense                     $    432,142      $    973,529      $    1,104,283
     State income taxes net of federal income tax
          benefit                                          26,671           115,631             162,690
     Rehabilitation credit                                      -           (28,666)                  -
     Other                                                 (8,296)         (62,414)             (6,073)
                                                      -----------       -----------       -------------
                                                     $    450,517      $    998,080      $    1,260,900
                                                      ===========       ===========       =============

                     HOME SAVINGS BANK, SSB AND SUBSIDIARY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

9.   INCOME TAXES (CONTINUED)

     The components of the net deferred income tax liability and asset are as follows:

                                                                      1996               1995
     Deferred income tax assets:
       Deferred directors' fees                                  $    443,911        $    358,657
       Bad debt reserve                                               331,007             193,221
       Deferred employee benefits                                     136,284              81,215
                                                                  -----------         -----------
                                                                      911,202             633,093
                                                                  -----------         -----------
     Deferred income tax liabilities:
       Loans mark-to-market adjustment                               (405,771)           (464,264)
       Depreciation and amortization                                  (85,354)           (167,324)
       Unrealized gains on securities available-for-sale              (26,240)           (130,682)
       Deferred loan origination fees and costs                       (47,519)            (91,316)
       FHLB stock                                                     (99,434)            (99,434)
       Other                                                          (22,901)             (1,235)
                                                                  -----------         -----------
                                                                     (687,219)           (954,255)
                                                                  -----------         -----------
     Net deferred income tax asset (liability)                   $    223,983        $   (321,162)
                                                                  ===========         ===========

     Retained income at September 30, 1996, includes approximately $1,850,000 for which no deferred income tax liability has been recognized. This amount represents an allocation of income to bad debt deductions for income tax purposes only. Reductions of the amount so allocated for purposes other than tax bad debt losses or adjustments arising from carryback of net operating losses would create income for tax purposes only, which would be subject to the then current corporate income tax rate.

     During 1996, Congress enacted certain tax legislation that exempted thrift institutions from being taxed on these pre-1987 bad debt reserves. Further, the use of the reserve method is now required for all thrifts. The Bank will be recapturing a portion of its bad debt reserve created in prior years by using the percentage of taxable income method. The Bank has previously recorded deferred tax liabilities related to these excess reserves.

10.  RETAINED INCOME

     The Federal Deposit Insurance Corporation and the North Carolina Savings Institutions Administrator promulgate capital regulations which require the Bank to meet three separate capital standards: capital of at least 5% of total assets, leverage capital of at least 4% of total assets, and a risk-based capital requirement currently set at 8% of risk-weighted assets. At September 30, 1996, the Bank met or exceeded all of the current capital requirements. The Bank currently expects to continue to exceed these minimums without altering current operations or strategy.

                     HOME SAVINGS BANK, SSB AND SUBSIDIARY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


11.  MORTGAGE BANKING ACTIVITIES

     At September 30, 1996 and 1995, the Bank was servicing loans for others amounting to $253,681,978 and $229,635,319, respectively. Servicing loans for others generally consists of collecting mortgage payments, maintaining escrow accounts, disbursing payments to investors and foreclosure processing. Loan servicing income is recorded on the accrual basis and includes servicing fees from investors and certain charges collected from borrowers, such as late payment fees.

     Effective October 1, 1996 the Bank will adopt Statement of Financial Accounting Standards No. 122 (SFAS No. 122), "Accounting for Mortgage Servicing Rights", an amendment to Statement of Financial Accounting Standards No. 65. The impact of adopting this statement is not expected to be material to the Bank's consolidated financial statements.

12. FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK AND SIGNIFICANT GROUP CONCENTRATION OF CREDIT RISK

     The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit and involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet.

     The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

     Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the borrower.

     A summary of the contractual amounts of the Bank's exposure to off-balance sheet risk as of September 30, 1996 and 1995 is as follows:

                                                                            1996                 1995
     Commitments to extend credit:
       Commitments to originate loans                                 $    9,179,693      $    8,522,230
       Undrawn balances on lines of credit and undrawn
         balances on credit reserves (overdraft protection)               16,899,367          12,862,753
                                                                       -------------       -------------
                                                                      $   26,079,060      $   21,384,983
                                                                       =============       =============

                    HOME SAVINGS BANK, SSB AND SUBSIDIARY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


12.  FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK AND
     SIGNIFICANT GROUP CONCENTRATION OF CREDIT RISK (CONTINUED)

     The Bank's lending is concentrated primarily in Beaufort, Craven, Nash, Lenoir, Pasquotank, Pitt and surrounding counties in North Carolina. Credit has been extended to certain of the Bank's customers through multiple lending transactions.

13.  LEASES

     The Bank leases equipment and several of its facilities under various operating leases. Several of these leases have renewal options.

     As of September 30, 1996, future minimum rental payments under these leases are as follows:

     YEAR ENDING SEPTEMBER 30,
     -------------------------
     1997                                    $    48,648
     1998                                         39,833
     1999                                         31,790
     2000                                         19,031
                                              ----------

                                             $   139,302
                                              ==========

     Rent expense related to such leases amounted to approximately $58,000, $38,000 and $33,000 in 1996, 1995 and 1994, respectively.

14.  FAIR VALUES OF FINANCIAL INSTRUMENTS

     Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments" (SFAS No. 107), requires the disclosure of estimated fair values for financial instruments. Quoted market prices, if available, are utilized as an estimate of the fair value of financial instruments. Because no quoted market prices exist for a significant part of the Bank's financial instruments, the fair value of such instruments has been derived based on management's assumptions with respect to future economic conditions, the amount and timing of future cash flows and estimated discount rates. Different assumptions could significantly affect these estimates. Accordingly, the net realizable value could be materially different from the estimates presented below. In addition, the estimates are only indicative of individual financial instruments' values and should not be considered an indication of the fair value of the Bank taken as a whole.

     Fair values have been estimated using data which management considered the best available, and estimation methodologies deemed suitable for the pertinent category of financial instrument. The estimation methodologies, resulting fair values, and recorded carrying amounts at September 30, 1996 and 1995, were as follows:

                     HOME SAVING BANK, SSB AND SUBSIDIARY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

14.  FAIR VALUES OF FINANCIAL INSTRUMENTS (CONTINUED)

        Cash and cash equivalents are by definition short-term and do not present any unanticipated credit issues. Therefore, the carrying amount is a reasonable estimate of fair value. The estimated fair values of investment securities and mortgage backed securities are provided in Notes 2 and 3 to the financial statements. These are based on quoted market prices, when available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

        The fair value of the net loan portfolio has been estimated using present value cash flow discounted at an interest rate adjusted for servicing costs and giving consideration to estimated prepayment risk and credit loss factors, as follows.

                                             1996                          1995
                                   -------------------------     --------------------------
                                    ESTIMATED      CARRYING       ESTIMATED      CARRYING
                                    FAIR VALUE      AMOUNT        FAIR VALUE      AMOUNT
                                   ------------  -----------     -----------    -----------
        1 - 4 family mortgages    $ 80,982,405  $ 80,190,043    $ 88,225,994  $ 95,278,240
        Consumer                    36,263,680    36,595,184      28,445,093    28,529,491
        Non-residential             38,896,068    38,896,068      20,732,913    20,732,913
                                  ------------  ------------    ------------  -------------
                                  $156,142,153  $155,681,295    $137,404,000  $144,540,644
                                  ============  ============    ============  =============

        Fair value of deposit liabilities with no stated maturities has been estimated to equal the carrying amount (the amount payable on demand), totaling $34,354,266 and $22,843,062 in 1996 and 1995, respectively.
        Under Statement 107, the fair value of deposits with no stated maturity is equal to the amount payable on demand. Therefore, the fair value estimates for these products do not reflect the benefits that the Bank receives from the low-cost, long-term funding they provide. These benefits are significant.

        The fair value of certificates of deposits and advances from the Federal Home Loan Bank is estimated by discounting the future cash flows using the current rates offered for similar deposits and advances with the same remaining maturities. The carrying value and estimated fair values of certificates of deposit and Federal Home Loan Bank advances at September 30, 1996 and 1995 are as follows:

                                                    1996              1995
                                               --------------    ---------------
        Certificates of deposits:
          Carrying amount                       $136,859,020       $130,613,966
          Estimated fair value                   137,735,084        131,033,804

        Advances from Federal Home Loan Bank:
          Carrying amount                             -               4,000,000
          Estimated fair value                        -               4,006,000

                     HOME SAVING BANK, SSB AND SUBSIDIARY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

14.  FAIR VALUES OF FINANCIAL INSTRUMENTS (CONTINUED)

     The carrying amount of repurchase agreements approximates the fair value. The interest rate on these agreements is a floating rate based on the Federal funds daily rate.

     There is no material difference between the carrying amount and estimated fair value of off-balance sheet items totaling $26,079,060 in 1996 and $21,384,983 in 1995, which are primarily comprised of unfunded loan commitments which are generally priced at market at the time of funding.

     The Company's remaining assets and liabilities are not considered financial instruments.

15.  RECENT DEVELOPMENTS

     In September 1996, the Bank's Board of Directors approved to convert the Bank from a North Carolina - chartered mutual savings bank to a North Carolina -chartered stock savings bank in connection with a proposed initial public offering of common stock. Immediately following completion of the stock conversion, the Bank intends to convert from a North
     Carolina - chartered stock savings bank to a North Carolina commercial bank to be known as "NewSouth Bank".

No dealer, salesman or any other person has been authorized to give any information or to make any representation other than as contained in this Prospectus in connection with the offering made hereby, and, if given or made, such information shall not be relied upon as having been authorized by the Company, the Bank or Trident Securities, Inc. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby to any person in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful. Neither the delivery of this Prospectus nor any sale hereunder shall under any circumstances create any implication that there has been no change in the affairs of the Company or the Bank since any of the dates as of which information is furnished herein or since the date hereof.

                               Table of Contents

                                                                            Page
                                                                            ----
Prospectus Summary.......................................................
Selected Financial Information and Other Data............................
Risk Factors.............................................................
NewSouth Bancorp, Inc....................................................
Home Savings Bank, SSB...................................................
NewSouth Bank............................................................
Use of Proceeds..........................................................
Dividend Policy..........................................................
Market for the Common Stock..............................................
Capitalization...........................................................
Historical and Pro Forma Regulatory Capital Compliance...................
Pro Forma Data...........................................................
Proposed Management Purchases............................................
Management's Discussion and Analysis of Financial Condition and
 Results of Operations...................................................
Business of the Company..................................................
Business of the Bank.....................................................
Regulation...............................................................
Taxation.................................................................
Management of the Company................................................
Management of the Bank...................................................
The Conversion...........................................................
Certain Restrictions on Acquisition of the Company, the Converted Bank...
 and the Commercial Bank.................................................
Certain Anti-takeover Provisions in the Certificate of Incorporation.....
 and Bylaws..............................................................
Description of Capital Stock.............................................
Registration Requirements................................................
Legal Opinions...........................................................
Tax Opinion..............................................................
Experts..................................................................
Additional Information...................................................
Index to Consolidated Financial Statements...............................

  Until ______________, 1997 (90 days after the date of this Prospectus), all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.


                            NEWSOUTH BANCORP, INC.

                             (Holding Company for
                         HOME SAVINGS BANK, INC., SSB
                                   to become
                                NEWSOUTH BANK)



                            Up to 2,415,000 Shares

                                 COMMON STOCK



                             ---------------------
                                  PROSPECTUS
                             ---------------------



                            TRIDENT SECURITIES, INC.



                               ____________, 1997

                PART II: INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution

       *  Legal Fees and Expenses........................      $140,000
       *  Printing, Postage and Mailing..................       100,000
       *  Appraisal and Business Plan Fees and Expenses..        43,000
       *  Conversion Agent Fees and Expenses.............        12,000
       *  Transfer Agent Fees and Stock Certificates.....        15,000
       *  Accounting Fees and Expenses...................        75,000
       *  Blue Sky Filing Fees and Expenses
           (including counsel fees)......................        15,000
       *  Filing Fees (Administrator, Commissioner,
           SEC, and NASD)................................        25,000
       *  Underwriter's Expenses.........................        40,000
       *  Other Expenses.................................       114,370
                                                               --------
          Total............................................    $579,370**
                                                               ========

-------------
*  Estimated.

** Does not include $480,630 in estimated underwriting fees. Calculation of the underwriting fees assumes that the midpoint of the Estimated Valuation Range is sold in the Stock Conversion, 8% of the stock is sold to the ESOP, 202,000 shares will be sold to directors and officers of the Bank, and all the shares are sold in the Subscription Offering.


Item 14.  Indemnification of Directors and Officers

Indemnification of Directors and Officers of the Company

     Directors, officers and employees of the Company may be entitled to benefit from the indemnification provisions contained in the Delaware General Corporation Law (the "DGCL") and the Company's Certificate of Incorporation. The general effect of these provisions is summarized below:

Delaware General Corporation Law

     Section 145 of the DGCL permits a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any proceeding of any type, (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, may not, of itself, create a presumption that these standards have not been met.

     A Delaware corporation may also indemnify any person who was or is a party or is threatened to be made a party to any proceeding by or in the right of the corporation by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. However, no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought determines upon application that such person is fairly and reasonably entitled to be indemnified.

     To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any proceeding described above indemnification against expenses (including attorneys' fees) actually and reasonably incurred by him is mandatory.

     Any determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and (b) must be made by a majority of the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or by the stockholders.

     Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation.

     The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section is not exclusive.

     In addition, a corporation shall have power to purchase and maintain insurance against any liability of individuals whom the corporation is required to indemnify.

     Article XVII of the Company's Certificate of Incorporation sets forth circumstances under which directors, officers, employees and agents may be insured or indemnified against liability which they may incur in their capacities as such.

                                  ARTICLE XVII

                                Indemnification

     A. Persons.  The Corporation shall indemnify, to the extent provided in
        -------
paragraphs B, D or F:

        (1) any person who is or was a director, officer, employee, or agent of the Corporation; and

        (2) any person who serves or served at the Corporation's request as a director, officer, employee, agent, partner or trustee of another corporation, partnership, joint venture, trust or other enterprise.

     B. Extent -- Derivative Suits.  In case of a threatened, pending or
        --------------------------
completed action or suit by or in the right of the Corporation against a person named in paragraph A by reason of his holding a position named in paragraph A, the Corporation shall indemnify him if he satisfies the standard in paragraph C, for expenses (including attorneys' fees but excluding amounts paid in settlement) actually and reasonably incurred by him in connection with the defense or settlement of the action or suit.

     C. Standard -- Derivative Suits.  In case of a threatened, pending or
        ----------------------------
completed action or suit by or in the right of the Corporation, a person named in paragraph A shall be indemnified only if:

        (1) he is successful on the merits or otherwise; or

        (2) he acted in good faith in the transaction which is the subject of the suit or action, and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation, including, but not limited to, the taking of any and all actions in connection with the Corporation's response to any tender offer or any offer or proposal of another party to engage in a Business Combination (as defined in Article XV) not approved by the board of directors. However, he shall not be indemnified in respect of any claim, issue or matter as to which he has been adjudged liable to the Corporation unless and only to the extent that the court in which the suit was brought shall determine, upon application, that despite the adjudication but in view of all the circumstances, he is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper.

     D. Extent -- Nonderivative Suits.  In case of a threatened, pending or
        -----------------------------
completed suit, action or proceeding (whether civil, criminal, administrative or investigative), other than a suit by or in the right of the Corporation, together hereafter referred to as a nonderivative suit, against a person named in paragraph A by reason of his holding a position named in paragraph A, the Corporation shall indemnify him if he satisfies the standard in paragraph E, for amounts actually and reasonably incurred by him in connection with the defense or settlement of the nonderivative suit, including, but not limited to (i) expenses (including attorneys' fees), (ii) amounts paid in settlement, (iii) judgments, and (iv) fines.

     E. Standard -- Nonderivative Suits.  In case of a nonderivative suit, a
        -------------------------------
person named in paragraph A shall be indemnified only if:

        (1) he is successful on the merits or otherwise; or

        (2) he acted in good faith in the transaction which is the subject of the nonderivative suit and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation, including, but not limited to, the taking of any and all actions in connection with the Corporation's response to any tender offer or any offer or proposal of another party to engage in a Business Combination (as defined in
     Article XV) not approved by the board of directors and, with respect to any criminal action or proceeding, he had no reasonable cause to believe his conduct was unlawful. The termination of a nonderivative suit by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its
                                                      ---- ----------
     equivalent shall not, in itself, create a presumption that the person failed to satisfy the standard of this subparagraph E(2).

     F. Determination That Standard Has Been Met.  A determination that the
        ----------------------------------------
standard of paragraph C or E has been satisfied may be made by a court, or, except as stated in subparagraph C(2) (second sentence), the determination may be made by:

        (1) the board of directors by a majority vote of a quorum consisting of directors of the Corporation who were not parties to the action, suit or proceeding; or

        (2) independent legal counsel (appointed by a majority of the disinterested directors of the Corporation, whether or not a quorum) in a written opinion; or

        (3) the stockholders of the Corporation.

     G. Proration.  Anyone making a determination under paragraph F may
        ---------
determine that a person has met the standard as to some matters but not as to others, and may reasonably prorate amounts to be indemnified.

     H. Advance Payment.  The Corporation shall pay in advance any expenses
        ---------------
(including attorneys' fees) which may become subject to indemnification under paragraphs A through G if:

        (1) the board of directors authorizes the specific payment; and

        (2) the person receiving the payment undertakes in writing to repay the same if it is ultimately determined that he is not entitled to indemnification by the Corporation under paragraphs A through G.

        I. Nonexclusive.  The indemnification and advance payment of expenses
           ------------
provided by paragraphs A through H shall not be exclusive of any other rights to which a person may be entitled by law, bylaw, agreement, vote of stockholders or disinterested directors, or otherwise.

     J. Continuation.  The indemnification provided by this Article XVII shall
        ------------
be deemed to be a contract between the Corporation and the persons entitled to indemnification thereunder, and any repeal or modification of this Article XVII shall not affect any rights or obligations then existing with respect to any state of facts then or theretofore existing or any action, suit or proceeding theretofore or thereafter brought based in whole or in part upon any such state of facts. The indemnification and advance payment provided by paragraphs A through H shall continue as to a person who has ceased to hold a position named in paragraph A and shall inure to his heirs, executors and administrators.

     K. Insurance.  The Corporation may purchase and maintain insurance on
        ---------
behalf of any person who holds or who has held any position named in paragraph A, against any liability incurred by him in any such position, or arising out of his status as such, whether or not the Corporation would have power to indemnify him against such liability under paragraphs A through H.

     L. Intention and Savings Clause.  It is the intention of this Article XVII
        ----------------------------
to provide for indemnification to the fullest extent permitted by the General Corporation Law of the State of Delaware, and this Article XVII shall be interpreted accordingly. If this Article XVII or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each director, officer, employee, and agent of the Corporation as to costs, charges, and expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement with respect to any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, including an action by or in the right of the Corporation to the full extent permitted by any applicable portion of this Article XVII that shall not have been invalidated and to the full extent permitted by applicable law. If the General Corporation Law of the State of Delaware is amended, or other Delaware law is enacted, to permit further or additional indemnification of the persons defined in this Article XVII A, then the indemnification of such persons shall be to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended, or such other Delaware law.

Indemnification of Directors and Officers of Home Savings Bank, Inc., SSB and NewSouth Bank

     The Amended and Restated Certificate of Incorporation of the Converted Bank provide that, to the fullest extent permitted by the North Carolina Business Corporation Act (the "NCBCA"), no person who serves as a director shall be personally liable to the Converted Bank or any of its stockholders or otherwise for monetary damages for breach of any duty as director. The Amended and Restated Certificate of Incorporation of the Commercial Bank contains similar provisions.

     In addition, Article IX of the Amended and Restated Bylaws of the Converted Bank state that any person who at any time serves or has served as a director or officer of the Converted Bank, or who, while serving as a director or officer of the Converted Bank, serves or has served at the request of the Converted Bank as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or as a trustee or administrator under an employee benefit plan, shall have a right to be indemnified by the Converted Bank to the fullest extent permitted by law against
(a) reasonable expenses, including attorneys' fees, incurred by him in connection with any threatened, pending or completed civil, criminal, administrative, investigative, or arbitrative action, suit, or proceeding (and any appeal therein), whether or not brought by or on behalf of the Converted Bank, seeking to hold him liable by reason of the fact that he is or was acting in such capacity, and (b) reasonable payments made by him in satisfaction of any judgment, money decree, fine (including an excise tax assessed with respect to an employee benefit plan) or penalty for which he may have become liable in any such action, suit or proceeding, or in connection with a settlement approved by the Board of Directors of any such action, suit or proceeding, or in connection with a settlement approved by the Board of Directors of any such action, suit or proceeding. Article IX of the Amended and Restated Bylaws of the Commercial Bank contains similar provisions.

     Sections 55-8-50 through 55-8-58 of the NCBCA contain provisions prescribing the extent to which directors and officers shall or may be indemnified. Section 55-8-51 of the NCBCA permits a corporation, with certain exceptions, to indemnify a present or former director against liability if
(i) the director conducted himself in good faith, (ii) the director reasonably believed (x) that the director's conduct in the director's official capacity with the corporation was in its best interests and (y) in all other cases the director's conduct was at least not opposed to the corporation's best interests, and (iii) in the case of any criminal proceeding, the director had no reasonable cause to believe the director's conduct was unlawful. A corporation may not indemnify a director in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation or in connection with a proceeding charging improper personal benefit to the director. The above standard of conduct is determined by the board of directors, or a committee or special legal counsel or the shareholders as prescribed in
Section 55-8-55.

     Sections 55-8-52 and 55-8-56 of the NCBCA require a corporation to indemnify a director or officer in the defense of any proceeding to which the director or officer was a party against reasonable expenses when the director or officer is wholly successful in the director's or officer's defense, unless the articles of incorporation provide otherwise. Upon application, the court may order indemnification of the director or officer if the director or officer is adjudged fairly and reasonably so entitled under Section 55-8-54.

     In addition, Section 55-8-57 permits a corporation to provide for indemnification of directors, officers, employees or agents, in its articles of incorporation or bylaws or by contract or resolution, against liability in various proceedings and to purchase and maintain insurance policies on behalf of these individuals.

     The foregoing is only a general summary of certain aspects of Delaware and North Carolina law dealing with indemnification of directors and officers and does not purport to be complete. It is qualified in its entirety by reference to the relevant statutes, which contain detailed specific provisions regarding the circumstances under which and the person for whose benefit indemnifications shall or may be made.

     The Bank has a directors and officers liability insurance policy providing for insurance against certain liabilities incurred by directors and officers of the Bank while serving in their capacities as such.

Item 15.  Recent Sales of Unregistered Securities.

     Not applicable.

Item 16.  Exhibits and Financial Statement Schedules:

     The exhibits and financial statement schedules filed as a part of this registration statement are as follows:

     (a)  List of Exhibits

     1.1     Engagement Letter with Trident Securities, Inc.


   * 1.2     Sales Agency Agreement with Trident Securities, Inc.


     2       Plan of Conversion (Exhibit I to Proxy Statement filed as
             Exhibit 99.2)

     3.1     Certificate of Incorporation of NewSouth Bancorp, Inc.

     3.2     Bylaws of NewSouth Bancorp, Inc.

     4       Form of Common Stock Certificate of NewSouth Bancorp, Inc.

     5 Opinion of Housley Kantarian & Bronstein, P.C. regarding legality of securities being registered

     8.1     Form of Federal Tax Opinion

     8.2     Form of State Tax Opinion

     8.3 Opinion of Ferguson & Co., LLP as to the value of subscription rights for tax purposes

     10.1    Proposed NewSouth Bancorp, Inc. 1996 Stock Option Plan

     10.2 Proposed NewSouth Bancorp, Inc. Management Recognition Plan and Trust Agreement

     10.3(a) Proposed Employment Agreement by and between NewSouth Bancorp,
             Inc. and Thomas A. Vann

     10.3(b) Proposed Employment Agreement by and between Home Savings Bank,
             SSB and Thomas A. Vann

     10.4 Proposed Form of Change in Control Protective Agreement between Home Savings Bank, SSB and Mary R. Boyd, Sherry L. Correll, Kristie W. Hawkins, Walter P. House and William R. Outland

     10.5 Supplemental Income Agreements as Amended and Restated December 14, 1995 between Home Savings Bank, SSB and Sherry L. Correll, William R. Outland and Thomas A. Vann and the 1996 Amendment Thereto

     10.6 Supplemental Income Plan Agreements as Amended and Restated December 14, 1995 between Home Savings Bank, SSB and James F. Buckman, Walter P. House, Thomas A. Vann and William L. Wall and the 1996 Amendment Thereto

     10.7 Home Savings Bank, SSB Director's Deferred Compensation Plan Agreements as Amended and Restated December 14, 1995 with Edmund
             T. Buckman, Jr., Linley H. Gibbs, Jr., Frederick N. Holscher, Frederick H. Howdy, Charles E. Parker, Jr., Marshall T. Singleton and Thomas A. Vann and the 1996 Amendment Thereto

     10.8 Home Savings Bank, SSB Director's Retirement Plan Agreements as Amended and Restated December 14, 1995 with Edmund T. Buckman, Jr., Linley H. Gibbs, Jr., Frederick N. Holscher, Frederick H. Howdy, Charles E. Parker, Jr. and Thomas A. Vann and the 1996 Amendment Thereto

     10.9 Home Savings Bank, SSB Director's Retirement Payment Agreements as Amended and Restated December 14, 1995 with Edmund T. Buckman, Jr.,

             Linley H. Gibbs, Jr., Frederick N. Holscher, Frederick H. Howdy, Charles E. Parker, Jr., and Thomas A. Vann and the 1996 Amendment Thereto

     23.1    Consents of Housley Kantarian & Bronstein, P.C.

     23.2    Consent of Coopers & Lybrand L.L.P.

     23.3    Consent of Ferguson & Co., LLP

     24      Power of Attorney (reference is made to the signature page)

     27      Financial Data Schedule

     99.1    Proposed Stock Order Form and Form of Certification

     99.2 Proxy Statement for Special Meeting of Members of Home Savings Bank, SSB; Form of Proxy

     99.3    Miscellaneous Solicitation and Marketing Materials

     99.4    Appraisal Report

     99.5    Engagement Letter with Ferguson & Co., LLP

-------------------
*  To be filed by amendment.


     (b)  Financial Statement Schedules.

     No financial statement schedules are filed because the required information is not applicable or is included in the consolidated financial statements or related notes.

Item 17. Undertakings

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

        (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the questions whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Washington, State of North Carolina, on November 14, 1996.

                                          NEWSOUTH BANCORP, INC.


                                          By:  /s/ Thomas A. Vann
                                               ------------------------------
                                               Thomas A. Vann
                                               President


                               POWER OF ATTORNEY

     We, the undersigned Directors of NewSouth Bancorp, Inc., hereby severally constitute and appoint Thomas A. Vann, with full power of substitution, our true and lawful attorney and agent, to do any and all things in our names in the capacities indicated below which said Thomas A. Vann may deem necessary or advisable to enable NewSouth Bancorp, Inc. to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the registration of NewSouth Bancorp, Inc. common stock, including specifically, but not limited to, power and authority to sign for us in our names in the capacities indicated below, the registration statement and any and all amendments (including post-effective amendments) thereto; and we hereby ratify and confirm all that said Thomas A. Vann shall do or cause to be done by virtue thereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

   Signatures                         Title                        Date
   ----------                         -----                        ----
/s/ Thomas A. Vann             President and Director          November 14, 1996
---------------------------    (Principal Executive Officer)
Thomas A. Vann

/s/ William L. Wall            Executive Vice President and    November 14, 1996
---------------------------    Chief Operating Officer
William L. Wall                (Principal Financial and
                               Accounting Officer)

/s/ Edmund T. Buckman, Jr.     Director                        November 14, 1996
---------------------------
Edmund T. Buckman, Jr.

/s/ Linley H. Gibbs, Jr.       Director                        November 14, 1996
---------------------------
Linley H. Gibbs, Jr.

/s/ Frederick N. Holscher      Director                        November 14, 1996
---------------------------
Frederick N. Holscher

/s/ Frederick H. Howdy         Director                        November 14, 1996
---------------------------
Frederick H. Howdy

/s/ Charles E. Parker, Jr.     Director                        November 14, 1996
---------------------------
Charles E. Parker, Jr.

/s/ Marshall T. Singleton      Director                        November 14, 1996
---------------------------
Marshall T. Singleton

                             NEWSOUTH BANCORP, INC.

                 EXHIBITS TO REGISTRATION STATEMENT ON FORM S-1
                 ----------------------------------------------

                                                                PAGE NO. IN
                                                                SEQUENTIALLY
                                                                  PAGINATED
                                                                REGISTRATION
EXHIBIT NO.             DESCRIPTION                              STATEMENT
-----------             -----------                              ---------

  1.1    Engagement Letter with Trident Securities, Inc.

* 1.2    Sales Agency Agreement with Trident Securities, Inc.

  2      Plan of Conversion (Exhibit I to Proxy Statement filed as Exhibit 99.2)

  3.1    Certificate of Incorporation of NewSouth Bancorp, Inc.

  3.2    Bylaws of NewSouth Bancorp, Inc.

  4      Form of Common Stock Certificate of NewSouth Bancorp, Inc.

  5 Opinion of Housley Kantarian & Bronstein, P.C. regarding legality of securities being registered

  8.1    Form of Federal Tax Opinion

  8.2    Form of State Tax Opinion

  8.3 Opinion of Ferguson & Co., LLP as to the value of subscription rights for tax purposes

  10.1   Proposed NewSouth Bancorp, Inc. 1996 Stock Option
         Plan

  10.2 Proposed NewSouth Bancorp, Inc. Management Recognition Plan and Trust Agreement

  10.3(a)Proposed Employment Agreement by and between NewSouth Bancorp, Inc. and
         Thomas A. Vann

  10.3(b)Proposed Employment Agreement by and between Home Savings Bank, SSB and
         Thomas A. Vann

  10.4 Proposed Form of Change in Control Protective Agreement between Home Savings Bank, SSB and Mary R. Boyd, Sherry L. Correll, Kristie W. Hawkins, Walter P. House and William R. Outland

  10.5 Supplemental Income Agreements as Amended and Restated December 14, 1995 between Home Savings Bank, SSB and Sherry L. Correll, William R. Outland and Thomas A. Vann and the 1996 Amendment Thereto

  10.6 Supplemental Income Plan Agreements as Amended and Restated December 14, 1995 between Home Savings Bank, SSB and Jim F. Buckman, Walter P. House, Thomas A. Vann and William L. Wall and the 1996 Amendment Thereto

                                                                PAGE NO. IN
                                                                SEQUENTIALLY
                                                                  PAGINATED
                                                                REGISTRATION
EXHIBIT NO.             DESCRIPTION                               STATEMENT
-----------             -----------                               ---------


  10.7   Home Savings Bank, SSB Director's Deferred Compensation
         Plan Agreements as Amended and Restated December 14, 1995 with Edmund T. Buckman, Jr., Linley H. Gibbs, Jr., Frederick
         N. Holscher, Frederick H. Howdy, Charles E. Parker, Jr., Marshall T. Singleton and Thomas A. Vann and the 1996 Amendment Thereto

  10.8 Home Savings Bank, SSB Director's Retirement Plan Agreements as Amended and Restated December 14, 1995 with Edmund T. Buckman, Jr., Linley H. Gibbs, Jr., Frederick N. Holscher, Frederick H. Howdy, Charles E. Parker, Jr. and Thomas A. Vann and the 1996 Amendment Thereto

  10.9 Home Savings Bank, SSB Director's Retirement Payment Agreements as Amended and Restated December 14, 1995 with Edmund T. Buckman, Jr., Linley H. Gibbs, Jr., Frederick N. Holscher, Frederick H. Howdy, Charles E. Parker, Jr., and Thomas A. Vann and the 1996 Amendment Thereto

  23.1   Consents of Housley Kantarian & Bronstein, P.C.

  23.2   Consent of Coopers & Lybrand, LLP

  23.3   Consent of Ferguson & Co., LLP

  24     Power of Attorney (reference is made to the signature page)

  27     Financial Data Schedule

  99.1   Proposed Stock Order Form and Form of Certification

  99.2 Proxy Statement for Special Meeting of Members of Home Savings Bank, SSB; Form of Proxy

  99.3   Miscellaneous Solicitation and Marketing Materials

  99.4   Appraisal Report

  99.5   Engagement Letter with Ferguson & Co., LLP

_____________________
*  To be filed by amendment.